Exhibit C-5

THE NEXT PHASE OF CANADA'S ECONOMIC ACTION PLAN

A LOW-TAX PLAN FOR JOBS AND GROWTH

Tabled in the House of Commons
By the Honourable James M. Flaherty, P.C., M.P.
Minister of Finance
March 22, 2011

NEXT PHASE OF CANADA'S ECONOMIC ACTION PLAN

Canada

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Chapters

Chapter 1
Introduction

Introduction
The global economy is emerging from the deepest and most synchronized financial and economic crisis since the Great Depression.
Having learned from the mistakes of the 1930s, governments and central banks responded to the downturn with unprecedented fiscal and monetary stimulus. With a strong fiscal situation and a sound banking system, Canada was able to act boldly and effectively to protect jobs and to minimize the impact of the recession on Canadians.
Canada’s economic performance during the recovery stands out among advanced countries. Canada has posted the strongest employment growth in the Group of Seven (G-7) since mid-2009, and more Canadians are working today than before the recession. Moreover, Canada’s fiscal situation remains among the strongest in the industrialized world. As the global economy continues to improve, Canada stands poised for success.
However, as recent world events show, there remains considerable risk and uncertainty in the global economy, and at home too many Canadians still remain out of work. For these reasons, the Government remains focused on the economy.
The Government will build on the achievements of Canada’s Economic Action Plan with a new phase designed to secure the recovery and to improve the well-being of Canadians over the long term. To this end, Budget 2011 supports job creation and continues to lay the foundation for sustainable economic growth.

Delivering on Canada’s Economic Action Plan
Canada’s Economic Action Plan was designed to fight the effects of the global recession by providing significant stimulus to safeguard jobs and protect families, while making important productive investments to contribute to Canada’s long-term economic prosperity. By ensuring that stimulus spending was concentrated over a two-year period, the Government was able to run short-term deficits without jeopardizing Canada’s long-term fiscal advantage.
Canada’s Economic Action Plan is working. In the first year of implementation alone, almost $32 billion in stimulus spending and tax relief was delivered, and the Government remains on track to deliver a further $28 billion in support for the recovery.
These investments have been effective in shielding Canadians from the worst of the global recession. Over 28,500 projects have been completed or are underway, generating significant employment in local communities and contributing to the creation of more than 480,000 jobs across Canada since July 2009.
Even though the vast majority of initiatives announced in Budget 2009 will wind down as planned on March 31, 2011, projects completed as part of the Economic Action Plan will continue to benefit Canadians. By supporting productive investments in infrastructure, a more highly skilled labour force and a competitive business environment, Canada’s Economic Action Plan will make lasting contributions to economic growth and prosperity.
While the Economic Action Plan has been successful in getting Canadians back to work, the global economic recovery remains fragile. For this reason, measures to foster long-term growth and support job creation continue to be the Government’s top priority.

The Next Phase of Canada’s Economic Action Plan —A Low-Tax Plan for Jobs and Growth
The Government will build on the success of the stimulus plan. As the private sector moves ahead as the engine of growth and job creation, the Government will return its focus toward sustainable actions that create the right conditions for long-term economic prosperity.
The Next Phase of Canada’s Economic Action Plan—A Low-Tax Plan for Jobs and Growth will invest in the key drivers of economic growth—innovation, investment, education and training—and will seek to foster an environment in which all Canadians contribute to and benefit from a stronger economy. In doing so, the Government will reinforce Canada’s comparative advantages.
The Government will build on the sustainable low-tax environment and growth-friendly policies put in place since 2006. The focus of the Next Phase of Canada’s Economic Action Plan will be supporting job creation, supporting families and communities, investing in innovation, education and training, and preserving Canada’s fiscal advantage.
Supporting Job Creation by helping businesses and entrepreneurs succeed, keeping taxes low, investing in projects of national importance, and maintaining Canada’s brand as one of the best places to invest. Budget 2011 advances these priorities by:
•	Providing a temporary Hiring Credit for Small Business to encourage additional hiring by this vital sector.
•	Extending the work-sharing program and the Targeted Initiative for Older Workers to help Canadians in some of the hardest hit areas stay in the workforce.
•	Supporting the manufacturing and processing sector by extending the accelerated capital cost allowance treatment for investments in manufacturing and processing machinery and equipment for two years.

•	Renewing the Best 14 Weeks and Working While on Claim EI pilot projects for one year.
•	Extending the temporary 15-per-cent Mineral Exploration Tax Credit for an additional year (until March 31, 2012) to continue to help companies raise capital for mineral exploration.
•	Providing renewed funding of almost $100 million over two years for research, development and demonstrations of clean energy and energy efficiency.
•	Contributing $150 million toward the construction of an all-season road between Inuvik and Tuktoyaktuk that completes the Dempster Highway, connecting Canadians from coast to coast to coast.
Supporting Families and Communities so that all Canadians enjoy a high standard of living and our communities stay vibrant and safe. Budget 2011 invests in these goals by:
•	Enhancing the Guaranteed Income Supplement (GIS) for those seniors who rely almost exclusively on their Old Age Security and the GIS and may therefore be at risk of experiencing financial difficulties. This measure will provide a new top-up benefit of up to $600 annually for single seniors and $840 for couples. This measure represents an investment of more than $300 million per year, and will improve the financial security of more than 680,000 seniors across Canada.
•	Attracting more health care workers to underserved rural and remote communities by forgiving up to $40,000 of the federal component of Canada Student Loans for new family physicians and up to $20,000 for nurse practitioners and nurses.
•	Introducing a Family Caregiver Tax Credit and Children’s Arts Tax Credit to support Canadian families.
•	Introducing a Volunteer Firefighters Tax Credit for volunteer firefighters who perform at least 200 hours of service in their communities.
•	Providing nearly $870 million over two years to address climate change and air quality, including the extension of the ecoENERGY Retrofit — Homes program that will help homeowners make their homes more energy efficient and reduce the burden of high energy costs.

Investing in Innovation, Education and Training to promote research in leading-edge technologies and to provide Canadians with the opportunity and incentives to acquire the skills needed for jobs in today’s labour market. Budget 2011 makes important progress on these priorities by:
•	Providing $80 million in new funding over three years through the Industrial Research Assistance Program to help small and medium-sized businesses accelerate their adoption of key information and communications technologies through collaborative projects with colleges.
•	Establishing 10 new Canada Excellence Research Chairs. Some of these new chairs will be active in fields relevant to Canada’s Digital Economy Strategy.
•	Increasing the budgets of all three federal granting councils by $47 million annually, including support for indirect costs.
•	Improving commercialization and supporting demonstration of new technologies in the marketplace by supporting research links between colleges, universities and businesses.
•	Enhancing and expanding eligibility for the Canada Student Loan and Grant Program for part-time and full-time post-secondary students.
•	Helping apprentices in the skilled trades and workers in regulated professions by making occupational, trade and professional examination fees eligible for the Tuition Tax Credit.
Preserving Canada’s Fiscal Advantage in order to be able to invest in the priorities of Canadians, to keep Canada’s economy growing strongly, and to maintain low interest rates. Budget 2011 advances these objectives by:
•	Reaffirming the Government’s plan to return to balanced budgets without raising taxes, cutting transfers to persons, including those for seniors, children and the unemployed, or cutting transfers to other levels of government that support health care and social services, Equalization, and the gas tax transfer to municipalities.

•	Identifying savings that reach over $500 million annually from the 2010 round of strategic reviews. Together with measures to restrain the growth of National Defence spending, the first cycle of strategic reviews has resulted in $11 billion in savings over seven years and more than $2.8 billion in ongoing savings.
•	Protecting the integrity and fairness of the Canadian tax system by closing tax loopholes.
The deficit in 2010–11 is projected to be more than 25 per cent lower than it was in 2009–10, and it is projected to shrink by more than 25 per cent again in 2011–12. The deficit is projected to continue to decline to $0.3 billion in 2014–15. It is expected that there will be a surplus of $4.2 billion in 2015–16.
Rapid decline in deficits
Chart 1.1
Return to Budgetary Balance in 2015–16

Source: Department of Finance.

In addition, the Government is announcing a comprehensive review of direct program spending to be completed in 2011–12. The Strategic and Operating Review will build on the first cycle of strategic reviews to support the return to balanced budgets, possibly one year earlier, and provide fiscal room to continue paying down debt and investing in the priorities of Canadians, including lowering taxes for families. The review will focus on improving the efficiency and effectiveness of government operations and programs to ensure value for taxpayer money.
Going forward, the Government will maintain its focus on the priorities set out in the Next Phase of Canada’s Economic Action Plan. The cornerstone of this plan will be returning to balanced budgets.
By focusing on sustainable investments in Canada’s long-term prosperity, the Government will seek to increase the well-being of all Canadians, while preserving the public services and culture that define us as a nation.

Chapter 2
Economic Developments
and Prospects

Highlights
✓	The global economy is recovering from the deepest and most synchronized recession since the 1930s.
✓	The Canadian recovery is underway, reflecting the extraordinary measures in Canada’s Economic Action Plan and Canada’s solid economic fundamentals.
✓	Canada has posted the strongest employment growth among Group of Seven (G-7) countries since mid-2009, recouping more than all the jobs lost during the recession.
✓	The Department of Finance conducted a survey of private sector economists in early March 2011. On March 11, economists met with the Minister of Finance to discuss the economic forecast from the survey as well as the risks associated with that forecast.
✓	Private sector economists expect real gross domestic product (GDP) growth of 2.9 per cent in 2011, up from 2.5 per cent in the October 2010 Update of Economic and Fiscal Projections.
✓	Economists now expect the level of nominal GDP—the broadest single measure of the tax base—to be over $20 billion higher, on average, over the forecast period than at the time of the October Update.
✓	Private sector economists are of the view that risks to the economic outlook are broadly balanced.
✓	Economists see the prospects for stronger global growth, particularly in the U.S., and the net benefits of higher commodity prices for the Canadian economy as key factors that could lead to an improvement in the outlook, particularly for nominal GDP.
✓	However, economists consider sovereign debt issues in Europe and the potential for higher and volatile oil prices—and their implications for global growth and inflation—as key downside risks to the outlook. Moreover, the catastrophic earthquake and tsunami that struck Japan on March 11 could weigh on the global recovery.
✓	The Government has adjusted downward the private sector forecast for nominal GDP for budget planning purposes by $10 billion in each year of the forecast. This adjustment for risk reflects the remaining uncertainties surrounding the global economic outlook.

This chapter incorporates data available up to and including March 11, 2011, unless otherwise indicated. All rates are reported at annual rates unless otherwise noted.

Introduction
The global economy is recovering from the deepest and most synchronized recession since the 1930s. Global financial market conditions have improved markedly and commodity prices have rebounded. Reflecting these developments, together with the impact of Canada’s Economic Action Plan and significant monetary policy stimulus, the economic recovery in Canada is underway. Canada has posted the strongest employment growth among G-7 countries since June 2009, recouping more than all the jobs lost during the recession. Both output and private domestic demand are now above pre-recession levels in Canada—the only country among the G-7 to have achieved this.
While the near-term global economic outlook has improved since the October 2010 Update of Economic and Fiscal Projections, private sector economists continue to expect moderate growth in Canada going forward.
This chapter reviews the major global and Canadian economic developments since the October 2010 Update, describes the private sector economic forecast that forms the basis for the fiscal projections, and discusses the risks and uncertainties surrounding this economic forecast.
Global Economic Developments and Outlook
Following stronger-than-expected growth in late 2009 and early 2010, the pace of the global recovery has eased somewhat in recent quarters, and is expected to remain moderate going forward. Most advanced economies are posting moderate growth, and many emerging and developing economies are experiencing strong growth.

The recovery in advanced economies is expected to remain moderate, reflecting the gradual withdrawal of fiscal stimulus in most of these countries and the end of the inventory rebuilding cycle. In this context, a sustained global recovery will require increased support from the private sector. While private domestic demand has returned to its pre-recession level in Canada, it has been slow to pick up elsewhere (Chart 2.1).
Although recent developments in some advanced countries, particularly the U.S., have been encouraging, persistently low consumer confidence, continued weakness in household and financial sector balance sheets and high unemployment are expected to weigh on private domestic demand growth in many advanced economies going forward. Moreover, the catastrophic earthquake that struck Japan on March 11 is expected to have a significant but temporary impact on the Japanese economy. The situation in Japan and its economic implications remain highly uncertain.
Private domestic demand has recovered in Canada, unlike in many other advanced economies
Chart 2.1
Evolution of Real Final Private Domestic Demand

Note: Private domestic demand includes private consumption expenditures and private fixed investment, except for the Euro area, which also includes government investment.
Sources: National statistical agencies, Department of Finance calculations.

Growth in emerging economies is expected to remain strong, supported by robust domestic demand, the recovery of global trade and resurgent capital flows. However, inflationary pressures are building in some emerging economies, in part reflecting rising food and energy prices.
Overall, the International Monetary Fund (IMF) expects the global economy to grow 4.4 per cent in 2011 and 4.5 per cent in 2012, down from 5.0 per cent in 2010, led by emerging economies including China (Chart 2.2). In advanced economies the ongoing recovery is forecast to be more moderate with expected growth of 2.5 per cent in both 2011 and 2012, down from 3.0 per cent in 2010.
The recovery in advanced economies is moderate compared to previous recoveries, when firms ramped up production to make up output lost during the recession. This is because some of the output lost during the global financial crisis, relative to its pre-recession trend, is not expected to be recouped over the medium term, as the level of activity prior to the crisis is now seen as having been unsustainably high.
In the U.S., the recession ended in June 2009 but the recovery since then has been weak by historical standards.1 Significant policy stimulus and the end of the inventory liquidation cycle were the initial drivers of the recovery, but their impact faded over the course of 2010. Nonetheless, U.S. economic activity showed signs of pickup in the final quarter of 2010, driven by a jump in consumer spending, to a pace of 2.8 per cent. Recent indicators suggest growth will continue to strengthen in the first quarter of 2011.

[1]	End of recession as determined by the National Bureau of Economic Research.

A moderate global economic recovery is expected to continue
Chart 2.2
IMF World Real GDP Growth Outlook

Source: IMF, World Economic Outlook Update, January 2011.
Despite the recent pickup in the pace of consumer spending, the moderate economic recovery has so far restrained the rate of job creation. While U.S. firms resumed hiring in March 2010, with about 1.3 million jobs created since then, total payroll employment remains roughly 7.5 million (or 5.4 per cent) below its pre-recession peak. Furthermore, the unemployment rate remains elevated at 8.9 per cent, 4 1/2 percentage points higher than its previous trough.

Looking ahead, increased business investment as well as an expected turnaround in residential construction should support stronger private domestic demand growth in 2011, although a sustained pickup in household spending could be limited by continued weakness in employment and the ongoing need to adjust household balance sheets weakened by significant declines in housing values. According to the March 2011 survey of private sector economists, U.S. real GDP growth is expected to be 3.1 per cent in 2011, up from 2.4 per cent in the September 2010 survey (Chart 2.3).
Growth prospects for the U.S. economy have been gradually improving since last September
Chart 2.3
U.S. Real GDP Growth Outlook

Sources: U.S. Bureau of Economic Analysis; Department of Finance September 2010 and March 2011 surveys of private sector economists.

Canada’s Recent Economic Performance
Canada weathered the global recession better than most other industrialized countries and the recovery is underway. Economic activity has more than fully returned to pre-recession levels, leading to a rebound in jobs.
Over 480,000 more Canadians are working today than in July 2009—more than offsetting the jobs lost in Canada during the global economic downturn. Canada’s labour market recovery has been strong and widespread. On a net basis, subtracting job losses from employment gains, all of the jobs created since July 2009 have been in relatively high-wage industries, with almost three-quarters being full-time jobs (Chart 2.4). Furthermore, all provinces have recorded employment gains over the recovery.
Job creation in the recovery has been concentrated in high-wage, full-time employment
Chart 2.4
Change In Employment Over the Recovery
July 2009 to February 2011

Notes: Calculations are based on Statistics Canada data for 105 industries. High-wage industries are defined as those with average hourly wages above the aggregate average. Totals may not add due to rounding.
Sources: Statistics Canada; Department of Finance calculations.

The labour market recovery in Canada contrasts sharply with labour market developments in the U.S., where only one in seven of the 8.8 million jobs lost have been regained (Chart 2.5).
As a result of strong job creation, the unemployment rate in Canada fell from a peak of 8.7 per cent in August 2009 to 7.8 per cent in February 2011. The Canadian unemployment rate is currently more than 1 percentage point below that of the United States. The U.S. unemployment rate has exceeded that of Canada since October 2008, a phenomenon not seen in nearly three decades. Furthermore, if measured on the same basis the unemployment rate gap between the two countries increases to over 2 percentage points.2
The Canadian economy has more than recovered all of the jobs lost during the recession
Chart 2.5

Sources: Statistics Canada; U.S. Bureau of Labor Statistics.

[2]	Conceptual differences boost the Canadian unemployment rate relative to the U.S. rate. In particular, Statistics Canada considers as unemployed those passively looking for work (e.g. reading want ads) as well as those who will begin work in the near future, while the U.S. Bureau of Labor Statistics does not include either group in its unemployment calculations. In addition, the Canadian methodology includes 15-year-olds (who have a higher-than-average unemployment rate), while the U.S. does not.

The labour market recovery has been underpinned by a return to economic growth. Since the third quarter of 2009, the Canadian economy has expanded for six consecutive quarters (Chart 2.6).
The economic recovery in Canada is underway
Chart 2.6
Real GDP Growth

Source: Statistics Canada.
Throughout the recovery, growth has been fuelled by a strong rebound in consumer and business expenditures, reflecting in part the positive impact of Canada’s Economic Action Plan on consumer and business confidence and the effects of low interest rates. Growth in real consumer spending on goods and services has averaged about 3 1/2 per cent per quarter since the recovery began. Business investment has been even stronger, growing on average by more than 14 per cent per quarter in 2010. This strong investment performance bodes well for future improvements in Canada’s productivity.
The strength of the domestic economy, however, has been dampened by weak demand for Canadian exports, which has left the level of real exports significantly below its pre-recession level. This reflects relatively slow growth in Canada’s trading partners combined with a strong Canadian dollar. The economic impact of the weak export recovery has been compounded by the large share of exports in Canada’s economy. However, real exports rebounded strongly late in 2010, in line with strengthening global demand.

Real housing investment has declined modestly since mid-2010, following very strong growth at the end of 2009 and in early 2010 that was boosted by a number of transitory factors. Nevertheless, households have taken advantage of record low interest rates to increase their borrowing, much of which has financed home purchases. However, because homes have maintained their value in Canada much better than in the U.S., household leverage (as measured by debt relative to assets) in Canada remains much lower than in the United States.
In order to promote the long-term stability of Canada’s housing market, the Government announced on January 17, 2011, changes to the rules for government-backed insured mortgages, building on previous measures implemented in October 2008 and April 2010 to protect and strengthen the Canadian housing market. These included a reduction in the maximum amortization period from 35 years to 30 years for new government-backed insured mortgages, a reduction in the maximum amount Canadians can borrow in refinancing their mortgages from 90 per cent to 85 per cent of the value of their home and the withdrawal of government-backed insurance on home equity lines of credit. The adjustments to the mortgage insurance guarantee framework came into force on March 18, 2011, while the withdrawal of government insurance backing on lines of credit secured by homes will come into force on April 18, 2011. These measures will significantly reduce the total interest payments Canadian families make on their mortgages, promote saving through home ownership and limit the repackaging of consumer debt into mortgages guaranteed by taxpayers.
Canada’s Policy Framework and Economic Performance
In 2006, the Government launched a comprehensive economic plan designed to build a stronger economy by fostering Canada’s key advantages. The Government followed through by implementing broad-based tax reductions, paying down debt, and investing in knowledge and infrastructure.
These actions helped to lay the foundation for sustainable, long-term economic growth, and to place Canada in a stronger position than most other countries to face the global crisis by giving the Government the flexibility needed to respond quickly and effectively to support the economy and protect Canadian jobs.

This has been reflected in a strong economic performance over the last five years, with Canada posting the strongest employment and income growth in the G-7 (Chart 2.7). This has been particularly evident over the recovery, with Canada posting the strongest employment growth among G-7 countries since June 2009.
Canadian employment and incomes have grown faster than in any other G-7 country since 2006
Chart 2.7

Growth in Employment from 2006 to 2010

per cent
6
4
2
0
-2
-4
Canada
Germany
France
Italy
United Kingdom
Japan
United States

Note: 2010 employment data for France are the average of 2010Q1 through 2010Q3.

Growth in Real per Capita Disposable Income From 2006 to 2009

per cent
9
6
3
0
-3
-6
Canada
France
United States
United Kingdom
Germany
Japan
Italy

Note: This chart shows gross personal disposable income deflated by the Consumer Price Index.

Sources: National statistical agencies; IMF; Department of Finance calculations.
Base year for calculations is 2005.
Financial Market Developments
Global private sector financial conditions have improved markedly since the financial crisis. Strains in wholesale banking markets have largely dissipated and corporate borrowing costs have declined significantly. This improvement was a key driver of global economic activity in 2010.

While improved private sector financial conditions reflect the impact of policy measures worldwide, financial markets have become increasingly concerned since early 2010 about the sustainability of public finances in a number of countries. The situation is especially acute in smaller European countries with relatively weak fiscal positions. As a result, borrowing costs for these economies have risen sharply, putting additional pressure on their fiscal situations (Chart 2.8). Important steps have been taken in a number of European countries to restore fiscal sustainability over the medium term, including Greece and Ireland which have accepted financial assistance from the European Union and the IMF. However, considerable uncertainty remains, underscoring the necessity to improve fiscal conditions in many countries.
Sovereign debt concerns have risen for some European economies
Chart 2.8
10-Year Government Bond Yields

Source: Bloomberg.

In Canada, the financial crisis had considerably less impact than in other countries. Borrowing costs remained relatively low and credit continued to grow at a solid pace during the crisis, reflecting, in part, Canada’s financial institutions being better capitalized and less leveraged than their international counterparts going into the global recession. Canadian financial institutions continue to be regarded as the healthiest in the world. Indeed, the World Economic Forum has ranked Canada’s banking system as the soundest in the world for three consecutive years.
At the same time, strong growth in world prices of most commodities produced in Canada since mid-2010 together with Canada’s sound fundamentals have boosted the attractiveness of Canadian financial assets among international investors, keeping bond rates low and supporting the Canadian dollar.
Commodity Prices
World prices for the major commodities produced in Canada have risen strongly over the past year, while exhibiting considerable volatility over the period (Chart 2.9). Through the first nine months of 2010, commodity prices were little changed, on balance, as heightened investor risk aversion over the impact of European sovereign debt concerns on global growth and financial market performance drove down prices for crude oil, base metals and forestry products, while safe-haven concerns boosted gold prices to record levels.

Prices for most Canadian commodities have risen strongly over the past year
Chart 2.9

Note: March 2011 based on data up to and including March 11, 2011.
Sources: Commodity Research Bureau; Department of Finance calculations.
More recently, most commodity prices have increased significantly. In particular, strong emerging market demand and recent events in oil-producing regions have boosted crude oil prices. Furthermore, agricultural prices have surged in the face of rising demand and weather-driven supply constraints. The notable exception has been natural gas prices, which have remained very weak—particularly relative to crude oil prices—reflecting announcements of much greater-than-expected recoverable reserves in the United States. Average futures contracts over the first two weeks of March suggest that financial markets expect West Texas Intermediate (WTI) crude oil prices to average US$101.90 per barrel in 2011 and Henry Hub benchmark natural gas prices to average US$4.15 per MMBtu.

Canadian Economic Outlook—Private Sector Forecasts
The Department of Finance regularly surveys private sector economists on their views on the outlook for the Canadian economy. The economic forecast presented in this section is based on a survey conducted in early March, and includes the views of 15 private sector economists.
The average of private sector economic forecasts has been used as the basis for fiscal planning since Budget 1994. This practice introduces an element of independence into the fiscal forecast, and has been supported by international organizations such as the IMF.
The March 2011 survey of private sector economists included Bank of America Merrill Lynch, BMO Capital Markets, Caisse de dépôt et placement du Québec, CIBC World Markets, the Conference Board of Canada, Desjardins, Deutsche Bank of Canada, IHS Global Insight, Laurentian Bank Securities, National Bank Financial Group, Royal Bank of Canada, Scotiabank, TD Bank Financial Group, UBS Securities Canada, and the University of Toronto (Policy and Economic Analysis Program).
Real GDP growth is expected to be somewhat higher in 2011 than at the time of the October 2010 Update of Economic and Fiscal Projections. Economists expect real growth to remain solid in the first quarter of 2011, at 3.5 per cent. However, they continue to expect more moderate growth in Canada going forward. Economists also expect higher GDP inflation this year than expected in the October Update, reflecting the recent increases in commodity prices. Overall, they expect the level of nominal GDP to be over $20 billion higher, on average, over the forecast horizon than was expected in the Update (Table 2.1).
Economists have also revised down their outlook for the unemployment rate by 0.2 percentage points in both 2011 and 2012. Economists’ views for interest rates in the March survey are by and large unchanged from the Update.

The uncertainty with respect to the medium-term outlook, as measured by the difference between the average of the three highest and three lowest forecasts for the four-year-ahead level of nominal GDP, remains somewhat above historical standards, but has diminished significantly since the September 2009 Update, published at the onset of the recovery (Chart 2.10).
The range of forecasts over the medium term has narrowed markedly since the onset of the recovery
Chart 2.10
Private Sector Forecast Distribution of Nominal
GDP Level in 2015

Note: The September 2009 forecast dispersion is from the comparable four-year-ahead forecast for 2013.
Sources: September 2009 Update of Economic and Fiscal Projections; Department of Finance March 2011 survey of private sector economists.

Table 2.1
Average Private Sector Forecasts

							2011–
	2010	2011	2012	2013	2014	2015	2015
	(per cent, unless otherwise indicated)
Real GDP growth
December 2009 survey/Budget 2010	2.6	3.2	3.0	2.8	2.6	2.5	2.8
September 2010 survey/Update 2010	3.0	2.5	2.8	2.9	2.6	2.5	2.7
March 2011 survey/Budget 2011	3.1	2.9	2.8	2.7	2.5	2.5	2.7

GDP inflation
December 2009 survey/Budget 2010	2.2	2.1	2.2	2.1	2.0	2.0	2.1
September 2010 survey/Update 2010	2.8	2.0	2.3	2.0	2.0	1.9	2.0
March 2011 survey/Budget 2011	3.0	2.8	2.1	2.1	2.0	2.0	2.2

Nominal GDP growth
December 2009 survey/Budget 2010	4.9	5.4	5.3	4.9	4.7	4.6	5.0
September 2010 survey/Update 2010	5.9	4.6	5.2	5.0	4.6	4.4	4.7
March 2011 survey/Budget 2011	6.2	5.8	5.0	4.9	4.5	4.5	4.9

Nominal GDP level (billions of dollars)
December 2009 survey/Budget 2010	1,601	1,688	1,778	1,865	1,953	2,043	—
September 2010 survey	1,618	1,692	1,780	1,868	1,954	2,039	—
March 2011 survey	1,622	1,716	1,801	1,890	1,975	2,064	—
Difference (March — September)	4	24	21	21	22	25	23

3-month treasury bill rate
December 2009 survey/Budget 2010	0.7	2.4	3.8	4.3	4.4	4.5	3.9
September 2010 survey/Update 2010	0.6	1.6	2.7	3.5	4.0	4.0	3.2
March 2011 survey/Budget 2011	0.6	1.3	2.5	3.4	3.9	4.1	3.1

10-year government bond rate
December 2009 survey/Budget 2010	3.7	4.3	4.9	5.2	5.3	5.3	5.0
September 2010 survey/Update 2010	3.2	3.3	4.0	4.6	4.8	4.9	4.3
March 2011 survey/Budget 2011	3.2	3.5	4.0	4.6	4.8	5.0	4.4

Exchange rate (US cents/C$)
December 2009 survey/Budget 2010	95.5	98.3	97.7	99.3	98.5	97.2	98.2
September 2010 survey/Update 2010	95.8	96.7	98.2	98.0	97.5	97.0	97.5
March 2011 survey/Budget 2011	97.1	99.7	98.8	98.1	97.4	96.5	98.1

Table 2.1 (cont’d)
Average Private Sector Forecasts

							2011–
	2010	2011	2012	2013	2014	2015	2015
	(per cent, unless otherwise indicated)
Unemployment rate
December 2009 survey/Budget 2010	8.5	7.9	7.4	6.9	6.6	6.4	7.0
September 2010 survey/Update 2010	8.0	7.7	7.4	7.0	6.8	6.6	7.1
March 2011 survey/Budget 2011	8.0	7.5	7.2	7.0	6.7	6.5	7.0

Consumer Price Index inflation
December 2009 survey/Budget 2010	1.7	2.2	2.1	2.1	2.1	2.1	2.1
September 2010 survey/Update 2010	1.7	2.2	2.1	2.1	2.0	2.0	2.1
March 2011 survey/Budget 2011	1.8	2.4	2.1	2.0	2.0	2.0	2.1

U.S. real GDP growth
December 2009 survey/Budget 2010	2.7	3.0	3.4	3.1	2.9	2.7	3.0
September 2010 survey/Update 2010	2.7	2.4	3.0	3.1	3.0	2.7	2.8
March 2011 survey/Budget 2011	2.8	3.1	3.1	3.2	3.3	3.2	3.2

Sources: Department of Finance December 2009, September 2010 and March 2011 surveys of private sector economists. Values for 2010 in the March 2011 survey /Budget 2011 are actual.

The private sector forecast is based on prudent assumptions
The average private sector forecast for nominal GDP underlying the Government’s fiscal outlook is prudent. This is because it assumes a permanent loss in real output due to the recession and relatively low commodity prices.
Economists expect the level of real GDP to be approximately $100 billion lower than they anticipated in October 2007, prior to the global recession. This implies that the weak and negative economic growth experienced in 2008 and 2009 in Canada is not expected to be offset by stronger growth over the medium term, as is sometimes the case following a recession.
Further, the March 2011 private sector forecast for GDP inflation is consistent with commodity prices that are lower than current levels and forecasts suggested by futures prices. If commodity prices evolve as expected by futures markets, or stay near current levels, GDP inflation—and hence nominal GDP—would be higher than anticipated in the March survey.
The Government’s fiscal projection is therefore based on a prudent projection for nominal GDP—the broadest single measure of the tax base.
Table 2.2
Comparison of October 2007 to March 2011
Private Sector Forecast for Real GDP

	2009	2010	2011	2012	2013	2014	2015
		(billions of chained 2002 dollars)
March 2011 private sector survey	1,286	1,325	1,364	1,402	1,440	1,476	1,513
October 2007 private sector survey[1]	1,382	1,422	1,462	1,501	1,539	1,578	1,618
Difference	-96	-97	-98	-99	-99	-101	-105

[1]	The October 2007 private sector survey covered the 2007–2013 period. Growth in 2014 and 2015 was assumed to be at the 2013 rate.
Commodity Prices Consistent With the March 2011
Private Sector Forecast for GDP Inflation

	Current
	Price[1]	2011	2012	2013	2014	2015
Prices consistent with the March 2011 survey
Commodity price index (1997 = 100)	194	184	185	189	188	188
Crude oil (WTI, US$/barrel)	102.3	94.3	94.9	98.6	97.9	97.6
Natural gas (Henry Hub, US$/MMBtu)	3.8	4.2	4.2	4.4	4.4	4.4
Recent futures prices[1]
Crude oil (WTI, US$/barrel)		101.9	104.0	102.0	101.4	101.6
Natural gas (Henry Hub, US$/MMBtu)		4.1	4.7	5.1	5.5	5.8

[1]	Average for February 28 – March 11.

Risk Assessment and Planning Assumptions
On March 11, 2011, the Minister of Finance met with private sector economists to discuss the economic forecast from the March 2011 survey as well as the risks associated with those projections. At that time, private sector economists agreed that the average forecast from the March 2011 survey is a reasonable basis for fiscal planning. The fiscal outlook is presented in Chapter 5.
The economists were of the view that risks to the economic outlook were broadly balanced, with both upside and downside risks to the outlook primarily originating outside Canada’s borders. On the upside, they highlighted the prospects of stronger global growth, particularly in the United States. They also mentioned the net benefits to the Canadian economy, particularly for nominal GDP, that would arise from higher-than-assumed commodity prices.
However, the private sector economists also expressed concern about downside risks to the economic outlook. In particular, they highlighted sovereign debt issues in Europe as well as higher and volatile oil prices—and their implications for global growth and inflation—as key risks to the outlook. Moreover, the catastrophic earthquake and tsunami that struck Japan on March 11 could weigh on the global recovery.
Economists also identified the rise in Canadian household debt relative to income, encouraged by the historical low levels of interest rates, as an additional source of risk to the Canadian outlook, as high debt levels have made the household sector more vulnerable to higher interest rates or economic downturns.
The Government has adjusted downward the private sector forecast for nominal GDP for budget planning purposes by $10 billion in each year of the forecast (Table 2.3). This adjustment for risk, representing a downward adjustment of $1.5 billion in fiscal revenues in each year of the forecast, reflects the remaining uncertainties surrounding the global economic outlook.
The Government will continue to evaluate economic developments and risks to determine whether or not it would be appropriate to maintain this downward adjustment for risk in the future.

Table 2.3
Budget 2011 Planning Assumption for Nominal GDP

	2011	2012	2013	2014	2015
	(billions of dollars)
March 2011 private sector survey	1,716	1,801	1,890	1,975	2,064
Budget 2011 fiscal planning assumption	1,706	1,791	1,880	1,965	2,054

Adjustment for risk	-10	-10	-10	-10	-10

Addendum
Adjustment for risk in October 2010 Update	-10	-10	-7.5	-5	-5

Chapter 3
Canada’s Economic
Action Plan

Highlights
✓	Canada’s Economic Action Plan is on track to deliver $60 billion in extraordinary stimulus to support jobs and growth during the worst of the global recession. The vast majority of this support will wind down on March 31, 2011, as planned.

✓	More than 28,500 Economic Action Plan projects have been completed or are underway across Canada. These projects have generated significant employment opportunities in local industries.

✓	Following the extension of four key infrastructure programs, provinces and territories have indicated that they expect a total of roughly $1 billion in federal funding to be claimed in 2011–12, out of a total of $7 billion allocated to these programs in Budget 2009.

✓	In recognition of the ongoing fragility of the world economy, Budget 2011 announces new targeted measures to support jobs and growth, including:
–	Providing assistance to Canada’s manufacturing and processing sector by extending the temporary accelerated capital cost allowance rate for investment in machinery and equipment for two additional years.

–	Providing a temporary Hiring Credit for Small Business of up to $1,000 against a small firm’s increase in its 2011 Employment Insurance (EI) premiums over those paid in 2010 to encourage hiring.

–	Extending work-sharing agreements by up to 16 weeks so that companies can avoid layoffs by offering EI benefits to workers willing to work a reduced work week while their company recovers.

–	Renewing the Best 14 Weeks and Working While on Claim EI pilot projects for one year.

–	Extending the Targeted Initiative for Older Workers to support training and employment programs for older workers.

–	Enhancing the Wage Earner Protection Program to cover more workers affected by employer bankruptcy or receivership.

–	Extending the Mineral Exploration Tax Credit for flow-through share investors for an additional year.
✓	Going forward, the investments made through Canada’s Economic Action Plan will continue to benefit Canadians through a legacy of modernized infrastructure, enhanced skills training, and lower taxes.

Introduction
Canada’s Economic Action Plan was part of a coordinated international response adopted to address the extraordinary challenges posed by the worst global economic and financial crisis since the 1930s. It was designed to fight the effects of the global recession by providing timely, targeted and temporary stimulus to safeguard jobs and protect incomes, while making important investments to ensure Canada’s long-term economic prosperity.
Implementation remains on track, and the Action Plan has been effective in shielding Canadians from the worst of the global recession. Over 28,500 projects have been completed or are underway across the country, creating a significant number of jobs in communities across Canada. With the creation of more than 480,000 jobs since July 2009, Canada has recovered all of the jobs lost during the recession, and has posted the strongest employment growth among the Group of Seven (G-7) countries.
Even though Canada’s recovery has been encouraging, the global economy remains fragile, and too many Canadians remain out of work. Building on targeted actions taken during the fall of 2010 to help secure the recovery, Budget 2011 announces new measures to support job creation and growth. Together, these actions will help get more Canadians back to work, and will ensure that the economic recovery remains on track.

Delivering on Canada’s Economic Action Plan
The implementation of Canada’s Economic Action Plan remains on track. Through the Action Plan, $60 billion in extraordinary stimulus is being delivered to the economy. In the first year of implementation alone, almost $32 billion in stimulus spending and tax relief was delivered, and the Government remains on track to deliver a further $28 billion in support for the recovery (Table 3.1).
Investments made through Canada’s Economic Action Plan have provided significant support to jobs and growth and have helped promote economic stability for Canadians during the worst of the global recession. These investments include:
•	$6.2 billion in personal income tax relief. This includes allowing all Canadians to earn more income before paying federal income tax and before being subject to higher tax rates. It also includes the enhanced Working Income Tax Benefit to strengthen work incentives for low-income Canadians, higher child benefits for parents and lower taxes for low- and middle-income seniors.

•	$8.3 billion in help for the unemployed. This includes additional EI benefits, lower EI premiums, and more training opportunities to help unemployed Canadians re-enter the workforce and prosper in the future.

•	$14.8 billion in infrastructure stimulus to create jobs. This funding has supported a broad range of infrastructure improvements in our roads, bridges, social housing, public transit, parks and water treatment facilities, and has supported jobs in housing construction through the Home Renovation Tax Credit.

•	$3.8 billion to advance Canada’s knowledge economy. These investments are helping to develop and attract talented people, to strengthen our capacity for world-leading research and improve commercialization, to accelerate private sector investment, to enhance the ability of Canadian firms to participate in global markets, and to create an advantage for Canadian business.

•	$13.2 billion to support industries and communities. This funding has supported adjustment and has provided job opportunities in parts of Canada that have been hit hard by the global economic downturn. It has provided assistance for affected sectors, including the auto sector, forestry, agriculture, small business, tourism, shipbuilding and culture.

Table 3.1
Canada’s Economic Action Plan

	2009–10	2010–11	2011–12
	Dollars	Stimulus	Infrastructure
	Spent[1]	Value	Extension[2]	Total
	(millions of dollars—cash basis)
Reducing the Tax Burden for Canadians	3,020	3,180	0	6,200
Helping the Unemployed	3,348	4,924	0	8,272
Building Infrastructure to Create Jobs	6,031	8,108	683	14,822
Advancing Canada’s Knowledge Economy and Creating Better Jobs	1,550	2,024	251	3,824
Supporting Industries and Communities	10,979	2,261	0	13,241

Total federal stimulus measures	24,928	20,497	934	46,359
Provincial and territorial actions	7,062	5,956	1,016	14,033
Total Economic Action Plan stimulus	31,989	26,453	1,950	60,392

Note: Totals may not add due to rounding.

[1]	Includes estimated values for tax reduction measures.

[2]	Includes impact of infrastructure extension for the Infrastructure Stimulus Fund, the Recreational Infrastructure Canada program, the Building Canada Fund Communities Component Top-Up, as well as the Knowledge Infrastructure Program, which falls under “Advancing Canada’s Knowledge Economy and Creating Better Jobs.” Values reflect estimates provided by provinces and territories as of January 31, 2011. The actual amount of the federal contribution that extends into 2011–12 may vary.

Canada’s Economic Action Plan: Meeting its Objective for Job Creation
The Government has reported regularly to Canadians on the job impacts of the Economic Action Plan. The Action Plan, including provincial and territorial actions, was expected to create or maintain 220,000 jobs by the end of 2010. The Government tabled an assessment of the job impact of the Plan in the Seventh Report to Canadians released in January 2011. This report confirmed that the Government has achieved its objective, with over 220,000 jobs estimated to have been created or maintained as of December 2010. Details of this assessment can be found in the annex of the Seventh Report to Canadians, which is available online at www.actionplan.gc.ca.

Canada’s Economic Action Plan: Delivering Results
In cities and rural communities across Canada, funding from the Economic Action Plan has put hundreds of thousands of Canadians to work and has delivered a sustained boost to incomes during the worst of the global recession.
Based on the latest reporting from our partners, over 28,500 Economic Action Plan projects have been completed or are underway across Canada. These include:
•	Over 8,100 provincial, territorial and municipal infrastructure projects, including over 4,100 Infrastructure Stimulus Fund projects, and over 2,000 Recreational Infrastructure Canada projects.

•	Over 14,000 social housing and First Nations housing projects.

•	Over 500 projects to improve infrastructure at colleges and universities.

•	Almost 1,900 projects to assist communities hardest hit by the recession through the Community Adjustment Fund.

•	Over 2,100 projects to renovate and repair Crown-owned buildings, including 300 projects to enhance accessibility for persons with disabilities.

•	272 projects to improve small craft harbours.

•	140 cultural infrastructure projects.

•	230 projects to upgrade facilities at National Parks and National Historic Sites.

•	Over 200 projects to modernize federal laboratories.

•	Almost 100 major infrastructure projects in First Nations communities.
In addition to delivering an immediate boost to local jobs and incomes, these projects will continue to deliver benefits to communities for many years ahead. For example, improvements to roads and bridges will reduce travel times for commuters and speed delivery of goods and services; better water systems and recreational infrastructure will keep Canadians healthy and active; and investments in post-secondary education will help to attract the best minds to our colleges and universities.

Canada’s Economic Action Plan: Continuing to Deliver Benefits for Canadians
Examples of Completed Infrastructure Projects
Improving the Tourist Experience (Newfoundland and Labrador)
As the main trunk highway from the Trans-Canada to the tip of the Bonavista Peninsula, Route 230 gets heavy tourist traffic. The Infrastructure Stimulus Fund provided $1.5 million for improved drainage, new culverts and guardrails, upgraded shoulders and fresh paving on the route. These upgrades have reduced travel times for users of the route, and are contributing to the tourism industry.
Upgrading Social Housing in Lower Sackville (Nova Scotia)
The federal government has helped to improve social housing in Lower Sackville, Nova Scotia. Crosswood Housing Co-op received $1.2 million in federal and provincial funding to carry out renovations and retrofits to 50 housing units.
It means that thousands of lower income Nova Scotians have newly renovated, energy-efficient homes where they can feel safe and warm.
— Denise Peterson-Rafuse, Nova Scotia Minister
of Community Services
Expansion and Retrofit at Collège Montmorency (Quebec)
With the help of more than $8.1 million through the Knowledge Infrastructure Program, Collège Montmorency expanded its facilities to accommodate its growing student enrolment. The project involved the addition of ten classrooms, five laboratories, three computer labs and common rooms for students and staff. The project also involved the complete refit of the dietetics department and the civil engineering technology department.
New Recreation Complex Encouraging Active Living in Hanover (Ontario)
With the help of $3.5 million in federal assistance, the Town of Hanover replaced its old arena with a new 6,224-square-metre sports complex. The new facility is attached to the town’s aquatic centre and features a regulation-size rink, dry land training area and multi-purpose room. This new facility is encouraging active living for residents young and old.

Canada’s Economic Action Plan: Continuing to Deliver Benefits for Canadians (cont’d)
New Sewage Treatment Facilities for Black Lake and Fond du Lac Denesuline First Nations (Saskatchewan)
Construction of two new sewage treatment systems was completed in November 2010 for the Denesuline First Nations communities of Black Lake and Fond du Lac. The new facilities will better serve the residents of these growing communities today and in the future, by contributing to a cleaner environment.
Supporting More Bike Trails (British Columbia)
Increasing cycling and walking is a key part of the Central Okanagan Smart Transit Plan. However, a highway cutting through the middle of Kelowna made this difficult. With the help of more than $3.8 million from the Infrastructure Stimulus Fund, the City of Kelowna built a new pedestrian overpass. New trail networks linked to this overpass are providing access to parks, recreational facilities, businesses and shops, as well as public transit.
Investments in First Nations Improve Housing Conditions (Yukon)
The Government of Canada has committed more than $3.2 million in funding through Canada’s Economic Action Plan to improve housing conditions for First Nations in Yukon. Of this funding, Tr’ondëk Hwëch’in First Nation will receive close to $755,000 to retrofit 67 housing units and $630,000 toward the construction of two new units.
Funding received through Canada’s Economic Action Plan has improved our homes while providing employment and training for our people. In partnership with CMHC [Canada Mortgage and Housing Corporation] and the Government of Canada, the Tr’ondëk Hwëch’in have developed a First Nations housing program all Canadians can be proud of.
— Chief Eddie Taylor, Tr’ondëk Hwëch’in First Nation

The significant and timely stimulus has contributed to a major acceleration in government infrastructure investment. As of the fourth quarter of 2010, government infrastructure investment was $7.5 billion higher than the trend in place prior to the implementation of the Economic Action Plan (Chart 3.1), which has delivered a major boost to jobs and growth. This performance is in sharp contrast to that of the U.S., where government capital investment has remained near its trend over the last two years.
A strong acceleration in infrastructure investment has supported the recovery
Chart 3.1
Government Infrastructure Investment1

[1]	Government infrastructure investment is defined here as real government capital expenditures on construction, engineering, and machinery and equipment.

[2]	The trend extrapolates the level in 2008Q1 to the present using the average growth rate between 2000Q1 and 2008Q4.
Sources: Statistics Canada; U.S. Bureau of Economic Analysis; Department of Finance calculations.

Infrastructure investments through Canada’s Economic Action Plan have in turn contributed to a solid recovery in employment. Indeed, Canada’s labour market has performed better than those of its G-7 peers, with Canada posting the strongest employment growth among G-7 countries since June 2009 (Chart 3.2).
Canada has had the strongest employment growth among G-7 countries
Chart 3.2
Employment Growth From June 2009 to December 2010

[1]	Data for France ends in September 2010.
Sources: National statistical agencies; Department of Finance calculations.

The rollout of one of the most ambitious infrastructure investments in Canadian history represents a major achievement requiring the coordination and effort of countless individuals working in the private sector and across multiple levels of government.
In order to provide additional flexibility to the Government’s partners, a one-time extension of the completion deadline, from March 31, 2011 to October 31, 2011, was announced for projects under four programs: the Infrastructure Stimulus Fund, the Building Canada Fund Communities Component Top-Up, the Knowledge Infrastructure Program and the Recreational Infrastructure Canada program.
Provinces and territories have since requested extensions for a total of roughly 2,200 projects under the four programs. They have indicated that approximately $6 billion out of a total of $7 billion in federal contributions available through the four infrastructure programs will be claimed within the original two-year window. The remaining $1 billion is expected to flow in 2011–12 (Table 3.2).
Table 3.2
Canada’s Economic Action Plan—Impact of Infrastructure Extension

	Original Two-	Revised	Estimated
	Year Federal	Two-Year	Spending
	Stimulus Value	Stimulus Value	in 2011–12[1]
	(millions of dollars)
Infrastructure Stimulus Fund	4,000	3,475	525
Knowledge Infrastructure Program	2,000	1,740	251
Building Canada Fund Communities Component Top-Up	500	418	82
Recreational Infrastructure Canada	500	422	77

Total	7,000	6,056	934

[1]	Values reflect estimates provided by provinces and territories as of January 31, 2011. The actual amount of the federal contribution that extends into 2011–12 may vary.

Building Canada Plan
Even as infrastructure projects funded through the Economic Action Plan begin to wind down, Canada has a long-term infrastructure plan that will continue to support jobs and growth beyond the recession. Announced in Budget 2007, the seven-year, $33-billion Building Canada plan consists of a suite of programs to meet varying infrastructure needs across the country, including:
•	The Gas Tax Fund and a full rebate of the Goods and Services Tax paid by municipalities. This base funding provides significant and predictable long-term funding that directly benefits municipalities. To provide even greater certainty to provinces, territories and municipalities, Budget 2011 proposes to legislate a permanent investment in municipal infrastructure through the Gas Tax Fund (see Chapter 4.1).

•	The Provincial/Territorial Base Funding Initiative, which provides $25 million per year for each province and territory.

•	The Building Canada Fund, which supports infrastructure projects across Canada, both large and small.

•	The Gateways and Border Crossings Fund and the Asia-Pacific Gateway and Corridor Initiative to strengthen trade-related infrastructure.

•	The Public Private Partnerships (P3) Fund, the first Canadian infrastructure fund dedicated to P3s.
These programs will continue to create significant employment opportunities for Canadians even as the extraordinary stimulus measures through Canada’s Economic Action Plan expire. In 2011–12, it is expected that the Building Canada plan, including contributions from provinces and territories, will result in infrastructure investments of about $10 billion, leading to significant job opportunities.

Supporting the Recovery
Job creation remains the Government’s top priority. Recognizing the fragility of the world economic recovery, the Government took additional actions to secure the recovery in the fall of 2010, including limiting EI premium rate increases, continuing EI pilot projects and extending the completion deadline for four key infrastructure programs. Budget 2011 builds on these initiatives with new targeted and temporary measures to help Canadians during the recovery, including tax relief and support for workers.
Extending Assistance for Canada’s Manufacturing and Processing Sector
The manufacturing sector was particularly hard hit by the global recession and the substantial decline in demand for Canadian exports. In support of the economic recovery, Budget 2011 announces the extension of the temporary accelerated capital cost allowance (CCA) treatment for investment in machinery and equipment in the manufacturing and processing sector for two additional years. A 50-per-cent straight-line rate will be provided for eligible assets acquired before 2014. This will help businesses make the additional investments needed to improve their productivity and create jobs, and has been identified as a priority for continued growth by stakeholders, including the Canadian Manufacturers & Exporters.
The two-year extension of the 50-per-cent straight-line accelerated CCA rate is estimated to reduce federal revenues by $65 million in 2012–13 and a total of $620 million over the 2012–13 to 2015–16 period.
Hiring Credit for Small Business
Small businesses are a key part of Canada’s economy. The Government agrees with the Canadian Federation of Independent Business that “small businesses are indispensable in their role as job creators and innovators all across Canada.” As the economy recovers, it is important that small businesses are able to hire new workers so they can take advantage of emerging opportunities and compete in the global economy. To encourage additional hiring by this vital sector, Budget 2011 proposes a temporary Hiring Credit for Small Business of up to $1,000 against a small employer’s increase in its 2011 EI premiums over those paid in 2010. This temporary credit will be available to approximately 525,000 employers whose total EI premiums were at or below $10,000 in 2010, reducing their 2011 payroll costs by about $165 million.

Extending the Work-Sharing Program
The work-sharing program protects jobs and avoids layoffs by offering EI benefits to workers willing to work a reduced work week while their company recovers. The program has helped stabilize Canada’s job market over the last two years, with more than 277,000 workers participating in work-sharing agreements.
Budget 2011 provides $10 million in additional support to assist those employers that continue to face challenges by making available an extension of up to 16 weeks for active or recently terminated work-sharing agreements. The extension will be phased out by October 2011. In addition, the Government will also make the program more flexible and efficient for employers signing new agreements by recognizing fluctuations in work schedules and by reducing administrative complexity.
Renewing Employment Insurance Pilot Projects
In October 2010, the Government announced the continuation of three Employment Insurance (EI) pilot projects. The extra 5 weeks pilot project was renewed until 2012, while the other two of these pilots—Working While on Claim and Best 14 Weeks—are scheduled to expire in the summer of 2011. Budget 2011 provides $420 million to renew these two pilots for one year. The Working While on Claim pilot project, available across Canada, will allow EI claimants to earn additional money while receiving income support. It will be renewed until August 2012. The Best 14 Weeks pilot project, which allows claimants in 25 regions of higher unemployment to have their EI benefits calculated based on the highest 14 weeks of earnings over the year preceding a claim, will be renewed until June 2012.
Extending the Targeted Initiative for Older Workers
The Targeted Initiative for Older Workers is a federal-provincial-territorial employment program that provides a range of employment activities for unemployed older workers in vulnerable communities with populations of less than 250,000 to help them stay in the workforce.
To continue to support the reintegration of older workers into the workforce, Budget 2011 provides $50 million over two years to extend the program until 2013–14. This funding will ensure that displaced older workers have access to the training and employment programs they need to secure new employment.

Expanding the Wage Earner Protection Program
The Wage Earner Protection Program (WEPP) provides guaranteed and timely compensation of up to $3,400 in 2011 to workers for unpaid wages, vacation pay, severance and termination pay earned in the six months preceding an employer bankruptcy or receivership.
Budget 2011 announces more protection for workers by extending the WEPP to also cover employees who lose their jobs when their employer’s attempt at restructuring takes longer than six months, is subsequently unsuccessful and ends in bankruptcy or receivership. The enhanced protection is estimated to provide an additional $4.5 million annually in support to workers affected by the bankruptcy of their employer.
Supporting Mineral Exploration
Exploration and development of Canada’s rich mineral resources offer important investment and employment benefits in many parts of the country, particularly in rural and remote regions.
The temporary 15-per-cent Mineral Exploration Tax Credit helps companies raise capital by providing an incentive to individuals who invest in flow-through shares issued to finance mineral exploration. This credit is in addition to the regular deduction provided for the exploration expenses “flowed through” from the issuing company.
Following extensions in Canada’s Economic Action Plan and in Budget 2010, the credit is scheduled to expire on March 31, 2011. In support of the economic recovery, Budget 2011 proposes to extend the credit for an additional year, until March 31, 2012.
It is estimated that the extension of this measure will result in a net reduction of federal revenues of $90 million over the 2011–12 to 2012–13 period.

Limiting EI Premium Rate Increases and Launching EI Consultations
On September 30, 2010, the Government announced that it would take further action to support Canada’s economic recovery by limiting the potential increase in EI premium rates. The increase in EI premiums was limited to 5 cents per $100 of insurable earnings for 2011 and 10 cents for subsequent years. This measure is leaving $1.2 billion in the pockets of Canadian workers and businesses in 2011 alone.
The Government will also be consulting Canadians on how the EI rate-setting mechanism can be further improved to ensure more stable, predictable rates going forward. A Web-based consultation process will be undertaken to invite written recommendations. In addition, the Parliamentary Secretaries to the Ministers of Finance and Human Resources and Skills Development will convene a number of roundtables to hear the views of key stakeholders. A consultation paper will be released in the coming weeks.
Moving to the Next Phase of Canada’s Economic Action Plan
Because the stimulus in Canada’s Economic Action Plan was designed to provide temporary support to the economy, the vast majority of initiatives announced in Budget 2009 will wind down as planned on March 31, 2011. Canada’s Economic Action Plan succeeded in creating jobs and growth when support was needed most. As the Economic Action Plan moves into a new phase focused on long-term growth and prosperity, the investments made to combat the global economic recession will continue to pay benefits. For example, the tens of thousands of infrastructure projects funded through the Plan will leave a legacy of more efficient transportation networks, cleaner water systems and improved recreational facilities that will make our economy more competitive and increase our standard of living.

Permanent tax reductions announced in the Plan and provided by the Government since 2006 will allow hard-working Canadians to keep more of their earnings, while encouraging business investment and supporting job growth.
In short, by supporting productive investments, Canada’s Economic Action Plan has helped lay the foundation for long-term economic growth and prosperity.
Table 3.3
Supporting the Recovery

	2010–11	2011–12	2012–13	Total

	(millions of dollars)
Extending assistance for Canada’s manufacturing and processing sector			65	65
Hiring Credit for Small Business	41	124		165
Extending the work-sharing program		10		10
Renewing EI pilot projects		240	180	420
Extending the Targeted Initiative for Older Workers			25	25
Expanding the Wage Earner Protection Program		5	5	9
Supporting mineral exploration		120	-30	90

Total—Supporting the Recovery	41	499	245	784
Less: funds existing in the fiscal framework		5	30	34

Net fiscal cost	41	494	215	750

Note:	Totals may not add due to rounding.

Chapter 4
The Next Phase of Canada’s
Economic Action Plan—
A Low-Tax Plan for Jobs
and Growth

Introduction
Canada’s Economic Action Plan has been effective in creating and maintaining jobs and protecting the well-being of Canadians. Canada has now more than fully recouped all of the employment and output losses that occurred as a result of the recession. Moreover, the private sector is once again the engine of growth and job creation, allowing the Government to wind down stimulus and focus on long-term priorities.
The Government will build on the success of the Economic Action Plan. The Next Phase of Canada’s Economic Action Plan—A Low-Tax Plan for Jobs and Growth helps lay the foundation for long-term prosperity by supporting key drivers of economic growth—innovation, business investment, families, communities, education and training—in a responsible manner that preserves Canada’s fiscal advantage.
The Government is building on a strong economic record. Since 2006, the Government has reduced taxes, tariffs and red tape to improve incentives for investment and innovation. It has fostered innovation by making substantial investments in research and development, and has taken action to encourage education and skills development. The Government’s actions include major tax reductions, historic investments in infrastructure, a more streamlined regulatory environment and targeted measures to safeguard financial stability. It has reduced the welfare wall and created opportunities for more Canadians to participate in the labour force, while maintaining a strong record of fiscal management.
These policy actions have garnered widespread international recognition. For example, The Economist magazine’s Economist Intelligence Unit recently ranked Canada as the best place in the Group of Seven (G-7) to do business for the next five years.

On fiscal stabilization, the government appropriately charts a course to fiscal balance over the medium term. This would put net debt-to-GDP ratio on a downward trajectory from already low levels, maintaining Canada’s standing as [having] the strongest fiscal position in the G-7.
— International Monetary Fund,
Canada: 2010 Article IV Consultation,
December 2010

In an increasingly competitive global environment, to remain a leader on the world stage, Canada needs to maintain its low-tax plan that leaves more money in the hands of families and stimulates the investment, innovation and economic growth that ultimately create more high-wage jobs for Canadians. It needs to encourage growth and innovation through investments in research and education, streamlined regulations and free trade agreements with advanced and emerging economies. It needs to support families and communities to ensure that all Canadians benefit from the opportunities and wealth that long-term growth creates. And Canada needs to remain focused on maintaining its strong fiscal management and sound financial system to foster the long-term economic growth that will provide all Canadians with the opportunity to contribute to our continued prosperity.
To that end, the Next Phase of Canada’s Economic Action Plan will take steps to advance the Government’s long-term objective of building a stronger economy that generates high-wage jobs.
The Next Phase of Canada’s Economic Action Plan—A Low-Tax Plan for Jobs and Growth is centered on four strategic areas:
•	Supporting Job Creation: Creating the right environment for businesses and entrepreneurs to invest in Canada and succeed in the global economy, leading to higher rates of productivity growth, more and better-paying jobs for Canadians, and a higher standard of living.

•	Supporting Families and Communities: Ensuring that all Canadians can enjoy a high quality of life and benefit from the opportunities that long-term growth creates.

•	Investing in Innovation, Education and Training: Promoting the research and development that will give Canadian firms a competitive advantage in global markets and providing Canadians with the opportunity and incentives to acquire the education and skills needed for increasingly complex, high-wage jobs.

•	Preserving Canada’s Fiscal Advantage: Maintaining a strong environment for growth by ensuring the Government will return to fiscal balance in the medium term, providing confidence and certainty to Canadians and Canadian businesses.

By focusing on the drivers of growth, the Next Phase of the Economic Action Plan will help individuals, entrepreneurs and businesses create the wealth Canada needs to invest in health care, infrastructure and other services that promote vibrant communities and maintain our high quality of life. Budget 2011 introduces a number of targeted measures to support these objectives.

Chapter 4.1
Supporting Job Creation

Highlights
Fostering Canada’s Business Advantage
The Next Phase of Canada’s Economic Action Plan—A Low-Tax Plan for Jobs and Growth takes important steps to improve the ability of businesses and entrepreneurs to respond to emerging growth opportunities and create jobs. Budget 2011 measures include:
✓	Providing a one-time Hiring Credit for Small Business of up to $1,000 against a small firm’s increase in its 2011 Employment Insurance (EI) premiums over those paid in 2010 to encourage hiring.

✓	Providing assistance to Canada’s manufacturing and processing sector by extending the temporary accelerated capital cost allowance rate for investment in machinery and equipment for two additional years.

✓	Renewing the Best 14 Weeks and Working While on Claim EI pilot projects for one year.

✓	Providing $20 million over two years to help the Canadian Youth Business Foundation to support young entrepreneurs.

✓	Reducing red tape to lessen the compliance burden on small businesses through the Red Tape Reduction Commission and upgrading the BizPaL service.
Investing in a Cleaner Energy Economy
The Next Phase of Canada’s Economic Action Plan advances Canadian leadership in the development and promotion of clean energy technologies, with new budget measures including:
✓	Providing renewed funding of almost $100 million over two years for research, development and demonstrations of clean energy and energy efficiency.

✓	Expanding eligibility for the accelerated capital cost allowance for clean energy generation equipment.

✓	Providing $8 million over two years to promote the deployment of clean energy technologies in Aboriginal and Northern communities.

✓	Aligning deduction rates for intangible capital expenses in oil sands projects with rates in the conventional oil and gas sector.

Strengthening Canada’s International Engagement
The Next Phase of Canada’s Economic Action Plan takes action to strengthen Canada’s trade arrangements and to engage in the global economy through new budget measures such as:
✓	Streamlining Canada’s trade instruments, including an overhaul of the Customs Tariff legislation to reduce the processing burden for Canadian business.

✓	Extending the temporary powers of Export Development Canada to provide financing support to Canadian exporters in the domestic market.
Maintaining Canada’s Financial Sector Advantage
The Next Phase of Canada’s Economic Action Plan further strengthens Canada’s financial system. Budget 2011 measures include:
✓	Introducing legislation to reinforce the stability of Canadian housing finance and strengthen the mortgage insurance regime.

✓	Moving forward on the recommendations of the Task Force on Financial Literacy, and announcing the Government’s intention to appoint a Financial Literacy Leader to promote national efforts.

✓	Enhancing consumer protection by banning unsolicited credit card cheques and developing measures related to network-branded prepaid cards.
Strengthening Canada’s Public Infrastructure
The Next Phase of Canada’s Economic Action Plan builds on the significant investments in public infrastructure announced under the Building Canada plan and in Budget 2009 with new budget measures including:
✓	Legislating a permanent annual investment of $2 billion in the Gas Tax Fund to provide predictable, long-term infrastructure funding for municipalities.

✓	Providing $228 million over three years to fund repairs and major maintenance to federal bridges in Greater Montréal.

✓	Investing $148 million over the next five years to maintain bridges, dams and other specialized federal assets managed by Public Works and Government Services Canada across Canada.

✓	Providing up to $72 million over three years for repairs to storm-damaged small craft harbours.

✓	Contributing $150 million toward the construction of an all-season road between Inuvik and Tuktoyaktuk that completes the Dempster Highway, connecting Canadians from coast to coast to coast.
Supporting Canadian Agriculture
The Next Phase of Canada’s Economic Action Plan promotes the long-term profitability and global competitiveness of the agricultural sector by:
✓	Announcing a two-year, $50-million Agricultural Innovation Initiative to support knowledge creation and transfer and increased commercialization of agricultural innovations.

✓	Providing $17 million over five years for a management and monitoring strategy to contain and prevent the spread of plum pox.

✓	Providing $24 million over two years to extend the Initiative for the Control of Diseases in the Hog Industry.

✓	Ensuring that the Agri-Québec program is accorded the same tax treatment that is currently provided to the federal AgriInvest program.

✓	Providing an additional $100 million over five years to the Canadian Food Inspection Agency to improve food inspection capacity.
Supporting Forestry
The Next Phase of Canada’s Economic Action Plan invests in Canada’s forestry sector by:
✓	Supporting the transformation of the forestry sector by proposing to provide $60 million in 2011–12 to help forestry companies innovate and tap into new opportunities abroad.

Since 2006, the Government has promoted job creation by fostering an environment in which businesses can grow and succeed. This reflects the Government’s fundamental belief that the ingenuity, hard work and innovation of individual Canadians are the sources of long-term growth and wealth creation.
To tap the potential of the private sector, the Government has taken a range of actions to increase Canada’s openness to trade and investment, provide tax relief, invest in critical public infrastructure, improve the regulatory environment, strengthen the financial sector and support a greener economy, including:
•	Reducing taxes to allow all Canadians to keep more of their hard-earned money, to encourage savings, to improve work incentives, and to establish a tax advantage for investment.

•	Limiting the increase in Employment Insurance premiums to 5 cents in 2011 and 10 cents for subsequent years.

•	The permanent elimination of tariffs on machinery and equipment in Budget 2009, providing average annual savings of $88 million to Canadian businesses, and the elimination in Budget 2010 of all remaining tariffs on industrial inputs, which will provide $300 million in additional annual savings and make Canada a tariff-free zone for manufacturers.

•	Significant investments as part of the strategy to promote trade and help Canadian companies access new markets in a competitive global economy.

•	The launch of a long-term plan for infrastructure, the $33-billion seven-year Building Canada plan, to meet infrastructure needs across the country. This includes investments of more than $3.5 billion for gateway-related initiatives, including under the Asia-Pacific Gateway and Corridor Initiative, the soon-to-be-released Atlantic Gateway strategy, and Canada’s Continental Gateway, which is being finalized with Ontario and Quebec.

•	Continuing to take steps along with the State of Michigan, the U.S. Government and the Province of Ontario to advance the construction of a new international bridge for the Windsor-Detroit trade corridor.

•	Strategic investments in federal infrastructure assets in all regions of Canada, such as VIA Rail Canada’s passenger rail network, federal bridges and roads, border crossings, and small craft harbours.

•	An investment of $3.8 billion in environmental initiatives for cleaner energy, renewable energy, energy efficiency and new environmental technologies in Budget 2007, and an additional $2 billion over five years under Canada’s Economic Action Plan to support clean energy demonstration projects and green infrastructure.

•	A new Framework for Aboriginal Economic Development focused on strengthening Aboriginal entrepreneurship, supporting Aboriginal skills development, enhancing the value of Aboriginal assets and forging new and effective partnerships with provinces, territories and the private sector. As part of the implementation of the Framework, the Government of Canada is investing $200 million.

•	A 20-per-cent reduction in the paperwork burden, and the launch in January 2011 of a new Red Tape Reduction Commission.

•	Ongoing efforts to keep Canada’s double taxation conventions up to date and negotiate tax information exchange agreements, to both promote cross-border trade and investment and support Canada’s efforts to combat domestic and international tax evasion.

•	Implementation of the Capital Markets Plan to enhance regulatory efficiency, strengthen market integrity, create greater opportunities for businesses and investors, and improve investor information.
Targeted Measures to Support the Recovery
As discussed in detail in Chapter 3, Budget 2011 introduces a number of short-term targeted actions to support job creation during the fragile global economic recovery.
Budget 2011 announces the extension of the temporary accelerated capital cost allowance treatment for investment in machinery and equipment in the manufacturing and processing sector for two additional years. This will help businesses make the additional investments needed to improve their productivity and create jobs in a sector that was particularly hard hit by the global recession.
Budget 2011 will also assist small businesses in hiring new workers so they can take advantage of emerging opportunities and compete in the global economy. Budget 2011 announces a one-time Hiring Credit for Small Business of up to $1,000 against an employer’s increase in 2011 Employment Insurance premiums over 2010 to help defray the costs of additional hiring.

Other proposed Budget 2011 measures to support the economic recovery include:
•	Extending existing or recently terminated work-sharing agreements by up to 16 weeks so that companies can avoid layoffs by offering Employment Insurance benefits to workers willing to work a reduced work week while their company recovers.

•	Renewing the Best 14 Weeks and Working While on Claim Employment Insurance pilot projects for one year.

•	Enhancing the Wage Earner Protection Program to cover more workers affected by employer bankruptcy or receivership.

•	Extending the Targeted Initiative for Older Workers to support training and employment programs for older workers.

•	Extending the Mineral Exploration Tax Credit for flow-through share investors for an additional year.
These measures build on programs from Canada’s Economic Action Plan, as well as measures taken to support the recovery during the fall of 2010.
Looking ahead, under the Next Phase of Canada’s Economic Action Plan, the Government will continue to promote job creation and sustainable economic growth by building on its strong record in improving Canada’s business environment and in branding Canada as a premier destination for business investment. The objective will continue to be the creation of a more productive economy that generates well-paid jobs and continued prosperity for Canadians. To this end, the Government will:
•	Further improve the personal income tax system to enhance incentives to work, save and invest, while taking action to ensure the integrity of the tax system and to secure the low-tax environment necessary to encourage business investment and improve productivity.

•	Continue its efforts to bring the benefits of foreign investment to Canada while securing access to foreign markets for Canadian businesses. It will also continue to improve Canada’s regulatory and marketplace frameworks through better coordination and cooperation with other countries, new domestic approaches, and a continued focus on promoting competition, protecting intellectual property, safeguarding national interests and reducing the administrative burden on Canadian business.

•	Pursue targeted measures at home to ensure that Canada maintains its global financial sector advantage and that Canadians continue to benefit from a world-class financial system. In addition, Canada will continue to play a leading role in advancing the Group of Twenty (G-20) financial sector reform agenda aimed at strengthening the global financial system.

•	Take additional steps to foster a stronger economic union by continuing to engage with the provinces and territories to enhance internal trade and labour mobility. It will ensure that all regions of the country have modern public infrastructure and will continue to support sectors of strategic importance. The Government will support the development of new environmental and clean energy technologies and pursue efficient regulatory approaches to create a cleaner, healthier environment.
Budget 2011 takes important steps in all of these directions, with measures focused on improving the business environment; protecting Canada’s environment and promoting clean energy; opening up international markets for trade; strengthening Canada’s financial sector; investing in public infrastructure; and providing support to key sectors such as energy, mining, manufacturing, tourism, agriculture and forestry.
Fostering Canada’s Business Advantage
Building on the low-tax plan implemented by the Government since 2006, Budget 2011 takes additional important steps to improve the conditions for private sector growth by reducing red tape and making it easier for small and medium-sized enterprises to do business.
Supporting Small Business and Entrepreneurs
Through innovation and ingenuity, small business owners and entrepreneurs create jobs and generate wealth in communities across Canada.
The Government has consulted closely with business stakeholders and has taken decisive action to address barriers faced by entrepreneurs, including by reducing taxes and red tape, improving access to business financing, supporting training and research, and opening up new markets. The Government has declared 2011 the Year of the Entrepreneur, in order to help increase public awareness of the important role played by small businesses.

As discussed in Chapter 3, Budget 2011 announces further support for small businesses through the temporary Hiring Credit for Small Business, which would provide a one-time credit of up to $1,000 against a small firm’s increase in its 2011 Employment Insurance (EI) premiums over those paid in 2010. This new credit will be available to approximately 525,000 employers whose total EI premiums were at or below $10,000 in 2010, reducing their 2011 payroll costs by about $165 million.
Budget 2011 includes a number of measures to further enable small businesses and entrepreneurs to grow and create jobs.
Supporting Young Entrepreneurs
The Canadian Youth Business Foundation works with young entrepreneurs across the country to help them become the business leaders of tomorrow through mentorship, learning resources and start-up financing.
Since 2002, the Foundation has helped young Canadians to start more than 4,000 businesses, creating close to 18,000 new jobs.
Budget 2011 proposes $20 million over two years to enable the Canadian Youth Business Foundation to continue its important support for young entrepreneurs.
Reducing Red Tape for Small Business—BizPaL
Launched in 2006, BizPaL is a free online service that significantly reduces the red tape burden on small business owners by allowing them to quickly and efficiently create a tailored list of permits and licences that are required from all levels of government to operate their specific business. Budget 2011 provides $3 million per year to make BizPaL permanent and allow the program to upgrade its technology infrastructure to provide even greater value to small businesses.
Moving Forward With the Red Tape Reduction Commission
Complex and overlapping regulatory requirements impose a significant compliance burden on small businesses. Red tape ties up Canadian businesses and entrepreneurs, reducing their competitiveness and forcing them to spend time and money that could be better spent strengthening Canada’s economic recovery.

Recognizing the costs imposed by unnecessary regulatory requirements, in January 2011 the Government fulfilled its Budget 2010 commitment to establish the Red Tape Reduction Commission. The Commission will help find effective and lasting solutions to reducing red tape for Canadian small and medium-sized businesses. The Commission, chaired by the Minister of State (Small Business and Tourism), is taking the perspectives of small business into account to identify irritants stemming from federal regulatory requirements.
The Commission is seeking advice from Canadians through an online consultation process and has held a series of roundtables across Canada. In the fall of 2011, the Commission will make recommendations to the Government on how to address regulatory irritants and provide options for lasting reforms to keep red tape from creeping back, while protecting the health, safety and security of Canadians.
Businesses, especially small business owners and entrepreneurs, have told the Commission that the Government must act now to begin addressing their concerns and to promote growth and competitiveness. This Government has listened and will take early action by:
•	Tasking regulators with examining the effects of their regulations through a “small business lens” to ensure that regulatory requirements do not have unintended impacts on small businesses and are administered as fairly and efficiently as possible.

•	Using an advertising and outreach campaign to reduce frustration for small businesses by pointing them to the right information about programs and regulations.

•	Demonstrating the Government’s progress on red tape reduction by posting current initiatives on the Commission’s website.

•	Improving transparency by posting all regulatory consultations on the Consulting With Canadians web portal.

•	Integrating and simplifying services to employers through Human Resources and Skills Development Canada’s Employer Contact Centre initiative.

•	Streamlining and focusing requirements for airports and air carriers through Transport Canada’s Aviation Security Regulatory Framework.

•	Proposing legislation to eliminate mandatory registration for small vessels, including canoes and kayaks.

Continuing to Improve Taxpayer Fairness
In Budget 2010, the Government committed to consult with key stakeholders to identify ways to strengthen the transparency and accessibility of taxpayer fairness instruments such as the Taxpayer Bill of Rights, the Service Complaints program and the taxpayer relief provisions. The Canada Revenue Agency (CRA) completed consultations in 2010 and found that more could be done to ensure that Canadians have the information they need. The CRA will take action this year to increase awareness of taxpayer fairness instruments by improving its Internet site, providing targeted information to tax professionals, and reviewing guides, pamphlets and other publications to ensure that information is provided in a clear and consistent manner to all Canadians.
The CRA will continue to consult with the business community and key stakeholders, such as the Canadian Federation of Independent Business, to identify opportunities to further improve its services and reduce the administrative burden while respecting the overall integrity of the tax system. For example, the CRA has clarified the reporting expectations related to the recent update of the T4A form as a result of the helpful feedback received from stakeholders. The CRA will also introduce, by April 2012, written electronic answers to written queries from clients using the My Business Account interface. As well, the CRA will review the penalty structure for the late filing of information returns, with particular regard to its impact on small businesses. Any changes to the penalty structure as a result of this review will be announced in advance of the filing due date for the 2011 taxation year.
These activities will help to ensure that the administration of the tax system is as fair and efficient as possible and will complement the ongoing work of the Red Tape Reduction Commission in reducing the administrative burden facing businesses.
Other Measures to Strengthen the Business Environment
Preventing Labour Disruptions
Labour Canada’s Preventive Mediation Program helps employers and unions build and maintain constructive working relationships through a variety of services and workshops designed to help parties move from adversarial to collaborative relationships.

Budget 2011 expands the delivery of the Preventive Mediation Program with an investment of $1 million over two years. With this new investment, more employers and unions will benefit from this voluntary service.
Strengthening Canada’s Standards System
The Standards Council of Canada is a Crown corporation that helps to promote Canada’s economic growth through the pursuit of efficient and effective standardization. Standards are put in place to safeguard the health and safety of Canadians, improve the flow of goods and services within Canada and internationally, and reduce red tape and compliance costs facing Canadian businesses.
Budget 2011 proposes to provide an additional $2.1 million per year starting in 2012–13 to the Standards Council of Canada to modernize national standards and support a stronger Canadian voice in developing international standards.
Improving Military Procurement
In 2008, the Government announced the Canada First Defence Strategy—a long-term strategy to modernize the Canadian Forces. This commitment has set the stage for a renewed relationship with Canada’s industry, knowledge and technology sectors, allowing unprecedented opportunities for every region of the country and creating an environment in which companies can plan ahead, positioning themselves to compete for defence contracts in Canada and in the global marketplace.
Considerable progress has been achieved in streamlining and improving military procurement processes, including through the National Shipbuilding Procurement Strategy and enhancements to the Industrial and Regional Benefits Policy. The Government is committed to continuing these efforts by developing a procurement strategy, in consultation with industry, to maximize job creation, support Canadian manufacturing capabilities and innovation, and bolster economic growth in Canada.

Launching a Review of Aerospace Policy and Programs
Canada’s aerospace sector is a global technology leader and a major source of high-quality jobs. The Government will conduct—through a consultative process involving the Aerospace Industries Association of Canada and their member firms—a comprehensive review of all policies and programs related to the aerospace/space industry to develop a federal policy framework to maximize the competitiveness of this export-oriented sector and the resulting benefits to Canadians. This review will be coordinated with the ongoing Review of Federal Support Research and Development.
The Government has made substantial, successful investments to leverage private sector investment in this important, high-tech and growing sector of our economy. To build on these successes, the Government will ensure that stable funding is provided for the Strategic Aerospace and Defence Initiative through this 12-18 month consultative review, and examine options for continuing the level of funding thereafter.
Investing in a Cleaner Energy Economy
Canada is an energy superpower with one of the world’s largest resource endowments from both traditional and emerging sources of energy. Canada is increasingly looked to as a secure and dependable supplier of a wide range of energy products. Budget 2011 includes measures that further Canadian leadership and support the development of clean energy technologies by proposing:
•	$97 million over two years to renew funding for technology and innovation in the areas of clean energy and energy efficiency.

•	$8 million over two years to renew funding to promote the deployment of clean energy technologies in Aboriginal and Northern communities.
Supporting the Development of the Alaska Pipeline Project
Budget 2011 provides $4 million over the next two years to the Northern Pipeline Agency to create a cost-recovered consultations initiative, primarily focused on Aboriginal groups, with respect to the Alaska Pipeline Project.

Expanding Tax Support for Clean Energy Generation
The tax system encourages businesses to invest in clean energy generation and energy efficiency equipment by providing an accelerated capital cost allowance (CCA) rate. CCA Class 43.2 includes a variety of stationary equipment that generates energy by using renewable sources or fuels from waste, or by using fuel more efficiently. It allows the cost of eligible assets to be deducted for tax purposes at a rate of 50 per cent per year on a declining balance basis—which is faster than would be implied by the useful life of the assets.
Budget 2011 proposes to expand eligibility for accelerated CCA under Class 43.2 to include equipment that generates electricity using waste heat from sources such as industrial processes. This expansion will encourage investment in technologies that increase energy efficiency and can help displace the use of fossil fuels for generation of electricity.
It is estimated that this measure will reduce federal revenues by about $1 million in 2011–12 and $2 million in 2012–13.
Extending Qualifying Environmental Trust Rules to Pipelines
Government regulators sometimes require that a company operating a mine, quarry or waste disposal site set aside funds in trust in order to cover the future cost of cleaning up or “reclaiming” the site. The income tax rules allow a deduction for contributions made to such a trust, provided it meets the conditions for being a qualifying environmental trust (QET) for tax purposes.
The National Energy Board recently announced that companies operating pipelines under its jurisdiction will be required in coming years to begin setting aside funds during a pipeline’s operating life to cover future abandonment costs. Budget 2011 therefore proposes to expand the scope of the QET rules to include trusts that are required to be established to fund reclamation costs associated with pipelines. This change will apply to trusts created after 2011. In addition, to provide more flexibility to regulators in determining appropriate investments for the trusts that they mandate, Budget 2011 proposes to expand the range of eligible investments that a QET may make. This change will apply to trusts created after 2011. It will also apply after 2011 to trusts created before 2012 if the trust and the regulatory authority jointly so elect.

This measure is expected to decrease federal revenues by $40 million in 2015–16. No impact is anticipated before that date, as companies are not expected to begin setting aside funds until 2015.
Eliminating Fossil Fuel Subsidies
With the oil sands sector vibrant and growing, Budget 2007 announced the phase-out of the accelerated capital cost allowance for tangible capital assets in the sector. Budget 2011 builds on this change by proposing to reduce the deduction rates for intangible capital expenses in oil sands projects and align them with the rates applicable in the conventional oil and gas sector.
These changes will improve fairness and neutrality of the taxation of oil sands relative to other sectors of the economy. They constitute further action by Canada in support of the commitment by G-20 Leaders to rationalize and phase out over the medium term inefficient fossil fuel subsidies.
These changes are expected to increase federal revenues by approximately $15 million in 2011–12 and $30 million in 2012–13.
Supporting Atomic Energy of Canada Ltd.
Atomic Energy of Canada Limited (AECL) is a federal Crown corporation which specializes in a range of nuclear products and services and works with Canada’s diverse nuclear industry. The Government has initiated a process to restructure AECL to position the corporation for future success and create new opportunities for Canada’s nuclear industry. Delivering competitive solutions and containing financial risks and costs to Canadian taxpayers is an important consideration in this regard. Budget 2011 provides $405 million on a cash basis in 2011–12 for AECL’s operations to cover anticipated commercial losses and support the corporation’s operations, including to ensure a secure supply of medical isotopes and maintain safe and reliable operations at the Chalk River Laboratories.

Strengthening Canada’s International Engagement
Canada’s long-term prosperity depends on its ability to engage in the global economy, and an open, strong and resilient global economy creates trade and investment opportunities for Canadian businesses.
Expanding and Facilitating Trade
Open markets create business opportunities for Canadian firms, leading to economic growth, better jobs and lower prices for Canadian consumers. For this reason, the Government launched a comprehensive Global Commerce Strategy in 2007 to ensure that Canadian businesses can take full advantage of global market opportunities. Budget 2011 includes measures that further promote an open and efficient trading system.
Although Canada continues to anchor its trade liberalization efforts at the World Trade Organization and remains active in the Doha Round of multilateral trade negotiations, a timely conclusion to the Round is uncertain. The Government has supplemented these efforts with an ambitious free trade and investment agenda that seeks to provide new and diverse opportunities to Canadian companies over a short-time horizon. In the last five years, Canada has concluded free trade agreements with eight countries and is currently in negotiations with some 50 other countries. This includes the negotiation of a Comprehensive Economic and Trade Agreement with the European Union, which is expected to be concluded this year, as well as free trade negotiations launched with India last November. Taken together, these free trade initiatives with the European Union and India could provide Canadian businesses with improved access to markets of over 1.7 billion people, with a combined gross domestic product (GDP) of $20 trillion, and create thousands of job opportunities. Furthermore, the Government recently announced the launch of a joint study to examine the potential for an Economic Partnership Agreement with Japan.
At the same time, Canada continues to enhance its most important trading relationship with the United States—our neighbour and the world’s largest economy—through the Shared Vision for Perimeter Security and Economic Competitiveness, announced February 4, 2011. In this context, Canada and the United States are working to establish an action plan to implement the Shared Vision for Perimeter Security and Economic Competitiveness that will accelerate the legitimate flows of people and goods between both countries, while strengthening security and economic competitiveness.

Streamlining Canada’s Trade Instruments
Budget 2011 builds on recent tariff relief efforts and emphasizes Canada’s openness to trade and investment by simplifying and streamlining Canada’s trade instruments. This will include changes to modernize Canada’s Customs Tariff legislation with a view to facilitate trade and lower the administrative burden for businesses and government. Among other initiatives, measures will be introduced to facilitate the classification of goods by importers, streamline the processing of low-value non-commercial imports and modernize the Act to make it more user-friendly. In addition, the Government will propose measures to ensure that Canada operates an efficient trade remedy system that provides Canadian industry with the appropriate mechanisms to address unfair trade.
Foreign Trade Zone Programming
Through longstanding tax and tariff export-related programs, Canada has been providing benefits to businesses comparable to those found in foreign trade zones in other countries while having the advantage of not being site-specific. These programs, which are administered by the Canada Border Services Agency and the Canada Revenue Agency, relieve tariffs (Duty Deferral Program) and the Goods and Services Tax (Export Distribution Centre Program and Exporters of Processing Services Program).
Building on the success of the Government’s gateways and corridor approach, Budget 2011 commits to an examination of Canada’s current foreign trade zone-like policies and programs. Specifically, the Government will concentrate on ensuring that these policies and programs are internationally competitive, effectively marketed and administratively efficient.
India Engagement Strategy
In addition to the Global Commerce Strategy, the Government is developing a more targeted engagement strategy to forge closer ties with India across different sectors. India is one of the world’s fastest growing economies, and developing a focused strategy to enhance our bilateral relationship will result in a more effective and beneficial partnership.

This strategy will harness funding provided in recent budgets for measures such as the Global Commerce Strategy and the International Science and Technology Partnerships Program to enhance the Canada-India relationship as Canada pursues stronger economic ties through free trade and investment agreement negotiations. Specific initiatives will include:
•	High-level engagement and branding of Canada in India.

•	Market development by promoting Canadian innovation, bilateral investment, and closer business-to-business relationships.

•	Public service engagement, including exchanges.

•	Strengthening academic networks by building linkages between Canadian and Indian institutions and promoting Canadian universities in India.
Establishing a Canada-India Research Centre of Excellence
Canadian post-secondary institutions are becoming more globally connected and strengthening their research linkages with peer institutions in emerging markets, particularly in India. Our universities and colleges have worked to establish important academic exchanges and research collaborations with Indian students, researchers and faculty. In addition to building stronger research ties and creating valuable learning opportunities, these partnerships will generate positive impacts for Canada’s economy and society.
As part of the Government’s wider India engagement strategy, Budget 2011 provides $12 million over five years for a competition to select a Canada-India Research Centre of Excellence, open to proposals in all areas of research. The centre will focus on creating partnerships that bring together key individuals and organizations from Canada and India, accelerating the exchange of research results, and increasing Canada’s international visibility and reputation as a research leader.
In addition, as noted in Chapter 4.3, Budget 2011 provides $10 million over two years to develop an international education strategy that will promote Canadian colleges and universities abroad, with a focus on emerging economies such as India. This will strengthen our engagement with emerging economies and ensure greater collaboration between Canadian and foreign institutions.

Export Development Canada
Export Development Canada (EDC) helps Canadian exporters take advantage of international opportunities. EDC’s role was especially important during the financial crisis. Measures included in Canada’s Economic Action Plan enabled EDC to provide additional financing support to Canadian exporters, including on an exceptional basis in the domestic market.
As the economy recovers, businesses are being increasingly served by private sector sources of credit. As a sign of the decreasing need for extraordinary measures, EDC recently paid a $350-million dividend to the Government, an amount equal to the additional capital provided to the corporation during the financial crisis. This is consistent with the goal of the Economic Action Plan to provide short-term stimulus to the Canadian economy, in this case stimulus in the form of an investment which is now being repaid.
Budget 2011 announces that the Government will review the regulatory framework that governs EDC’s role in the domestic financing market. In the interim, the temporary powers granted to EDC in Budget 2009 have been extended until March 2012.
Meeting Our Global Responsibilities
Canada makes a strong contribution to supporting the effective functioning of the global economy and improving the welfare of others in the world. Over the past year, as Chair of the G-8 and as host of the G-20 Toronto Summit, Canada has been playing a pivotal role in shaping global actions on the economy. Canada secured an agreement at the Toronto Summit for all advanced economies to halve their deficits by 2013 and stabilize or reduce their debt-to-GDP ratios by 2016. Canadian leadership also paved the way for the commitment from advanced and emerging G-20 economies to better coordinate their policies and act to address the shared challenges that stand in the way of a sustainable and lasting recovery. Canada continues to lead these efforts as co-chair of the G-20 Framework for Strong, Sustainable and Balanced Growth. Canada has also played a strong role in mobilizing the resources of the G-20 in support of critical development objectives such as Haiti debt relief, and increasing lending resources of the multilateral development banks.

International Civil Aviation Organization
Since 1947, Canada has hosted the International Civil Aviation Organization (ICAO), a United Nations agency based in Montréal. The ICAO plays a key role in the governance of civil aviation, and also serves as an important anchor to the city’s aerospace industry and economy. The organization employs over 600 people and adds an estimated $100 million per year to the local economy. Budget 2011 announces $9.7 million over five years to enhance the Government’s support for the agency’s headquarters in Montréal.
International Microfinance and Entrepreneurship
The strength of Canada’s relationship with the broader global community has been built in part on its long and active engagement in international development. Canada has consistently been at the forefront of poverty eradication efforts, including through its investments to promote private sector participation, a priority essential to achieve sustained economic growth.
For over 40 years Canada has supported microfinance initiatives throughout the developing world. In the last five years, Canada’s annual spending in this sector has averaged over $45 million, which includes help to entrepreneurs to access the credit that is needed to grow their businesses and support their families. For example:
•	In Haiti, Canada helped to create a federation of credit unions, Le Levier, which includes 28 service outlets and 48 financial co-operatives to serve more than 350,000 members, nearly half of whom are women.

•	In Afghanistan, Canada’s support to the microfinance industry helps over 430,000 clients, 60 per cent of whom are women, to obtain small loans and financial services.

•	Access to financial services, including microfinance, more than doubled (from 324,000 in 2009 to over 771,000 in 2010) in Tanzania last year, thanks in part to Canada’s contribution to a multi-donor effort.

This past year Canada supported a number of new initiatives that leverage private sector ideas and resources to address global priorities. Canada led the development of the G-20 SME Finance Challenge, an international competition that is providing financing to scale up successful initiatives including Canada’s Peace Dividend Trust, which helps local entrepreneurs in post-conflict countries through guaranteed credit lines. As well, Canada played a key role in creating the International Finance Corporation’s new private sector window of the Global Agriculture and Food Security Program, which will help expand access to credit for farmers and small businesses in the agricultural sector in poor countries.
Moving forward, the Government will continue to help poor countries achieve sustainable economic growth through support for private sector development, in line with the Canadian International Development Agency’s new Sustainable Economic Growth Strategy and ongoing efforts to strengthen the effectiveness of Canada’s aid program.
Maintaining Canada’s Financial Sector Advantage
Canada’s financial system continues to be recognized as one of the soundest in the world. Our well-capitalized and prudently regulated financial institutions withstood the global financial crisis, avoiding the need for government bailouts that occurred in many other countries.
The Government of Canada will pursue targeted measures at home to safeguard this competitive advantage and ensure that Canadians continue to benefit from the resulting economic growth and jobs. Canada’s financial sector directly employs over 750,000 Canadians, contributing nearly 7 per cent of GDP in 2010. Canada will continue to play a leading role in advancing the G-20 financial sector reform agenda targeted at strengthening the global financial system, including by participating in the Financial Stability Board’s peer review exercise of executive compensation practices, which is aimed at ensuring that compensation arrangements discourage executives from making risky deals for short-term profit.
Budget 2011 introduces measures to reinforce the soundness of Canadian housing finance and the broader financial system. This includes moving forward with implementing the recommendations of the Task Force on Financial Literacy aimed at improving financial literacy for all Canadians and enhancing financial consumer protection.

Maintaining the Stability and Efficiency of Canada’s Financial Sector
Maintaining Canada’s financial sector advantage is especially important as the global financial system changes and adapts to the fallout of the global financial crisis. Canada must continue to assess the potential impact of new international standards on its ability to compete and to attract investment while maintaining confidence in Canada’s capital markets.
Reinforcing the Stability of Canada’s Housing Finance System
The Government recognizes the importance of a stable and well-functioning housing market to the overall economy and Canada’s financial system.
Canada’s system of housing finance plays an important role in providing a reliable source of funds to help support home ownership in Canada. Prudent mortgage lending standards and mandatory mortgage insurance for high ratio loans allowed Canada to avoid the housing crisis that occurred in other countries. Since 2008, the Government has taken prudent and measured steps to ensure this system remains stable over the long term while maintaining economic growth.
In July 2008, February 2010 and January 2011, the Government announced adjustments to the rules for Government-backed insured mortgages. These changes will significantly reduce the total interest payments Canadians make on their mortgages, promote saving through responsible home ownership, and limit repackaging of consumer debt into mortgages guaranteed by taxpayers.
Going forward, the Government of Canada will introduce a legislative framework that will formalize existing mortgage insurance arrangements with private mortgage insurers and Canada Mortgage and Housing Corporation, including the rules for Government-backed insured mortgages. The measures strengthen the Government’s oversight of the mortgage insurance industry.
The Government is pursuing a number of other measures to ensure the stability of our financial system, which are discussed below.

Developing a Legislative Framework for Covered Bonds
The Government has been working co-operatively with stakeholders to develop the details of a legislative framework for covered bonds. Covered bonds are debt instruments that are secured by high-quality assets, such as residential mortgages. A legislative framework will support financial stability by helping Canadian lenders find new sources of funding and by making the market for Canadian covered bonds more robust.
Reviewing Financial Institutions Legislation
A stable, efficient and competitive financial sector such as Canada’s is based on a sound legislative framework that is reviewed and updated regularly to ensure it is responsive to global and domestic developments.
The Government has launched its five-year review of federal financial institutions legislation and will consider the views of Canadians on how to improve our financial system through legislative amendments. The Government will also introduce legislation to clarify the regulator’s cost recovery framework applying to life insurance companies engaged in global business activities.
Demutualization of Property and Casualty Mutual Insurance Companies
The Government is developing a framework for the demutualization of federally regulated property and casualty mutual insurance companies, which will provide, for companies that choose to demutualize, an orderly and transparent process and ensure that policyholders are treated fairly and equitably. The Government will be in a position to review applications to demutualize once regulations are in place. Amendments to the Insurance Companies Act, including amendments that would prevent any mutual company from demutualizing indirectly, will be introduced.
Partnering With Provinces and Territories on Securities Regulation
In May 2010, the Government tabled for information in Parliament the proposed Canadian Securities Act, and concurrently referred it to the Supreme Court of Canada. The Supreme Court of Canada will rule on whether Parliament has the constitutional authority to enact the proposed Canadian Securities Act.

The Government will continue working with willing provinces and territories to establish a Canadian securities regulator. Participation is voluntary, and the Government encourages all jurisdictions to partner and help shape the future of this new Canadian institution.
Should a favourable ruling be received from the Supreme Court of Canada, the Government intends to introduce for adoption in Parliament a Securities Act, which would then go through the normal parliamentary legislative process. The Government will take the necessary steps to support a transition that minimizes disruption and uncertainty.
Enhancing Financial Literacy
With the growing use of financial services by consumers, the importance of ensuring that Canadians have the tools and knowledge to be confident in their financial decisions cannot be overstated. The Government has received the recommendations of the Task Force on Financial Literacy, and it commends the important work that was done in support of this goal. As a first step, the Government is announcing that a Financial Literacy Leader will soon be appointed to promote national efforts, and is providing funding to advance financial literacy initiatives.
Budget 2011 proposes to provide $3 million per year, in addition to the $2 million per year already provided to the Financial Consumer Agency of Canada, to undertake financial literacy initiatives. Improving financial literacy is a long-term goal and a shared responsibility that requires all partners to work collaboratively to leverage the excellent efforts now underway across the country.
Protecting Consumers
The Government has taken decisive action to protect consumers of financial products and services. The Government has taken measures related to credit cards, and more recently it has announced measures to prohibit negative option billing and reduce cheque hold periods while providing timelier access to funds.
Banning Unsolicited Credit Card Cheques
The Government is taking proactive and prudent steps to assist consumers in managing credit indebtedness. The Government is proposing to ban the distribution of unsolicited credit card cheques to assist consumers in managing their debt levels.

Protecting Consumers of Prepaid Cards
The domestic payments system in Canada continues to evolve rapidly, adapting to the growing trend towards electronic forms of payment. As new financial and payment products appear on the marketplace, the best interests of consumers must be considered. The Government is responding to concerns regarding the terms and conditions associated with network-branded prepaid cards by developing measures to enhance the consumer protection framework.
The Government will continue to monitor developments in the financial sector and take additional targeted action as needed to protect consumers’ interests.
Modernizing Canada’s Currency
Budget 2010 announced the steps the Government is taking to modernize Canada’s currency and protect against counterfeiting. In May, the Bank of Canada will unveil the designs of the new $50 and $100 bills that will come into circulation later this fiscal year. The Royal Canadian Mint will also begin issuing new multi-ply plated $1 and $2 coins later in 2011–12. The Government will continue to work with the Mint to improve the efficiency of the currency system.
Strengthening Canada’s Public Infrastructure
The Government recognizes the importance of investment in public infrastructure. State-of-the-art infrastructure moves people, goods and services to market and improves business competitiveness, allowing the economy to grow and prosper.
In 2007, the Government of Canada launched an ambitious plan to help provinces, territories and municipalities address their infrastructure needs. The Building Canada plan is supported by $33 billion in federal funding over seven years.
As the global economy was entering the worst financial and economic crisis since the 1930s, the Government accelerated this investment and introduced new stimulus initiatives under Canada’s Economic Action Plan to boost infrastructure investment during the 2009 and 2010 construction seasons. Work on some of these projects will continue through to the end of October 2011.

Going forward, the Government will work with provinces, territories, the Federation of Canadian Municipalities and other stakeholders to develop a long-term plan for public infrastructure that extends beyond the expiry of the Building Canada plan.
The Government also continues to invest in our gateways. Canada’s world-class gateways and trade corridors are essential components of a strong and competitive economy. Building on the success of the Asia-Pacific Gateway and Corridor Initiative, the federal government will soon release an Atlantic Gateway strategy in conjunction with the Atlantic provinces. In addition, the Government is continuing to work with Ontario and Quebec towards the development of a strategy for Canada’s Continental Gateway.
The Government continues to work with the State of Michigan, the U.S. Government, and the Province of Ontario to advance the construction of a new international bridge in the Windsor-Detroit trade corridor. A major milestone was achieved in 2010 when Ontario concluded the procurement process with a private sector consortium to design, build, finance, operate and maintain the Windsor-Essex Parkway, a six-lane below-grade highway that will extend Highway 401 in Windsor to the new international bridge. Through the Gateways and Border Crossings Fund, the Government is providing up to $1 billion to fund 50 per cent of this project’s eligible capital costs. The project will spur economic activity in southern Ontario and benefit Quebec and eastern Canada.
Budget 2011 makes important investments in public infrastructure and supports the use of public-private partnerships in delivering infrastructure programs and projects.

Historic Investments in Provincial, Territorial and Municipal Infrastructure
The federal government has significantly increased its direct support for provincial, territorial and municipal infrastructure in recent years as a result of two key initiatives: (1) Canada’s long-term infrastructure plan, the Building Canada plan, and (2) infrastructure stimulus measures under the Economic Action Plan.
Announced in Budget 2007, the seven-year, $33-billion Building Canada plan consists of a suite of programs to meet infrastructure needs across the country, including:
•	The Gas Tax Fund and full rebate of the Goods and Services Tax paid by municipalities, which provide predictable long-term funding for municipalities.

•	The Provincial/Territorial Base Funding Initiative, which provides $25 million per year for each province and territory.

•	The Building Canada Fund, which supports infrastructure projects across Canada, both large and small.

•	The Gateways and Border Crossings Fund and the Asia-Pacific Gateway and Corridor Initiative to strengthen trade-related infrastructure.

•	The Public-Private Partnerships (P3) Fund, the first Canadian infrastructure fund dedicated to P3s.
These programs continue to create significant employment opportunities for Canadians.
The Government also launched a number of new initiatives as part of Canada’s Economic Action Plan to stimulate additional investment in provincial, territorial and municipal infrastructure. These new stimulus initiatives consisted of the Infrastructure Stimulus Fund, the Knowledge Infrastructure Program, the Building Canada Fund Communities Component Top-Up, the Green Infrastructure Fund, the Recreational Infrastructure Canada program, and funding for recreational trails. By working closely with each province and territory to approve projects quickly, the Government has allocated more than $7.7 billion in stimulus funding over 2009–10 and 2010–11 toward more than 7,700 projects across the country.

Historic Investments in Provincial, Territorial and Municipal Infrastructure (cont’d)
As a result of these investments, the amount of federal funding available to provinces, territories and municipalities for infrastructure projects will rise to more than $11 billion in 2010–11, almost seven times the average annual federal support over the period from 1999–2000 to 2008–09.
Chart 4.1.1
Federal Support for Provincial, Territorial and
Municipal Infrastructure
Making Gas Tax Funding for Municipalities Permanent
In 2008, the Government announced that the Gas Tax Fund would become a permanent measure, providing $2 billion per year in predictable and long-term infrastructure funding to Canada’s cities and towns.
The Gas Tax Fund supports environmentally sustainable municipal infrastructure projects that contribute to cleaner air, cleaner water and reduced greenhouse gas emissions. Municipalities can pool, bank and borrow against this funding, providing significant additional financial flexibility.
To provide greater certainty to provinces, territories and municipalities, Budget 2011 proposes to legislate a permanent annual investment of $2 billion in municipal infrastructure through the Gas Tax Fund.

Advancing Public-Private Partnerships
Public-private partnerships (P3s) have demonstrated their ability to produce value for taxpayers in the delivery of public infrastructure. By partnering with the private sector to manage many of the risks associated with the construction, financing and operation of infrastructure projects, governments can build public infrastructure faster and at a lower cost to taxpayers.
Canada aspires to be a leader in P3s. In 2008, the Government established PPP Canada Inc., a federal Crown corporation, to advance federal efforts to increase the effective use of P3s in Canada. In addition to administering the P3 Canada Fund, the first Canadian infrastructure fund dedicated to P3s, PPP Canada Inc. is supporting the development of P3s by the Government of Canada by providing advice and expertise to federal departments and agencies. The Government is taking steps to strengthen PPP Canada Inc.’s role at the federal level.
The Government will build on the success of recent federal projects that are being implemented as P3s such as the new Royal Canadian Mounted Police E Division Headquarters in Surrey, British Columbia, and the Communications Security Establishment Canada long-term accommodation project in Ottawa. Going forward, federal departments will be required to evaluate the potential for using a P3 for large federal capital projects. All infrastructure projects creating an asset with a lifespan of at least 20 years, and having capital costs of $100 million or more, will be subjected to a P3 screen to determine whether a P3 may be a suitable procurement option. Should the assessment conclude that there is P3 potential, the procuring department will be required to develop a P3 proposal among possible procurement options.
Departments will also be encouraged to explore the potential of P3 approaches for other types of projects and procurements of services.
Completing Canada’s Highway From Coast to Coast to Coast
The construction of an all-season road between Inuvik and Tuktoyaktuk has been identified as a priority by the Government of the Northwest Territories. This road will connect Canada from coast to coast to coast by extending the Dempster Highway to the Arctic coast. It will also strengthen Canada’s Arctic presence and contribute to economic and social development in the North.

Budget 2011 provides $150 million over five years, starting in 2012–13, to support this project in partnership with the Government of the Northwest Territories, the private sector, the Inuvialuit Regional Corporation and local communities.
Moving Ahead on Peterborough-Toronto Rail Service
The Government of Canada reaffirms its commitment to the development of a Peterborough-Toronto passenger rail service. The Government of Canada and the Government of Ontario have each set aside funding for this rail service under the Building Canada Fund, as outlined in the Canada-Ontario Building Canada Framework Agreement. A portion of this funding will be used to advance the project to the next phase, including the production of an engineering report, to be done in collaboration with the current rail owners and the Province of Ontario.
Maintaining Safe and Reliable Bridges in Greater Montréal
The Jacques Cartier and Champlain Bridges Incorporated manages federal bridges in the Greater Montréal Area. These include the Jacques Cartier and Champlain Bridges, which are among the busiest in Canada with almost 100 million crossings every year. In support of the Continental Gateway Strategy, the Government is proposing to provide new funding of $228 million over three years on a cash basis to The Jacques Cartier and Champlain Bridges Incorporated to fund repairs and major maintenance to ensure that federal bridges in Greater Montréal continue to serve the needs of commuters while meeting the highest safety standards.
Supporting the Refurbishment of the Saint John Harbour Bridge
The Saint John Harbour Bridge in Saint John, New Brunswick, is a key component of the trade and transport corridor of the Atlantic Gateway. The Government has recently announced it will contribute to a major refurbishing of the bridge and forgive the outstanding debt owed to the Government of Canada by the Saint John Harbour Bridge Authority, conditional on the bridge being transferred to the Province and the tolls being removed. This arrangement will benefit the transportation industry and other regional businesses, and will help create jobs over the long term. Budget 2011 takes steps to implement the Government’s commitment.

Creating New Capacity at Ridley Terminals
Ridley Terminals Inc. is a federal Crown corporation which owns and operates a marine terminal providing for the transfer of bulk commodities, mainly metallurgical coal, from railcars onto ocean-going vessels. The terminal is located in Prince Rupert, British Columbia. The corporation operates as a commercial entity from the revenues received from the terminal’s bulk shipping activities.
In 2010, the corporation achieved record throughput volumes of bulk products, particularly coal. This is expected to continue over the coming years. To ensure that Ridley Terminals Inc. can accommodate growing throughput and meet the needs of its customers, the Government of Canada proposes to allow the corporation to borrow from capital markets so it can proceed with the necessary expansion of its facilities.
Maintaining and Improving Federal Infrastructure
Public Works and Government Services Canada manages, operates and maintains a number of engineering assets, such as bridges, dams and other specialized assets, across Canada. These assets include interprovincial bridges, such as the Macdonald-Cartier and Alexandra Bridges located in the National Capital Region, the Des Allumettes and Des Joachims Bridges connecting communities in Ontario and Quebec, and the J.C. Van Horne Bridge connecting communities in New Brunswick and Quebec; 835 kilometres of the Alaska Highway in British Columbia; the St. Andrews Lock and Dam in Manitoba; and the Kingston Dry Dock and Marine Museum in Ontario.
Budget 2011 provides $148 million, on a cash basis, over the next five years to Public Works and Government Services Canada to carry out capital expenditures required to maintain the safety of these assets. These upgrades will create jobs in the affected communities and ensure the assets continue to provide valuable services to the communities in which they are located.
Repairing Storm-Damaged Small Craft Harbours
The Government of Canada operates and maintains a national system of over 1,000 small craft harbours to provide commercial fish harvesters and other harbour users with safe and accessible facilities. These harbours are critical for the industry and small coastal communities, where approximately 90 per cent of all fish landings in Canada take place.

In the latter part of 2010, a series of storms damaged over 250 small craft harbours in Manitoba, Quebec and across Atlantic Canada. The Government is providing up to $72 million over three years, on a cash basis, for repairs and associated dredging to ensure that storm-damaged harbours remain safe and functional. Of this amount, $15 million will be sourced from the existing resources of Fisheries and Oceans Canada.
Supporting Canadian Agriculture
The agriculture and agri-food sector provides jobs and opportunities across Canada. The Government has been working closely with its provincial and territorial partners and industry to improve the profitability of the sector and provide a strong economic foundation for rural communities. Under the federal/provincial/territorial Growing Forward policy framework, the Government has provided over $4 billion since 2008 to the benefit of agriculture producers through business risk management programs, including $470 million to provide assistance to grain and livestock farmers following the 2010 spring floods in Western Canada. The Government has also provided targeted assistance to support the competitiveness of the sector and enhance market access through initiatives such as the Slaughter Improvement Program, the Hog Industry Loan Loss Reserve Program, the Hog Farm Transition Program and the Market Access Secretariat.
In the coming year, governments will seek input from the sector and Canadians to help set priorities and develop program options for the next agricultural policy framework, Growing Forward 2, which will be launched in 2013–14. The Government will assess program options to ensure they provide effective support to the sector while remaining affordable.
Budget 2011 proposes measures that will support innovation and the long-term profitability of the agriculture sector and strengthen food safety in Canada.

Investing in Agricultural Innovation
Long-term growth, profitability and global competitiveness of the Canadian agricultural sector depend on innovation. A sector that fails to innovate not only fails to grow, but it loses ground as competitors exploit emerging new opportunities and capture market share. To ensure that Canadian producers remain on the cutting edge of science and technology, Budget 2011 announces a two-year, $50-million Agricultural Innovation Initiative to support knowledge creation and transfer and increased commercialization of agricultural innovations.
Addressing Plant and Animal Health Risks
Effective management of plant and animal diseases limits the negative impact that these diseases can have on production and the livelihood of producers. Active mitigation efforts serve to reduce the likelihood of future disease outbreaks and will help improve the productivity of the sector.
Plum pox virus is a disease that affects the fruit, yield and productive life of peach, plum, apricot and nectarine trees. Building on progress achieved to date with the support of Canadian producers to eradicate the virus, Budget 2011 allocates $17 million over five years for a management and monitoring strategy to contain and prevent the spread of plum pox.
The Government has provided support to the hog industry to manage diseases such as circovirus, which can cause negative health impacts and increased mortality for young hogs. Budget 2011 extends the existing Initiative for the Control of Diseases in the Hog Industry and proposes to provide $24 million for an additional two years until March 2013. This will enable the Canadian Swine Health Board to complete initiatives directed at national biosecurity standards and best management practices.
Agri-Québec
AgriInvest is a federal-provincial program designed to encourage farmers, through government-matched contributions, to set aside earnings in order to provide coverage against income declines. It also supports investments that help mitigate risks or improve market income. Beginning this year, the province of Quebec will supplement AgriInvest with the new Agri-Québec program.

Under AgriInvest, government contributions and income earned on these contributions are taxable only on withdrawal from a producer’s AgriInvest account. In the spirit of coordinating federal and provincial policies to improve the delivery of programs to Canadians, the Government will ensure that, for the 2011 and subsequent taxation years, the Agri-Québec program is accorded the same income tax treatment that is currently provided to the federal AgriInvest program.
It is estimated that this measure will reduce federal revenues by $5 million in 2011–12 and by $1 million in 2012–13.
Strengthening Food Safety
Food safety is fundamental to the health and daily life of Canadian families, which is why the Government continues to take the steps necessary to improve Canada’s food safety system. In response to the recommendations of the Report of the Independent Investigator Into the 2008 Listeriosis Outbreak (the Weatherill Report), the Government initiated a review of Canada’s food inspection system and announced an initial investment of $75 million over three years in 2009 to improve the Government’s ability to prevent, detect and respond to food-borne illness outbreaks. Budget 2011 provides an additional $100 million over five years on a cash basis to the Canadian Food Inspection Agency to improve food inspection capacity. This initiative will enable the Government to complete its response to all of the recommendations of the Weatherill Report through targeted investments in inspector training, additional science capacity, and electronic tools to support the work of front-line inspectors.
Supporting Forestry
The forestry sector enriches the economy of many regions in Canada. In recent years, the sector has taken important steps to embrace innovative technologies and transition to higher-value activities.
The Government is helping to accelerate the forestry sector’s transformation and supporting workers and communities by helping to open up new paths to success. Budget 2010 dedicated $100 million to the development of advanced clean energy technologies and new bioproducts in the forestry sector, and the $1-billion Pulp and Paper Green Transformation Program announced in June 2009 is helping the sector improve its energy efficiency.

Budget 2011 takes additional action to support the transformation of the forestry sector by proposing to provide $60 million in 2011–12 to help forestry companies innovate and tap into new opportunities abroad. This funding will support the development of emerging and breakthrough technologies through the Transformative Technology Program administered by FPInnovations. It will also help forestry companies to diversify and to expand their markets through the Value to Wood Program, the Canada Wood Export Program and the North American Wood First Initiative.
The measures proposed in Budget 2011 complement previous and ongoing federal initiatives that are helping to ensure that Canada’s forestry sector can continue to provide high-quality jobs in the industry and the communities that depend on it.

Table 4.1.1
Supporting Job Creation

	2010–11	2011–12	2012–13	Total

	(millions of dollars)
Fostering Canada’s Business Advantage
Supporting Small Business and Entrepreneurs
Supporting young entrepreneurs		10	10	20
Reducing red tape for small business—BizPaL		3	3	6
Other Measures to Strengthen the Business Environment
Preventing labour disruptions		1	1	1
Strengthening Canada’s standards system			2	2

Subtotal—Fostering Canada’s Business Advantage		14	16	29

Investing in a Cleaner Energy Economy
Clean energy technology and innovation		32	64	97
Promoting clean energy in Aboriginal and Northern communities		4	4	8
Supporting the development of the Alaska Pipeline Project		2	2	4
Expanding tax support for clean energy generation		1	2	3

Extending qualifying environmental trust rules to pipelines
Eliminating fossil fuel subsidies		-15	-30	-45
Supporting Atomic Energy of Canada Ltd.		364	1	365

Subtotal—Investing in a Cleaner Energy Economy		388	43	431

Strengthening Canada’s International Engagement
Expanding and Facilitating Trade
Establishing a Canada-India Research Centre of Excellence			3	3
Meeting Our Global Responsibilities
International Civil Aviation Organization		1	1	2

Subtotal—Strengthening Canada’s International Engagement		1	4	5

Table 4.1.1 (cont’d)
Supporting Job Creation

	2010–11	2011–12	2012–13	Total

	(millions of dollars)
Maintaining Canada’s Financial Sector Advantage
Enhancing financial literacy		3	3	6

Strengthening Canada’s Public Infrastructure
Completing Canada’s highway from coast to coast to coast			30	30
Maintaining safe and reliable bridges in Greater Montréal		15	47	62
Maintaining and improving federal infrastructure		1	3	4
Repairing storm-damaged small craft harbours		14	1	15

Subtotal—Strengthening Canada’s Public Infrastructure		30	81	111

Supporting Canadian Agriculture
Investing in agricultural innovation		25	25	50
Addressing plant and animal health risks	-24	19	13	8
Agri-Québec		5	1	6
Strengthening food safety		9	8	18

Subtotal—Supporting Canadian Agriculture	-24	58	47	82

Supporting Forestry
Forest innovation and market development support		60		60

Total—Supporting Job Creation	-24	554	194	724
Less funds existing in the fiscal framework		85	105	189

Net fiscal cost	-24	469	90	534

Note:	Totals may not add due to rounding.

Chapter 4.2
Supporting Families
and Communities

Highlights
Supporting Canada’s Seniors
The Next Phase of Canada’s Economic Action Plan announces new measures to improve the quality of life and expand opportunities for older Canadians, with new budget measures including:
✓	Enhancing the Guaranteed Income Supplement (GIS) for those seniors who rely almost exclusively on their Old Age Security and the GIS and may therefore be at risk of experiencing financial difficulties. This measure will provide a new annual top-up benefit of up to $600 for single seniors and $840 for couples. This measure represents an investment of more than $300 million per year, and will improve the financial security of more than 680,000 seniors across Canada.

✓	Enhancing the New Horizons for Seniors Program with $10 million over two years to support projects that ensure seniors contribute to and benefit from activities in their communities.

✓	Changing federal rules to eliminate the mandatory retirement age for federally regulated employees in order to give older workers wishing to work the option of remaining in the workforce.
Supporting Our Families
The Next Phase of Canada’s Economic Action Plan provides support for Canadians and their families, with new budget measures including:
✓	Introducing a new Family Caregiver Tax Credit, a 15-per-cent non-refundable credit on an amount of $2,000 that will provide tax relief to caregivers of all types of infirm dependent relatives including, for the first time, spouses, common-law partners and minor children.

✓	Removing the limit on the amount of eligible expenses that caregivers can claim under the Medical Expense Tax Credit in respect of financially dependent relatives.

✓	Increasing flexibility to access Registered Disability Savings Plan (RDSP) assets for beneficiaries with shortened life expectancies and following through on the commitment to review the RDSP in 2011.

✓	Introducing a new 15-per-cent Children’s Arts Tax Credit, provided on up to $500 of eligible expenses for programs associated with children’s artistic, cultural, recreational and developmental activities.

Supporting Vibrant Communities
The Next Phase of Canada’s Economic Action Plan announces additional support for culture and communities with new budget measures, including support for Aboriginal people, such as:
✓	Introducing a Volunteer Firefighters Tax Credit for volunteer firefighters who perform at least 200 hours of service for their communities.

✓	Attracting more health care workers to under-served rural and remote communities by forgiving a portion of the federal component of Canada Student Loans for new family physicians, nurse practitioners and nurses who practise in these communities.

✓	Improving the regulatory framework of the charitable sector to give confidence to Canadians who make donations.

✓	Providing $20 million over two years to renew the Eastern Ontario Development Program.

✓	Providing $25 million over five years to renew funding for the Harbourfront Centre.

✓	Marking the 100th anniversary of the Grey Cup and the CalgaryStampede with $5 million toward each of the anniversary celebrations.

✓	Providing $60 million to the CBC/Radio-Canada in 2011–12 to be used in the production of high-quality Canadian programming.

✓	Providing $15 million per year to the Canada Periodical Fund to support a broad range of publications and ensure a diversity of Canadian content.

✓	Investing $22 million over two years to help First Nations ensure that the fuel tanks that power their essential community services meet environmental safety standards.

Protecting Canada’s Natural Environment
The Next Phase of Canada’s Economic Action Plan provides funding to continue to protect Canada’s natural environment, address environmental risks, and improve Canada’s weather services, with new budget measures such as:
✓	Investing almost $870 million over two years for Canada’s Clean Air Agenda, including
–	$252 million to support regulatory activities to address climate change and air quality.

–	$86 million to support clean energy regulatory actions, focusing on energy efficiency.

–	$48 million to develop transportation sector regulations and next-generation clean transportation initiatives.

–	$58 million for projects to improve our understanding of climate change impacts.

–	$25 million to advance Canada’s engagement in international negotiations and support the Canada-United States Clean Energy Dialogue.

–	$400 million in 2011–12 for the ecoENERGY Retrofit – Homes program to help homeowners make their homes more energy efficient and reduce the burden of high energy costs. Further details regarding this program will be announced in the near future.
✓	Providing $5.5 million over five years to Parks Canada to establish the Mealy Mountains National Park in Labrador.

✓	Continuing action to systematically assess, remediate and monitor federal contaminated sites.

✓	Renewing the Chemicals Management Plan with almost $200 million over two years to assess and manage the risk of harmful chemicals.

✓	Providing Environment Canada with $27 million over two years to improve Canada’s weather services.

Public Safety, Security and Justice
The Next Phase of Canada’s Economic Action Plan recognizes the importance of keeping our communities safe by investing in crime prevention and the justice system, with budget measures including:
✓	Allocating $21 million over five years to upgrade baggage scanning equipment at Canadian airports.

✓	Investing $20 million over two years in youth crime prevention programs.

✓	Investing an additional $30 million over two years in the First Nations Policing Program to supplement existing policing services.

✓	Committing additional resources of $4.2 million over two years to support the hiring of additional judges and prosecutors in Nunavut.

✓	Confirming the Government’s commitment to Canada’s no safe haven policy for persons involved in war crimes, crimes against humanity and genocide with funding of $8.4 million per year ongoing.

✓	Providing $26 million over two years to support the Federal Victims’ Ombudsman to promote access to justice and participation by victims in the justice system.

✓	Contributing $1.6 million annually to the Communities at Risk: Security Infrastructure Pilot Program to support security enhancements for communities victimized by hate-motivated crime.

The health of families and the strength and safety of our communities are key to Canada’s economic potential and Canadians’ quality of life. Providing support for families and communities helps ensure that all Canadians benefit from the opportunities and wealth that long-term growth creates.
Since 2006, the Government has taken action to support families and help meet the needs of all Canadians, including:
•	Tax relief measures targeted to help families, students, seniors and pensioners, workers, persons with disabilities, first-time home buyers and communities, which, together with broad-based personal income tax reductions and the 2-percentage-point reduction in the Goods and Services Tax, provide about $160 billion of tax relief for individuals and families over 2008–09 and the following five fiscal years.

•	The Tax-Free Savings Account, a new, flexible savings vehicle that helps Canadians save for the future.

•	Strengthening work incentives for low-income Canadians by introducing and then enhancing the Working Income Tax Benefit, and increasing the amount that can be earned before paying federal income tax.

•	Increasing the amount that can be earned before the Guaranteed Income Supplement (GIS) is reduced to $3,500, so that GIS recipients will be able to keep more of their hard-earned money without any reduction in GIS benefits.

•	Historic investments in social housing, including a $4-billion investment through Canada’s Economic Action Plan.

•	Investments to support priorities in First Nations education, child and family services, water and housing and First Nations and Inuit health, as well as Aboriginal skills development and training.

•	An investment of $515 million through Canada’s Economic Action Plan toward new priority First Nations infrastructure on reserve, including funding for schools, clean water systems and critical community services.

•	Support for the creative economy, including a $335-million investment in culture and the arts through the Economic Action Plan.

•	Investments of over $2 billion through to 2015 to enhance Canada’s air travel security system.

•	Enhanced support for veterans and their families, including $2 billion to ensure that veterans who have been seriously injured in the service of Canada have access to the support they need; $282 million to expand the Veterans Independence Program to eligible surviving family members of Second World War and Korean War veterans; and $10 million per year to create five new Operational Stress Injury clinics.

•	A series of measures to support our charitable sector, introduced over four budgets starting with Budget 2006, to improve tax incentives for donations by exempting capital gains tax on donations of publicly listed securities and exchangeable shares, as well as donations of ecologically sensitive land to public conservation charities, and to reduce the administrative burden on charities through disbursement quota reform.
The Next Phase of Canada’s Economic Action Plan continues to focus on support for families, seniors and communities. The Government will take additional steps to eliminate barriers to participation for Aboriginal people and other groups that have difficulties integrating into the labour market, and will work to address the challenges facing these groups. It will support our communities, our heritage and our culture.
The Government will continue to improve public safety and protect victims’ rights through investments in security and the justice system. Providing help to those who need it most and ensuring the safety of communities is central to the Government’s role in promoting broader participation in the economy, and in building a stronger society for all Canadians.
Budget 2011 builds on the Government’s record with new initiatives for seniors, families and communities. By working closely with its provincial counterparts, the Government will move forward with legislative and regulatory changes necessary to improve the range of retirement savings options available to Canadians, and it will make investments to enhance the security of Canadians through crime prevention initiatives.
Supporting Canada’s Seniors
Canada’s seniors have worked hard to build a better country for future generations. Our seniors deserve a secure and dignified retirement that reflects the contributions they have made. For this reason, Budget 2011 builds on the supports in place for seniors by proposing new measures to improve the quality of life and expand opportunities for older Canadians.

Enhancing the Guaranteed Income Supplement for Low-Income Seniors
Although Canada’s retirement income system has reduced the incidence of poverty among Canadian seniors, some seniors remain at risk. In particular, seniors who rely almost exclusively on Old Age Security and the Guaranteed Income Supplement may still experience financial difficulties, for instance when home heating costs spike. In addition, women who have made a valuable contribution to their families, to their community and to society as a whole by working hard at home are particularly at risk as they may not have access to other sources of income. The Government recognizes the contributions seniors have made and is committed to ensuring that they continue to have a good quality of life.
Budget 2011 announces a new Guaranteed Income Supplement top-up benefit targeted to the most vulnerable seniors. Effective July 1, 2011, seniors with little or no income other than Old Age Security and the Guaranteed Income Supplement will receive additional annual benefits of up to $600 for single seniors and $840 for couples. Single recipients with an annual income (other than Old Age Security and the Guaranteed Income Supplement) of $2,000 or less, and couples with an annual income of $4,000 or less, will receive the full amount of the benefit. Above these income thresholds, the amount of the top-up will be gradually reduced and will be completely phased out at an income level of $4,400 for singles and $7,360 for couples.
This represents an investment of more than $300 million per year. This measure will further improve the financial security and well-being of more than 680,000 seniors across Canada. Over the coming months, the Minister of Human Resources and Skills Development will collaborate with provincial and territorial governments to ensure that the new top-up does not negatively impact services and benefits provided by these governments.
Enhancing the New Horizons for Seniors Program
The New Horizons for Seniors Program provides funding to organizations that help ensure seniors can benefit from, and contribute to, the quality of life in their communities through active living and participation in social activities.

The program supports projects led or inspired by seniors that promote volunteerism, mentorship and the social participation of seniors. For example, the Literacy Program for Seniors: Preserving the French Language offers francophone seniors living in Yellowknife reading and writing activities in French to prevent erosion of language, culture and heritage. In Cape Breton, the Kiwanis Club of Cape Breton Golden K Ambassadors Program helps local seniors keep active and productive in their community by greeting passengers off cruise ships, visiting trade shows and supplying tourist information to many organizations.
The New Horizons for Seniors Program also provides funding for projects that expand awareness of elder abuse. This support includes funding for the Saskatchewan Seniors Mechanism Incorporated to increase the capacity of community-based organizations to raise awareness among seniors about fraud by creating a bilingual instructional toolkit that will train community organizations throughout the province on how to develop and deliver their own fraud awareness volunteer program.
Budget 2011 proposes to provide $10 million over two years to increase funding for the New Horizons for Seniors Program. This enhanced support will further the program’s objectives by funding a greater number of projects.

Supporting Canada’s Seniors
The Government is committed to ensuring that seniors continue to enjoy a high quality of life by providing support in a number of areas.
Tax Relief
As a result of actions taken by the Government, seniors and pensioners will receive about $2.3 billion in additional targeted tax relief for the 2011–12 fiscal year. In particular, since 2006, the Government has:
•	Increased the Age Credit amount by $1,000 in 2006, and by another $1,000 in 2009.

•	Doubled the maximum amount of income eligible for the Pension Income Credit to $2,000.

•	Introduced pension income splitting.

•	Increased the age limit for maturing pensions and Registered Retirement Savings Plans to 71 from 69 years of age.
In 2011, a single senior can earn at least $19,064 and a senior couple at least $38,128 before paying federal income tax.

Supporting Canada’s Seniors (cont’d)
Retirement Income Support
The Government’s record also includes important improvements to several specific retirement income supports:
•	Budget 2008 increased the amount that can be earned before the Guaranteed Income Supplement (GIS) is reduced to $3,500.

•	Budget 2008 increased flexibility for seniors and older workers to access federally regulated pension assets that are held in Life Income Funds.

•	At the December 2010 Finance Ministers Meeting, Ministers agreed on a framework for defined contribution Pooled Registered Pension Plans (PRPPs). These plans will help Canadians, including the self-employed, meet their retirement objectives by providing access to a new, low-cost pension option. Federal, provincial and territorial officials are working together to implement PRPPs as soon as possible.
Seniors Programs
The Government has also recently invested in several programs to help seniors:
•	Budget 2010 provided $10 million over two years to increase funding for the New Horizons for Seniors Program.

•	Canada’s Economic Action Plan provided $400 million over two years for the construction of new housing units for low-income seniors.

•	Canada’s Economic Action Plan provided an additional $60 million over three years for the Targeted Initiative for Older Workers, which is also being extended in Budget 2011.
Ensuring the Ongoing Strength of Canada’s Retirement Income System
The Government understands the importance of a secure and dignified retirement for people who have spent their lives building Canada through their hard work. The Government has worked with its provincial and territorial government partners and has consulted extensively with Canadians on retirement income adequacy and security. In June 2010, federal, provincial and territorial Finance Ministers agreed to explore three areas: pension regulation and tax changes to encourage more retirement savings, greater promotion of financial literacy, and a modest enhancement to the Canada Pension Plan (CPP).

In December 2010, Finance Ministers agreed on a framework for defined contribution Pooled Registered Pension Plans (PRPPs) to provide Canadians with a new, low-cost, accessible vehicle to meet their retirement objectives. Federal, provincial and territorial officials are working together to implement PRPPs as soon as possible.
The Government remains committed to improving financial literacy for Canadians, particularly to help those who are saving for retirement make informed decisions. The Government has received the recommendations of the Task Force on Financial Literacy, and a Financial Literacy Leader will soon be appointed to promote national efforts. Budget 2011 proposes to provide $3 million per year to undertake financial literacy initiatives.
Federal, provincial and territorial governments are continuing work on options for a modest enhancement to the CPP. Any changes would require a consensus among governments and reflect the need to protect Canada’s economic recovery. Finance Ministers will discuss options and concerns further at their next meeting.
Eliminating the Mandatory Retirement Age
Canadians are living longer, more active lives than ever before. Those who wish to remain active in the labour force should be able to do so for as long as they desire, enriching the workplace with their accumulated knowledge and experience.
The Government proposes to introduce amendments to the Canadian Human Rights Act and the Canada Labour Code to prohibit federally regulated employers from setting a mandatory retirement age unless there is a bona fide occupational requirement. This would allow Canadians to choose how long they wish to remain active in the labour force. The Government will review other acts to further this objective.
Supporting Our Families
Families are the cornerstone of our great country. Helping families care for their loved ones and save for the future helps reinforce our bonds as a society and ensures that the next generation is able to thrive. Budget 2011 builds on the Government’s record by proposing new measures for families, including tax support for caregivers and the Children’s Arts Tax Credit.

Supporting Families With Children
Since 2006, the Government has significantly increased support for families to better assist them with the costs of raising children:
•	The Universal Child Care Benefit, available since July 2006, gives families with young children more choice in child care by providing $100 per month for each child under age 6.

•	The Child Tax Credit, available since 2007, recognizes the expenses associated with raising children by providing personal income tax relief of up to $320 in 2011 for each child under age 18.

•	The Children’s Fitness Tax Credit, available since 2007, promotes physical fitness among children through a 15-per-cent credit on up to $500 in eligible fees for the enrolment of a child under age 16 in an eligible program of physical activity.

•	The amount that families can earn before the National Child Benefit supplement is fully phased out—or before the base benefit under the Canada Child Tax Benefit begins to be phased out—was increased starting in July 2009. As a result, a low-income family with two children receives an additional benefit of up to $438 in the 2010–11 benefit year.

•	The amounts upon which the Spousal or Common-Law Partner Credit and Eligible Dependant Credit are calculated were increased to equal the Basic Personal Amount so that single-earner families, including single parents, receive the same basic tax relief as two-earner families, effective 2007.

•	To help families save for children with severe disabilities, the Government introduced the Registered Disability Savings Plan starting in 2008, and increased the Child Disability Benefit component of the Canada Child Tax Benefit as of July 2006.

•	To help families with education costs, the Government took several actions to strengthen Registered Education Savings Plans and launched the new consolidated Canada Student Grants Program. The Government also exempted scholarship and bursary income from tax and introduced the Textbook Tax Credit.
Families are major beneficiaries of the substantial tax relief the Government is providing to all Canadians, such as the 2-percentage-point reduction in the Goods and Services Tax, broad-based personal income tax reductions and the new Tax-Free Savings Account, which helps Canadians meet lifetime savings needs.
•	In addition, many families are benefiting from other more targeted tax measures introduced since 2006, such as the Working Income Tax Benefit, the Canada Employment Credit, the Public Transit Tax Credit and the First-Time Home Buyers’ Tax Credit.

•	Altogether, actions taken since 2006 will provide about $160 billion of tax relief for individuals and families over 2008–09 and the following five fiscal years.

Improving Tax Support for Caregivers
The Government recognizes the sacrifices that many Canadians make to care for their children, spouses, parents and other family members with infirmities—often while caring for other family members and holding down a job.
Budget 2011 proposes to provide new tax support for caregivers of infirm dependent family members by introducing a new Family Caregiver Tax Credit. This 15-per-cent non-refundable credit on an amount of $2,000 will provide tax relief for caregivers of all types of infirm dependent relatives, including, for the first time, spouses, common-law partners and minor children.
Caregivers will benefit from the Family Caregiver Tax Credit by claiming an enhanced amount for an infirm dependant under one of the following existing dependency-related credits: the Spousal or Common-Law Partner Credit, the Child Tax Credit, the Eligible Dependant Credit, the Caregiver Credit or the Infirm Dependant Credit. It is estimated that over 500,000 caregivers will benefit from the Family Caregiver Tax Credit.
This measure will apply for the 2012 and subsequent taxation years. It is estimated to reduce federal revenues by $40 million in 2011–12 and $160 million in 2012–13.

Family Caregiver Tax Credit—Examples of New Relief
Manon is a teacher with a young family. Manon’s mother, Claudine, is a low-income senior who lives with Manon’s family. Claudine is infirm and is dependent on Manon’s assistance for her personal needs. In addition to the tax relief that she receives through the existing Caregiver Credit, Manon will be able to claim the new 15-per-cent Family Caregiver Tax Credit on an amount of $2,000.
Fred has been spending more time at home with his wife Lucy, who is infirm, and he has been taking time off from work to take Lucy to appointments and to attend to her personal needs. There is currently no tax measure that specifically recognizes Fred’s role as a caregiver. Fred will now be able to claim the new 15-per-cent Family Caregiver Tax Credit on an amount of $2,000.
One of Tony and Vanessa’s children, Ryan, age 12, is infirm and is eligible for the Disability Tax Credit. Because of his infirmity, Ryan requires significant assistance from his parents to attend to his personal needs. Either Tony or Vanessa will be able to claim the new 15-per-cent Family Caregiver Tax Credit on an amount of $2,000, in addition to other support they receive as parents of a child eligible for the Disability Tax Credit.

Supporting Persons With Disabilities and Their Families
The Family Caregiver Tax Credit will complement the significant action taken by the Government since 2006 to support persons with disabilities and their families. This support includes:
•	Helping parents and others to save to ensure the long-term financial security of a child with a severe disability through the introduction of the Registered Disability Savings Plan (RDSP), and providing up to $90,000 in direct support to each RDSP through grants and bonds.

•	Expanding eligibility for the Disability Tax Credit, increasing the Child Disability Benefit by $256, and increasing the maximum amount of the Refundable Medical Expense Supplement by $233.

•	Providing enhancements to new measures, including the Working Income Tax Benefit and Children’s Fitness Tax Credit, for persons eligible for the Disability Tax Credit.

•	Supporting accessible housing for individuals eligible for the Disability Tax Credit through enhancements to the Home Buyers’ Plan limit and the introduction of the First-Time Home Buyers’ Tax Credit. In addition, $75 million over two years was provided for the construction of housing units for persons with disabilities as part of Canada’s Economic Action Plan.

•	Creating the Enabling Accessibility Fund and providing $90 million over six years to support community-based projects across Canada that contribute to the capital costs of construction and renovations related to physical accessibility for persons with disabilities.
Enhancing Recognition of Medical Expenses Caregivers Incur in Respect of Dependants
Budget 2011 proposes to provide further assistance to caregivers by ensuring that the extraordinary medical and disability-related expenses they incur for dependent relatives are fully recognized by the tax system.
The Medical Expense Tax Credit recognizes the impact of above-average, itemizable medical and disability-related expenses on an individual’s ability to pay tax. A taxpayer may claim the Medical Expense Tax Credit in respect of eligible expenses that exceed the lesser of 3 per cent of the taxpayer’s net income for the year and $2,052 (in 2011). There is no limit on the amount of eligible expenses a taxpayer can claim for himself or herself, a spouse or common-law partner or a dependent child under 18.

Caregivers who incur medical and disability-related expenses for an aging parent, sibling or other financially dependent relative are generally able to claim these expenses under the 15-per-cent Medical Expense Tax Credit. However, a $10,000 limit applies on the amount that can be claimed for such a relative. As a result, some caregivers who incur extraordinary medical and disability-related expenses do not receive full tax recognition for these expenses.
Budget 2011 proposes to better recognize the costs incurred by caregivers by removing the $10,000 limit on the amount of eligible expenses a taxpayer can claim under the Medical Expense Tax Credit in respect of a financially dependent relative.
This measure will apply for the 2011 and subsequent taxation years, and is estimated to reduce federal revenues by $1 million in 2010–11 and $3 million in each of 2011–12 and 2012–13.
Increasing Flexibility to Access RDSPs for Beneficiaries With Shortened Life Expectancies
The Registered Disability Savings Plan (RDSP) is widely regarded as a major policy innovation and positive development in helping to ensure the long-term financial security of children with severe disabilities. The RDSP was introduced in Budget 2007 and became available in 2008. The Government supplements these plans by providing Canada Disability Savings Grants (CDSGs) and Canada Disability Savings Bonds (CDSBs), which provide up to $90,000 in additional support.
The RDSP rules are designed to promote long-term savings, to allow plan assets to grow sufficiently large to provide a future source of income for children with severe disabilities when their parents are no longer able to provide support.
When a withdrawal is made from the plan, all CDSGs and CDSBs received by an RDSP in the preceding 10 years must be repaid to the Government. While this encourages long-term savings, the 10-year repayment rule could prevent some beneficiaries with a shortened life expectancy from obtaining income support through RDSP withdrawals when they need it.

Budget 2011 proposes to allow annual RDSP withdrawals of up to $10,000 in taxable plan savings, as well as a pro-rated amount of plan contributions, in respect of a beneficiary with a life expectancy of five years or less, without requiring the repayment of CDSGs and CDSBs paid into the plan in the preceding 10 years.
This measure will be effective in 2011, with transitional rules applying for the first two years, and is estimated to cost $3 million in 2011–12 and $1 million in 2012–13.
Announcing an RDSP Three-Year Review
In Budget 2008, the Government committed to review the RDSP program in three years to ensure that RDSPs are meeting the needs of Canadians with severe disabilities and their families. The review will be conducted in 2011, coinciding with the three-year anniversary of the introduction of RDSPs in 2008.
While there is broad agreement on the RDSP’s overall structure and eligibility conditions, the review will provide an opportunity to seek input from individuals, families, groups representing Canadians with disabilities and financial institutions on specific features, such as: the general requirement that grants and bonds paid into an RDSP in the previous 10 years be repaid if an RDSP withdrawal is made; the requirement that an RDSP be closed if an individual is no longer eligible for the Disability Tax Credit, which is of particular concern for those with periodic disabilities; and the difficulties in establishing a plan when the nature of an individual’s disability precludes him or her from entering into a contract. Further information on the review and consultations will be provided at a later date.
Palliative and End-of-Life Care
For people who are living with a life-threatening illness, no matter how old they are, appropriate palliative and end-of-life care ensures respect for the person nearing death and maximizes quality of life for the patient, family and loved ones.
The Government supports various programming and initiatives related to palliative and end-of-life care. Budget 2011 will provide one-time funding of $3 million to help support the development of new community-integrated palliative care models.

Introducing a New Children’s Arts Tax Credit
To promote physical fitness among children, Budget 2006 introduced the Children’s Fitness Tax Credit, which became effective January 1, 2007. Like physical fitness, participation in artistic, cultural, recreational and developmental activities can positively contribute to a child’s development. At the same time, the costs of these activities can make them difficult for many parents to afford.
To better recognize the costs associated with children’s artistic, cultural, recreational and developmental activities, Budget 2011 builds on the Government’s record of helping families by proposing to introduce a 15-per-cent non-refundable Children’s Arts Tax Credit.
The credit will be available for a wide range of activities that contribute to a child’s development, and that are not eligible for the Children’s Fitness Tax Credit. The credit will be provided on up to $500 of eligible fees per child in respect of qualifying children’s programs, and will otherwise be based on eligibility conditions for the Children’s Fitness Tax Credit. In this regard, the credit will be available for children under the age of 16 years for registration costs associated with participation in qualifying supervised activities. In respect of children eligible for the Disability Tax Credit, the age limit will be raised by two years and an additional $500 non-refundable amount will be provided.
This measure will apply to eligible expenses paid starting in the 2011 taxation year. It is estimated to reduce federal revenues by $25 million in 2010–11, and by $100 million in each of 2011–12 and 2012–13.

Children’s Arts Tax Credit—Example
Rick and Andrea have two young children, Adam and Chloe. Every year, Adam plays in a minor hockey league and attends a week-long music camp in the summer, while Chloe plays competitive soccer and takes art lessons. With the introduction of the Children’s Arts Tax Credit, Rick and Andrea may claim between them up to $500 for Adam’s music camp and up to $500 for Chloe’s art lessons—this is in addition to eligible expenses of up to $500 they may claim for Adam’s hockey and up to $500 for Chloe’s soccer under the Children’s Fitness Tax Credit. As a result, in 2011, Rick and Andrea may claim a credit on up to $2,000 in expenses for their children’s activities.

Supporting Vibrant Communities
The health, vibrancy and diversity of Canada’s communities are central to Canada’s strength. Supporting urban and rural communities and celebrating our culture will help keep Canada one of the best places in the world to live. Budget 2011 introduces additional support for communities, including support for Aboriginal people.
Introducing a Volunteer Firefighters Tax Credit
Volunteer firefighters play a critical role in serving their communities, often putting themselves at risk for the safety of their neighbours and the protection of their neighbours’ property. According to the Canadian Association of Fire Chiefs, almost 85,000 volunteer firefighters provide their services to protect the lives and property of Canadians living in both urban and rural communities across Canada.
Budget 2011 announces a 15-per-cent non-refundable Volunteer Firefighters Tax Credit on an amount of $3,000 for volunteer firefighters. This credit will be available to volunteer firefighters who perform at least 200 hours of service for their communities during a year. Eligible volunteer firefighters who currently receive honoraria in respect of their duties as volunteer firefighters will be able to choose between the new tax credit and continuing to be entitled to the existing tax exemption of up to $1,000 for honoraria.
This measure will apply for the 2011 and subsequent taxation years. It is estimated to reduce federal revenues by $5 million in 2010–11 and $15 million in each of 2011–12 and 2012–13.

Volunteer Firefighters Tax Credit—Example
Paul is a volunteer firefighter at the Kensington Fire Department in Prince Edward Island. In 2011, Paul performed over 200 hours of volunteer firefighting services for the fire department. With the introduction of the Volunteer Firefighters Tax Credit, Paul may claim a 15-per-cent non-refundable tax credit on an amount of $3,000.

Forgiving Loans for New Doctors and Nurses in Under-Served Rural and Remote Areas
Strengthening health care in Canada’s rural and remote communities is a priority for the Government of Canada. The Minister of Health recently announced support for more than 100 family medicine residents as they receive training and provide medical services in rural and remote communities across Canada.
To further combat the shortage of health care professionals in these communities, Budget 2011 proposes to build on this investment by forgiving a portion of Canada Student Loans for new family physicians, nurse practitioners and nurses that practise in under-served rural or remote communities, including communities that provide health services to First Nations and Inuit populations. Starting in 2012–13, practising family physicians will be eligible for federal Canada Student Loan forgiveness of up to $8,000 per year to a maximum of $40,000. Nurse practitioners and nurses will be eligible for federal Canada Student Loan forgiveness of up to $4,000 per year to a maximum of $20,000. This will complement initiatives that are underway in provinces and territories to expand the provision of primary health services to Canadians in under-served rural and remote communities.
Investing in the Helmets to Hardhats Program
In September 2010, the Government announced an additional $2 billion in support for seriously injured veterans. In addition to a wide variety of programs and services for veterans who suffered a service-related disability, the Government is also committed to supporting all Canadian Forces members as they transition from military to civilian life, through workshops, individual career counselling and job search assistance.
To further support this transition, the Government will partner with the Building and Construction Trades Department, American Federation of Labor and Congress of Industrial Organizations, to support the Helmets to Hardhats program in Canada. This initiative will connect releasing Canadian Forces members and veterans with career opportunities in the construction industry. This will help provide many benefits for our armed services personnel as well as the Canadian economy. Details will be announced in the coming months.

Ensuring a Strong and Effective Charitable Sector
The charitable sector plays an essential role in the Canadian economy and society through the valuable services provided to Canadians, including to the most vulnerable in society. The Government recognizes that charities rely on the generosity of Canadians and has taken action to encourage it. Tax support for registered charities in Canada is considered to be among the most generous in the world, providing almost $2.7 billion in tax assistance in 2010. The Government also supported Motion 559, sponsored by the Member of Parliament for Kitchener-Waterloo and adopted by the House of Commons on March 2, 2011, which called for the House Standing Committee on Finance to study charitable donation incentives. The Government looks forward to the results of the study.
Canadians have shown that they are willing to give generously to charities, but want to have confidence that donations of their hard-earned dollars support legitimate charities and are used for charitable purposes. While the vast majority of charities and qualified donees use tax-assisted donations in an appropriate manner, the generosity of the existing tax regime makes it an attractive target for abuse by some individuals. The Canada Revenue Agency (CRA), as administrator of the tax system, must have an effective set of compliance tools to safeguard the donations of Canadian taxpayers and act against any organization that does not follow the rules.
Accordingly, to ensure that tax assistance for this sector is as effective as possible and that the CRA has the means to ensure compliance, Budget 2011 will:
•	Enhance transparency and strengthen compliance requirements with respect to certain organizations entitled to issue official donation receipts, and extend the regulatory regime that currently applies to registered charities to registered Canadian amateur athletic associations.

•	Provide the CRA the authority to refuse to register a charity or Canadian amateur athletic association, or act against an already registered one, where there is a high risk of abuse as a result of individuals being involved in the management of the organization who have a history of fraud, misuse of charitable resources or other related contraventions.
Budget 2011 also proposes to clarify existing legislation and limit unintended or excessive benefits. Further information is provided in Annex 3.

Supporting Social Partnerships
Some groups, such as the homeless, persistently unemployed, and at-risk youth, face complex and continual social challenges and often the best solutions to tackling these difficult problems are found locally. All across Canada, citizens, businesses, charities and other groups, such as the Canadian Task Force on Social Finance, are working together to develop innovative ways to address local challenges.
The Government will take steps to complement community efforts by encouraging the development of government/community partnerships, enabling communities to tackle local challenges and testing new approaches to improve performance. Details will be announced by the Minister of Human Resources and Skills Development over the coming months.
Renewing the Eastern Ontario Development Program
The Eastern Ontario Development Program, administered by the Federal Economic Development Agency for Southern Ontario, supports socioeconomic development in rural Eastern Ontario. The program promotes business development, job creation and sustainable, self-reliant communities. Budget 2011 provides $20 million over two years to renew the Eastern Ontario Development Program. Funding for this initiative will be provided by the Federal Economic Development Agency for Southern Ontario.
Renewing the Harbourfront Centre Funding Program
Harbourfront Centre is a not-for-profit organization that provides cultural and recreational programming and plays an important role in supporting the Government’s commitment toward the revitalization of the Toronto waterfront.
Budget 2011 provides $25 million over five years for Harbourfront Centre through the renewal of the Harbourfront Centre Funding Program.
Supporting Celebrations
2012 will mark the 100th anniversary of the Calgary Stampede. Recognizing the significance of this historic milestone, Budget 2011 provides $5 million to the Canadian Tourism Commission to market the Stampede’s anniversary events in key tourism markets.

2012 will also mark the 100th Grey Cup anniversary. Budget 2011 provides $5 million to support pre-anniversary commemorations and festivals in communities across Canada, enabling Canadians to celebrate Canadian football and the significance of this national pastime to our collective identity.
Supporting Special Olympics Canada
The Government continues to support the Canadian sport system and Canadian athletes. Special Olympics Canada provides sport training and competition opportunities for approximately 34,000 athletes of all ages with an intellectual disability. The Government is proud to announce an increase of $800,000 a year to Special Olympics Canada to assist them with travel costs. This will be funded internally through Sport Canada’s existing budget.
Supporting Canada’s Cultural Sector
Canada Periodical Fund
The Canada Periodical Fund provides financial support to print magazines, non-daily newspapers such as ethnic papers, and digital periodicals to ensure that a diversity of Canadian content is available to citizens. Budget 2011 proposes to provide $15 million in ongoing funding to the Fund to continue to support the distribution of publications to Canadians, while providing long-term, stable program funding.
The Royal Conservatory of Music
The Royal Conservatory of Music is a not-for-profit organization that has provided music and arts education for almost 125 years, having reached millions of Canadians. In recognition of its role in providing musical education, Budget 2011 provides the Conservatory with a one-time investment of $7.5 million to launch a national examination system in partnership with Carnegie Hall.
Canada’s Audiovisual Industry
In addition, the Government continues to help Canada’s audiovisual industry modernize and make itself more globally competitive. Budget 2011 provides $100 million per year to the Canada Media Fund, created by the Government and Canada’s cable and satellite distributors, to produce and create Canadian content for the digital era. This investment is also announced under the Digital Economy Strategy (see Chapter 4.3). In addition, Budget 2011 provides $60 million to the CBC/Radio-Canada in 2011–12.

To further support the audiovisual sector, the Government lifted the moratorium on the signing of new co-production treaties, and negotiations are currently underway.
Supporting Aboriginal People
The Government has consistently shown its commitment to the Aboriginal people of Canada through significant investments and concrete actions to enable Aboriginal women, men and children to participate in, contribute to and benefit from Canada’s prosperity. This has included significant investments that seek to improve health outcomes for First Nations people and Inuit, as well as First Nations child and family services in concert with willing provinces and First Nations.
Strengthening and improving First Nations education is a priority for the Government. Building upon a Budget 2010 commitment, the Government, in collaboration with the Assembly of First Nations, has announced that a Panel of Experts will lead an engagement process to develop options for concrete and positive changes in First Nations education to bring greater success and opportunities for First Nations students.
Investing in On-Reserve Infrastructure
Budget 2011 invests $22 million over two years to help First Nations ensure that the fuel tanks that power their essential community services, such as water and waste water treatment systems, schools and community buildings, meet new environmental safety standards. Many remote and rural First Nations communities that are off-grid rely to some extent on fuel tanks to power their essential infrastructure. This investment will assist First Nations to upgrade or replace their fuel tank infrastructure and contribute to a cleaner environment on reserve as well as to improved health and safety for on-reserve residents.
Budget 2011 is also proposing to provide $8 million over two years to promote the deployment of clean energy technologies in Aboriginal and Northern communities to reduce their reliance on non-renewable fuels over time.

Supporting Economic Development on Reserve Lands
The First Nations Land Management regime allows participating First Nations to make laws in relation to their reserve lands and resources. It allows First Nations to enact their own laws for the development, conservation, use and possession of reserve land, enabling these communities to better pursue and seize economic opportunities by permitting them to make decisions at the speed of business. This direct management over lands has demonstrated tangible economic benefits, including greater investment on reserve lands as well as employment opportunities for both Aboriginal and non-Aboriginal people. The Government is proposing to reallocate up to an additional $20 million over two years as part of its ongoing support for the regime.

Supporting Aboriginal Canadians
The Next Phase of Canada’s Economic Action Plan adds to the over $10 billion each year the Government of Canada invests in Aboriginal priorities and the significant investments since 2006 by this Government:
•	Budget 2006 committed $450 million for a new approach to support priorities in education; women, children and families; and water and housing; $300 million for off-reserve Aboriginal housing; and $2.2 billion to address the legacy of the residential school system. In addition, Budget 2006 provided $300 million for affordable housing in the territories and $500 million to assist communities affected by the Mackenzie Gas Project; both of these projects will have positive impacts for the large Aboriginal population in the North.
•	Budget 2007 provided $440 million to support priorities in housing, Aboriginal justice, labour force participation, and fisheries.
•	Budget 2008 committed $660 million to strengthen partnerships with Aboriginal people in support of priorities in economic development; education; First Nations and Inuit health; child and family services; and drinking water.
•	Budget 2009, Canada’s Economic Action Plan, committed $1.4 billion to make significant investments in Aboriginal skills and training; First Nations and Inuit health; child and family services; as well as housing and critical infrastructure.
•	Budget 2010 provided over $900 million to assist Aboriginal people and their communities by supporting K-12 education; concrete action to help Aboriginal women; child and family services; Aboriginal health programs; implementation of the Indian Residential Schools Settlement Agreement; and the First Nations Water and Wastewater Action Plan.

Protecting Canada’s Natural Environment
Protecting the health and environment of Canadians is a key government priority. Budget 2011 provides funding to continue to protect the environment, address environmental risks to the health of Canadians, and support critical weather services that Canadians and businesses rely on. With these investments the Government is allocating more resources to environmental objectives in 2011–12 than it did in 2010–11.
Renewing the Clean Air Agenda
Greenhouse gas emissions and air pollutants are harmful to Canadians’ health, degrade the environment and contribute to climate change. The Government is renewing funding for the Clean Air Agenda with an increased focus on regulatory actions as the cornerstone of Canada’s approach to climate change and clean air. This approach will achieve real emissions reductions, while maintaining Canada’s economic advantage and creating jobs for Canadians.
Building on work to date, Budget 2011 renews funding for the Clean Air Agenda by providing nearly $870 million over two years for the following activities:
•	$252 million over two years to support regulatory activities to address climate change and air quality.
•	$86 million over two years to support clean energy regulatory actions with a focus on energy efficiency.
•	$48 million over two years to develop transportation sector regulations and next-generation clean transportation initiatives.
•	$58 million over two years to support a suite of programs aimed at helping Canadians adapt to a changing climate.
•	$25 million over two years to advance Canada’s international engagement on climate change, including the Canada-United States Clean Energy Dialogue.
•	$400 million in 2011–12 for the ecoENERGY Retrofit – Homes program to help homeowners make their homes more energy efficient. Further details regarding this program will be announced in the near future.

Enhancing Environmental Protection of the Great Lakes
The Great Lakes are fundamental to the well-being of millions of Canadians and Americans who live and work along their shores. Protecting water quality and ecosystem health in the Great Lakes is vital to ensuring that Canadians can continue to depend on this rich ecosystem for their drinking water, for recreation and for jobs. Building on the existing Great Lakes Action Plan and Action Plan for Clean Water, Budget 2011 announces an additional $5 million over two years to improve nearshore water and ecosystem health, and better address the presence of phosphorous in the Great Lakes.
Expanding Canada’s National Parks System
Canada’s National Parks provide outstanding examples of our country’s natural landscapes, generate significant economic activity by attracting visitors from Canada and abroad, and provide Canadians with access to our natural heritage. Budget 2011 provides $5.5 million over five years for Parks Canada to establish the Mealy Mountains National Park in Labrador. The creation of this park, which will represent the East Coast Boreal Natural Region of the National Parks system, will protect a key habitat for a threatened caribou herd.
Taking Action on Toxic Chemicals
Chronic and acute exposure to certain chemicals can harm human health and the environment. Budget 2011 provides close to $200 million over two years for the renewal of the Chemicals Management Plan. This initiative is a government-wide approach that assesses and manages the risks from new and existing chemical substances, providing predictability for business and supporting public confidence.

Cleaning Up Federal Contaminated Sites
Federal contaminated sites are a legacy of past practices that can pollute soil, air and water, threaten human health and the environment and hinder economic development. The Government has developed a long-term Federal Contaminated Sites Action Plan to systematically assess, remediate and monitor sites for which the Government is responsible. Under Canada’s Economic Action Plan, thousands of sites across Canada have been evaluated and remediation action is underway or completed on more than 200 sites. Building on work to date, Budget 2011 provides $68 million over the next two years to renew support for the Action Plan, which will contribute to an improved environment as well as economic development and employment opportunities. Departments will undertake remediation work that is expected to reduce the federal liability by close to $550 million, focusing on the highest priority sites such as the Giant and Faro Mines in Northern Canada.
Improving Canada’s Weather Services
The Meteorological Service of Canada provides Canadians with the information they need to make informed decisions to protect their health, safety and security in the face of changing weather and environmental conditions. Accurate and timely forecasts and warnings are critical to the functioning of the Canadian economy, where businesses in many industries, including agriculture, tourism, transportation and forestry, are directly affected by weather conditions. Budget 2011 provides $27 million over two years to improve Canada’s weather services.
Public Safety, Security and Justice
Budget 2011 takes important steps to keep our communities safe by investing in crime prevention and the justice system.

Improving the Security and Efficiency of Canada’s Air Travel System
In its response to the Commission of Inquiry into the Investigation of the Bombing of Air India Flight 182, the Government committed to ensuring the continued security and efficiency of Canada’s aviation system. The Government recently completed a review of the Canadian Air Transport Security Authority (CATSA). As a result of the review, operational improvements are being made that will modernize passenger and baggage screening processes and allow travellers to move through screening checkpoints as efficiently and conveniently as possible. The review also identified savings that will be used to enhance the air travel security system. In 2010, CATSA screened over 62 million pieces of luggage at more than 80 airports across Canada. Budget 2011 allocates $21 million over five years to upgrade CATSA’s checked baggage equipment.
Youth Crime Prevention
The Government has shown leadership in preventing youth crime by intervening on the risk factors before crime happens and targeting specific priority crime issues such as drug-related crime, youth gangs and gun violence. The Government is committed to continuing support for effective youth crime prevention practices and programs by investing, in Budget 2011, $20 million over two years in youth crime prevention programs. These programs promote the provision of community-based educational, cultural, sporting and vocational opportunities to youth to allow them to make smart choices and resist gang involvement or exit gangs.
Promoting Safer Aboriginal Communities
Promoting the safety and security of all Canadians, regardless of where they live, is one of the Government’s key priorities. First Nations communities present a number of unique policing challenges owing to their remoteness, large but sparsely populated geographical area and unique culture and traditions. Budget 2011 invests an additional $30 million over two years in the First Nations Policing Program. This program supplements existing policing services to provide First Nations communities with a police presence that is both culturally appropriate and accountable to their residents. This funding will contribute to the continued support of the over 1,000 officers across Canada who serve under this program through agreements negotiated with the provinces, territories and First Nations, and complements other funding being proposed in this budget for Aboriginal people.

Nunavut Justice System
This budget commits additional resources of $4.2 million over two years to support the hiring of additional judges and prosecutors to ensure timely access to justice for those in Nunavut. This investment will strengthen the justice system in Nunavut and support the priority of safe Northern communities.
War Crimes and Crimes Against Humanity Program
The continued existence of modern conflicts requires ongoing efforts to ensure that Canada is not a refuge for persons responsible for war crimes, crimes against humanity or genocide. To do this, Budget 2011 provides $8.4 million annually, on an ongoing basis, for Canada’s War Crimes and Crimes Against Humanity Program.
Federal Victims Strategy
The Government has long believed that victims of crime deserve to have a strong and effective voice in the federal justice and corrections systems. Budget 2011 provides $26 million over two years to support the Federal Victims’ Ombudsman, to promote access to justice and participation by victims in the justice system.
Firearms Licence Fee Waiver
Budget 2011 provides funding of $20.9 million to continue to waive firearms licence renewal fees for all classes of firearms. From May 2011 until May 2012, no firearms owner will have to pay to renew a licence.
Communities at Risk
The Government recognizes the importance of security enhancements for not-for-profit community centres, provincially recognized educational institutions, and places of worship linked to a community with a demonstrated history of being victimized by hate-motivated crime. The Government will provide resources of $1.6 million annually, sourced through Public Safety Canada, to continue to support the Communities at Risk: Security Infrastructure Pilot Program.

Table 4.2.1
Supporting Families and Communities

	2010–11	2011–12	2012–13	Total

	(millions of dollars)
Supporting Canada’s Seniors
Enhancing the GIS for low-income seniors		223	307	530
Enhancing the New Horizons for Seniors Program		5	5	10

Subtotal—Supporting Canada’s Seniors		228	312	540

Supporting Our Families
Improving tax support for caregivers		40	160	200
Enhancing recognition of medical expenses caregivers incur in respect of dependants	1	3	3	7
Increasing flexibility to access RDSPs for beneficiaries with shortened life expectancies		3	1	4
Palliative and end-of-life care		3		3
Introducing a new Children’s Arts Tax Credit	25	100	100	225

Subtotal—Supporting Our Families	26	149	264	439

Supporting Vibrant Communities
Introducing a Volunteer Firefighters Tax Credit	5	15	15	35
Forgiving loans for new doctors and nurses in under-served rural and remote areas			9	9
Renewing the Eastern Ontario Development Program
Renewing the Harbourfront Centre Funding Program		5	5	10
Supporting Celebrations
100th Anniversary of the Calgary Stampede		5		5
100th Grey Cup celebrations		5		5
Supporting Special Olympics Canada
Supporting Canada’s cultural sector
Canada Periodical Fund		15	15	30
The Royal Conservatory of Music		8		8
CBC/Radio-Canada		60		60
Supporting Aboriginal people
Investing in on-reserve infrastructure		10	12	22
Supporting economic development on reserve lands

Subtotal—Supporting Vibrant Communities	5	123	56	183

Table 4.2.1 (cont’d)
Supporting Families and Communities

	2010–11	2011–12	2012–13	Total

	(millions of dollars)
Protecting Canada’s Natural Environment
Renewing the Clean Air Agenda
Clean air regulatory agenda		122	131	252
Clean energy regulatory actions		43	43	86
Next generation of clean transportation initiatives		22	26	48
Climate change adaptation		25	33	58
International Climate Change Strategy		13	13	25
EcoENERGY Retrofit — Homes program		400		400
Enhancing environmental protection of the Great Lakes		2	3	5
Expanding Canada’s National Parks system		0.3	1	2
Taking action on toxic chemicals		100	100	199
Cleaning up federal contaminated sites		34	34	68
Improving Canada’s weather services		10	16	27

Subtotal—Protecting Canada’s Natural Environment		771	399	1,170

Public Safety, Security and Justice
Improving the security and efficiency of Canada’s air travel system		0.2	0.1	0.3
Youth crime prevention		10	10	20
Promoting safer Aboriginal communities		15	15	30
Nunavut justice system		2	2	4
War Crimes and Crimes Against Humanity Program		8	8	17
Federal Victims Strategy		13	13	26
Firearms licence fee waiver		17	4	21

Communities at risk

Subtotal—Public Safety, Security and Justice		65	53	118

Total—Supporting Families and Communities	31	1,336	1,084	2,450
Less funds existing in the fiscal framework		356	316	671

Net fiscal cost	31	980	768	1,779

Note: Totals may not add due to rounding.

Chapter 4.3
Investing in Innovation,
Education and Training

Highlights
Driving Innovation—Canada’s Digital Economy Strategy
The Next Phase of Canada’s Economic Action Plan sets the stage for the Digital Economy Strategy to make Canada a leader in the creation, adoption and use of digital technologies and content. Budget 2011 measures include:
✓	Providing $80 million in new funding over three years through the Industrial Research Assistance Program to help small and medium-sized businesses accelerate their adoption of key information and communications technologies through collaborative projects with colleges.

✓	Announcing $60 million over the next three years to promote increased student enrolment in key disciplines related to the digital economy.

✓	Providing funding of $100 million per year to the Canada Media Fund for investments in the creation of digital content across multiple platforms.
Strengthening Canada’s Research Advantage
The Next Phase of Canada’s Economic Action Plan announces new resources to support leading-edge research, international collaborations, health research of national importance, and the creation of world-class research centres in Canada. Budget 2011 measures include:
✓	Investing an additional $37 million per year to support the three federal research granting councils.

✓	Providing an additional $10 million per year, for the Indirect Costs Program, for costs such as those related to operating and maintaining facilities.

✓	Investing $53.5 million over five years to support the creation of 10 new Canada Excellence Research Chairs.

✓	Allocating up to $100 million to help establish a Canada Brain Research Fund to support the very best Canadian neuroscience, and accelerate discoveries to improve the health and quality of life for Canadians who suffer from brain disorders.

✓	Providing an additional $65 million for Genome Canada to continue its groundbreaking work.

✓	Investing $4 million over three years to support the construction of a cyclotron for the production of medical isotopes at the Thunder Bay Regional Research Institute.

✓	Providing $35 million over five years to the Natural Sciences and Engineering Research Council of Canada to support excellence in climate and atmospheric research at Canadian post-secondary institutions.

✓	Providing $50 million over five years, beginning in 2012–13, to the Perimeter Institute for Theoretical Physics to support its leading research, education and public outreach activities.
Fostering Commercialization and Business Innovation
The Next Phase of Canada’s Economic Action Plan supports the creation of high-value jobs with targeted resources to improve commercialization and support demonstration of new technologies in the marketplace. Budget 2011 measures include:
✓	Supporting 30 new Industrial Research Chairs at colleges with $3 million in 2011–12 and $5 million a year on a permanent basis starting in 2012–13.

✓	Allocating $12 million over five years, starting in 2011–12, through the Idea to Innovation program to support joint college-university commercialization projects.

✓	Providing $40 million over two years to Sustainable Development Technology Canada to continue to support the development and demonstration of new clean technology projects.

✓	Supporting the operations of the National Optics Institute with $45 million over five years.

Promoting Education and Training
The Next Phase of Canada’s Economic Action Plan helps Canadians get the education and skills they need to succeed with new budget measures that include:
✓	Enhancing and expanding eligibility for Canada Student Loans and Grants for part-time and full-time post-secondary students with an investment of over $34 million a year once fully implemented.

✓	Investing $9 million over two years to expand adult basic education programming in the territories to increase employment opportunities for Northerners.

✓	Providing up to $10 million a year in tax relief and Registered Education Savings Plan assistance to the increasing number of Canadian post-secondary students who study abroad.

✓	Providing $10 million over two years to develop and implement an international education strategy that will reinforce Canada as a country of choice to study and conduct world-class research.

✓	Encouraging skills certification by making all occupational, trade and professional examination fees eligible for tax relief.

Knowledge and innovation are the drivers of success in the 21st century global economy. In order to be a world leader in knowledge and innovation, Canada must attract and develop talented people, increase our capacity for world-leading research and development, improve the commercialization of research, and promote education and skills development. The Government has made a number of significant investments to date that will help Canadians prosper, including:
•	Development of a new Science and Technology Strategy to drive new investments in innovation, science and technology, including significant funding to the federal granting councils, Genome Canada, Centres of Excellence for Commercialization and Research, business-led Networks of Centres of Excellence and the Automotive Innovation Fund, as well as numerous investments in research infrastructure.

•	$750 million to the Canada Foundation for Innovation in Budget 2009 to support leading-edge research infrastructure.

•	Up to $2 billion dedicated under the Knowledge Infrastructure Program to repair, retrofit and expand facilities at post-secondary institutions.

•	Introduction of the Canada Excellence Research Chairs, as well as the Vanier Canada Graduate Scholarships and the Banting Postdoctoral Fellowships.

•	Modernization of the Canada Student Loans Program, introduction of the new Canada Student Grants Program, strengthening of the Registered Education Savings Plan, exemption of scholarship and bursary income from tax, and introduction of the Textbook Tax Credit.

•	$8.3 billion in support under the Economic Action Plan to help Canadian workers and their families weather the recession and provide them with the necessary training and tools to transition into new jobs as quickly as possible.

•	Investing $3 billion over six years for new Labour Market Agreements to address the gap in labour market programming for those who do not currently qualify for training under the Employment Insurance program and to improve the labour market outcomes of under-represented groups such as older workers, Aboriginal people, recent immigrants and persons with disabilities.

•	Through the Aboriginal Skills and Employment Partnership initiative, investments of $205 million to support partnerships between governments, the private sector and Aboriginal organizations to help Aboriginal people benefit from valuable skills training and employment opportunities.

•	A streamlined immigration system to better respond to the needs of the labour market, and the development with provinces and territories of a common approach to facilitate the recognition of foreign credentials.
Going forward, Canada needs to be a leader in research, innovation and technology adoption to succeed in the global knowledge economy. The Next Phase of Canada’s Economic Action Plan will continue to promote innovation as a key driver of long-term economic growth and employment, and to help Canadians acquire the skills they need to thrive in today’s labour market.
The Government will continue to provide support for research and Canada’s public research infrastructure, while seeking to increase the impact of its investments by levering contributions from the private sector and other levels of government in national projects and commercialization partnerships. It will continue to help Canadians acquire the education and skills they need to succeed through direct financial support and incentives for students, as well as targeted measures to support skills training, apprenticeships and lifelong learning. It will continue efforts to attract the best foreign students and immigrants to Canada while taking steps to facilitate their integration into Canadian labour markets.
Budget 2011 advances these priorities through actions in support of the new Digital Economy Strategy, additional support for leading-edge research, assistance to bring research to the marketplace, and investments in education and skills training.

Driving Innovation—Canada’s Digital Economy Strategy
The digital economy is woven into the fabric of our modern economy. Digital technologies power activities in all areas of the economy, from manufacturing and transportation to advanced telecommunications and Web-based services, and provide a platform for all sectors to be more innovative and productive. Leadership in the creation, adoption and use of digital technologies and content will help Canada to increase its world-class standard of living.
In the summer of 2010, the Government held nationwide consultations to seek the views of Canadian industry, creators and consumers on how Canada can build a globally competitive digital economy by 2020. Budget 2011 sets the stage for the release of Canada’s Digital Economy Strategy later this spring by introducing new measures focused on accelerating adoption of information and communications technologies at small and medium-sized businesses, preparing students for careers in the digital economy, and building Canada’s digital content through the Canada Media Fund.
Accelerating Adoption of Information and Communications Technologies
As Canada enters the digital age, the small and medium-sized businesses that drive our economy have an opportunity to maximize their growth potential by adopting information and communications technologies. Colleges, with their linkages to local industry and access to cutting-edge technology and skills, are ideally placed to develop technological solutions that respond to the challenges faced by small and medium-sized businesses. The National Research Council’s Industrial Research Assistance Program has experience in working with colleges and innovative small and medium-sized businesses.
To support the development of Canada’s digital economy, Budget 2011 announces $80 million in new funding over three years for a pilot initiative, delivered through the Industrial Research Assistance Program, to support collaborative projects between colleges and small and medium-sized businesses to accelerate their adoption of information and communications technologies.

In addition, as part of the Government’s effort to strengthen Canada’s research advantage, Budget 2011 announces $53.5 million over five years to support the creation of 10 new Canada Excellence Research Chairs. Some of these new research chairs will be active in fields relevant to the Digital Economy Strategy.
The Government is also renewing the Community Access Program for an additional year.
Building Digital Skills
The ability of Canadians to effectively use new digital technologies will be crucial to Canada’s success in the global digital economy. Budget 2011 announces that Human Resources and Skills Development Canada will reallocate $60 million in funding over the next three years to promote enrolment in key disciplines related to the digital economy such as science, technology, engineering and mathematics.
Showcasing Canada’s Digital Content
The proliferation of new media platforms and technology provides an unprecedented opportunity to showcase Canadian creativity, innovation and talent. To this end, Budget 2011 provides funding of $100 million per year for the Canada Media Fund, which invests in the creation of convergent digital content across multiple platforms, including television and leading-edge applications for Internet, wireless and other emerging platforms.
Measures announced in Budget 2011 build on other recent federal initiatives in support of Canada’s Digital Economy Strategy.

Recent Federal Initiatives in Support of Canada’s Digital Economy
The Government has recently taken steps to accelerate the growth of the digital economy, including by:
•	Ensuring more than 98 per cent of Canadians have access to broadband services through a variety of initiatives, including through the Broadband Canada: Connecting Rural Canadians program in Canada’s Economic Action Plan.

•	Modernizing policies to build confidence in e-commerce through the passage of new anti-spam legislation and tabling privacy and copyright legislation.

•	Adding information and communications technology adoption as a strategic focus of the Business Development Bank of Canada, including new consulting services to help companies enhance their use of information and communications technologies, as well as offering flexible financing to help support these investments.

•	Opening up spectrum for next-generation wireless networks and services by launching consultations on the 700 megahertz spectrum with a view to auctioning it in late 2012, concurrent with consultations on the 2,500 megahertz spectrum.

•	Enabling telecommunications businesses to increase investment by freezing licensing fee rates for cellular and personal communications services, extending the length of licences for mobile broadband spectrum to 20 years, announcing a review of the 2008 tower sharing and roaming policy, and examining options for liberalization of foreign investment restrictions in the telecommunications sector.

Strengthening Canada’s Research Advantage
The Government has provided significant additional resources to support science and technology since 2006, placing Canada first among the Group of Seven (G-7) countries in terms of expenditures on research and development (R&D) in the higher education sector as a share of the economy.

R&D Investment in the Higher Education Sector
Chart 4.3.1
R&D Investment in the Higher Education Sector
Note: Data are for 2009, which is the latest year for which they are available for all G-7 countries, except Japan and the United States (2008).

Source: OECD, Main Science and Technology Indicators, 2010/2
Canada is positioned as a world leader in research excellence, inspiring the discoveries and innovations that create jobs, markets and opportunities in the knowledge economy. Budget 2011 further demonstrates this leadership by proposing new resources to support leading-edge research, international collaborations, health research of national importance, and world-class research centres in Canada.

Supporting Leading-Edge Research
The three federal granting councils—the Natural Sciences and Engineering Research Council of Canada (NSERC), the Canadian Institutes of Health Research (CIHR), and the Social Sciences and Humanities Research Council of Canada (SSHRC)—are the primary institutions through which the federal government supports advanced research at Canada’s universities, colleges and research hospitals. Together, the three councils provide $2.7 billion in annual resources to fund breakthrough research projects, support graduate students, and help accelerate the translation of discoveries into commercial and social benefits for Canadians.
The Government recognizes the importance of continuing to foster a strong primary research environment in Canada. Budget 2011 invests an additional $37 million per year to the granting councils, starting in 2011–12.
The new resources for the councils will be allocated as follows:
•	$15 million per year to NSERC to support outstanding research in the natural sciences and engineering fields, such as the Strategy for Partnerships and Innovation.

•	$15 million per year to CIHR to support advanced health-related research, such as the Strategy on Patient-Oriented Research.

•	$7 million per year to SSHRC to support world-leading research in the social sciences and humanities, such as partnership activities in priority areas including the digital economy.
This allocation of new funding among the granting councils represents a higher share for social sciences and humanities research, compared to previous budgets.
Indirect Costs of Research
The indirect costs of research include operating and maintaining facilities, managing information, meeting regulatory requirements and supporting knowledge transfer. These activities are necessary to realize the greatest possible benefits from the direct research support provided by the granting councils. To ensure that the benefits from its research investments are maximized, the Government supports indirect costs associated with its direct research funding at post-secondary institutions. Budget 2011 provides an additional $10 million per year, starting in 2011–12, for the Indirect Costs Program.

Attracting World-Leading Talent
Introduced in Budget 2008, the Canada Excellence Research Chairs program helps Canadian universities attract and support world-leading researchers in areas of strategic importance to Canada. The first 19 chairholders, announced in May 2010, will each be awarded up to $10 million over seven years to establish ambitious research programs in Canada. All 19 chairholders are highly renowned researchers drawn from a variety of fields, including information and communications technologies, and were attracted from leading institutions around the world.
Budget 2011 invests a further $53.5 million over five years to support the creation of 10 new Canada Excellence Research Chairs. Some of these new research chairs will be active in fields relevant to the Digital Economy Strategy. New Canada Excellence Research Chairs will be selected through a competitive process.
As noted in Chapter 4.1, as part of the Government’s wider India engagement strategy, Budget 2011 announces $12 million over five years for a competition to select a Canada-India Research Centre of Excellence. The centre will focus on creating partnerships that bring together key individuals and organizations from Canada and India, accelerating the exchange of research results, and increasing Canada’s international visibility and reputation as a research leader.
Advancing Knowledge and Treatment of Brain Disorders
Disorders of the brain are one of the major health challenges of the 21st century. It is estimated that one in three Canadians will face a mental illness or a neurological disorder or injury at some point in their lives. Brain Canada is a national, non-profit foundation dedicated to supporting research into new diagnostics, treatments and ultimately cures for brain disorders.
To support Brain Canada’s efforts, Budget 2011 proposes to allocate up to $100 million to help establish the Canada Brain Research Fund, which will support the very best Canadian neuroscience, fostering collaborative research and accelerating the pace of discovery, in order to improve the health and quality of life of Canadians who suffer from brain disorders. Federal funding for this initiative will be matched by resources raised from Brain Canada’s other partners.

Maintaining Canada’s Leadership in Genomics Research
Genome Canada is a not-for-profit corporation dedicated to supporting Canada’s research leadership in genomics, a fast-growing field that has significant potential social and economic benefits. Genomics research is helping Canadians to address key challenges in important areas such as health, fisheries, forestry, agriculture and the environment.
To date, the Government has provided $915 million to Genome Canada, which along with funding from other partners will support over $1.9 billion in genomics research in Canada. These resources have helped to establish Canada as a world leader in genomics research, including in the areas of cancer, infectious and rare genetic diseases, adverse drug reactions, and crop sciences. Genome Canada—funded research has contributed to the development and training of thousands of highly skilled individuals, and the creation of more than 20 new companies.
Budget 2011 announces an additional $65 million for Genome Canada to launch a new competition in the area of human health, and sustain the operating costs of Genome Canada and Genome Centres until 2013–14.
Expanding Medical Isotope Production
Research clusters generate significant economic benefits by enabling businesses to take advantage of existing research expertise and create innovative products and services. The Thunder Bay Regional Research Institute is focused on collaborative research, working closely with academic partners. Budget 2011 provides $4 million over three years to Industry Canada’s Federal Economic Development Initiative in Northern Ontario to support the construction of a cyclotron for the production of medical isotopes at the Thunder Bay Regional Research Institute.
Supporting Climate and Atmospheric Research
Budget 2011 provides $35 million over five years to the Natural Sciences and Engineering Research Council of Canada to support climate change and atmospheric research at Canadian post-secondary institutions.

Investing in Arctic Science
Canada’s Economic Action Plan and Budget 2010 laid the groundwork for delivering on the Government’s commitment for a new, world-class Canadian High Arctic Research Station. The station will help address the challenges facing Canada’s Arctic by enabling world-class research and serving as the hub of a network of Arctic research infrastructure.
In August 2010, the Government announced that the station would be located in Cambridge Bay, Nunavut. Work is progressing well on the feasibility study and pre-construction design phase for the station. Four priorities have also been established that will underpin the station’s mission: resource development, exercising sovereignty, environmental stewardship and climate change, and strong and healthy communities.
The creation of the Canadian High Arctic Research Station is an important step in delivering on Canada’s Northern Strategy.
Supporting the Perimeter Institute for Theoretical Physics
The Perimeter Institute for Theoretical Physics in Waterloo, Ontario, is an independent resident-based centre devoted to foundational research in theoretical physics. Since its creation in 1999, the Perimeter Institute has built a global reputation for its exceptional research environment and has demonstrated outstanding scientific merit, which has helped to attract top-tier researchers to Canada. The Institute also hosts hundreds of international researchers each year, trains promising new researchers, and undertakes outreach activities with students, teachers and members of the general public.
Moving forward, the Perimeter Institute aims to strengthen its position as a world-leading research centre for theoretical physics. The Institute is constructing the 55,000-square-foot Stephen Hawking Centre on its campus, continuing its efforts to bring world-leading faculty and researchers to Canada, and strengthening its partnerships with other exceptional research communities.
Budget 2011 proposes to provide $50 million over five years, beginning in 2012–13, to the Perimeter Institute to support its leading research, education and public outreach activities. Federal funding for this initiative will be matched by resources raised from the Institute’s other partners.

Fostering Commercialization and Business Innovation
Canada has an opportunity to build on its excellence in advanced research to improve private sector innovation performance and the commercialization of research. To create high-value jobs, Canadian businesses need to invest in promising ideas and innovations that move new products and services into the market.
In October 2010, an independent expert panel of distinguished Canadians from the private and public sectors was established to undertake a comprehensive review of federal support for business research and development. The panel has received more than 220 submissions from interested Canadians and its consultations are underway. The Government looks forward to receiving the panel’s recommendations by October 2011 on how to strengthen the impact of federal investments in support of a more innovative economy.
In the interim, Budget 2011 announces targeted resources to improve commercialization and support demonstration of new technologies in the marketplace.
Enhancing Commercialization Through Research at Colleges
Colleges play an important role in advancing Canada’s innovation capacity. They can help to accelerate the transfer of new knowledge created at post-secondary institutions by applying it to business needs. Knowledge-based collaborations between colleges and businesses, and between colleges and universities, can help Canada’s private sector become more innovative and provide rich learning opportunities for students.
Budget 2011 provides $3 million in 2011–12 and $5 million per year on a permanent basis starting in 2012–13 to the Natural Sciences and Engineering Research Council of Canada (NSERC) to support 30 new Industrial Research Chairs at colleges. These resources will assist colleges in accelerating applied research in fields where there is an important industrial need.

Budget 2011 allocates a further $12 million over five years, starting in 2011–12, to NSERC’s Idea to Innovation program to support joint college-university research and development projects with promising commercialization potential.

Accelerating Commercialization by Small Businesses
Announced in Budget 2010, the Canadian Innovation Commercialization Program provides $40 million over three years to help Canadian businesses demonstrate their innovative products and services by meeting needs identified by federal departments and agencies.
Following the evaluation of proposals submitted under the program’s first Call for Proposals, 19 innovations have been pre-qualified. Public Works and Government Services Canada is now working with the selected companies to match their innovations with federal government departments and to put contracts in place to test their innovations.
Examples of Canadian Innovation Commercialization Program Projects
2G Robotics (Waterloo, Ontario)
Founded in 2007, 2G Robotics Inc. offers mechanical, electrical and software products and services for the mobile robotic industry, with particular emphasis on underwater robotic systems.
Federal funding will allow 2G Robotics to commercialize an underwater laser scanner capable of generating digital three dimensional re-creations of underwater environments.
DataGardens (Edmonton, Alberta)
Incorporated in September 2007, DataGardens has 17 employees, most of whom work at the company’s headquarters in Edmonton. Federal funding will allow DataGardens to commercialize a Cloud Federation System—software that helps companies virtually eliminate information technology downtime and data loss.
Extreme Spill Technology (Halifax, Nova Scotia)
Working with partners in Canada, Norway and China, Extreme Spill Technology is researching and developing a promising technology to recover spilled oil in harsh conditions. Federal funding will allow the company to commercialize the world’s first oil spill skimmer, capable of removing floating oil from the water in rough seas and heavy, moving ice.

Advancing Clean Technology Projects
Innovation in the clean technology sector is a driver of the Canadian economy, opening up new avenues of opportunity, creating jobs and delivering environmental benefits. Sustainable Development Technology Canada (SDTC) is an arm’s-length foundation established by the Government of Canada to assist in the development and demonstration of clean technologies on a not-for-profit basis. Budget 2011 announces $40 million over two years for grants to SDTC to continue to support the development and demonstration of new clean technology projects under the clean air and climate change component of the SD Tech Fund.
Supporting the National Optics Institute Centre of Excellence
The National Optics Institute is a private, not-for-profit organization that provides innovative solutions and develops commercial applications for businesses in the areas of optics and photonics. Through its research, the Institute contributes to the growth of Canadian enterprises by helping them create or improve products and processes. The National Optics Institute is headquartered in the city of Québec and has a presence in Hamilton, Calgary and Montréal to help strengthen business development across Canada.
To support these important activities, Canada Economic Development for Quebec Regions will provide $45 million over five years to support the operations of the National Optics Institute in the city of Québec.
Promoting Education and Training
Canada’s long-term prosperity depends on an educated and skilled workforce that can apply its knowledge to be at the forefront of innovation. Canadians are already among the most highly educated in the world, and Budget 2011 takes further actions to preserve and enhance this advantage. Budget 2011 assists Canadians in acquiring the education and skills they need to succeed by enhancing and expanding eligibility for Canada Student Loans and Grants, improving tax recognition for educational expenses, investing in adult basic education for Northerners, and facilitating skills recognition for new Canadians. These measures are in addition to other new measures announced in this budget that promote education and skills training, including the Targeted Initiative for Older Workers and the Building Digital Skills initiative.

Enhancing Federal Student Financial Assistance
The Government provides direct financial support to full- and part-time post-secondary students through the Canada Student Loans Program, which encompasses both loans and grants. In the 2009–10 academic year, more than 400,000 students benefited from over $2.5 billion in federal student financial assistance in the form of loans and grants.
Budget 2011 will expand eligibility for Canada Student Loans and Grants for full- and part-time post-secondary students. The Government will:
•	Help full-time students to earn more money by doubling the in-study income exemption from $50 per week to $100 per week. This will assist approximately 100,000 students each year by allowing them to work more without affecting their loans. This represents an ongoing cost of approximately $30 million per year.

•	Allow part-time students to have higher family incomes without affecting their eligibility for a Canada Student Loan. The eligibility threshold for loans will be increased and harmonized with the threshold used in calculating need for full-time students. For example, for a single part-time student from Ontario, this means that the annual income threshold will increase from $26,100 to $40,235. This represents an ongoing investment of $2 million per year, and will allow more part-time students to have access to Canada Student Loans.

•	Increase the income eligibility threshold for part-time students used to determine eligibility for the Canada Student Grant to align it with the threshold for full-time students from low-income families. The Canada Student Grant for part-time students provides up to $1,200 in non-repayable assistance to eligible students each academic year. These changes will result in an ongoing $2.2-million investment per year.
Part-time students take longer to complete their studies because they are often working while at school. During their studies part-time Canada Student Loan recipients accumulate interest while full-time students do not. Budget 2011 proposes to reduce the in-study interest rate for part-time students from prime plus 2.5 per cent to zero, bringing them in line with full-time students. This will save part-time students approximately $5.6 million per year, making part-time study more affordable for more Canadians.

With these investments, low- and middle-income part-time students will be better positioned to upgrade their skills and education qualifications so that they can make the most of their abilities and prosper in today’s changing economy. The Government of Canada will work with its provincial and territorial partners to put in place these improvements as soon as possible. The Government’s goal is to have benefits start to flow to students in the 2011 academic year. It will also ensure that growth in overall student loans reflects the needs of students.
Starting in 2012–13, the Government will also forgive a portion of the federal component of Canada Student Loans for new family physicians, nurses and nurse practitioners who agree to work in under-served rural and remote communities (see Chapter 4.2).
Investing in Adult Basic Education in the North
The Government remains committed to a long-term agenda that will make tangible improvements to the quality of life of Northerners. To ensure that more Northerners can benefit from local employment opportunities, Budget 2011 invests $9 million over two years to expand adult basic education programming in the territories. This initiative will expand territorial colleges’ literacy and numeracy programs, particularly in remote communities, to target working-age Northerners and assist them in getting the basic skills they need to join the workforce and take advantage of emerging economic opportunities.
Supporting Canadian Students Abroad
As Canadian students seek to develop the skills and knowledge needed to work in a global marketplace, the Government recognizes the importance of students pursuing the best educational opportunities available to them, whether in Canada or abroad. Currently, Canadian students who study at foreign universities must be enrolled in a program lasting at least 13 consecutive weeks to be eligible for the Tuition, Education and Textbook Tax Credits, or to receive Educational Assistance Payments from Registered Education Savings Plans (RESPs).

Budget 2011 proposes to align the minimum duration requirement applying to studies undertaken by Canadians at foreign universities with the requirement applying to in-Canada studies, by reducing the 13-week minimum duration requirement to three consecutive weeks with respect to the Education and Textbook Tax Credits. The minimum duration requirement applying to the Tuition Tax Credit and Educational Assistance Payments will also be reduced to three consecutive weeks for Canadians studying full-time at a university outside Canada. These changes will provide tax relief and RESP assistance to the increasing number of Canadian post-secondary students who study abroad.
This measure will apply for the 2011 and subsequent taxation years and is estimated to reduce federal revenues by $3 million in 2010–11 and $10 million in each of 2011–12 and 2012–13.
Extending Tax Relief to Certification Examinations
Apprentices in the skilled trades must complete certification examinations at the end of their apprenticeship in order to practise their trade. Similarly, workers in regulated occupations such as nursing, medicine, law and accounting are also required to complete examinations in order to practise their occupation. This includes foreign-trained workers, who are often required to complete additional examinations in order to obtain their professional status in Canada. The fees incurred for these examinations are generally not eligible for tax relief unless the occupational, trade or professional examination is part of a course of study and the costs of the examination are included in the course tuition fee, in which case the fees would be eligible for the Tuition Tax Credit.
Budget 2011 proposes to make all occupational, trade and professional examination fees eligible for the Tuition Tax Credit, where the examination is required to obtain a professional status, or certification or licence in a trade, that is recognized by federal or provincial statute and allows the individual to practise the profession or trade within Canada. This tax relief builds on the support provided to apprentices through the Apprentice Incentive Grant provided in Budget 2006 and the Apprenticeship Completion Grant, which was introduced in Budget 2009.

It is estimated that more than 30,000 individuals will benefit each year from this measure. The measure will apply to fees paid in respect of examinations taken in the 2011 and subsequent taxation years. This measure is estimated to reduce federal revenues by $1 million in 2010–11 and $5 million in each of 2011–12 and 2012–13.

Examples of Eligible Occupations, Trades and Professions

Agricultural Equipment Technician	Licensed Practical Nurse
Agrologist	Machinist
Architect	Massage Therapist
Automotive Service Technician	Metal Fabricator
Baker	Mobile Crane Operator
Boilermaker	Motorcycle Mechanic
Bricklayer	Motor Vehicle Body Repairer
Cabinetmaker	Occupational Therapist
Carpenter	Optometrist
Chartered Accountant and Certified	Physician
Management Accountant	Plumber
Chiropractor	Powerline Technician
Construction Electrician	Professional Engineer
Cook	Recreation Vehicle
Dental Technician or Technologist	Service Technician
Dentist and Dental Specialist	Refrigeration and Air
Dietician, Nutritionist	Conditioning Mechanic
Embalmer, Funeral Director	Registered Nurse
Floorcovering Installer	Roofer
Hairstylist	Sheet Metal Worker
Heavy Duty Equipment Technician	Steamfitter-Pipefitter
Industrial Electrician	Tool and Die Maker
Lawyer	Welder

A New International Education Strategy
Innovative and outward-looking colleges and universities are key partners in developing a diverse, skilled and internationally focused workforce. Budget 2011 allocates $10 million over two years to develop and implement an international education strategy that will reinforce Canada as a country of choice to study and conduct world-class research. Elements of the strategy will include promotion and advertising initiatives; strengthening of international representation in key markets; and the development and dissemination of market intelligence for institutions. This will strengthen our engagement with emerging economies and ensure greater collaboration between Canadian and foreign institutions. An advisory panel reporting to the Ministers of Finance and International Trade will be established to make recommendations on the strategy and to set out the contributions of all partners.
Credential Recognition for Immigrants
Foreign-trained workers, including skilled immigrants and Canadians with international training or education, make an important contribution to Canada’s labour market and economy. Many foreign-trained workers have difficulty paying for the tuition and other training costs associated with the foreign credential recognition process. Human Resources and Skills Development Canada and Citizenship and Immigration Canada will test ways to help foreign trained workers to cover these costs, with specific details to be announced shortly. This initiative will complement the already significant investments that the Government of Canada has made in recent years to support the labour market integration of new Canadians.

Table 4.3.1
Investing in Innovation, Education and Training

	2010–11	2011–12	2012–13	Total
	(millions of dollars)
Driving Innovation—Canada’s Digital Economy Strategy
Accelerating adoption of information and communications technologies		20	30	50
Building Digital Skills
Showcasing Canada’s digital content		100	100	200

Subtotal—Driving Innovation—Canada’s Digital Economy Strategy		120	130	250

Strengthening Canada’s Research Advantage
Supporting leading-edge research
Natural Sciences and Engineering Research Council of Canada		15	15	30
Canadian Institutes of Health Research		15	15	30
Social Sciences and Humanities Research Council of Canada		7	7	14
Indirect costs of research		10	10	20
Attracting world-leading talent			10	10
Advancing knowledge and treatment of brain disorders		10	10	20
Maintaining Canada’s leadership in genomics research		65		65
Expanding medical isotope production		2	1	3
Supporting climate and atmospheric research		7	7	14
Supporting the Perimeter Institute for Theoretical Physics			10	10

Subtotal—Strengthening Canada’s Research Advantage		131	85	216

Fostering Commercialization and Business Innovation
Enhancing commercialization through research at colleges		4	7	11
Advancing clean technology projects		20	20	40
Supporting the National Optics Institute Centre of Excellence

Subtotal—Fostering Commercialization and Business Innovation		24	27	51

Table 4.3.1 (cont’d)
Investing in Innovation, Education and Training

	2010–11	2011–12	2012–13	Total
	(millions of dollars)
Promoting Education and Training
Enhancing federal student financial assistance
Doubling the in-study income exemption		24	30	54
Increasing the eligibility threshold for part-time students and reducing to zero the in-study interest rate		2	5	7
Investing in adult basic education in the North		2	7	9
Supporting Canadian students abroad	3	10	10	23
Extending tax relief to certification examinations	1	5	5	11
A new international education strategy		5	5	10

Subtotal—Promoting Education and Training	4	48	62	114

Total—Investing in Innovation, Education and Training	4	323	304	632

Note: Totals may not add due to rounding.

Chapter 4.4
Preserving Canada’s
Fiscal Advantage

Highlights
✓	Strong fiscal management will continue to be the cornerstone of the Government’s economic policy.

✓	The International Monetary Fund (IMF) expects that Canada will return to budget balance before other Group of Seven (G-7) countries and considers that its fiscal prospects are among the best in the G-20.

✓	Maintaining a focus on balanced budgets and debt reduction will allow the Government to keep taxes low and take actions to foster long-term growth and the creation of well-paying jobs for Canadians in the future.

Preserving Canada’s Fiscal Advantage
Strong fiscal management is the cornerstone of the Next Phase of Canada’s Economic Action Plan–A Low-Tax Plan for Jobs and Growth. By maintaining a focus on balanced budgets and debt reduction, the Government will be able to keep taxes low and take actions to foster long-term growth and the creation of well-paying jobs for Canadians in the future.
Since coming to office, the Government has taken action to strengthen fiscal management through improved public accountability, strengthened management and oversight of federal spending, and an increased focus on debt reduction. For example:
•	The Government introduced ongoing strategic reviews of departmental spending in Budget 2007. These reviews helped ensure that federal programs are achieving their intended results, are effectively managed and are appropriately aligned with the priorities of Canadians. Savings from the strategic reviews will reach $11 billion over seven years and more than $2.8 billion on an ongoing basis. Strategic reviews are being temporarily replaced as the Government undertakes a one-year Strategic and Operating Review, in keeping with the Government’s careful approach to managing spending.

•	The Government used budget surpluses recorded in the years prior to the economic crisis to lower the federal debt-to-GDP (gross domestic product) ratio to 29 per cent in 2008–09—the lowest debt ratio in nearly 30 years.
These actions helped the Government improve its international fiscal position and ensured that Canada faced the global financial and economic crisis from a position of fiscal strength. Canada’s low debt levels allowed the Government to implement the stimulus that was necessary to maintain jobs without jeopardizing Canada’s long-term fiscal advantage. As a result of sound management, Canada’s fiscal position remains the envy of the world, which has allowed Canada to continue to retain a leadership position in international fora.
The IMF expects that Canada will return broadly to balance over the medium term, before other G-7 countries. This is expected to allow Canada to maintain by far the lowest net debt burden among G-7 countries (Chart 4.4.1).

From an international point of view, Canada’s overall fiscal outlook in the aftermath of the crisis stands out as among the best in the G-20.
— International Monetary Fund,
Canada: 2010 Article IV Consultation,
December 2010

Canada has a significant fiscal advantage

Chart 4.4.1

Going forward, strong fiscal management will continue to be the foundation of the Next Phase of Canada’s Economic Action Plan. Balanced budgets and low levels of public debt are critical to Canada’s long-term growth and prosperity. Reducing debt:
•	Frees up tax dollars otherwise absorbed by interest costs, which can be reinvested in other priorities such as health care, public services or lower taxes.

•	Keeps interest rates low, encouraging businesses to invest for the future.

•	Signals that public services are sustainable over the long run.

•	Strengthens the country’s ability to respond to economic shocks such as the recent global financial crisis and challenges such as population aging.

•	Preserves Canada’s low-tax plan, fostering the long-term growth that generates high-wage jobs for all Canadians.
Now that the world economy is emerging from crisis and governments are turning their attention to controlling their deficits, Canadians can be confident in Canada’s fiscal position and in this Government’s fiscal management. Recognizing that the recovery is still fragile, Chapter 5 details the Government’s plan to return to balance over the medium term without raising taxes or cutting transfers to individuals or other levels of government in a manner that will ensure that Canadians continue to enjoy sustainable improvements in their standard of living.

Chapter 5
Plan for Returning
to Balanced Budgets

Highlights
✓	Budget 2011 builds on the actions taken in Budget 2010 to return to balanced budgets by:
–	Delivering on the 2010 round of strategic reviews.

–	Taking action to close tax loopholes.

–	Launching a comprehensive one-year Strategic and Operating Review aimed at improving the efficiency and effectiveness of government operations and programs to ensure value for taxpayer money.
✓	The Government has been clear and consistent that it will not raise taxes or cut transfers to persons, including those for seniors, children and the unemployed, or transfers to other levels of government in support of health care and social services, Equalization, and the gas tax transfer to municipalities.

✓	The Government’s plan for returning to balanced budgets is on track. Without including any targeted savings from the Strategic and Operating Review, the Government is projected to return to balanced budgets by 2015–16 at the latest.

✓	The deficit in 2010–11 is projected to be more than 25 per cent lower than it was in 2009–10, and it is projected to shrink by more than 25 per cent again in 2011–12. The deficit is projected to continue to decline to $0.3 billion in 2014–15. It is expected that there will be a surplus of $4.2 billion in 2015–16.

✓	The Strategic and Operating Review will support the return to balanced budgets, possibly one year earlier, and provide fiscal room to continue paying down debt and investing in the priorities of Canadians, including lowering taxes for families.

✓	The expiration of stimulus measures and the savings measures announced in this budget are expected to lower program spending from 16.0 per cent of gross domestic product (GDP) in 2009–10 to 12.9 per cent of GDP in 2015–16, in line with its pre-recession level.

✓	The federal debt is projected to decline to 29.7 per cent of GDP in 2015–16, broadly returning to its pre-recession level.

Plan for Returning to Balanced Budgets: Building on Budget 2010
Budget 2010 set out a three-point plan for returning to balanced budgets over the medium term by:
•	Winding down the stimulus provided in Canada’s Economic Action Plan as the economy recovers.

•	Implementing targeted measures to restrain growth in direct program spending.

•	Undertaking a comprehensive review of government administrative functions and overhead costs.
The Government has been clear and consistent that it will not raise taxes or cut transfers to persons, including those for seniors, children and the unemployed, or transfers to other levels of government in support of health care and social services, Equalization, and the gas tax transfer to municipalities.
The emphasis on the careful management of direct program spending reflects the Government’s fundamental belief that the private sector is the engine of growth and wealth creation.
Budget 2010 Restraint Measures Are on Track
Budget 2010 implemented targeted measures to restrain direct spending growth and close tax loopholes that are expected to generate savings of $17.6 billion over five years. The Government is on track to meet this spending restraint commitment as:
•	The Department of National Defence is on track to achieving the savings required to meet the commitment to restrain growth in defence spending.

•	In 2010–11, Canada fulfilled its commitment to double international assistance. The International Assistance Envelope has now been capped at $5 billion.

•	Savings of $300 million in 2010–11 have been achieved as departments and agencies absorbed the 1.5-per-cent wage increase for the federal public administration.

•	The operating budgets of departments remain frozen at their 2010–11 levels for two years. This freeze was reflected in the 2011–12 Main Estimates tabled on March 1, 2011.

Managing Compensation Costs
In Budget 2010, the Government indicated that it would engage with public sector bargaining agents and assess measures taken by other jurisdictions in Canada to ensure that the total costs of compensation are reasonable.
In order to bring predictability to employees and departments and agencies given the constraints imposed on operating budgets, the Government engaged last fall in early negotiations with bargaining agents. Agreements were reached and signed with a number of bargaining agents, representing over 95,000 employees, which include the elimination of the accrual of severance benefits for resignation and retirement. Eliminating these benefits brings public service compensation more in line with the private sector, where severance benefits for voluntary separation are typically not offered. The Government intends to pursue this approach in its negotiations with other bargaining agents.
The Government is also taking steps to ensure that compensation for non-represented employees and executives is aligned with that of negotiated agreements. Starting in 2011–12, severance benefits for resignation and retirement will no longer accrue to federal public sector executives.
Building on Budget 2010 Restraint Actions
Budget 2011 builds on the actions taken in Budget 2010 by announcing the following measures that could achieve an additional $17.2 billion in savings over five years:
•	Delivering on the 2010 round of strategic reviews.

•	Taking action to close tax loopholes.

•	Launching a comprehensive one-year Strategic and Operating Review aimed at improving the efficiency and effectiveness of government operations and programs to ensure value for taxpayer money.

2010 Strategic Reviews
Budget 2011 delivers over $500 million in new ongoing savings from the 2010 round of strategic reviews, which were undertaken to ensure that programs are achieving their intended results, are effectively managed, and are appropriately aligned with the priorities of Canadians and federal responsibilities. Together with the measures undertaken by the Department of National Defence to restrain the growth in defence spending as mandated in Budget 2010, the 2010 round identified savings that reach close to $1.6 billion in 2013–14. When combined with the previous three rounds of reviews, the strategic review process has provided more than $2.8 billion in ongoing savings. Detailed outcomes of the 2010 round of strategic reviews are provided in Annex 1.
Tax Fairness—Closing Tax Loopholes
Budget 2011 follows through on the Government’s commitment in the 2010 Speech from the Throne to improve the integrity and fairness of the tax system by closing loopholes that allow a few businesses and individuals to avoid paying their fair share of tax. These proposed measures will protect the Government’s revenue base—which helps keep tax rates low—and reaffirm the Government’s ongoing commitment to tax fairness.
•	The deferral of partnership income will be limited by requiring corporations that have a significant interest in a partnership with a fiscal period ending on a date different from the corporation’s year-end, to report partnership income on an accrual basis, subject to a transitional reserve.

•	The dividend stop-loss rules will be extended, in general, to dividends deemed to be received on the redemption of shares held by corporations.

•	In order to address complex tax planning schemes, the tax on split income will be extended to schemes involving capital gains of a minor child on the sale of shares of a corporation to a person who does not deal at arm’s length with the child if dividends on those shares would be subject to the tax on split income.

•	Anti-avoidance rules will be introduced for Registered Retirement Savings Plans (RRSPs) and Registered Retirement Income Funds (RRIFs) based largely on the Tax-Free Savings Account anti-avoidance rules. The new rules will address self-dealing arrangements and schemes undertaken by a small number of taxpayers to withdraw amounts from RRSPs/RRIFs without paying tax.

•	A package of integrity measures for charities will be introduced to help combat fraud and abuse of the charitable donations incentives, thereby protecting the tax base and ensuring that more resources are available for legitimate charities.

•	Rules will be introduced to limit excessive tax benefits that can result on the donation of flow-through shares as a result of the interaction between the exemption from capital gains tax on the donation of publicly listed securities and the tax incentives for flow-through shares.

•	New limits will be imposed to level the playing field by limiting the extent to which individual pension plans can be used to obtain tax deferrals that are beyond those generally available under other registered plans for retirement saving.
The introduction of these measures will yield $240 million in savings in 2011–12, rising to about $1.0 billion by 2013–14. Further details on these proposals can be found in Annex 3.
Strategic and Operating Review
Building on previous restraint exercises, most notably strategic reviews and the three-point plan set out in Budget 2010 to return to balanced budgets, Budget 2011 launches a comprehensive one-year Strategic and Operating Review across all of government in 2011–12. This review will focus on improving the efficiency and effectiveness of government operations and programs to ensure value for taxpayer money and will replace the next cycle of strategic reviews.
The Strategic and Operating Review will examine direct program spending, as appropriated by Parliament. About $80 billion of direct program spending will be reviewed with the objective of achieving at least $4 billion in ongoing annual savings by 2014–15 or 5 per cent of the review base. The review will place particular emphasis on generating savings from operating expenses and improving productivity, while also examining the relevance and effectiveness of programs.

The review will be led by the President of the Treasury Board, who will chair a specially constituted committee of Treasury Board that will assess proposals put forward by ministers and their departments and agencies to achieve the targeted level of savings. This committee will be guided by experts from outside government who will help design a framework for the review based on private and public sector best practices.
The Government is also looking for ways to improve services and service delivery to Canadians by examining government-wide solutions that will standardize, consolidate and re-engineer the way it does business. The information and opportunities identified through the administrative services review undertaken this past year will inform this aspect of the Strategic and Operating Review. The Government also proposes to enable departments and agencies to find efficiencies through shared services arrangements and transfer of functions.
Savings from the Strategic and Operating Review have not been recorded in Budget 2011. The Government will report on the results of this review in Budget 2012. The Strategic and Operating Review will support the return to balanced budgets, possibly one year earlier, and provide fiscal room to continue paying down debt and investing in the priorities of Canadians, including lowering taxes for families.
In total, Budget 2011 savings measures amount to $6.2 billion in savings over five years. Combined with the targeted savings from the Strategic and Operating Review, total savings could be as much as $17.2 billion over five years. Table 5.1 outlines these major actions.
Table 5.1
Budget 2011 Savings Measures

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016	Total
	(millions of dollars)
2010 strategic reviews[1]		194	271	569	525	534	2,094
Tax fairness—closing tax loopholes		240	730	1,095	1,040	990	4,095

Total savings recorded in Budget 2011	0	434	1,001	1,664	1,565	1,524	6,189

Targeted Strategic and Operating Review savings			1,000	2,000	4,000	4,000	11,000

Total savings	0	434	2,001	3,664	5,565	5,524	17,189

Note: Totals may not add due to rounding.

[1]	National Defence savings were booked as part of Budget 2010.

The Government’s Plan for Returning to Balanced Budgets Is on Track
Table 5.2 shows the evolution of the projected budgetary balance for this fiscal year and the next five fiscal years. The first row shows the projected balance from the October 2010 Update of Economic and Fiscal Projections. The second row indicates the projected budgetary balance as of this budget. This projection takes into account recent economic and fiscal developments, as well as the measures introduced in Budget 2011, but does not include targeted savings from the Strategic and Operating Review.
The table indicates that the projected budgetary balance has improved over the entire forecast horizon, reflecting both the improved economic outlook and the Government’s prudent fiscal management. Over the current year and the next five years, the projected budgetary balance has improved by a total of $12 billion compared to the projection at the time of the October 2010 Update. Without including any targeted savings from the Strategic and Operating Review, the Government is projected to return to balanced budgets by 2015–16 at the latest. The Strategic and Operating Review will support the return to balanced budgets, possibly one year earlier, and provide fiscal room to continue paying down debt and investing in the priorities of Canadians, including lowering taxes for families.
Table 5.2
Projected Budgetary Balance—
On Track to Return to Balanced Budgets

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016
	(billions of dollars)
Balance at the time of the October 2010 Update	-45.4	-29.8	-21.2	-11.5	-1.7	2.6
Balance including measures in Budget 2011	-40.5	-29.6	-19.4	-9.5	-0.3	4.2

An important measure of fiscal sustainability is the debt-to-GDP ratio. Reductions in the debt-to-GDP ratio before the global financial crisis provided Canada with the flexibility to implement measures to support the economy that were fiscally sustainable as part of Canada’s Economic Action Plan. Chart 5.1 shows that the federal debt, measured in relation to the size of the economy, is projected to decline to 29.7 per cent in 2015–16, broadly returning to its pre-recession level.
The debt-to-GDP ratio is expected to return to its pre-recession level

Chart 5.1
Federal Debt-to-GDP Ratio
Sources: Department of Finance; Statistics Canada.

Fiscal Planning Framework
Approach to Budget Planning
To ensure objectivity and transparency in forecasting, the economic forecast underlying the Government’s fiscal projections is based on the average of the private sector economic forecasts. This process has been followed for over a decade. This budget maintains that approach.
However, as described in Chapter 2, although the March 2011 private sector survey is considered to be a reasonable basis for fiscal planning purposes, uncertainty remains and the Government has judged it appropriate to adjust downward the private sector forecast for nominal GDP by $10 billion in each year of the forecast. This represents a downward adjustment of $1.5 billion in fiscal revenues in each year of the forecast (Table 5.3).
Table 5.3
Budget 2011 Planning Assumption for Nominal GDP

	2011	2012	2013	2014	2015
	(billions of dollars)
March 2011 private sector survey	1,716	1,801	1,890	1,975	2,064
Budget 2011 fiscal planning assumption	1,706	1,791	1,880	1,965	2,054
Adjustment for risk	-10	-10	-10	-10	-10

	2011–	2012–	2013–	2014–	2015–
	2012	2013	2014	2015	2016

Revenue effect of risk adjustment	-1.5	-1.5	-1.5	-1.5	-1.5

Fiscal Outlook Before the Measures Announced in Budget 2011
Table 5.4 provides a summary of the changes in the fiscal projections since the October 12, 2010 Update of Economic and Fiscal Projections. Although budget measures have been presented over two years, this section provides a five-year forecast as part of the Government’s medium-term economic plan. In the Update, a budgetary deficit of $45.4 billion was projected for 2010–11. Deficits were forecast to decline steadily over time, with a small surplus of $2.6 billion projected by the end of the planning period in 2015–16.
Table 5.4
Summary of Changes in the Fiscal Outlook
Since the October 2010 Update of Economic
and Fiscal Projections

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016
	(billions of dollars)
October 2010 Update budgetary balance	-45.4	-29.8	-21.2	-11.5	-1.7	2.6

Revenue effect of adjustment for risk	-0.3	-1.5	-1.5	-1.1	-0.8	-0.8

October 2010 Update budgetary balance before risk adjustment	-45.1	-28.3	-19.7	-10.4	-1.0	3.3

Decisions since the October Update	-0.2	-1.0	-0.2	-0.2	0.0	0.0

Impact of economic and fiscal developments
Budgetary revenues	2.9	2.9	2.8	3.3	3.8	3.4
Budgetary expenses[1]	2.0	0.0	-0.3	-0.9	-1.9	-1.4

Total economic and fiscal developments	4.9	3.0	2.5	2.3	2.0	2.0

Revenue effect of adjustment for risk		-1.5	-1.5	-1.5	-1.5	-1.5

Revised status quo budgetary balance	-40.4	-27.8	-19.0	-9.7	-0.5	3.8

Note: Totals may not add due to rounding.

[1]	A negative number implies an increase in spending and a deterioration in the budgetary balance. A positive number implies a decrease in spending and an improvement in the budgetary balance.
The projected status quo budgetary balance (before actions in this budget) has improved across the entire planning period, with deficits starting at $40.4 billion in 2010–11 and declining to $0.5 billion in 2014–15, followed by a surplus of $3.8 billion in 2015–16.

The revisions reflect three factors: the cost of decisions taken by the Government since the October Update, the impact of economic and fiscal developments, and the increase in the adjustment for risk starting in 2013–14.
The cost of decisions taken since the October Update amount to $200 million in 2010–11, $1.0 billion in 2011–12, and $200 million in 2012–13 and 2013–14. These costs include the Government’s commitment to provide transfer protection payments to provinces in 2011–12 to ensure that no province experiences a decline in its combined entitlements under the Canada Health Transfer, Canada Social Transfer and Equalization. Adjustments will be made to existing legislation to ensure the proper interaction of this measure with the Fiscal Stabilization Program. In addition, these costs reflect the fiscal impact of the provision of training to the Afghan National Security Forces as part of Canada’s post-2011 Afghanistan strategy, additional funding for Atomic Energy of Canada Limited to support its ongoing operations, and the three-year extension of federal support to interprovincial ferry services in Eastern Canada.
The projected status quo budgetary balance also reflects economic and fiscal developments since the October Update. The economic outlook has improved since the October Update, which has a positive effect on projected revenues. Revenues are revised up by $2.9 billion in 2010–11 and in 2011–12, $2.8 billion in 2012–13, $3.3 billion in 2013–14, $3.8 billion in 2014–15 and $3.4 billion in 2015–16. Projected interest earnings are expected to be higher as a result of the Government’s new prudential liquidity plan, which is aimed at ensuring that the Government is able to meet payment obligations in situations where normal access to funding markets may be disrupted or delayed. The prudential liquidity plan has no impact on the projected budgetary balance, as the increase in returns on interest-bearing assets is offset by a corresponding increase in public debt charges. Additional information on the prudential liquidity plan is provided in Annex 2.

Budgetary expenses, which include program expenses and public debt charges, are projected to be below the level projected in the October Update in 2010–11, but higher from 2012–13 onwards. Lower spending in 2010–11 reflects the extension of the deadline for completing projects under four infrastructure programs under the Economic Action Plan to October 31, 2011, which means that some funds originally expected to be spent in 2010–11 will now be spent in 2011–12, as well as lower Employment Insurance benefits due to lower unemployment. Higher spending from 2012–13 onwards largely reflects higher public debt charges due to the prudential liquidity plan mentioned above. Offsetting this somewhat are lower projected children’s and elderly benefits, which reflect changes in the composition of the recipient population.
Economic and fiscal developments since the October Update have led to improvements in the projected budgetary balance of $4.9 billion in 2010–11, $3.0 billion in 2011–12, $2.5 billion in 2012–13, $2.3 billion in 2013–14, $2.0 billion in 2014–15 and $2.0 billion in 2015–16.
Relative to the October 2010 Update, the adjustment for risk has been increased from 2013–14 to 2015–16 to reflect uncertainties in the global economic outlook over the medium term. As a result, the revenue projections are reduced by $1.5 billion in each year of the forecast.
Fiscal Cost of Measures Announced in Budget 2011
Table 5.5 sets out the impact of measures announced in this budget. The savings measures announced in Budget 2011 result in cumulative savings of $6.2 billion over five years. At the same time, Budget 2011 announces measures designed to support the recovery and to implement the Next Phase of Canada’s Economic Action Plan–A Low-Tax Plan for Jobs and Growth. These measures total $7.6 billion over six years.

Table 5.5
Fiscal Outlook

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016

	(billions of dollars)
October 2010 Update budgetary balance	-45.4	-29.8	-21.2	-11.5	-1.7	2.6
Economic and fiscal developments (including decisions since the Update and change to risk adjustment)	5.0	2.0	2.2	1.8	1.2	1.2

Revised status quo budgetary balance (before budget measures)	-40.4	-27.8	-19.0	-9.7	-0.5	3.8

Return to balanced budgets—savings measures
2010 strategic reviews	0.0	0.2	0.3	0.6	0.5	0.5
Tax fairness—closing tax loopholes	0.0	0.2	0.7	1.1	1.0	1.0

Subtotal—savings measures	0.0	0.4	1.0	1.7	1.6	1.5

Measures announced in this budget[1]
Economic Action Plan—supporting the recovery	0.0	-0.5	-0.2	-0.2	-0.3	0.0
Next Phase of Canada’s Economic Action Plan— A Low-Tax Plan for Jobs and Growth	0.0	-1.8	-1.2	-1.2	-1.1	-1.1

Subtotal—policy measures	-0.1	-2.3	-1.4	-1.4	-1.3	-1.2
Total (net savings)	-0.1	-1.8	-0.4	0.3	0.2	0.3

Budgetary balance (after budget measures)	-40.5	-29.6	-19.4	-9.5	-0.3	4.2

Notes: Totals may not add due to rounding. The figures presented in this table also reflect the fiscal impact of certain tax and related measures discussed in Annex 3.

1	A positive number implies a decrease in spending and an improvement in the budgetary balance. A negative number implies an increase in spending and a deterioration in the budgetary balance.
Savings measures are designed to build over the medium term as the economy recovers and will provide ongoing savings of $1.5 billion beginning in 2015–16. The cost of announced new policy measures totals $2.3 billion in 2011–12 and between $1.2 billion and $1.4 billion per year thereafter.

The deficit in 2010–11 is projected to be more than 25 per cent lower than it was in 2009–10, and it is projected to shrink by more than 25 per cent again in 2011–12. The deficit is projected to continue to decline to $0.3 billion in 2014–15. It is expected that there will be a surplus of $4.2 billion in 2015–16. These figures do not reflect targeted savings from the Strategic and Operating Review.
Summary Statement of Transactions
Table 5.6 summarizes the Government’s financial position, including the cost of measures and the savings announced in Budget 2011 (excluding the targeted impact of the Strategic and Operating Review).
Table 5.6
Summary Statement of Transactions
(Including Budget 2011 Measures)

		Projection
	2009–	2010–	2011–	2012–	2013–	2014–	2015–
	2010	2011	2012	2013	2014	2015	2016

	(billions of dollars)
Budgetary revenues	218.6	235.6	249.1	264.4	281.2	296.8	309.2
Program expenses	244.8	245.2	245.7	247.3	252.0	257.7	265.6
Public debt charges	29.4	30.8	33.0	36.5	38.6	39.4	39.4

Total expenses	274.2	276.0	278.7	283.8	290.7	297.2	305.0

Budgetary balance	-55.6	-40.5	-29.6	-19.4	-9.5	-0.3	4.2
Other comprehensive income	0.2	3.1

Federal debt	519.1	556.4	586.0	605.4	614.9	615.2	611.0

Per cent of GDP
Budgetary revenues	14.3	14.5	14.6	14.8	15.0	15.1	15.1
Program expenses	16.0	15.1	14.4	13.8	13.4	13.1	12.9
Public debt charges	1.9	1.9	1.9	2.0	2.1	2.0	1.9
Budgetary balance	-3.6	-2.5	-1.7	-1.1	-0.5	0.0	0.2
Federal debt	34.0	34.3	34.4	33.8	32.7	31.3	29.7

Note: Totals may not add due to rounding.

Table 5.6 also shows that other comprehensive income is projected to reduce the federal debt by $3.1 billion in 2010–11, following a $0.2-billion reduction in 2009–10. Other comprehensive income represents certain unrealized gains and losses on financial instruments reported by enterprise Crown corporations and other government business enterprises. Based on the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, other comprehensive income is not included in the Government’s annual budgetary balance, but is instead recorded directly to the Government’s Statement of Accumulated Deficit and Statement of Change in Net Debt. A significant portion of the projected 2010–11 amount is attributable to unrealized gains resulting from the appreciation in value of the Government’s holdings of General Motors common shares.
Expressed as a share of the economy, budgetary revenues are projected to increase from a low of 14.3 per cent of GDP in 2009–10 to 15.1 per cent of GDP in 2015–16. This modest increase is due to the economic recovery following the recession. In contrast, the expiration of stimulus measures and the savings measures announced in this budget are expected to lower the ratio of program spending to GDP from 16.0 per cent in 2009–10 to 12.9 per cent in 2015–16. Public debt charges are projected to rise somewhat as a percentage of GDP until 2013–14 as a result of rising interest rates and the prudential liquidity plan. However, they then decrease as a share of GDP as a result of an improvement in the budgetary balance and the repayment of principal on assets maturing under the Insured Mortgage Purchase Program, which reduces the interest-bearing debt of the Government. The budgetary balance is projected to improve steadily from a deficit of 3.6 per cent of GDP in 2009–10 to a surplus of 0.2 per cent of GDP in 2015–16.
The federal debt-to-GDP ratio (accumulated deficit) stood at 34.0 per cent in 2009–10, down significantly from its peak of 68.4 per cent in 1995–96. The debt ratio is expected to decline to 29.7 per cent in 2015–16, broadly in line with its recent low of 29.0 per cent in 2008–09.

Outlook for Budgetary Revenues
Table 5.7
Revenue Outlook (Including Budget 2011 Measures)

		Projection
	2009–	2010–	2011–	2012–	2013–	2014–	2015–
	2010	2011	2012	2013	2014	2015	2016

	(billions of dollars)
Income taxes
Personal income tax	103.9	113.3	119.9	128.1	136.5	144.9	151.5
Corporate income tax	30.4	28.6	32.1	32.7	35.1	37.1	38.9
Non-resident income tax	5.3	5.4	5.8	6.3	6.8	7.3	7.7

Total income tax	139.6	147.3	157.8	167.1	178.4	189.2	198.1
Excise taxes/duties
Goods and Services Tax	26.9	29.1	30.1	31.8	33.3	35.0	36.8
Customs import duties	3.5	3.5	3.8	4.1	4.2	4.5	4.8
Other excise taxes/duties	10.1	10.8	10.9	10.9	10.9	10.7	10.8

Total excise taxes/duties	40.6	43.4	44.9	46.7	48.4	50.3	52.4
Total tax revenues	180.2	190.7	202.7	213.8	226.9	239.5	250.5
Employment Insurance premium revenues	16.8	17.5	18.9	20.8	22.8	24.5	24.8
Other revenues	21.7	27.3	27.5	29.8	31.5	32.8	33.8

Total budgetary revenues	218.6	235.6	249.1	264.4	281.2	296.8	309.2

Per cent of GDP
Personal income tax	6.8	7.0	7.0	7.2	7.3	7.4	7.4
Corporate income tax	2.0	1.8	1.9	1.8	1.9	1.9	1.9
Goods and Services Tax	1.8	1.8	1.8	1.8	1.8	1.8	1.8

Total tax revenues	11.8	11.8	11.9	11.9	12.1	12.2	12.2
Employment Insurance premium revenues	1.1	1.1	1.1	1.2	1.2	1.2	1.2
Other revenues	1.4	1.7	1.6	1.7	1.7	1.7	1.6

Total budgetary revenues	14.3	14.5	14.6	14.8	15.0	15.1	15.1

Note: Totals may not add due to rounding
Personal income tax revenues–the largest component of budgetary revenues–are projected to increase by $9.3 billion, or 9.0 per cent, to $113.3 billion in 2010–11. This result primarily reflects growth in personal income, combined with the expiration of the Home Renovation Tax Credit on January 31, 2010. Over the remainder of the planning period, personal income tax revenues increase somewhat faster than GDP growth, averaging 6.0-per-cent annual growth, reflecting the progressive nature of the income tax system combined with growth in the personal income tax base.

Corporate income tax revenues are expected to decline by $1.7 billion, or 5.7 per cent, to $28.6 billion in 2010–11. This decrease reflects one-time payments and an accounting refinement that boosted revenues in 2009–10. Absent these factors, corporate income tax revenues would have been projected to grow in 2010–11 as the economy recovers. Annual growth in corporate income tax revenues is projected to average 6.3 per cent over the remainder of the projection period, reflecting growth in corporate profits and the closing of tax loopholes.
Non-resident income tax revenues are expected to increase by 2.7 per cent to $5.4 billion in 2010–11, reflecting a recovery in corporate profits, but dampened by the completion of the phase-out of the withholding tax on non-arm’s length interest payments to the U.S. under the Fifth Protocol to the Canada-U.S. Tax Treaty. Non-resident income tax revenues are projected to grow at an average annual rate of 7.3 per cent over the remainder of the forecast period as the economy and, in particular, corporate profits recover.
Goods and Services Tax (GST) revenues are projected to grow by 8.1 per cent in 2010–11, broadly in line with year-to-date results. Annual growth in GST revenues is projected to average 4.8 per cent over the remainder of the projection period, in line with growth in taxable consumption.
Customs import duties are projected to be flat in 2010–11, reflecting tariff relief on manufacturing inputs and machinery and equipment announced in Budget 2010 and the new duty remission framework for certain imported ships announced on October 1, 2010. Over the remainder of the projection period, annual growth in customs import duties is projected to average 6.7 per cent, in line with projected growth in imports. Based on year-to-date results, other excise taxes and duties are projected to rise by 6.3 per cent to $10.8 billion in 2010–11, and to remain close to that level over the projection period.
Employment Insurance (EI) premium revenues are projected to grow by 4.6 per cent in 2010–11. This forecast reflects growth in insurable earnings and the action announced by the Government on September 30, 2010 to limit the potential increase in EI premium rates to 5 cents per $100 of insurable earnings in 2011 and 10 cents in subsequent years. Based on current economic projections, it is expected that the EI account will return to cumulative balance by 2015.

Other revenues include those of consolidated Crown corporations, net gains/losses from enterprise Crown corporations, foreign exchange revenues, returns on investments and revenues from the sales of goods and services. These revenues are volatile, owing partly to the impact of exchange rate movements on the Canadian-dollar value of foreign-denominated interest-bearing assets and to net gains/losses from enterprise Crown corporations. Other revenues are projected to increase by 26.1 per cent in 2010–11, due in part to one-time accounting adjustments that lowered 2009–10 results, as well as stronger projected growth in the profits of enterprise Crown corporations and gains realized on the Government’s sale of common equity in General Motors. Annual growth in other revenues is projected to average 4.4 per cent over the remainder of the forecast period.

Revenue-to-GDP ratio recovering with the economy
Chart 5.2
Revenue-to-GDP Ratio
Sources: Department of Finance; Statistics Canada.
Chart 5.2 shows that, after reaching a trough of 14.3 per cent in 2009–10 due to the impact of the recession, revenues as a share of GDP are projected to rise to 14.5 per cent in 2010–11. The revenue ratio is expected to increase to 15.1 per cent by 2015–16, but remain below the 2007–08 level of 15.8 per cent as the economy recovers.

Outlook for Program Expenses
Table 5.8
Program Expense Outlook (Including Budget 2011 Measures)

		Projection
	2009–	2010–	2011–	2012–	2013–	2014–	2015–
	2010	2011	2012	2013	2014	2015	2016

	(billions of dollars)
Major transfers to persons
Elderly benefits	34.7	35.9	38.0	40.1	42.3	44.5	46.7
Employment Insurance (EI) benefits[1]	21.6	20.1	19.5	18.9	18.7	18.8	19.0
Children’s benefits	12.3	12.7	13.1	13.5	13.7	13.8	13.9

Total	68.6	68.6	70.6	72.5	74.7	77.1	79.5
Major transfers to other levels of government
Federal transfers in support of health and social programs	35.7	37.2	38.7	40.7	42.7	44.7	47.0
Fiscal arrangements[2]	16.2	16.4	16.9	17.8	18.7	19.5	20.4
Alternative Payments for Standing Programs	-2.7	-3.1	-3.1	-3.3	-3.5	-3.7	-3.9
Canada’s cities and communities	1.9	2.0	2.0	2.0	2.0	2.0	2.0
Other[3]	5.9	0.5	1.6	0.3	0.2	0.2	0.2

Total	57.0	53.0	56.0	57.5	60.1	62.7	65.6
Direct program expenses
Transfer payments	39.9	40.6	36.9	34.0	31.9	30.6	30.7
Capital amortization	4.3	4.5	4.7	5.0	5.2	5.4	5.6
Other operating expenses	21.7	22.0	23.5	24.4	25.3	25.8	26.7
Operating expenses subject to freeze	53.4	56.4	54.1	53.9	54.9	56.2	57.6

Total	119.2	123.5	119.1	117.3	117.2	118.0	120.5

Total program expenses	244.8	245.2	245.7	247.3	252.0	257.7	265.6

Per cent of GDP
Major transfers to persons	4.5	4.2	4.1	4.0	4.0	3.9	3.9
Major transfers to other levels of government	3.7	3.3	3.3	3.2	3.2	3.2	3.2
Direct program expenses	7.8	7.6	7.0	6.6	6.2	6.0	5.9

Total program expenses	16.0	15.1	14.4	13.8	13.4	13.1	12.9

Note: Totals may not add due to rounding

[1]	EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent 90 per cent of total EI program expenses. The remaining EI costs relate mainly to administration costs.

[2]	Fiscal arrangements include Equalization, Territorial Formula Financing, the Youth Allowances Recovery and statutory subsidies.

[3]	Other major transfers to other levels of government include transitional payments, transfer protection payments (2010–11 and 2011–12), and payments under the 2005 Offshore Accords.

Table 5.8 provides an overview of the projections for program expenses by major component, including the cost of measures announced in this budget. The results do not reflect any savings from the Strategic and Operating Review. Program expenses consist of major transfers to persons, major transfers to other levels of government, and direct program expenses.
Major transfers to persons consist of elderly, Employment Insurance (EI) and children’s benefits.
Growth in elderly benefits, which include Old Age Security and the Guaranteed Income Supplement, is expected to average roughly 5 per cent annually over the planning period due to increases in the seniors’ population, enhanced income support measures for low-income seniors announced in this budget and consumer price inflation, to which benefits are fully indexed.
EI benefits are projected to decrease by 6.9 per cent to $20.1 billion in 2010–11. This is mainly due to an improvement in the unemployment rate. EI benefits are projected to decline by 2.9 per cent in 2011–12, reflecting the phase-out of the temporary enhancements under the Economic Action Plan and the extension of the Working While on Claim and the Best 14 Weeks pilot projects. EI benefits are projected to be relatively stable over the remainder of the planning period, averaging $18.8 billion per year, as higher average benefits are offset by lower unemployment.
Children’s benefits, including the Canada Child Tax Benefit and the Universal Child Care Benefit, are projected to increase moderately over the forecast horizon, reflecting changes to benefits implemented in Budget 2009. Benefits are slightly lower than in previous projections due to higher expected family net income over the projection period.
Major transfers to other levels of government include transfers in support of health and social programs, Equalization and Territorial Formula Financing. Current legislation has these transfers on a growing track out to 2013–14. As a planning assumption, major transfers to other levels of government are projected to grow at current legislated rates over the forecast period. From 2014–15 onward, these growth rates have not yet been legislated and are therefore subject to change.

Other major transfers to other levels of government will increase in 2011–12 due to transfer protection payments. Other major transfers to other levels of government will also be greater throughout the forecast horizon due to an accounting reclassification of certain payments, including the reclassification of the 2005 Offshore Accords, from direct program expenses to major transfers to other levels of government. This reclassification has no impact on transfers to provinces and territories.
Direct program expenses include operating expenses of National Defence and other departments, expenses of Crown corporations, transfers administered by departments for farm income support, natural resource royalties paid to provinces, and student financial assistance. The projection for direct program expenses reflects the extension of the deadline for Economic Action Plan infrastructure programs until October 31, 2011, as well as initiatives announced in Budget 2011.
Within direct program expenses, transfers are projected to decline over the projection period, reflecting the wind-down of stimulus provided under the Economic Action Plan, the termination of transfers to provinces following the expiry of the Canada-U.S. Softwood Lumber Agreement in 2013–14, decreasing natural resource revenue transfers to the provinces from projected declines in offshore oil production, and a reduction in activity under the Building Canada Fund.
Amounts for capital expenses are presented on an accrual basis. The amount of capital amortization is expected to increase modestly over the next five years as a result of new investments and upgrades to existing capital.
Other operating expenses include costs for employee pensions and other benefits, non-wage expenses of National Defence and accrual amounts for items such as the allowance for bad debt.
Expenses subject to the operating freeze include the wages and salaries of federal employees, professional services contracts, telecommunications, leases, utilities (heat and hydro), materials and supplies. The projection for these expenses reflects measures announced in Budget 2011 (but not the Strategic and Operating Review). The decline in these operating expenses in 2011–12 and 2012–13 is related in part to the expiry of stimulus measures under Canada’s Economic Action Plan. The growth in spending in the outer years of the forecast horizon reflects expected cost pressures related to essential services, as well as payments that arise from liabilities and other contingencies.

Chart 5.3 shows program expenses as a share of GDP. Canada’s Economic Action Plan, which took significant action to strengthen Canada’s economy and support Canadians during the global recession, resulted in a temporary increase in the program expenses-to-GDP ratio. With the wind-down of the stimulus measures, the Government remains committed to focused and disciplined spending that will ensure that spending as a share of GDP declines over the medium term.
By 2015–16, the program expenses-to-GDP ratio is projected to fall to 12.9 per cent. This would bring the program spending ratio in line with its level before the global crisis.

Program expenses-to-GDP ratio to return to pre-crisis level
Chart 5.3
Program Expenses-to-GDP Ratio
Sources: Department of Finance; Statistics Canada.

Financial Source/Requirement
The budgetary balance is presented on a full accrual basis of accounting, recording government liabilities and assets when they are incurred or acquired, regardless of when the cash is paid or received.
In contrast, the financial source/requirement measures the difference between cash coming in to the Government and cash going out. This measure is affected not only by the budgetary balance but also by the Government’s non-budgetary transactions. These include changes in federal employee pension accounts; changes in non-financial assets; investing activities through loans, investments and advances; changes in other financial assets and liabilities; and foreign exchange activities.
Table 5.9
The Budgetary Balance, Non-Budgetary Transactions
and Financial Source/Requirement

		Projection
	2009–	2010–	2011–	2012–	2013–	2014–	2015–
	2010	2011	2012	2013	2014	2015	2016

	(billions of dollars)
Budgetary balance	-55.6	-40.5	-29.6	-19.4	-9.5	-0.3	4.2

Non-budgetary transactions
Pensions and other accounts	7.5	6.1	5.8	5.5	5.1	5.1	4.9
Non-financial assets	-1.9	-3.9	-2.9	-2.7	-2.5	-2.2	-2.0
Loans, investments and advances
Enterprise Crown corporations	-16.0	-4.9	-3.4	-1.5	-3.1	-4.7	-5.6
Insured Mortgage Purchase Program	-9.3	3.5	2.6	2.1	43.7	11.6	0.0
Other	-2.1	0.4	-0.5	-0.4	-0.3	-0.3	-0.2

Total	-27.4	-1.0	-1.3	0.2	40.3	6.6	-5.8
Other transactions	13.7	-5.2	-6.0	1.3	1.6	2.1	2.7

Total	-8.1	-4.0	-4.4	4.3	44.5	11.6	-0.2

Financial source/requirement	-63.7	-44.5	-34.0	-15.1	35.0	11.3	4.0

Note: Totals may not add due to rounding.

As shown in Table 5.9, significant financial requirements are projected from 2010–11 to 2012–13 ($44.5 billion in 2010–11, $34.0 billion in 2011–12 and $15.1 billion in 2012–13), followed by financial sources of $35.0 billion in 2013–14, $11.3 billion in 2014–15 and $4.0 billion in 2015–16. The requirements over the 2010–11 to 2012–13 period mainly reflect the budgetary balance, whereas the financial sources expected over the 2013–14 to 2015–16 period mainly reflect the repayment of principal on assets maturing under the Insured Mortgage Purchase Program (IMPP).
The financial source associated with pensions and other accounts is expected to be $5.8 billion in 2011–12. Pensions and other accounts include the activities of the Government of Canada’s employee superannuation plans, as well as those of federally appointed judges and Members of Parliament. Since April 2000, the net amount of contributions less benefit payments related to post-March 2000 service has been invested in capital markets. Contributions and payments pertaining to pre-April 2000 service are recorded in the pension accounts. The Government also sponsors a variety of future benefit plans, such as health care and dental plans and disability and other benefits for war veterans and others.
Financial requirements for non-financial assets mainly reflect the difference between cash outlays for the acquisition of new tangible capital assets and the amortization of capital assets that are included in the budgetary balance. They also include the proceeds from the net losses or gains of tangible capital assets, losses on the disposal of tangible capital assets, the change in inventories, and prepaid expenses. A net cash requirement of $2.9 billion is estimated for 2011–12.
Loans, investments and advances include the Government’s investments in enterprise Crown corporations, such as Canada Mortgage and Housing Corporation (CMHC), Canada Post Corporation, Export Development Canada and the Business Development Bank of Canada (BDC). They also include loans, investments and advances to national and provincial governments and international organizations, and for government programs. The requirements for enterprise Crown corporations projected from 2010–11 to 2015–16 reflect the Government’s decision to meet all the borrowing needs of CMHC, BDC and Farm Credit Canada through direct lending. The financial source in the projection period under the IMPP is due to the winding down in March 2010 of purchases of insured mortgage pools under the plan and the subsequent repayments of principal as the assets under the plan mature.

Other transactions include the payment of tax refunds and other accounts payable, the collection of taxes and other accounts receivable, the conversion of other accrual adjustments included in the budgetary balance into cash, as well as foreign exchange activities. The $6.0-billion net cash requirement in 2011–12 primarily reflects borrowings to improve prudential liquidity management.
Risks to the Fiscal Projections
Risks to the economic outlook are the greatest source of uncertainty to the fiscal projections. To help quantify these risks, tables illustrating the sensitivity of the budgetary balance to a number of economic shocks are provided below.
Beyond the economic outlook, there remain upside and downside risks associated with the fiscal projections, as several key drivers of the fiscal outlook are not directly linked to economic variables (such as the relationship between personal income taxes and personal income or the extent to which departments and agencies do not fully use all of the resources appropriated by Parliament).
Overall, the risks surrounding the fiscal projections are considered to be broadly balanced.
Sensitivity of the Budgetary Balance to Economic Shocks
Changes in economic assumptions affect the projections for revenues and expenses. The following tables illustrate the sensitivity of the budgetary balance to a number of economic shocks:
•	A one-year, 1-percentage-point decrease in real GDP growth driven equally by lower productivity and employment growth.

•	A decrease in nominal GDP growth resulting solely from a one-year, 1-percentage-point decrease in the rate of GDP inflation.

•	A sustained 100-basis-point increase in all interest rates.
These sensitivities are generalized rules of thumb that assume any decrease in economic activity is proportional across income and expenditure components.

Table 5.10
Estimated Impact of a One-Year, 1-Percentage-Point
Decrease in Real GDP Growth on Federal Revenues,
Expenses and Budgetary Balance

	Year 1	Year 2	Year 5

	(billions of dollars)
Federal revenues
Tax revenues
Personal income tax	-1.7	-1.8	-2.1
Corporate income tax	-0.4	-0.4	-0.4
Goods and Services Tax	-0.3	-0.3	-0.4
Other	-0.2	-0.2	-0.3

Total tax revenues	-2.6	-2.7	-3.2
Employment Insurance premiums	-0.2	-0.2	1.8
Other revenues	0.0	0.0	0.0

Total budgetary revenues	-2.7	-2.9	-1.4

Federal expenses
Major transfers to persons
Elderly benefits	0.0	0.0	0.0
Employment Insurance benefits	0.7	0.7	0.8
Children’s benefits	0.0	0.0	0.0

Total	0.7	0.7	0.8
Other program expenses	-0.2	-0.2	-0.4
Public debt charges	0.0	0.1	0.5

Total expenses	0.6	0.6	0.9

Budgetary balance	-3.3	-3.6	-2.3

Note: Numbers may not add due to rounding.
A 1-percentage-point decrease in real GDP growth reduces the budgetary balance by $3.3 billion in the first year, $3.6 billion in the second year and $2.3 billion in the fifth year.
•	Tax revenues from all sources fall by a total of $2.6 billion in the first year, $2.7 billion in the second year and $3.2 billion in the fifth year. Personal income tax revenues decrease as employment and wages and salaries fall. Corporate income tax revenues fall as output and profits decrease. GST revenues decrease as a result of lower consumer spending associated with the fall in employment and personal income.

•	EI premium revenues decrease in the early years as employment and wages and salaries fall before increasing at the end of the period, when the premium rate is raised to recoup the cost of higher benefit payments.
•	Expenses rise, mainly reflecting higher EI benefits (due to an increase in the number of unemployed) and higher public debt charges (reflecting a higher stock of debt due to the lower budgetary balance).
Table 5.11
Estimated Impact of a One-Year, 1-Percentage-Point
Decrease in GDP Inflation on Federal Revenues,
Expenses and Budgetary Balance

	Year 1	Year 2	Year 5

	(billions of dollars)
Federal revenues
Tax revenues
Personal income tax	-1.7	-1.4	-1.5
Corporate income tax	-0.4	-0.4	-0.4
Goods and Services Tax	-0.3	-0.3	-0.4
Other	-0.2	-0.2	-0.3

Total tax revenues	-2.6	-2.3	-2.5
Employment Insurance premiums	-0.1	-0.2	0.1
Other revenues	-0.1	-0.1	-0.1

Total budgetary revenues	-2.7	-2.6	-2.5

Federal expenses
Major transfers to persons
Elderly benefits	-0.2	-0.4	-0.5
Employment Insurance benefits	-0.1	-0.1	-0.1
Children’s benefits	-0.1	-0.1	-0.1

Total	-0.4	-0.6	-0.7
Other program expenses	-0.3	-0.3	-0.8
Public debt charges	-0.4	0.0	0.2

Total expenses	-1.1	-0.9	-1.3

Budgetary balance	-1.6	-1.6	-1.2

Note: Numbers may not add due to rounding.

A 1-percentage-point decrease in nominal GDP growth resulting solely from lower GDP inflation (assuming that the Consumer Price Index moves in line with GDP inflation) lowers the budgetary balance by $1.6 billion in the first year, $1.6 billion in the second year and $1.2 billion in the fifth year.
•	Lower prices result in lower nominal income and, as a result, personal income tax, corporate income tax and GST revenues all decrease, reflecting declines in the underlying nominal tax bases.
•	EI premium revenues decrease marginally in the early years in response to lower earnings before increasing slightly at the end of the period when the premium rate is raised to return the EI account to cumulative balance. Unlike the real GDP shock, EI benefits do not rise since unemployment is unaffected by price changes.
•	Partly offsetting lower revenues are the declines in the cost of statutory programs that are indexed to inflation, such as elderly benefit payments and the Canada Child Tax Benefit, as well as federal wage and non-wage expenses. Payments under these programs are smaller if inflation is lower. Public debt charges decline in the first year due to lower costs associated with Real Return Bonds, then rise due to the higher stock of debt.
Table 5.12
Estimated Impact of a Sustained 100-Basis-Point
Increase in All Interest Rates on Federal Revenues,
Expenses and Budgetary Balance

	Year 1	Year 2	Year 5

	(billions of dollars)
Federal revenues	1.0	1.3	1.8
Federal expenses	1.8	3.0	3.9

Budgetary balance	-0.8	-1.7	-2.1

An increase in interest rates decreases the budgetary balance by $0.8 billion in the first year, $1.7 billion in the second year and $2.1 billion in the fifth year. The decline stems entirely from increased expenses associated with public debt charges. The impact on debt charges rises through time as longer-term debt matures and is refinanced at higher rates. Moderating the overall impact is an increase in revenues associated with the increase in the rate of return on the Government’s interest-bearing assets, which are recorded as part of non-tax revenues.

Annex 1
Responsible Spending

The Government is committed to delivering programs and services that are efficient and effective, aligned with the priorities of Canadians and financially sustainable over the long term.
To achieve these objectives, in 2007, the Government introduced the ongoing strategic review of existing spending. These reviews assess programs and initiate changes to ensure that programs are achieving their intended results, are effectively managed, and are appropriately aligned with the priorities of Canadians and with federal responsibilities.
2010 Strategic Reviews
In 2010, the last year of the first four-year cycle of strategic reviews, 12 organizations undertook strategic reviews of their programs and spending. In addition, the Department of National Defence used the strategic review process to identify the savings required to restrain the growth in its spending as mandated in Budget 2010. This round of strategic reviews, combined with targeted restraint in the growth of National Defence spending, has yielded savings of close to $1.6 billion in 2013–14, amounting to 4.9 per cent of the review base on an ongoing basis. As a result of these reviews, departments are streamlining operations, realigning their activities and transforming their organizations to deliver better programs and better results to Canadians. These reviews have presented opportunities to:
•	Increase efficiency and effectiveness. Change the way the Government delivers programs and services to be more effective and efficient.

•	Focus on core roles. Focus on providing programs that are consistent with federal roles and responsibilities, and ensure services are delivered by those best positioned to do so.

•	Meet the priorities of Canadians. Align federal activities with the needs and priorities of Canadians and eliminate programs that are no longer necessary.
The savings resulting from the 2010 round of strategic reviews are being used to help return to balanced budgets.

Table A1.1
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Savings Identified
Atlantic Canada Opportunities Agency	5.9	10.8	15.2
Canada Economic Development for Quebec Regions	6.8	10.0	13.4
Fisheries and Oceans Canada	9.1	18.9	56.8
Human Resources and Skills Development Canada	80.5	140.7	273.9
Industry Canada	6.1	8.2	15.8
Infrastructure Canada	51.8	13.1	59.5
Marine Atlantic Inc.		1.2	5.4
Privy Council Office	2.0	3.1	6.6
Public Prosecution Service of Canada		0.5	3.6
Public Works and Government Services Canada	24.1	49.5	98.6
Treasury Board of Canada Secretariat	4.9	9.7	11.5
Western Economic Diversification Canada	3.2	5.7	8.9

	194.5	271.4	569.2

Savings Mandated in Budget 2010
National Defence		525.0	1,000.0

Total Savings	194.5	796.4	1,569.2

Note:	Totals may not add due to rounding.

Overall Savings
The Government has now completed the first four-year cycle of the strategic review exercise. Together with measures to restrain the growth in National Defence spending, the first cycle of strategic reviews has resulted in $11 billion of savings over seven years and more than $2.8 billion in ongoing savings. As part of the Government’s plan to return to balanced budgets over the medium term and in order to restrain the growth in spending, the Government will undertake a one-time Strategic and Operating Review to be conducted across all of government in 2011–12. The Government’s careful approach to spending will remain a key feature of its fiscal management strategy.
Table A1.2
Strategic Reviews—First Four-Year Cycle

	2008–	2009–	2010–	2011–	2012–	2013–	2014–
	2009	2010	2011	2012	2013	2014	2015	Total

	(millions of dollars)
2007 strategic reviews	199	311	386	395	403	403	403	2,500
2008 strategic reviews		349	449	586	598	604	604	3,190
2009 strategic reviews			152	248	287	288	288	1,262
2010 strategic reviews				194	271	569	525	1,560

Subtotal	199	660	987	1,423	1,559	1,864	1,820	8,511
Department of National Defence					525	1,000	1,000	2,526

Total Savings	199	660	987	1,423	2,084	2,864	2,820	11,037

Atlantic Canada Opportunities Agency
The Atlantic Canada Opportunities Agency (ACOA) works to create opportunities for economic growth in Atlantic Canada. It plays an important role in developing and supporting policies and programs that strengthen the region’s economy.
As a result of its strategic review, ACOA has identified opportunities to deliver its programs and services more efficiently, while ensuring that programs and funding are focused in the areas where they are most needed.
Table A1.3
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Find efficiencies in the delivery of programs and streamline service delivery	2.3	3.1	3.9
Improve alignment of program funding with actual needs	1.2	3.0	4.2
Improve use of internal resources and administrative efficiency	2.4	4.7	7.1

	5.9	10.8	15.2

Note:	Totals may not add due to rounding.

Canada Economic Development for Quebec Regions
Canada Economic Development for Quebec Regions (CEDQ) promotes the long-term economic development of the regions of Quebec by providing assistance to enterprises, communities and organizations.
Through its strategic review, CEDQ has realized savings from improving the efficiency of its operations and refocusing activities on core responsibilities and emerging priorities.
As a result, CEDQ is reducing the administrative burden on its clients and will continue to support the regions and small and medium-sized enterprises to help them participate in and take advantage of emerging opportunities.
Table A1.4
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Align funding with program demand and eliminate duplication	6.5	4.5	4.5
Improve use of internal resources and administrative efficiency		0.4	1.0

Focusing on Core Role
Align program activities with core mandate	0.3	5.1	7.9

	6.8	10.0	13.4

Note:	Totals may not add due to rounding.

Fisheries and Oceans Canada
Fisheries and Oceans Canada is responsible for developing and implementing policies and programs in support of Canada’s scientific, ecological, social and economic interests in oceans and fresh waters. Fisheries and Oceans Canada also includes the Canadian Coast Guard, a special operating agency.
By modernizing its fisheries management and marine infrastructure, aligning programs with the department’s core mandate, and improving program delivery, the department is increasing its capacity to achieve better results for Canadians.
These changes will ensure that Fisheries and Oceans Canada is better equipped to deliver services effectively and efficiently and is able to focus on emerging government priorities.
Table A1.5
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve efficiency and the delivery of programs and services	0.2	0.6	3.8
Consolidate activities and eliminate duplication	5.5	6.1	7.1
Find efficiencies through improved procurement processes and use of technology	1.4	2.1	7.6

Focusing on Core Role
Eliminate outdated technologies and consolidate operations		0.1	3.2
Align program activities with core mandate	1.1	5.3	14.7
Reduce or eliminate activities that duplicate or overlap with the mandate of other organizations	1.0	1.8	3.4

Meeting the Priorities of Canadians
Modernize the management of fisheries to reflect current priorities		2.8	17.0

	9.1	18.9	56.8

Note:	Totals may not add due to rounding.

Human Resources and Skills Development Canada
Human Resources and Skills Development Canada (HRSDC) is responsible for facilitating labour market participation, income security and social development. As part of Canada’s Economic Action Plan, HRSDC is delivering quality services in a timely manner and supporting Canadians when most needed.
The Labour Program, for which the department is also responsible, underwent its strategic review in 2009 and results were included in Budget 2010.
Through its strategic review, HRSDC has identified ways to better align services and resources with most important needs and priorities. These changes will improve HRSDC’s capacity to support Canada’s competitiveness and deliver efficient services that meet the needs of Canadians.
Table A1.6
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve alignment of program funding with actual needs	49.0	69.0	69.0
Find efficiencies through improved program management and use of technology	1.8	10.7	50.2
Improve use of internal resources and administrative efficiency	18.1	30.1	47.7

Focusing on Core Role
Align program activities with core mandate	3.6	20.7	39.1

Meeting the Priorities of Canadians
Refocus programming to benefit all Canadians	8.0	10.2	67.9

	80.5	140.7	273.9

Note:	Totals may not add due to rounding.

Industry Canada
Industry Canada helps Canadian industry become more productive and competitive in the global economy through a number of activities including developing industry and technology capability, promoting investment and trade, fostering scientific research, and setting rules that support the effective operation of the marketplace. Industry Canada is also responsible for implementing several initiatives announced as part of Canada’s Economic Action Plan.
Through its strategic review, Industry Canada has identified opportunities to improve the effectiveness and efficiency of its activities while continuing to respond to the changing nature of the Canadian economic landscape.
As a result, Industry Canada is better positioned to promote innovation, help Canadians acquire the skills needed to compete in a knowledge-based economy and enhance business and communities’ competitiveness.
Table A1.7
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Realign resources to eliminate duplication	0.7	2.3	5.5

Focusing on Core Role
Align program activities with core mandate			7.0

Meeting the Priorities of Canadians
Ensure efficient programming focused on current priorities	5.4	5.9	3.3

	6.1	8.2	15.8

Note:	Totals may not add due to rounding.

Infrastructure Canada
Infrastructure Canada leads federal efforts to enhance public infrastructure through partnerships with provincial, territorial and municipal governments, First Nations, and other partners. Through Canada’s Economic Action Plan, Infrastructure Canada is accelerating the delivery of federal infrastructure funding and supporting public infrastructure projects across Canada.
As a result of its review, Infrastructure Canada has identified opportunities to focus on core priorities and deliver its programs and services more efficiently, while continuing to deliver government investments in Canada’s public infrastructure.
Table A1.8
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Consolidate activities	0.7	0.7	0.7
Improve efficiency and the delivery of programs and services	39.0	5.2	45.0

Focusing on Core Role
Reduce or eliminate activities that duplicate or overlap with the mandate of other organizations	2.7	2.7	2.7

Meeting the Priorities of Canadians
Ensure efficient programming focused on current priorities	9.5	4.5	11.1

	51.8	13.1	59.5

Note:	Totals may not add due to rounding.

Marine Atlantic Inc.
Marine Atlantic provides a safe, environmentally responsible and reliable ferry service between the Island of Newfoundland and the Province of Nova Scotia.
As part of its strategic review, Marine Atlantic assessed its programs and services to identify more efficient ways of delivering services to Canadians while ensuring public safety and appropriate utilization of resources. As a result, the corporation is making changes to optimize its fleet efficiency and streamline its procurement practices.
Table A1.9
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve efficiency and the delivery of programs and services			3.1
Find efficiencies through improved procurement process		1.2	2.3

		1.2	5.4

Note:	Totals may not add due to rounding.

Privy Council Office
The Privy Council Office (PCO) provides professional, non-partisan advice and support to the Prime Minister and the Cabinet. PCO also supports the Clerk of the Privy Council who, in his role as Clerk, Head of the Public Service and Secretary to the Cabinet, serves as the principal link between the Prime Minister and the public service.
As a result of its strategic review, PCO is making better use of technology and internal resources to enhance its support to government decision making and further align its activities with its core responsibilities.
Table A1.10
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Find efficiencies through improved program management and use of technology	1.8	2.6	3.5
Improve use of internal resources and administrative efficiency			0.8

Focusing on Core Role
Reduce or eliminate activities that are not part of the department’s core role	0.2	0.5	2.3

	2.0	3.1	6.6

Note:	Totals may not add due to rounding.

Public Prosecution Service of Canada
The Public Prosecution Service of Canada (PPSC) fulfills the responsibilities of the Attorney General of Canada by prosecuting criminal offences under federal jurisdiction and by contributing to strengthening the criminal justice system.
Through its strategic review, the PPSC examined its programs and operations, and has identified efficiencies and improvements in its operations.
Table A1.11
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Consolidate regional presence		0.5	0.5
Improve efficiency and the delivery of programs and services			3.1

		0.5	3.6

Note:	Totals may not add due to rounding.

Public Works and Government Services Canada
Public Works and Government Services Canada (PWGSC) supports the delivery of Government of Canada programs by providing vital services to federal departments, agencies and institutions.
Through its strategic review, PWGSC has identified opportunities to improve the effectiveness and efficiency of its activities by making better use of technology and internal resources.
PWGSC is also aligning its services with its core mandate and eliminating duplication and overlap across a range of its programs and services.
Table A1.12
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Realign programs to gain efficiencies and improve results	3.2	3.8	4.5
Improve efficiency and the delivery of programs and services	10.9	13.1	44.6
Improve use of internal resources and administrative efficiency	18.1	28.7	43.1

Focusing on Core Role
Reduce programs that overlap with the mandate of other federal organizations		0.6	1.3
Align program activities with core mandate	-10.0		0.5

Meeting the Priorities of Canadians
Refocus the activities of the Government Exhibitions Program to achieve priorities of Canadians	1.9	3.3	4.7

	24.1	49.5	98.6

Note:	Totals may not add due to rounding.

Treasury Board of Canada Secretariat
The Treasury Board of Canada Secretariat supports the Treasury Board and acts as management board, budget office and employer of the Government of Canada. The Secretariat is responsible for setting management expectations, monitoring performance, providing oversight of expenditures, and fostering a strong and dynamic public service.
As a result of its strategic review, the Secretariat is realizing efficiencies by consolidating its policy capacity, scaling back in mature areas and aligning its activities to better meet its core role. Changes have also been made to reduce duplication and focus internal processes to support the organization in meeting its responsibilities.
The Secretariat is well positioned to continue to provide oversight and monitoring in a more efficient and effective way.
Table A1.13
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve use of internal resources and administrative efficiency	0.6	1.3	2.8

Focusing on Core Role
Reduce or eliminate activities that are not part of the department’s core role	4.2	8.3	8.6

	4.9	9.7	11.5

Note:	Totals may not add due to rounding.

Western Economic Diversification Canada
Western Economic Diversification Canada (WED) is responsible for policies and programs that promote the development and diversification of the Western Canadian economy.
As a result of its strategic review, WED is realizing efficiencies by streamlining programs and ensuring that programs and funding are focused in the areas where they are most needed.
These changes will ensure a greater focus on innovation, technology commercialization and the needs of Western Canada’s small and medium-sized enterprises.
Table A1.14
Strategic Review Savings

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve alignment of program funding with actual needs	2.1	3.9	4.6
Improve use of internal resources and administrative efficiency	0.1	0.3	0.7

Focusing on Core Role
Improve loan activity	1.1	1.6	3.7

	3.2	5.7	8.9

Note:	Totals may not add due to rounding.

National Defence
The primary responsibility of the Department of National Defence and the Canadian Forces is to protect Canada and Canadian interests and values while contributing to international peace and security. This is achieved through the Government’s defined roles for the Canadian Forces outlined in the Canada First Defence Strategy: defending Canada by delivering excellence at home; jointly defending North America in partnership with the United States; and contributing to international peace and security by projecting leadership abroad.
As a key element of the Government’s plan to restrain the growth in overall spending and return to budgetary balance over the medium term, Budget 2010 reduced the growth in National Defence’s budget by $525 million in 2012–13 and $1 billion annually beginning in 2013–14. The Department of National Defence used the 2010 strategic review process to examine its spending in order to realize these savings.
The Department of National Defence is making changes to streamline departmental operations, optimize efficiencies, and align programs with core missions and government priorities. As a result of these changes, the Department is better able to focus resources to achieve long-term sustainability in order to fulfill commitments made in the Canada First Defence Strategy and to deliver as capable, agile and sustainable a defence organization as possible.
The Department has identified savings proposals and is on track to achieve its targeted savings.

Table A1.15
Budget 2010 Savings Identified
Through the Strategic Review Process

	2011–12	2012–13	2013–14

	(millions of dollars)
Increasing Efficiency and Effectiveness
Improve efficiency and the delivery of programs and services		86.3	220.3
Increase efficiency through modernization of education and training programs		4.4	37.8
Find efficiencies through use of technology		36.0	63.3

Focusing on Core Role
Eliminate redundant and outdated equipment			58.0
Rationalize the procurement process			10.2
Optimize infrastructure		1.8	43.2
Align program activities with core mandate		225.8	307.3
Increase efficiency through consolidation of activities		1.8	5.3

Meeting the Priorities of Canadians
Modernize and refocus policies to reflect current priorities		78.0	164.1

Savings to be Identified		90.8	90.5

		525.0	1,000.0

Note:	Totals may not add due to rounding.

Annex 2
Debt Management Strategy
for 2011–12

Purpose
The Debt Management Strategy sets out the Government of Canada’s objectives, strategy and plans for the management of its domestic and foreign debt, other financial liabilities and related assets. Borrowing activities support the ongoing refinancing of government debt coming to maturity, the execution of the budget plan, and other financial operations of the Government, including investing in financial assets needed to establish a prudent liquidity position and borrowing on behalf of some Crown corporations.
The Financial Administration Act requires that the Government table in Parliament, prior to the start of the fiscal year, a report on the anticipated borrowing to be undertaken in the year ahead, including the purposes for which the money will be borrowed.

Highlights of the Federal Debt Management Strategy
✓	Budget 2011 financial requirements for 2011–12 are projected to be lower than in 2010–11 at $34 billion versus $45 billion.

✓	The debt program for 2011–12 has been developed in the context of a new medium-term debt management strategy focused on stability and reduced financing risk.

✓	For 2011–12, gross issuance of domestic marketable bonds is planned to be approximately $102 billion. At the end of 2011–12, the stock of marketable bonds is projected to be $462 billion.

✓	Four new maturity dates will be introduced to reduce rollover risk. These new dates are expected to greatly reduce single-day rollover of maturing debt, with noticeable improvements beginning as early as 2013–14.

✓	Benchmark target range sizes in the 2-, 3- and 5-year sectors will be increased to facilitate the transition to the adjusted maturity dates in those sectors.

✓	Regular bond buyback program operations are planned to be $8 billion in 2011–12, about $3 billion higher than the projected amount for 2010–11. For 2011–12, buyback operations on a cash basis will be reintroduced for longer-dated bonds.

✓	By the end of 2011–12, the treasury bill stock is projected to be $145 billion, about $15 billion lower than the projected year-end level for 2010–11.

✓	To improve prudential liquidity management, over the next three years, the Government will borrow an additional amount of $35 billion to safeguard its ability to meet payment obligations in situations where normal access to funding markets may be disrupted or delayed. This financing activity will have no material impact on the budgetary balance or the federal debt as the cost of the additional borrowing will be offset by a corresponding increase in returns on interest-bearing assets.

Medium-Term Debt Strategy
The Government of Canada’s debt securities have a ready and diversified investor base thanks to Canada’s strong fiscal position and a long-standing policy of maintaining a liquid, well-functioning securities market.
The financial crisis has highlighted the importance of prudent debt management for individuals, corporations and governments. The Government is therefore updating its debt strategy by adding new bond maturity dates for smoother cash flow and increasing its cash reserves. These actions will help to insulate the Government’s financial position in case of future financial shocks.
Modelling analysis in support of the debt strategy has demonstrated that over a wide range of economic and interest rate scenarios, portfolios weighted towards more short- and medium-term bonds would improve the cost-risk characteristics of the debt structure. Consequently, the new medium-term debt strategy, while maintaining all current funding instruments, has an increased focus on the issuance of short- and medium-term bonds (2-, 3- and 5-year maturities). It includes specific actions to contain debt rollover levels, such as a reduction in the stock of treasury bills and changes to maturity dates in certain bond sectors.
Over time, the implementation of the strategy is expected to lead to a more balanced debt structure profile (Chart A2.1) and a reduced exposure to debt rollover risk, accompanied by continued maintenance of liquidity across all maturity sectors.

Chart A2.1
Composition of Market Debt by Instrument Type
By Original Term at Issuance
The medium-term debt strategy reduces the level of gross nominal long bond issuance and generally maintains the same level of Real Return Bond issuance compared to recent years. Nonetheless, the share of bonds with original terms of 30 years is expected to increase from 21 per cent to 27 per cent of the stock of market debt over the next decade. At that time, the share of longer-term debt is expected to stabilize as long bonds issued in the 1990s begin to mature. Over the coming decade, the share of bonds with original terms of 10 years or more is expected to hold steady at around 40 per cent.
It is projected that under the medium-term debt strategy, the net annual refixing share of debt, which measures the proportion of all interest-bearing debt net of financial assets that matures or needs to be repriced within one year, will fluctuate between 31 and 37 per cent (Chart A2.2).1

[1]	The refixing share is simply a reformulation of the fixed rate share reported in the past. The fixed rate share has been replaced by the refixing share to facilitate comparison and be consistent with the metrics used by other sovereigns.

Chart A2.2
Projected Evolution of the Refixing Share of Debt
as a Percentage of the Debt Stock
It is also projected that the average term to maturity of the market debt net of financial assets will range between 7 and 8 years (Chart A2.3).
Chart A2.3
Projected Evolution of the ATM of the Debt Portfolio

The transition to the new debt structure is expected to take many years. During this period, the strategy will be monitored and, if necessary, adjusted to respond to unexpected changes in funding requirements.
Prudential Liquidity Management
The Government holds liquid financial assets in the form of domestic cash deposits and foreign exchange reserves to safeguard its ability to meet payment obligations in situations where normal access to funding markets may be disrupted or delayed. This also supports investor confidence in Canadian government debt. The level of prudential liquidity has remained relatively stable in recent years, even as the overall debt and refinancing needs have increased. The Government therefore plans to increase its liquidity position over the medium term.
When the new liquidity plan is fully implemented, the Government’s overall liquidity levels will cover at least one month of the net projected cash flows, including coupon payments and debt refinancing needs. The one-month coverage requirement is consistent with the proposed liquidity coverage rule for banks under Basel III. To accomplish this, over the next three fiscal years, government deposits held with financial institutions and the Bank of Canada will increase by about $25 billion. Liquid foreign exchange reserves will increase by US$10 billion over the next fiscal year, and subsequently rise sufficiently to maintain their level at or above 3 per cent of nominal gross domestic product. In total, prudential liquidity will increase by about $35 billion by the end of 2013–14.
The financing activity necessary to increase prudential liquidity will have no material impact on the budgetary balance or the federal debt as the cost of the additional borrowing will be offset by a corresponding increase in returns on interest-bearing assets.
Information on cash balances and foreign exchange assets is available through The Fiscal Monitor (www.fin.gc.ca/pub/fm-rf-index-eng.asp). Information on the management of Canada’s reserves held in the Exchange Fund Account is available in the Report on the Management of Canada’s Official International Reserves (www.fin.gc.ca/activty/oirrep/oir-roli-10-index-eng.asp).

Planned Borrowing Activities for 2011–12
Borrowing Authority
For 2011–12, the aggregate borrowing limit that will be requested from the Governor in Council to meet Budget 2011 financial requirements and provide a margin for prudence will be $300 billion, the same amount requested and approved for 2010–11.
Actual borrowing and uses of funds compared with those forecast will be reported in the 2011–12 Debt Management Report, and detailed information on outcomes will be provided in the 2012 Public Accounts of Canada. Both documents will be tabled in Parliament in the fall of 2012.
Sources of Borrowing
The aggregate principal amount of money required to be borrowed by the Government from financial markets in 2011–12 to finance Budget 2011 refinancing needs and other financial requirements is projected to be $258 billion.
Uses of Borrowing
Refinancing Needs
In 2011–12, refinancing needs are projected to be approximately $219 billion. The main source of refinancing needs during the year stems from the turnover of the treasury bill stock, which has a term to maturity of one year or less, and bonds that will mature in 2011–12. Other lesser amounts include retail debt (Canada Savings Bonds and Canada Premium Bonds) and foreign-currency-denominated bonds that will mature in 2011–12.
Financial Source/Requirement
The main other determinant of borrowing needs is the Government’s financial source or requirement. If the Government has a financial source, it can use the source for some of its refinancing needs. If it has a financial requirement, then it must meet that requirement along with its refinancing needs.
The financial source/requirement measures the difference between cash coming into the Government and cash going out. This measure is affected not only by the budgetary balance but also by the Government’s non-budgetary transactions.

The budgetary balance is presented on a full accrual basis of accounting, recording government liabilities and assets when they are incurred or acquired, regardless of when the cash is paid or received.
Non-budgetary transactions include changes in federal employee pension accounts; changes in non-financial assets; investing activities through loans, investments and advances (including loans to three Crown corporations–the Business Development Bank of Canada, Farm Credit Canada and Canada Mortgage and Housing Corporation); and other transactions (e.g. changes in other financial assets and liabilities and foreign exchange activities).
For 2011–12, a budgetary deficit of $30 billion and a financial requirement of $34 billion are projected. The new liquidity plan will increase borrowing in 2011–12 by about $12 billion.
As the planned amount to be borrowed is higher than the planned uses of borrowings, the year-end cash position is projected to increase by $4 billion.
Actual borrowing for the year may differ from the forecast due to uncertainty associated with economic and fiscal projections, the timing of cash transactions and other factors, such as changes in foreign reserve needs and Crown borrowings.

Table A2.1
Planned Sources and Uses of Borrowing for 2011–12

(billions of dollars)
Sources of Borrowings
Payable in Canadian currency
Treasury bills[1]	145
Bonds	102
Retail debt	2

Total payable in Canadian currency	249
Payable in foreign currencies	8

Total cash raised through borrowing activities	258

Uses of Borrowings
Refinancing needs
Payable in Canadian currency
Treasury bills	160
Bonds	57
Of which:
Regular bond buybacks	8
Retail debt	2
Canada Pension Plan (CPP) bonds and notes	0

Total payable in Canadian currency	219

Payable in foreign currencies	2

Total refinancing needs	221

Financial source/requirement
Budgetary balance	30
Non-budgetary transactions
Pension and other accounts	-6
Non-financial assets	3
Loans, investments and advances
Enterprise Crown corporations	3
Insured Mortgage Purchase Program (net of redemptions)	-3
Other	1
Total loans, investments and advances	1
Other transactions[2]	6
Total non-budgetary transactions	4

Total financial source/requirement	34
Total uses of borrowings	254
Other unmatured debt transactions[3]

Net Increase or Decrease (-) in Cash	4

Notes: Numbers may not add due to rounding. A negative sign denotes a financial source.

[1]	These securities are rolled over, or refinanced, a number of times during the year. This results in a larger number of new issues per year than the stock outstanding at the end of the fiscal year, which is presented in the table.

[2]	Other transactions primarily comprise the conversion of accrual adjustments into cash, such as tax and other account receivables, provincial and territorial tax collection agreements, tax payables and other liabilities, and changes in the foreign exchange account.

[3]	These transactions comprise cross-currency swap revaluation, unamortized discounts on debt issues and obligations related to capital leases.

Debt Management Strategy for 2011–12
Objectives
The fundamental objective of debt management is to raise stable and low-cost funding to meet the financial needs of the Government of Canada. An associated objective is to maintain a well-functioning market in Government of Canada securities, which helps to keep debt costs low and stable.
Raising Stable Low-Cost Funding
Achieving stable low-cost funding involves striking a balance between the cost and the risk associated with the debt structure.
Fiscal year 2011–12 will mark the beginning of a transition to a more efficient debt structure with a smoother maturity profile. This transition period is expected to be characterized by a smaller treasury bill stock relative to the most recent fiscal year and a bond program that remains relatively large. Planned changes to the allocation of issuance between the maturity sectors are modest, but significant enough to greatly improve funding flexibility and the cost-risk characteristics of the debt structure in the long run.
Maintaining a Well-Functioning Government Securities Market
Having access to a well-functioning government securities market ensures that funding can be raised efficiently to meet the Government’s needs in difficult economic times. To support a liquid and well-functioning Government of Canada securities market, the Government strives to maintain transparent, regular and diversified borrowing programs.
Market Consultations
As in past years, market participants were consulted periodically in 2010–11. Consultations held in late November and early December focused on obtaining feedback on changing maturity dates in certain sectors and on the number and size of the benchmarks that would ensure sufficient depth and liquidity in each sector. Additionally, market participants’ views were sought on bond buyback operations on a switch basis and the increased frequency of cash management bond buyback operations.

Further details on the subjects of discussion and the views expressed during the consultations can be found at www.bankofcanada.ca/en/notices_fmd/index.html.
Composition of Market Debt
The stock of market debt is projected to have increased by $88 billion since 2008–09 (Table A2.2). However, since a significant proportion of market debt issued since 2008–09 was used to acquire interest-bearing investments, the increase in the federal debt (accumulated deficit) is much lower.
Table A2.2
Change in Composition of Market Debt

	2007–08	2008–09	2009–10	2010–11	2011–12
	Actual	Actual	Actual	Projected	Planned
	(billions of dollars)
Treasury bills	117	192	176	160	145
Marketable bonds	254	295	368	417	462
Retail debt	13	13	12	11	11
Foreign debt	9	7	8	8	15
CPP bonds	1	0.5	0.5	0	0

Total market debt	394	508	565	596	633

Bond Program
In 2011–12, the level of gross bond issuance is planned to be about $102 billion, $6 billion higher than the projected $96 billion for 2010–11 (Table A2.3).
Table A2.3
Bond Issuance Plan for 2011–12

	2007–08	2008–09	2009–10	2010–11	2011–12
	Actual	Actual	Actual	Projected	Planned
	(billions of dollars)
Gross bond issuance	34	75	102	96	102
Buybacks	-7	-6	-2	-5	-8

Net issuance	27	69	100	91	94
Maturing bonds and adjustments[1]	-32	-27	-27	-42	-50

Change in bond stock	-5	42	73	49	44

[1]	Includes cash management bond buybacks and the inflation adjustment for Real Return Bonds.

Maturity Dates and Benchmark Bond Target Range Sizes
Under the current bond issuance pattern, a number of single-day cash flow maturity spikes are expected over the medium term as a result of a combination of higher debt issuance since the financial crisis and the issuance of bonds sharing the same maturity dates. This concentration of maturities implies that the amount of coupon payments due on those dates is large.
To help smooth the cash flow profile of upcoming maturities over the medium term, the maturity dates of the 2-, 3-, 5- and 30-year nominal bonds will be changed:
•	2-year sector: shift to February-May-August-November dates.
•	3-year sector: shift to February-August dates.
•	5-year sector: shift back to its traditional March-September dates.
•	30-year sector: shift to December, alternating years with Real Return Bond (RRB) maturities.
The addition of four new maturity dates–February 1, May 1, August 1 and November 1–will have a noticeable effect on the size of June 1 and December 1 maturities and coupon payments, beginning as early as 2013–14, and will also provide the debt program with a tremendous capacity to absorb potential increases in funding requirements.
The 2- and 3-year sectors will continue to share two maturity dates (February 1 and August 1). In general, however, market participants have repeatedly indicated that larger benchmarks would be more effective than bond fungibility (i.e., the issuance of new bonds sharing the same maturity date as older bonds) in enhancing benchmark liquidity. Towards this end, the benchmark target sizes in the 2-, 3- and 5-year sectors will be increased.
In 2011–12, benchmark target range sizes will be as follows:
•	2-year bonds: $8 billion to $12 billion.
•	3-year bonds: $8 billion to $12 billion.
•	5-year bonds: $10 billion to $13 billion.
•	10-year bonds: $10 billion to $14 billion.
•	30-year bonds: $12 billion to $15 billion.

Tables A2.4 and A2.5 show the projected bond maturity pattern and benchmark size ranges before and after the implementation of the revised medium-term debt strategy. These amounts do not include coupon payments.
Table A2.4
Size of Maturity Dates and Benchmark Size Ranges (Current Pattern)

	March	June	September	December
(billions of dollars)
2-year	7-10	7-10	7-10	7-10
3-year	7-10		7-10
5-year		9-12		9-12
10-year		10-14
30-year		12-15
RRB[1]				10-16

Total	14-20	38-51	14-20	26-38

[1]	Includes estimate for inflation adjustment.
The addition of the four new maturity dates will effectively reduce single-day cash flow maturities from a potential range of $14 billion to $50 billion under the old issuance pattern to about $8 billion to $24 billion. The largest maturity dates will fall on February 1 and August 1.
Table A2.5
Size of Maturity Dates and Benchmark Size Ranges (New Pattern)

	Feb.	Mar.	May	June	Aug.	Sept.	Nov.	Dec.
(billions of dollars)
2-year	8-12		8-12		8-12		8-12
3-year	8-12				8-12
5-year		10-13				10-13
10-year				10-14
30-year								12-15
RRB[1]								10-16

Total	16-24	10-13	8-12	10-14	16-24	10-13	8-12	10-16

[1]	Includes estimate for inflation adjustment.

Bond Auction Schedule
In 2011–12, there will be quarterly auctions of 2-, 3-, 5- and 10-year bonds and RRBs, and three 30-year bond auctions, which will be announced through the Quarterly Bond Schedule on the Bank of Canada’s website before the start of each quarter (Table A2.6) (www.bankofcanada.ca/cars/bd_auction_schedule.html).
Table A2.6
Bond Auctions by Quarter

Fiscal Year 2010–11				Fiscal Year 2011–12
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
2-year	2-year	2-year	2-year	2-year	2-year	2-year	2-year
3-year	3-year	3-year	3-year	3-year	3-year	3-year	3-year
5-year	5-year	5-year	5-year	5-year	5-year	5-year	5-year
10-year	10-year	10-year	10-year	10-year	10-year	10-year	10-year
30-year	30-year	30-year	—	30-year	—	30-year	30-year
RRB	RRB	RRB	RRB	RRB	RRB	RRB	RRB

The order of bond auctions within each quarter may be adjusted to support the borrowing program, and there may be multiple auctions of the same benchmarks in some quarters.
Bond Buyback Programs
To decrease large maturities on certain dates and support gross issuance in the long end of the issuance program, two types of bond buyback operations will continue to be conducted: regular bond buybacks (on a switch and cash basis) and cash management bond buybacks.
Regular Bond Buyback Operations
The regular bond buyback program in 2011–12 will be used to facilitate the management of the debt maturity profile and the transition to new benchmark dates for 2-, 3- and 5-year nominal bonds. Buybacks will also be conducted in the 10- and 30-year sector to support gross issuance in the long end.
Bond buybacks are planned to be just under $8 billion for the year, about $3 billion higher than the projected amount for 2010–11, and will be conducted on a switch and cash basis.
The date of each operation will be announced through the Quarterly Bond Schedule.

Cash Management Bond Buyback Operations
The cash management bond buyback program helps manage government cash requirements by reducing the high levels of cash balances needed ahead of large bond maturities. In light of the above considerations and taking into account feedback received during market consultations, weekly cash management bond buyback operations will be continued in 2011–12.
Treasury Bill Program
By the end of 2011–12, the treasury bill stock is projected to be $145 billion, approximately $15 billion lower than the end-of-year level projected for 2010–11. The bi-weekly issuance of 3-, 6- and 12-month maturities will be continued.
Cash management bills (i.e. short-dated treasury bills) help manage government cash requirements in an efficient manner. These instruments will continue to be used in 2011–12.
Retail Debt Program
In 2011–12, the retail debt stock is expected to decline as redemptions continue to exceed sales in an environment of historically low interest rates and continued competition from other retail savings instruments in the marketplace. Over the coming year, opportunities to reduce overall program delivery costs will be explored.
Further information on the retail debt program is available at www.csb.gc.ca.
Foreign Currency Funding
The purpose of the Exchange Fund Account (EFA) is to aid in the control and protection of the external value of the Canadian dollar. Assets held in the EFA are managed to provide foreign currency liquidity, support market confidence, and promote orderly conditions for the Canadian dollar in the foreign exchange markets, if required.

The Government has access to a range of direct sources of funding for its foreign currency assets. These include a short-term US-dollar paper program, medium-term note issuance in various markets, international bond issues, purchases and sales of Canadian dollars in foreign exchange markets, and cross-currency swaps involving the exchange of domestic liabilities for foreign-currency-denominated liabilities.
As part of the planned increase in prudential liquidity and ongoing International Monetary Fund commitments, the level of foreign exchange reserves will increase by about $10 billion by the end of 2011–12. The mix of funding sources used to finance this increase will depend on a number of considerations, including relative cost, market conditions, and the objective of maintaining a prudent foreign-currency-denominated debt maturity structure. The medium-term debt strategy assumes that all foreign liabilities maturing during the year will be refinanced. However, the amount of foreign currency funding may vary from the plan, depending on market conditions and government foreign currency needs.
Further information on managing foreign currency reserves and funding objectives is provided in the Report on the Management of Canada’s Official International Reserves, which is available on the Department of Finance website.

Annex 3
Tax Measures:
Supplementary Information,
Notices of Ways and Means
and Draft Amendments
to the Income Tax Regulations

Tax Measures: Supplementary Information

Tax Measures:
Supplementary
Information

Overview
This annex provides detailed information on each of the tax measures proposed in the Budget.
Table A3.1 lists these measures and provides estimates of their budgetary impact.
This annex also provides Notices of Ways and Means Motions to amend the Income Tax Act and the regulations thereunder, the Excise Tax Act and the Excise Act, 2001. Draft amendments to the Income Tax Regulations are also included.
In this annex, references to “Budget Day” are to be read as references to the day on which this Budget is presented.

Table A3.1
Cost of Proposed Tax and Tariff Measures1

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016	Total
	Fiscal Costs (millions of dollars)
Personal Income Tax Measures
Children’s Arts Tax Credit	25	100	100	100	105	105	535
Volunteer Firefighters Tax Credit	5	15	15	15	15	15	80
Family Caregiver Tax Credit	—	40	160	160	160	160	680
Medical Expense Tax Credit for Other Dependants	1	3	3	3	3	3	16
Child Tax Credit Eligibility	—	1	1	1	1	1	5
Tuition Tax Credit — Examination Fees	1	5	5	5	5	5	26
Education Tax Measures — Study Abroad	3	10	10	10	10	10	53
RESPs — Asset Sharing Among Siblings	—	—	—	—	—	—	—
RDSPs — Shortened Life Expectancy[2]	—	3	1	1	2	2	9
RRSPs — Anti-Avoidance Rules	—	-100	-100	-100	-100	-100	-500
Individual Pension Plans	—	-15	-15	-15	-15	-15	-75
Tax on Split Income — Capital Gains	—	-15	-15	-15	-15	-15	-75
Agri-Québec	—	5	1	1	1	1	9
Mineral Exploration Tax Credit	—	120	-30	—	—	—	90
Administrative Changes[2]	—	-5	-10	-10	-10	-10	-45
Children’s Special Allowances Act[2]	—	1	4	4	4	4	17
Employee Profit Sharing Plans	—	—	—	—	—	—	—

Strengthening the Charitable Sector
Enhance the Regulatory Regime for Qualified Donees	—	—	—	—	—	—	—
Safeguard Charitable Assets through Good Governance	—	—	—	—	—	—	—
Recover Tax Assistance for Returned Gifts	—	—	—	—	—	—	—
Gifts of Non-Qualifying Securities	—	—	—	—	—	—	—
Granting of Options to Qualified Donees	—	—	—	—	—	—	—
Donations of Publicly Listed Flow-Through Shares	—	-35	-35	-35	-40	-40	-185

Table A3.1 (cont’d)
Cost of Proposed Tax and Tariff Measures1

	2010–	2011–	2012–	2013–	2014–	2015–
	2011	2012	2013	2014	2015	2016	Total
	Fiscal Costs (millions of dollars)
Business Income Tax Measures
Manufacturing and Processing Sector:
Accelerated Capital Cost Allowance	—	—	65	235	275	45	620
Clean Energy Generation Equipment:
Accelerated Capital Cost Allowance	—	1	2	2	3	4	12
Qualifying Environmental Trusts	—	—	—	—	—	40	40
Intangible Capital Expenses in Oil Sands Projects	—	-15	-30	-40	-60	-75	-220
Stop-Loss Rules on the Redemption of a Share	—	-75	-95	-80	-80	-80	-410
Partnerships — Deferral of Corporate Tax	—	—	-470	-850	-790	-740	-2,850

Other Tax Measures
Aboriginal Tax Policy	—	—	—	—	—	—	—

Customs Tariff Measures
Customs Tariff Simplification	—	—	—	—	—	—	—
Facilitating Low Value Imports	—	—	—	—	—	—	—

[1]	A “—” indicates a nil amount or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.

[2]	The cost of this measure is attributable to program expenditures.

Personal Income Tax Measures
Children’s Arts Tax Credit
Budget 2011 proposes to introduce a Children’s Arts Tax Credit. This will allow parents to claim a 15-per-cent non-refundable tax credit based on an amount of up to $500 in eligible expenses per child paid in a year. The credit will be available for the enrolment of a child, who is under 16 years of age at the beginning of the year, in an eligible program of artistic, cultural, recreational or developmental activities. For a child who is under 18 years of age at the beginning of the year and is eligible for the Disability Tax Credit, the 15-per-cent non-refundable tax credit may be claimed on an additional $500 disability supplement amount when a minimum of $100 is paid in eligible expenses.
Other than the definition of eligible activities, the parameters of the Children’s Arts Tax Credit will be based on those of the Children’s Fitness Tax Credit.
Eligible Expense
An eligible expense will be a fee paid in the taxation year to a qualifying entity to the extent that the fee is for the registration or membership of a child in an eligible program of artistic, cultural, recreational or developmental activities. Fees for registration or membership may be paid in respect of expenses for the operation and administration of the program, instruction, renting facilities, equipment used in common, and incidental supplies. Registration or membership fees will not be eligible to the extent that they are paid for the purchase or rental of equipment for exclusive personal use (e.g., musical instruments), travel, meals and accommodation. Expenses eligible for purposes of the child care expenses deduction, or the Children’s Fitness Tax Credit, will also be ineligible.
Qualifying Entity
A qualifying entity will be a person or partnership, other than an individual who is under 18 years of age, that offers one or more eligible programs of artistic, cultural, recreational or developmental activities. A qualifying entity will not include the spouse or common-law partner of a person who is claiming the credit in respect of his or her child.

Eligible Activity
An eligible activity will be a supervised activity suitable for children that:
•	contributes to the development of creative skills or expertise in an artistic or cultural activity:
–	creative skills or expertise involve a child’s ability to improve dexterity or co-ordination, or acquire and apply knowledge in the pursuit of artistic or cultural activities, and

–	artistic and cultural activities include the literary arts, visual arts, performing arts, music, media, languages, customs and heritage;
•	provides a substantial focus on wilderness and the natural environment;

•	helps children develop and use particular intellectual skills;

•	includes structured interaction among children where supervisors teach or help children develop interpersonal skills; or

•	provides enrichment or tutoring in academic subjects.
An eligible activity will also include similar activities that have been adapted to accommodate the needs and abilities of a child who is eligible for the Disability Tax Credit.
Eligible Program
An eligible program must include a significant amount of eligible activities and must be ongoing in nature. In this regard, an eligible program will be either:
•	a weekly program lasting a minimum of eight consecutive weeks; or

•	in the case of children’s camps, a program lasting a minimum of five consecutive days.
Provided that all other requirements are met (i.e., the program is ongoing, supervised, and suitable for children), the full cost of a child’s membership in an organization (including a club, association or similar organization) will be eligible for the credit if more than 50 per cent of the activities offered to children by the organization include a significant amount of eligible activities.

In circumstances where the participant in the program can select from among various activities, the full cost of a child’s registration in such a program offered by a club, association, or similar organization will be eligible for the credit if:
•	more than 50 per cent of the activities offered to children include a significant amount of eligible activities; or

•	more than 50 per cent of the available program time is devoted to eligible activities.
A program that is part of a school curriculum will be ineligible.
Sharing of Credit
Either parent may claim the credit (or share the credit provided that the total amount claimed is not more than the maximum amount that would be allowed if only one parent made the claim) for eligible expenses paid in the year. To avoid duplication of claims, expenses claimed under other credits, such as the Medical Expense Tax Credit, will not qualify.
This measure will apply to eligible expenses paid in the 2011 and subsequent taxation years.
Volunteer Firefighters Tax Credit
In recognition of the important role played by volunteer firefighters in contributing to the security and safety of Canadians, Budget 2011 proposes a Volunteer Firefighters Tax Credit to allow eligible volunteer firefighters to claim a 15-per-cent non-refundable tax credit based on an amount of $3,000.
An eligible individual will be a volunteer firefighter who performs at least 200 hours of volunteer firefighting services in a taxation year, for one or more fire departments, that consist primarily of responding to and being on call for firefighting and related emergency calls, attending meetings held by the fire department and participating in required training related to the prevention or suppression of fires.
Volunteer service hours performed by a firefighter for a fire department will be ineligible if the firefighter also provides firefighting services, otherwise than as a volunteer, to that fire department.

An individual who claims the credit will be required to obtain written certification from the chief, or a delegated official, of the fire department confirming the number of hours of eligible volunteer firefighting services performed. The details of the certification process will be developed by the Canada Revenue Agency (CRA).
An individual who claims the credit will be ineligible for the existing tax exemption of up to $1,000 for honoraria paid by a government, municipality or public authority in respect of firefighting duties.
Governments, municipalities and public authorities who pay firefighters amounts in respect of their services as volunteers will be required to report those amounts to the CRA as part of their annual reporting of remuneration paid.
This measure will apply to the 2011 and subsequent taxation years.
Family Caregiver Tax Credit
To provide new support to caregivers of dependants with a mental or physical infirmity, including spouses, common-law partners and minor children, Budget 2011 proposes to introduce a Family Caregiver Tax Credit. This 15-per-cent non-refundable credit will be based on an amount of $2,000 and will apply beginning in 2012.
Caregivers will benefit from the Family Caregiver Tax Credit by claiming an enhanced amount for an infirm dependant under one of the existing dependency-related credits. The effect of the Family Caregiver Tax Credit on the credit amount that can be claimed and the amount of the dependant’s net income at which the amount will be fully phased out in 2012 is set out for each existing credit in Table A3.2.

Table A3.2
Family Caregiver Tax Credit for Caregivers of Infirm Dependants (2012)

		Dependant’s
		income level
	Credit	where fully
Existing credit	amount ($)	phased out ($)

Spousal or Common-law Partner Credit
Existing tax support	10,780	10,780
Family Caregiver Tax Credit	2,000
Total: Enhanced tax support	12,780	12,780

Child Tax Credit
Existing tax support	2,182	n/a
Family Caregiver Tax Credit	2,000
Total: Enhanced tax support	4,182	n/a

Eligible Dependant Credit
Existing tax support	10,780	10,780
Family Caregiver Tax Credit	2,000
Total: Enhanced tax support	12,780	12,780

Caregiver Credit
Existing tax support	4,385	19,360
Family Caregiver Tax Credit	2,000
Total: Enhanced tax support	6,385	21,360

Infirm Dependant Credit
Existing tax support	4,385	10,606
Family Caregiver Tax Credit	2,000
Total: Enhanced tax support	6,385	12,780 [1]

Note:	Based on projected indexation of 2.4 per cent for the 2012 tax year.

[1]	Reflects the proposal to increase the threshold at which the Infirm Dependant Credit begins to be phased out.
A dependant who is a minor will be considered to be infirm only if the dependant is likely to be, for a long and continuous period of indefinite duration, dependent on others for significantly more assistance in attending to the dependant’s personal needs and care when compared generally to persons of the same age. This test will apply to dependants who are under 18 years of age at the end of the year and who are claimed for purposes of the Child Tax Credit or the Eligible Dependant Credit.

Budget 2011 also proposes to increase for 2012 the threshold at which the Infirm Dependant Credit begins to be phased out, so that the enhanced amount is fully phased out at the same income level as the 2012 enhanced Spousal or Common-Law Partner Credit.
Consistent with existing measures, only one Family Caregiver Tax Credit will be available in respect of each infirm dependant.
The $2,000 Family Caregiver Tax Credit amount will be indexed to account for inflation for 2013 and subsequent taxation years.
Medical Expense Tax Credit for Other Dependants
The Medical Expense Tax Credit provides income tax relief for taxpayers with above-average medical and disability expenses in recognition that these individuals have a reduced ability to pay income tax as a result of incurring those expenses. A taxpayer may claim a credit in respect of eligible expenses incurred in respect of himself or herself, his or her spouse or common-law partner, or his or her child who is under 18 years of age.
Caregivers may also claim the Medical Expense Tax Credit in respect of eligible expenses incurred in respect of a “dependent” relative if the caregiver pays medical or disability-related expenses of the dependent relative. For this purpose, a “dependent” relative is defined as a child who is 18 years of age or older, or a grandchild, parent, grandparent, brother, sister, uncle, aunt, niece or nephew, who is dependent on the taxpayer for support.
Currently, a caregiver may only claim the eligible expenses of a “dependent” relative described above that exceed the lesser of 3 per cent of the dependant’s net income and an indexed dollar threshold ($2,052 in 2011), to a maximum of $10,000. In contrast, there is generally no limit on the amount of eligible expenses a taxpayer can claim for himself or herself, a spouse or common-law partner or a child under 18 years of age. To better recognize the impact that extraordinary medical expenses can have on a caregiver’s ability to pay tax, Budget 2011 proposes to remove this $10,000 limit on eligible expenses that can be claimed under the Medical Expense Tax Credit in respect of a dependent relative.
This measure will apply to the 2011 and subsequent taxation years.

Child Tax Credit Eligibility
The Child Tax Credit (CTC) is a 15-per-cent non-refundable credit based on an indexed amount ($2,131 in 2011) that can be claimed by parents for each child who is under 18 years of age at the end of a taxation year.
Current rules provide that not more than one individual can claim the CTC in respect of the same domestic establishment, which means that when two or more families share a home, only one individual in one family may claim the CTC in respect of his or her children. For example, if two adult sisters live together and each has a child under 18 years of age, under current rules, only one sister can claim the CTC for her child.
To ensure that sharing a home does not prevent otherwise-eligible parents from claiming the CTC in respect of their children, Budget 2011 proposes to repeal the rule that limits the number of CTC claimants to one per domestic establishment.
This measure will apply to the 2011 and subsequent taxation years.
Tuition Tax Credit — Examination Fees
Budget 2011 proposes to amend the Tuition Tax Credit to recognize fees paid to an educational institution, professional association, provincial ministry or other similar institution to take an examination that is required to obtain a professional status recognized by federal or provincial statute, or to be licensed or certified in order to practice a profession or trade in Canada.
Ancillary fees and charges paid in respect of occupational, trade or professional examinations will also be eligible for the credit. Eligible ancillary fees could include the cost of examination materials used during the examination, such as identification cards that must be purchased and worn on examination day and certain prerequisite study materials.
Eligible ancillary fees and charges will not include costs for travel, parking, equipment (such as lab coats, calculators, computers or other items of enduring value), or other costs that are currently ineligible for the Tuition Tax Credit.
Consistent with the general rule that applies for the existing Tuition Tax Credit, the total of tuition and examination fees paid to the institution, association or ministry in respect of a year must exceed $100 to be eligible. An amount will be considered to have been paid in respect of the year in which the examination is taken.

These amendments will not apply to fees in respect of examinations taken in order to begin study in a profession or field, such as a medical college admission test.
This measure will apply to eligible amounts paid in respect of examinations taken in 2011 and subsequent taxation years.
Education Tax Measures — Study Abroad
A Tuition Tax Credit is currently available to a Canadian student in full-time attendance at a university outside of Canada in a course leading to a degree to the extent that the tuition fees are paid in respect of a course of at least 13 consecutive weeks. A student who meets these requirements may also claim the Education Tax Credit and the Textbook Tax Credit. Similarly, a Canadian student can currently receive Educational Assistance Payments (EAPs) from a Registered Education Savings Plan for enrolment at an educational institution outside Canada that is a university, college or other educational institution that provides courses at a post-secondary school level and at which the student is enrolled in a course of not less than 13 consecutive weeks.
Many programs at foreign universities are based on semesters shorter than 13 weeks, with the result that many Canadian students are denied tax recognition of education costs that would otherwise be eligible for the credits or are denied access to EAPs.
To improve the tax recognition of education costs and access to EAPs for Canadian post-secondary students who study outside Canada, Budget 2011 proposes to reduce the minimum course-duration requirement that a Canadian student at a foreign university must meet in order to claim the Tuition, Education and Textbook Tax Credits to three consecutive weeks from 13 consecutive weeks. It is also proposed that the 13-consecutive-week requirement for EAP purposes be reduced to three consecutive weeks when the student is enrolled at a university in a full-time course. The three-consecutive-week requirement is consistent with the policy that applies to post-secondary students who study in Canada for the purposes of qualifying for the Education Tax Credit, the Textbook Tax Credit and EAPs. (The Tuition Tax Credit has no minimum duration requirement when the program is taken from an institution in Canada.)
This measure will apply with respect to tuition fees paid for courses taken in the 2011 and subsequent taxation years and to EAPs made after 2010.

RESPs — Asset Sharing Among Siblings
Registered Education Savings Plans (RESPs) are tax-assisted savings vehicles designed to help families accumulate savings for a child’s post-secondary education. The Government of Canada supports RESP savings through Canada Education Savings Grants (CESGs) and the Canada Learning Bond. An RESP may take the form of an individual plan or a family plan.
Parents and grandparents (referred to as “subscribers”) who want to save for a number of related children or grandchildren (such as siblings) may open family plans, which are subject to the same contribution limits that apply to other RESPs but provide additional flexibility for the subscriber by allowing the allocation of plan assets among the related children, subject to certain restrictions. For example, family plans allow parents who have named multiple children as beneficiaries to direct plan assets from those among their children who do not pursue post-secondary education to those who do pursue post-secondary education. To ensure that family plans do not provide unintended benefits, all beneficiaries of the plan must be connected to the original subscriber by blood or adoption, and each beneficiary must generally be added to the plan before attaining 21 years of age.
Individuals such as aunts or uncles who want to save for a number of children through RESPs, but who are not considered under the Income Tax Act to be connected to the children by blood or adoption, may do so only through separate individual plans. However, there is less flexibility to share assets among individual plans than within a family plan. In particular, tax penalties and the repayment of CESGs currently may apply to transfers of assets between individual plans unless they occur between plans for the same beneficiary or plans under which the beneficiaries are siblings, generally before the beneficiary under the receiving plan attains 21 years of age. In contrast, in a family plan, a subscriber may allocate plan assets among siblings regardless of their age.
To provide subscribers of separate individual plans with the same flexibility to allocate assets among siblings as exists for subscribers of family plans, Budget 2011 proposes to allow transfers between individual RESPs for siblings, without tax penalties and without triggering the repayment of CESGs, provided that the beneficiary of a plan receiving a transfer of assets had not attained 21 years of age when the plan was opened. Budget 2011 also proposes related amendments to the Canada Education Savings Regulations to give effect to this measure in relation to CESGs.
These measures will apply to asset transfers that occur after 2010.

RDSPs — Shortened Life Expectancy
In recognition of the greater immediate need for Registered Disability Savings Plan (RDSP) beneficiaries with shortened life expectancies to access their savings, Budget 2011 proposes to provide such beneficiaries more flexibility to withdraw their RDSP assets without requiring the repayment of Canada Disability Savings Grants (CDSGs) and Canada Disability Savings Bonds (CDSBs).
The RDSP was introduced in Budget 2007 to better enable parents and others to ensure the long-term financial security of a child with a severe disability. An RDSP is a tax-assisted savings vehicle in which investment income accumulates tax-free. The Government of Canada supports these plans by providing CDSGs and CDSBs. CDSGs, CDSBs and investment income are included in an RDSP beneficiary’s income for tax purposes when paid out of the RDSP.
RDSP contributions attract CDSGs of up to $3,500 annually, depending on the beneficiary’s family income and the amount contributed, up to a lifetime limit of $70,000. In addition, CDSBs of up to $1,000 annually are provided to RDSPs established by low- and modest-income families, based on a beneficiary’s family income, up to a lifetime limit of $20,000. Budget 2010 introduced new rules that allow unused CDSG and CDSB entitlements to be carried forward for up to 10 years. To ensure that government support is used for long-term savings purposes, the “10-year repayment rule” requires that all CDSGs and CDSBs received by an RDSP in the preceding 10 years be held by financial institutions as an “assistance holdback amount”, which must be repaid to the Government in the event of a withdrawal, or termination of the plan.
The RDSP rules currently accommodate the need for beneficiaries with shortened life expectancies to have greater access to their savings in the short term. In particular, although maximum withdrawal limits normally apply to an RDSP if total CDSGs and CDSBs exceed total private contributions, these limits do not apply if the beneficiary has been certified as having a shortened life expectancy, as described below. However, the 10-year repayment rule still applies in this situation, with the result that a withdrawal from the plan may trigger a significant repayment of CDSGs and CDSBs.
Budget 2011 proposes to allow RDSP beneficiaries who have shortened life expectancies to withdraw more of their RDSP savings by permitting annual withdrawals without triggering the 10-year repayment rule, subject to specified limits and certain conditions.

Eligibility
An RDSP beneficiary who is considered to have a shortened life expectancy under current rules will be eligible. These rules require a medical doctor to certify in writing that the beneficiary’s state of health is such that, in the doctor’s opinion, the beneficiary has a life expectancy of five years or less.
Election
If a plan holder decides to take advantage of this measure, the plan holder will be required to elect in prescribed form and submit the election with the medical certification to the RDSP issuer. The RDSP issuer will be required to notify Human Resources and Skills Development Canada of the election.
If a plan holder does not make such an election in respect of an eligible RDSP beneficiary, then the current RDSP rules, including the 10-year repayment rule, will continue to apply to the plan.
Results of an Election
Under the current rules, each withdrawal from an RDSP comprises a taxable portion and a non-taxable portion based on the relative proportions of taxable assets (including CDSGs, CDSBs and investment income) and non-taxable assets (private contributions) in the plan.
Under the proposal, withdrawals made at any time following an election will not trigger the repayment of CDSGs and CDSBs provided that the total of the taxable portions of the withdrawals does not exceed $10,000 annually. Accordingly, total annual withdrawals may exceed $10,000 due to non-taxable portions.
As well, under the proposal, once an election has been made, the following rules will apply:
•	No further contributions to the plan will be allowed, except that a rollover of a deceased individual’s Registered Retirement Savings Plan or a Registered Retirement Income Fund proceeds to the RDSP of a financially dependent infirm child or grandchild will still be permitted.

•	No new CDSGs or CDSBs will be paid into the plan. Upon the passing of the beneficiary, any CDSGs and CDSBs remaining in the plan and that were received by the plan within the preceding 10 years must be repaid.

•	No CDSG or CDSB entitlements will be carried forward in respect of years under election, other than for the year in which the election is made.

•	The minimum withdrawal requirements that ordinarily apply in the year in which a beneficiary attains 60 years of age will apply to the plan starting in the year following the election, regardless of the age of the beneficiary.
Generally, these rules will apply to the plan on an ongoing basis unless a plan holder reverses the election.
If withdrawals of taxable amounts exceed the annual $10,000 limit, the normal 10-year repayment rule will apply, to the extent that grants and bonds and other assets remain in the plan to satisfy that requirement.
Reversal of an Election
A plan holder will be permitted to reverse an election on a prospective basis at any time. In this case, the regular RDSP rules will generally apply, except that no new CDSGs and CDSBs will be paid into the plan until the year after that in which the election is reversed.
To reverse an election, the plan holder will be required to provide a notice in prescribed form to the RDSP issuer. The issuer will be required to notify Human Resources and Skills Development Canada of the reversal.
Reversing an election will not preclude a plan holder from making a subsequent election if a new medical certification of shortened life expectancy is obtained. However, a subsequent election will be permitted only two or more years after the reversal of the preceding election.
Withdrawals of taxable amounts exceeding the $10,000 annual limit will result in the automatic reversal of an election.
Timing
This measure will apply after 2010 to withdrawals made after Royal Assent to the enacting legislation. However, as a transitional rule, beneficiaries making an election under this measure will be permitted to utilize their 2011 withdrawal limit in 2012 provided that the required medical certification was obtained before 2012.

Greater Access to RDSP Savings for
Those with Shortened Life Expectancy:
An Example
The following table compares the treatment of a typical RDSP for a beneficiary who is certified as having a shortened life expectancy in 2012 under the current and the proposed rules.
The table compares assets and withdrawal amounts in 2012 for an RDSP opened in December 2008. From 2008 to 2012, $1,500 is contributed to the plan, attracting $3,500 in CDSGs in each year. In addition, the plan receives $1,000 in CDSBs annually during these years. By 2012, there is $34,919 in plan assets in the RDSP, including contributions, CDSGs, CDSBs and investment income.
Under the current rules, if a withdrawal of any amount is made from the plan, all CDSGs and CDSBs paid into the plan in the preceding 10 years must be repaid — an amount equal to $22,500. As a result, at most $12,419 may be withdrawn from the plan (the amount of contributions and investment income), which would fully deplete the available RDSP assets.
Under the proposed measure, pursuant to an election, up to $10,000 in taxable amounts may be withdrawn from the RDSP in 2012 without the requirement to repay any CDSGs or CDSBs. The total withdrawal would also include a non-taxable portion (i.e., contributions). Accordingly, as contributions make up 21 per cent of plan assets, the maximum total annual withdrawal would be $12,735, consisting of $10,000 in taxable amounts and $2,735 in non-taxable amounts (which is 21 per cent of the total withdrawal). The remaining $22,184 in RDSP assets could be withdrawn in future years.

Greater Access to RDSP Savings for
Those with Shortened Life Expectancy:
An Example (cont’d)
Access to RDSP Assets Under Current and Proposed Rules

	Current Rules	Proposed Rules
	($)
Assets
Contributions	7,500	7,500
CDSGs	17,500	17,500
CDSBs	5,000	5,000
Investment income[1]	4,919	4,919

Total assets	34,919	34,919

Calculation of Withdrawal
Total assets	34,919	34,919
CDSG/CDSB repayment	(22,500)	0
Taxable portion of withdrawal	4,919	10,000
Non-taxable portion of withdrawal	7,500	2,735

Maximum 2012 withdrawal	12,419	12,735	[2]

Remaining Assets	0	22,184

[1]	This example assumes a 5.5% annual nominal rate of return.

[2]	If the beneficiary were certified as having a shortened life expectancy in 2011, any unused portion of the $10,000 taxable withdrawal limit for 2011 could be carried forward to 2012. In this situation, the maximum 2012 withdrawal limit could be as high as $25,471.

RRSPs — Anti-Avoidance Rules
Registered Retirement Savings Plans and Registered Retirement Income Funds (both referred to in these proposals as “RRSPs”) form an important part of Canada’s retirement income system. The tax deferral provided on RRSP savings assists and encourages Canadians to save for retirement to achieve their retirement income goals. The RRSP system allows most Canadians to save enough, over a 35-year career, to achieve a retirement income equal to 70 per cent of pre-retirement earnings. In this regard, it is important that the tax rules ensure that RRSPs are used for legitimate savings purposes and do not provide excessive tax advantages unrelated to this basic objective.
Budget 2011 proposes several changes to the RRSP rules to address concerns regarding the use of RRSPs in tax planning schemes undertaken by a small number of taxpayers, including “RRSP strips”. RRSP strips, which may take various forms, are schemes which purport to enable RRSP annuitants to access their RRSP funds without including the appropriate amount in income. The Government has successfully challenged a number of these schemes under existing rules in the Income Tax Act. Nevertheless, these schemes continue to evolve, and to be marketed, often with unexpected and undesirable outcomes for taxpayers. The magnitude of this problem warrants greater assurance through specific legislative action.
Budget 2011 proposes to enhance the existing RRSP anti-avoidance rules by introducing rules similar to the following anti-avoidance rules that currently apply to Tax-Free Savings Accounts (TFSAs):
•	the advantage rules;

•	the prohibited investment rules; and

•	the non-qualified investment rules.

Advantage Rules
Budget 2011 proposes to expand the existing RRSP advantage rules by adopting the “advantage” concept from the TFSA rules, with certain modifications.
Under the TFSA rules, an “advantage” may generally be described as a benefit obtained from a transaction that is intended to exploit the tax attributes of a TFSA (for example, shifting returns from a taxable investment to a TFSA investment). TFSA advantages are subject to a tax that is generally equal to their fair market value. The Minister of National Revenue may waive all or a portion of this tax if the Minister considers it just and equitable to do so having regard to all the circumstances (including whether the tax arose as a consequence of reasonable error), and if an amount equal to the liability proposed to be waived has been distributed from the TFSA.
The following portions of the TFSA advantage concept will be included as RRSP advantages:
•	Benefits derived from transactions that would not have occurred in a regular, open market between arm’s length parties, if it is reasonable to conclude that the transactions were undertaken to benefit from the tax attributes of RRSPs.

•	Payments
–	to an RRSP made on account or in lieu of payments for services (for example, dividends paid by a corporate client of an individual on a special class of shares held by the individual’s RRSP, in lieu of the individual receiving remuneration for services provided to the corporation); and

–	of investment income, where the income is tied to the existence of another investment. (In the RRSP context, the income affected by this rule may be either paid into the RRSP, but tied to an investment outside the RRSP, or paid outside the RRSP, but tied to an investment inside the RRSP. An example is the offering of two types of securities in tandem, where one is held inside an RRSP and one outside, with a view to streaming the total investment return disproportionately to one or the other security.)

•	Benefits derived from asset purchase and sale transactions (“swap transactions”) between RRSPs and other accounts controlled by the RRSP annuitant. A swap transaction is a transfer of property (other than a transfer that is a contribution or a withdrawal) between an RRSP and the RRSP annuitant or a non-arm’s length person. Subject to the application of existing anti-avoidance rules, these transfers, when performed on a frequent basis with a view to exploiting small changes in asset value, can potentially be used to shift value to or from an RRSP without paying tax or using RRSP contribution room, as the case may be. An exception will be provided to accommodate transfers from one RRSP of a taxpayer to another RRSP of the taxpayer.

•	Specified non-qualified investment income. Under this rule, specified non-qualified investment income will be defined as income (including capital gains) derived from non-qualified investments, the amount of which has not been removed from a taxpayer’s RRSP within 90 days of receipt of a notice from the Minister of National Revenue directing that the amount be removed. More information regarding non-qualified investments is provided below.

•	Income (including capital gains) derived from a “prohibited investment”. More information regarding this new defined term for RRSP purposes is provided below.
Additionally, benefits from “RRSP strip transactions” will be specifically included in the RRSP advantage concept. An RRSP strip transaction will generally be defined as any transaction or event (or series of transactions or events) one of the main purposes of which is to enable an RRSP annuitant, or a non-arm’s length person, to use or obtain property held in connection with the RRSP, or property substituted therefor, without including the value of the property in the RRSP annuitant’s income. For this purpose, an exception will accommodate withdrawals under the Home Buyers’ Plan or Lifelong Learning Plan.

As is the case for TFSA advantages, the amount of tax payable in respect of any RRSP advantage will be, in the case of a benefit, the fair market value of the benefit and, in the case of a debt, the amount of the debt. The tax will be payable by the RRSP annuitant, unless the advantage was extended by the issuer (or a person who does not deal at arm’s length with the issuer) in which case the tax will be payable by the issuer. The Minister of National Revenue will have the authority to waive all or part of this tax if the Minister considers it just and equitable to do so, having regard to all the circumstances (including whether the tax arose as a consequence of reasonable error) and if an amount equal to the liability proposed to be waived has been distributed from the RRSP.
Prohibited Investments
Budget 2011 proposes to introduce a “prohibited investment” concept for RRSPs, based closely on the TFSA prohibited investment rules. In the TFSA context, a “prohibited investment” is defined in subsection 207.01(1) of the Income Tax Act and generally includes debt of the TFSA holder and investments in entities in which the TFSA holder or a non-arm’s length person has a “significant interest” (generally 10 per cent or more) or with which the TFSA holder does not deal at arm’s length. This definition will be adopted for RRSP purposes.
A special tax equal to 50 per cent of the fair market value of the investment will apply to an RRSP annuitant on acquisition of a prohibited investment by his or her RRSP (or at the time that an investment becomes prohibited, as the case may be). The tax will generally be refunded, if the investment is disposed of from the RRSP by the end of the year following the year in which the tax applied (or by such later time as the Minister of National Revenue considers reasonable), unless the annuitant knew or ought to have known that the investment was a prohibited investment when it was acquired. The Minister of National Revenue will have the authority to waive or cancel all or part of the tax if the Minister considers it just and equitable to do so, having regard to all the circumstances (including whether the tax arose as a consequence of reasonable error).
Income (including capital gains) derived from prohibited investments will be treated as an “advantage”. Accordingly, any benefit of holding a prohibited investment in an RRSP will be eliminated through the tax on advantages described above.

Non-Qualified Investments
Budget 2011 also proposes to modify certain tax rules that apply when an RRSP acquires a “non-qualified investment”. These modifications are based on rules that are already in place for TFSAs.
The holding of a non-qualified investment (i.e. an investment that is not a “qualified investment” under the Income Tax Act) by an RRSP results in certain tax consequences. Examples of non-qualified investments include shares in private investment holding companies or foreign private companies, and real estate. Income earned on non-qualified investments of an RRSP is taxable to the RRSP. In addition, when an RRSP acquires a non-qualified investment, the fair market value of the investment is included in the RRSP annuitant’s income. When the property is disposed of by the RRSP, an offsetting deduction (up to the amount of the original income inclusion) is generally available to the RRSP annuitant. Similarly, when a qualified investment held by an RRSP later becomes non-qualified, the RRSP is liable for a tax equal to one per cent per month of the fair market value of the investment for each month that it is held by the RRSP.
Budget 2011 proposes to replace the income inclusion and deduction components of the non-qualified investment rules, as well as the one-percent per month tax. Under this proposal, an RRSP annuitant will be subject to a special tax of 50 per cent of the fair market value of a non-qualified investment. The tax liability will apply at the time that a non-qualified investment is acquired by the RRSP or at the time an investment becomes non-qualified, as the case may be. Unless the annuitant knew or ought to have known that the investment was non-qualified, this tax will be refundable to the annuitant if the investment is disposed of from the RRSP by the end of the year following the year in which the tax applied (or by such later time as the Minister of National Revenue considers reasonable). The Minister of National Revenue will have the authority to waive or cancel all or part of the tax if the Minister considers it just and equitable to do so, having regard to all the circumstances (including whether the tax arose as a consequence of reasonable error).
Investment income earned on a non-qualified investment in an RRSP will remain taxable to the RRSP.
As in the TFSA context, an investment that would otherwise be both prohibited and non-qualified will be deemed to be a prohibited investment only (and not a non-qualified investment).

Effective Date
Subject to two exceptions, these new provisions will apply to transactions occurring, and investments acquired, after Budget Day. For this purpose, investment income generated after Budget Day on previously acquired investments will be considered to be a “transaction occurring” after Budget Day. The exceptions to this effective date are as follows:
•	The RRSP advantage rules will not apply to swap transactions undertaken before July 2011. In addition, swap transactions undertaken to ensure that an RRSP complies with the new rules by removing an investment that would otherwise be considered a prohibited investment, or an investment which gives rise to an advantage under the new proposals, will be permitted until the end of 2012.

•	In relation to income generated on prohibited investments, the portion of capital gains accruing after Budget Day will be considered investment income earned after Budget Day. However, the 50-per-cent tax will not apply to prohibited investments that were held on Budget Day by an RRSP if disposed of before 2013. If an investment which is described in the new definition “prohibited investment” was acquired before Budget Day and is still held in an RRSP after 2012, it will be deemed to be a prohibited investment acquired on January 1, 2013.

Individual Pension Plans
Defined benefit Registered Pension Plans (RPPs) are sometimes established for one main income earner, generally an employee of a corporation that he or she controls. Sometimes a spouse or other family member (who is employed by the corporation) is also added as a member of such a plan. Budget 2011 proposes two new tax measures that will apply to these plans (referred to as “individual pension plans” or “IPPs”).
Budget 2011 proposes that:
•	annual minimum amounts will be required to be withdrawn from IPPs, similar to current minimum withdrawal requirements from Registered Retirement Income Funds (RRIFs), once a plan member attains the age of 72; and

•	contributions made to an IPP that relate to past years of employment will, in effect, be required to be funded first out of a plan member’s existing Registered Retirement Savings Plan (RRSP) assets[1] or by reducing the individual’s accumulated RRSP contribution room before new deductible contributions in relation to the past service may be made.
For this purpose, an IPP will be a defined benefit RPP:
•	with three or fewer members, if at least one member is “related” for tax purposes to an employer that participates under the pension plan; or

•	that is a designated plan[2], if it is reasonable to conclude that the rights of one or more members under the plan exist primarily to avoid this new definition.
As is the case for designated plans, the Minister of National Revenue will have the power to waive IPP status in appropriate circumstances.

[1]	In these proposals, references to an individual’s “RRSP assets” should be read to include a reference to the individual’s account balances under defined contribution RPPs, where the context requires.

[2]	In general terms, a designated plan will be a defined benefit RPP if at least 50 per cent of the total pension adjustments of plan members in a year belong to individuals who are connected to the employer (usually through an ownership interest) or who are highly compensated employees.

Minimum Withdrawals
In some cases, taxpayers have established IPPs as a transfer vehicle for the commuted value of their pension under a defined benefit RPP. In these cases, the plan terms of the IPP typically provide a much less generous pension in respect of past service, based on minimal employment earnings with the new employer sponsor (generally a company controlled by the plan member), a lower benefit formula, or both. The result is that much of the value of the IPP becomes pension surplus, which is not subject to any withdrawal requirements under the existing tax rules applicable to RPPs. Consequently, the taxpayer is able to defer more of their retirement savings for a longer period than is generally possible for other RPP members or RRSP savers. To address this inconsistency, Budget 2011 proposes that an IPP be required to pay out to a member, each year after the year in which he or she attains 71 years of age, an amount equal to the greater of:
•	the regular pension amount payable to the member in the year pursuant to the plan terms[3]; and

•	the minimum amount that would be required to be paid from the IPP to the member if the member’s share of the IPP assets were held in a RRIF of which the member was the annuitant.
This requirement will establish reasonable limits on deferrals of tax on IPP savings and generally ensure that such savings are received as income throughout the retirement period of the member, consistent with the basic purpose of RPPs.
It is proposed that the requirement for these RRIF-like withdrawals apply to the 2012 and subsequent taxation years. For those IPP members who reached 72 years of age in 2011 or earlier, the required withdrawals will start in 2012. For those IPP members who attain 72 years of age after 2011, the required withdrawals will start in the year in which they attain 72 years of age.

[3]	Tax regulations generally require that each RPP member start to receive pension payments before the end of the year in which he or she attains 71 years of age (unless the value of benefits has otherwise been transferred to an RRSP or RRIF).

Contributions for Past Service
The contribution and benefit limits that apply to RPPs and RRSPs are designed to allow comparable savings opportunities for Canadians, whether they save in a defined benefit RPP, a defined contribution RPP, an RRSP or a combination of these plans. To achieve this objective, an RPP member’s annual RRSP limit is reduced by the estimated amount of annual saving in the RPP. As well, the contribution limits for RRSPs and defined contribution RPPs allow for a pension that is comparable to that obtainable under the defined benefit RPP limits. For RRSPs and defined contribution RPPs, the annual limit is determined as a fixed percentage of earnings up to a dollar maximum. For defined benefit RPPs, the limits under the tax rules apply to the benefits provided under such plans and permitted contributions are determined actuarially based on the estimated liabilities for the promised pension benefits.
When an employee or the employer makes contributions to an RPP in respect of past service, the tax rules require that the employee either give up accumulated RRSP contribution room for earlier years or, to the extent that the employee has made RRSP contributions in those previous years, to withdraw a portion (calculated by reference to a formula) of RRSP assets (these would usually be transferred to the RPP). For an employee who switches from RRSP savings to RPP savings later in his or her working career, and who is able to have past service recognized under an IPP, the amount required to fund the IPP’s obligation in relation to the past service can be much greater than the amount by which the employee is required to reduce his or her RRSP assets or accumulated RRSP contribution room. This ability to contribute to an IPP in respect of past service can provide a significant tax advantage.
To limit these unintended tax deferral opportunities, Budget 2011 proposes to require that the cost of past service under the terms of an IPP first be satisfied by transfers from RRSP assets belonging to the IPP member or a reduction in the member’s accumulated RRSP contribution room before new past service contributions are permitted.
This measure will apply to IPP past service contributions made after Budget Day, except that it will not apply to IPP past service contributions made in respect of past service that was credited to an IPP member before Budget Day under terms of the IPP submitted for registration on or before Budget Day.

Tax on Split Income — Capital Gains
The Canadian income tax system applies a progressive marginal rate structure to the taxation of personal income. The Income Tax Act contains a number of rules intended to reduce the ability of a higher-income taxpayer to split taxable income inappropriately with lower-income individuals. One of these rules, referred to as the “tax on split income”, limits income-splitting techniques that seek to shift certain types of income from a higher-income individual to a lower-income minor. The highest marginal tax rate (currently 29 per cent) applies to “split income”, which generally comprises:
•	taxable dividends (and shareholder benefits) received directly, or indirectly through a partnership or trust, in respect of unlisted shares of Canadian and foreign corporations (other than shares of a mutual fund corporation); and

•	income from a partnership or trust if that income is derived from providing property or services to, or in support of, a business carried on by a person related to the child or in which the related person participates.
The tax on split income did not initially apply to capital gains because the planning techniques that were being used at the time did not rely on capital gains to split income with a minor. However, income-splitting techniques have been developed that use capital gains to avoid the tax on split income. These techniques involve capital gains being realized for the benefit of a minor on a disposition of shares of a corporation to a person who does not deal at arm’s length with the minor.
Budget 2011 proposes a targeted measure to maintain the integrity of the tax on split income regime. The measure will extend the tax on split income to capital gains realized by, or included in the income of, a minor from a disposition of shares of a corporation to a person who does not deal at arm’s length with the minor, if taxable dividends on the shares would have been subject to the tax on split income. Capital gains that are subject to this measure will be treated as dividends and, therefore, will not benefit from capital gains inclusion rates nor qualify for the lifetime capital gains exemption.
This measure will apply to capital gains realized on or after Budget Day. In addition, the government will continue to monitor the effectiveness of the tax on split income regime and will take appropriate action if new income-splitting techniques develop.

Agri-Québec
Agriculture Canada offers, through the AgriInvest program, an incentive to encourage farmers to set aside earnings, through government-matched contributions, in order to provide coverage against small income declines. Under the AgriInvest program, farmers who contribute to an AgriInvest account receive matching government contributions. Furthermore, the government contributions and interest earned in respect of the account are not taxable until withdrawn.
Beginning this year, the province of Quebec will supplement AgriInvest with the new Agri-Québec program, an agricultural income stabilization account program that is very similar to the AgriInvest program.
Budget 2011 proposes amendments to provide the same income tax treatment to investments made under the Agri-Québec program as is currently provided to investments under the AgriInvest program. These amendments will apply for the 2011 and subsequent taxation years.
Mineral Exploration Tax Credit
Flow-through shares allow companies to renounce or “flow through” tax expenses associated with their Canadian exploration activities to investors, who can deduct the expenses in calculating their own taxable income. This facilitates the raising of equity to fund exploration by enabling companies to sell their shares at a premium. The mineral exploration tax credit is an additional benefit, available to individuals who invest in flow-through shares, equal to 15 per cent of specified mineral exploration expenses incurred in Canada and renounced to flow-through share investors.
Budget 2011 proposes to extend eligibility for the mineral exploration tax credit for one year, to flow-through share agreements entered into on or before March 31, 2012. Under the existing “look-back” rule, funds raised in one calendar year with the benefit of the credit can be spent on eligible exploration up to the end of the following calendar year. Therefore, for example, funds raised with the credit during the first three months of 2012 can support eligible exploration until the end of 2013.
Mineral exploration, as well as new mining and related processing activity that could follow from successful exploration efforts, can be associated with a variety of environmental impacts to soil, water and air. All such activity, however, is subject to applicable federal and provincial environmental regulations, including project-specific environmental assessments where required.

Administrative Changes
CCTB and GST/HST Credit
The Canada Child Tax Benefit (CCTB) is a non-taxable amount paid monthly to help eligible families with the cost of raising children under 18 years of age. The Goods and Services Tax/Harmonized Sales Tax (GST/HST) Credit is a non-taxable amount paid quarterly; it was introduced to compensate low- and modest-income families for the effects of replacing the Federal Sales Tax with the GST. Entitlement to the CCTB and the GST/HST Credit is based on adjusted family net income.
In-Year Notification of Marital Status Changes
In order to provide Canadian families with correct benefit amounts, the Canada Revenue Agency requires up-to-date information on family circumstances. Under existing rules, an individual who receives the GST/HST Credit is required to notify the Minister of National Revenue of a change in marital status no later than the end of the month following the month in which the change occurs. However, for CCTB purposes, such notification is not a requirement. This difference can lead to CCTB payments that do not accurately reflect current family circumstances.
To ensure consistency with existing notification requirements for GST/HST Credit purposes, Budget 2011 proposes to require an individual who receives the CCTB to notify the Minister of National Revenue of a marital status change before the end of the month following the month in which the change in status occurs (if the individual has not already done so for GST/HST Credit purposes). If the change in marital status results in a change to CCTB amounts, revised entitlements will be effective in the first month following the month of the change in status.
This measure will apply to marital status changes that occur after June 2011.

Advance Payment Amounts
The Income Tax Act specifies amounts that can be issued as advance payments once per year to an individual in lieu of monthly payments for the purposes of the CCTB, and in lieu of quarterly payments for the purposes of the GST/HST Credit. Advance payments are made when each monthly CCTB amount is expected to be less than $10 and when each quarterly GST/HST Credit entitlement is expected to be less than $25.
In order to enhance administrative efficiency in the delivery of these benefits and simplify payments to individuals, Budget 2011 proposes to increase the advance payment threshold for the CCTB to $20 per month and for the GST/HST Credit to $50 per quarter.
This measure will apply to benefits paid after June 2011.
Accommodating Pension Plan Members and Retirees on Plan Wind-up
The Government has made accommodations under the pension tax rules for members and retirees of underfunded pension plans that are being wound up due to an employer’s insolvency, to ensure the appropriate application of the rules. In this context, the Canada Revenue Agency will clarify the application of the rules regarding the tax treatment of lump-sum amounts received by former employees or retirees in lieu of their right to health and dental coverage from employers who have become insolvent. These amounts will not be treated as income for tax purposes, in relation to insolvencies arising before 2012.
Children’s Special Allowances Act
Budget 2011 proposes to amend the Children’s Special Allowances Act and its regulations to provide for the payment of a special allowance to a child protection agency (as listed in section 3 of the Children’s Special Allowances Act) in respect of a child who is a former Crown ward when the child is placed in the custody of a legal guardian, tutor or similar individual and the agency provides financial assistance for the maintenance of that child.
This measure will apply to special allowances payable for months after December 2011.

Employee Profit Sharing Plans
Employee Profit Sharing Plans (EPSPs) are an important vehicle that enables business owners to align the interests of their employees with those of the business by sharing the profits of their business with their employees.
In recent years, these plans have increasingly been used as a means for some business owners to direct profit participation to members of their families with the intent of reducing or deferring taxes on these profits. Some employers are also using EPSPs to avoid making Canada Pension Plan contributions and to avoid paying Employment Insurance premiums on employee compensation.
To ensure that EPSPs continue to be a useful vehicle for employers that are used for their intended purpose, the Government will review the existing rules for EPSPs to determine whether technical improvements are required in this area.
Before proceeding with any proposals, the Government will undertake consultations to seek the views of stakeholders, and ensure that any amendments to the tax rules applicable to EPSPs continue to accommodate the appropriate use of such plans.

Strengthening the Charitable Sector
The charitable sector plays an essential role in Canadian society through the valuable services it provides to Canadians, including to the most vulnerable in society. Canadians have shown that they are willing to give generously to charities, but want to have confidence that donations of their hard-earned dollars support legitimate charities and are used for charitable purposes. While the vast majority of charities and other qualified donees use tax-assisted donations in an appropriate manner, the generosity of the existing tax regime makes it a potential target for abuse. Budget 2011 proposes measures to enhance the ability of Canadians to give with confidence to charities, and to help ensure that more resources are available for legitimate charities.
To ensure that organizations given the privilege of issuing official donation receipts operate in compliance with the law, to clarify existing legislation and to limit unintended or excessive benefits, Budget 2011 proposes a number of measures.
Enhance the Regulatory Regime for Qualified Donees
The Income Tax Act grants the privilege of issuing official donation receipts to certain types of organizations referred to as “qualified donees”. Registered charities are the most common type of qualified donee.4
To safeguard the tax system from abuse and to ensure compliance by those organizations given the privilege of issuing official donation receipts, Budget 2011 proposes to extend to the following qualified donees certain regulatory requirements that apply to registered charities in the interest of fairness and consistency:
•	registered Canadian amateur athletic associations (RCAAAs);

•	municipalities in Canada;

•	municipal and public bodies performing a function of government in Canada;[5]

[4]	Registered national arts service organizations are deemed to be “registered charities” for specific purposes of the Income Tax Act including the definition of qualified donee.

[5]	The addition of municipal or public bodies performing a function of government in Canada to the list of qualified donees remains the subject of proposed technical amendments to the Income Tax Act (see July 16, 2010 draft legislation). These amendments will be introduced as a part of these proposals.

•	housing corporations in Canada constituted exclusively to provide low-cost housing for the aged;
•	universities outside of Canada, the student body of which ordinarily includes students from Canada; and
•	certain other charitable organizations outside of Canada that have received a gift from Her Majesty in right of Canada.[6]
In addition, Budget 2011 proposes to extend to RCAAAs additional regulatory requirements that apply to registered charities.
These measures, described in more detail below, will apply on or after the later of January 1, 2012 and Royal Assent to the enacting legislation.
New Rules for Qualified Donees
Enhancing Transparency and Accountability
To enhance transparency and accountability and provide greater certainty to donors, Budget 2011 proposes that qualified donees be required to be on a publicly available list maintained by the Canada Revenue Agency.
As is the case for registered charities, these measures will enable members of the public to determine which organizations may issue an official donation receipt and will enable registered charities, which may only make gifts to qualified donees, to determine whether an organization is a qualified donee for grant-making purposes.
The majority of qualified donees are already identified on publicly accessible lists.7 Accordingly, these proposals will not impose any new requirements on these organizations. For those qualified donees that are not currently on publicly accessible lists, these proposals will require that they be on a list maintained by the CRA in order to be eligible to issue official donation receipts.8

[6]	The Government of Canada, provincial and territorial governments in Canada, and the United Nations and its agencies are also qualified donees. These proposals will not apply to these entities. For the purposes of these measures, the term “qualified donee” will only refer to the above list.

[7]	Technical amendments to the Income Tax Act are already proposed to authorize the CRA to release the name, registration number and other relevant information with respect to RCAAAs (see July 16, 2010 draft legislation).

[8]	This will include a listing of municipalities in Canada; municipal and public bodies performing a function of government in Canada; universities outside of Canada the student body of which ordinarily includes students from Canada; and housing corporations in Canada constituted exclusively to provide low-cost housing for the aged.

Official Donation Receipts
Registered charities must abide by rules that relate to the issuance of official donation receipts and are subject to sanctions if they fail to comply. These rules include the requirement to:
•	issue receipts only for transactions that qualify as gifts;
•	properly establish the fair market value of donated property; and
•	ensure that receipts contain accurate and complete information.
Budget 2011 proposes that, if a qualified donee issues a donation receipt other than in accordance with the Income Tax Act and its regulations, then the CRA be authorized to suspend the receipting privileges of the qualified donee or revoke its qualified donee status.
Budget 2011 also proposes that the monetary penalties associated with improper issuance of receipts that apply to registered charities be extended to RCAAAs.
Books and Records
Registered charities and RCAAAs are required to maintain proper books and records to allow the CRA to verify donations and to provide access to these books and records upon request by the CRA. Registered charities and RCAAAs are subject to sanctions if they fail to do so.
To ensure fair and consistent treatment, Budget 2011 proposes that a qualified donee be required to maintain proper books and records and provide access to those books and records to the CRA when requested. If a qualified donee fails to do so, the CRA would be authorized to suspend the receipting privileges of the qualified donee or revoke its qualified donee status.
Budget 2011 also proposes that the monetary penalties associated with failing to file an information return that apply to registered charities be extended to RCAAAs.

Regulatory Framework for Registered Canadian Amateur Athletic Associations
In addition to the measures described above, to ensure fair and consistent treatment, Budget 2011 proposes to extend to RCAAAs other key regulatory requirements that apply to registered charities.
Exclusivity of Purpose and Function
Registered charities are required to operate exclusively for charitable purposes. By comparison, RCAAAs currently need have only the promotion of amateur athletics in Canada on a nation-wide basis as their primary purpose and primary function.
Budget 2011 proposes that RCAAAs be required to have the promotion of amateur athletics in Canada on a nation-wide basis as their exclusive purpose and exclusive function rather than their primary purpose and primary function. These changes will not prevent RCAAAs from staging or engaging in international events and competitions, as such activities would normally be consistent with the promotion of amateur athletics in Canada, given the participation of Canadian teams and athletes in such events.
Consistent with the regime for registered charities, certain related activities will be permitted. RCAAAs will be permitted to carry on related business activities, such as selling merchandise related to their sport, and to engage in limited non-partisan political activities.
Under this proposal, RCAAAs will be subject to the same regulatory sanctions as registered charities for breach of these requirements, namely a monetary penalty, the suspension of qualified donee status or the revocation of registration.
Stakeholders are invited to provide feedback on or before June 30, 2011 on the introduction of an “exclusivity of purpose and function” test for RCAAAs.
Undue Benefits
A registered charity may be subject to a monetary penalty, have its receipting privileges suspended or have its registration revoked if it provides an undue benefit to any person. This includes situations where the charity pays excessive compensation to staff, a professional fundraising company or any individual or company with whom it does business. RCAAAs are not subject to such requirements.

Budget 2011 proposes that, if an RCAAA provides an undue benefit to any person, the CRA be authorized to apply monetary penalties, suspend its receipting privileges or revoke its registration in the same manner as currently applies to registered charities, which will help ensure fair and consistent treatment.
Public Access to Information Returns and Other Documents
The public is provided access to significant information relating to registered charities such as governing documents, annual information returns, applications for registration and the names of directors. The availability of this information helps registered charities demonstrate that they are established for charitable purposes and are spending their funds appropriately.
To improve the information available to donors, Budget 2011 proposes that the CRA be authorized to make available to the public certain information and documents in respect of RCAAAs, in the same manner as applies to registered charities.
The CRA will consult with stakeholders in developing administrative guidance regarding the application of the proposed measures.
Safeguard Charitable Assets through Good Governance
The CRA is responsible for auditing registered charities and registered Canadian amateur athletic associations and reviewing applications for their registration. In some cases, applications may be submitted by individuals who have been involved with other charities or associations that have had their registered status revoked for serious non-compliance, for example, for issuing fraudulent donation receipts. Concerns may also arise if an individual, with significant influence with respect to an organization, has a criminal record involving a breach of public trust, such as fraud or misappropriation. The Income Tax Act does not currently allow consideration of the criminal history or other past misconduct by such individuals as grounds for refusal to register the organization or to revoke its registration. As a result, the CRA may be unable to refuse or revoke the registration of an organization, even when there is a high risk of abuse.

Budget 2011 proposes to give the Minister of National Revenue the discretion to refuse or to revoke the registration of an organization, or to suspend its authority to issue official donation receipts, if a member of the board of directors, a trustee, officer or equivalent official, or any individual who otherwise controls or manages the operation of the organization:
•	has been found guilty of a criminal offence in Canada or an offence outside of Canada that, if committed in Canada, would constitute a criminal offence under Canadian law, relating to financial dishonesty (including tax evasion, theft or fraud), or any other criminal offence that is relevant to the operation of the organization, for which he or she has not received a pardon;
•	has been found guilty of an offence in Canada within the past five years, or an offence committed outside Canada within the past five years that, if committed in Canada, would constitute an offence under Canadian law, relating to financial dishonesty (including offences under charitable fundraising legislation, convictions for misrepresentation under consumer protection legislation or convictions under securities legislation) or any other offence that is relevant to the operation of the organization;
•	was a member of the board of directors, a trustee, officer or equivalent official, or an individual who otherwise controlled or managed the operation of a charity or Canadian amateur athletic association during a period in which the organization engaged in serious non-compliance for which its registration has been revoked within the past five years; or
•	was at any time a promoter of a gifting arrangement or other tax shelter in which a charity or Canadian amateur athletic association participated and the registration of the charity or association has been revoked within the past five years for reasons that included or were related to its participation.
The CRA will consider the particular circumstances of a charity or Canadian amateur athletic association in applying the proposed measures. For example, notwithstanding the involvement of a particular individual in the activities of a charity or association, the CRA will take into account whether appropriate safeguards have been instituted to address any potential concerns.

The proposed measures will not require a charity or Canadian amateur athletic association to obtain background checks. However, after a charity or association has been made aware of concerns on the part of the CRA in respect of an individual, failure to take adequate remedial action could result in the denial of the application for registration, suspension of receipting privileges or revocation of registered status, as the case may be.
The CRA will consult with stakeholders in developing administrative guidance regarding the application of the proposed measures.
These measures will apply on and after the later of January 1, 2012 and Royal Assent to the enacting legislation.
Recover Tax Assistance for Returned Gifts
In some circumstances where a qualified donee receives property from a taxpayer and issues an official donation receipt but subsequently returns the property to the taxpayer, the Minister of National Revenue is not able to reassess the taxpayer for the Charitable Donations Tax Credit or Deduction previously claimed. To ensure that tax assistance is not improperly retained, Budget 2011 proposes to permit reassessments to disallow a taxpayer’s claim for a credit or deduction, as the case may be, in any case where property is returned to a donor. In some circumstances, other consequential adjustments will be made for tax purposes.
When property for which the taxpayer received an official donation receipt is returned, the qualified donee must issue to the taxpayer a revised receipt. Budget 2011 proposes that in these circumstances the qualified donee be required to send a copy of the revised receipt to the CRA when the amount of the receipt has changed by more than $50.
This measure will apply in respect of gifts or property returned on or after Budget Day.

Gifts of Non-Qualifying Securities
Various provisions in the Income Tax Act reflect the policy that a Charitable Donations Tax Credit or Deduction generally should not be available to a donor until such time as the use and benefits of the donor’s property have been transferred to a registered charity or other qualified donee. One of these provisions applies in the case of donations of non-qualifying securities of the donor. For this purpose, a non-qualifying security (NQS) of a taxpayer is defined, generally, as a share, debt obligation or other security issued by the taxpayer or by a person not dealing at arm’s length with the taxpayer. Obligations of financial institutions to repay an amount deposited with the institution, as well as shares, debt obligations and other securities listed on a designated stock exchange, are excluded from the definition of NQS.
Budget 2011 proposes that tax recognition of the donation of an NQS of a donor, for the purpose of determining eligibility for a Charitable Donations Tax Credit or Deduction to the donor, will be deferred until such time, within five years of the donation of the NQS, as the qualified donee has disposed of the NQS for consideration that is not, to any person, another NQS.
Budget 2011 also proposes an anti-avoidance rule to ensure that, if as a result of a series of transactions:
•	a particular person holds an NQS of a donor; and
•	the donee has acquired, directly or indirectly, an NQS of the particular person or of the donor, the gift of the donor will be subject to the NQS rules until such time (within five years of the donation) as the donee has disposed of the NQS for consideration that is not, to any person, another NQS.
These measures will apply in respect of securities disposed of by donees on or after Budget Day.

Granting of Options to Qualified Donees
The Income Tax Act has rules that provide certainty as to the tax consequences arising on the granting of options in a commercial context, but the application of these rules is unclear in respect of an option granted by a person, to a qualified donee, to acquire a property of that person.
Budget 2011 proposes to clarify that the Charitable Donations Tax Credit or Deduction is not available to a taxpayer in respect of the granting of an option to a qualified donee to acquire a property of the taxpayer until such time that the donee acquires property of the taxpayer that is the subject of the option. The taxpayer will be allowed a credit or deduction at the time of acquisition by the donee based on the amount by which the fair market value of the property at that time exceeds the total of amounts, if any, paid by the donee for the option and the property. Consistent with previously proposed measures concerning split receipting, a Charitable Donations Tax Credit or Deduction generally will not be available to the taxpayer if the total amount paid by the qualified donee for the property and the option exceeds 80 per cent of the fair market value of the property at the time of acquisition by the donee.
This measure will apply in respect of options granted on or after Budget Day.
Donations of Publicly Listed Flow-Through Shares
Budget 2011 proposes, in general terms, to allow the exemption from capital gains tax on donations of shares of a class in which a taxpayer acquired shares issued pursuant to a flow-through share agreement entered into on or after Budget Day only to the extent that cumulative capital gains in respect of dispositions of shares of that class exceed the original cost of the flow-through shares.
Budget 2006 introduced tax assistance for donations of publicly listed securities by eliminating any capital gains tax on such donations to public charities. Budget 2007 introduced an extension of this measure to donations of publicly listed securities to all registered charities. These measures provide an incentive to donate listed securities which have appreciated in value and carry unrealized capital gains.

Flow-through shares allow corporations in the oil and gas, mining and renewable energy sectors to renounce or “flow-through” tax expenses associated with eligible exploration, development and project start-up expenses to investors, who can deduct these expenses in calculating their own taxable income. Flow-through shares are treated as having a cost of zero for the purpose of calculating any gain or loss on their disposition. As a result, when an investor holding only flow-through shares sells them, the full amount of the proceeds received is recognized as a capital gain for tax purposes. Taxation as a capital gain of the proceeds up to the amount of the original cost represents a partial recovery of the tax benefit provided by the deduction for the original cost of the share, rather than a gain resulting from an appreciation in the share’s value. The exemption from capital gains tax on donations of publicly listed securities allows taxpayers to avoid this second stage of the normal flow-through share rules.
Under current rules, when publicly listed flow-through shares are donated, the donor benefits from:
•	the deduction for the expenses flowed through from the corporation;
•	applicable federal and provincial mineral exploration flow-through share tax credits;
•	the Charitable Donations Tax Credit or Deduction in respect of the value of the shares; and
•	relief from capital gains tax, including tax on the portion of the gain attributable to the zero cost for the shares.
The net result is that a taxpayer can often acquire and donate flow-through shares at little after-tax cost.

Example — Donation of Publicly Listed Flow-Through Shares under Current Rules
For illustrative purposes, this table sets out a hypothetical flow-through share donation by an Ontario taxpayer in the top income tax bracket. (Results can vary depending on factors including the purchase price of the shares, their value at the time of donation, the province of residence of the donor, the donor’s marginal tax rate, and the availability of federal and provincial flow-through share tax credits.) In this example, all of the benefit due to the capital gains exemption is assumed to accrue to the donor.
This example assumes that the donated flow-through share is eligible for the federal and provincial mineral exploration tax credits (15% and 5% respectively) and that it is issued at a 20% premium to the $100 value at which ordinary shares of the class in which it is issued are trading. It also assumes that after the flow-through deductions have been claimed by the taxpayer, he or she donates the share to charity at its fair market value of $100 (the flow-through share premium generally drops out of the price once the flow-through deductions have been claimed).

Price paid for flow-through share (20% premium)				$120.00
Less:
Value of flow-through share deductions (fed/prov)	-$	55.70
Net value of flow-through share tax credits (fed/prov)	-$	12.90
Capital gains tax on disposition of shares (fed/prov)		0.00
Value of charitable donation credit (fed/prov)	-$	46.40	-$	115.00

Net after-tax cost				$5.00
Donation amount				$100.00

Government tax support as % of donation				95%

Budget 2011 proposes that if a share, or a right to acquire a share, of a particular class of the capital stock of a corporation (such share or right being referred to below as a “flow-through share”) is issued to a taxpayer under a flow-through share agreement entered into on or after Budget Day, the exemption from capital gains tax on donations of publicly listed securities will be available in respect of a subsequent donation by the taxpayer of a share of that class only to the extent that the capital gain on the donation exceeds a threshold amount (the “exemption threshold”) at the time of the donation. The proposed rules will apply as well to a right to acquire a share of that class, and to any other property that is identical to the share or right.
The exemption threshold of a taxpayer in respect of a particular class of shares at any particular time will be equal to the amount by which:
the sum of the original cost (that is, determined without regard to the deemed zero cost of flow-through shares) of all flow-through shares of the particular class issued to the taxpayer on or after Budget Day and before the particular time, exceeds
the amount of each capital gain realized by the taxpayer on a disposition, before the particular time and after the first time on or after Budget Day on which flow-through shares of the particular class were issued to the taxpayer, of any shares of the particular class, not exceeding the amount of the exemption threshold immediately before the time of the disposition.
A taxpayer’s exemption threshold in respect of a particular class of shares will be reset at nil at any time that the taxpayer no longer holds any shares of that class. As well, an anti-avoidance rule will apply to the donation of property acquired by a donor in a tax-deferred transaction (a “rollover”).
The proposed rules will apply where a taxpayer acquires shares issued pursuant to a flow-through share agreement entered into on or after Budget Day.

Business Income Tax Measures
Manufacturing and Processing Sector:
Accelerated Capital Cost Allowance
Machinery and equipment acquired by a taxpayer, after March 18, 2007 and before 2012, primarily for use in Canada for the manufacturing or processing of goods for sale or lease is currently eligible for a temporary accelerated capital cost allowance (CCA) rate of 50 per cent on a straight line basis (subject to the application of the “half-year rule”) under Class 29 of Schedule II to the Income Tax Regulations.
Budget 2011 proposes to extend this temporary incentive, for two years, to eligible machinery and equipment acquired before 2014.
Machinery and equipment acquired by a taxpayer, after 2013, primarily for use in Canada for the manufacturing or processing of goods for sale or lease will be required to be included in Class 43 of Schedule II to the Income Tax Regulations, for which a 30-per-cent declining balance CCA rate applies.
Clean Energy Generation Equipment:
Accelerated Capital Cost Allowance
Under the capital cost allowance (CCA) regime in the income tax system, Class 43.2 of Schedule II to the Income Tax Regulations provides accelerated CCA (50 per cent per year on a declining balance basis) for specified clean energy generation and conservation equipment. The class incorporates by reference a detailed list of eligible equipment that generates or conserves energy by:
•	using a renewable energy source (for example, wind, solar, small hydro);
•	using fuels from waste (for example, landfill gas, wood waste, manure); or
•	making efficient use of fossil fuels (for example, high efficiency cogeneration systems, which simultaneously produce electricity and useful heat).
Providing accelerated CCA in this context is an explicit exception to the general practice of setting CCA rates based on the useful life of assets. Accelerated CCA provides a financial benefit by deferring taxation. This incentive for investment is premised on the environmental benefits of low-emission or no-emission energy generation equipment.

Accelerated CCA for Clean Energy Generation
Class 43.2 was introduced in 2005 and is currently available for assets acquired on or after February 23, 2005 and before 2020. For assets acquired before February 23, 2005, accelerated CCA is provided under Class 43.1 (30 per cent). The eligibility criteria for these two classes are generally the same, except that cogeneration systems that use fossil fuels must meet a higher efficiency standard for Class 43.2 than for Class 43.1. Systems that only meet the lower efficiency standard are eligible for Class 43.1.
Class 43.2 includes a variety of stationary clean energy generation or conservation equipment that is used to produce electricity or thermal energy, or used to produce certain fuels from waste that are in turn used to produce electricity or thermal energy. Subject to detailed rules in the regulations, eligible equipment includes:
Electricity
•	High efficiency cogeneration equipment;
•	Wind turbines;
•	Small hydro electric facilities;
•	Fuel cells;
•	Photovoltaic equipment;
•	Wave and tidal power equipment;
•	Equipment that generates electricity using geothermal energy; and
•	Equipment that generates electricity using an eligible waste fuel (for example, wood waste, landfill gas).
Thermal Energy
•	Active solar equipment;
•	Ground source heat pump equipment;
•	District energy equipment that distributes thermal energy from cogeneration, ground source heat pumps, active solar systems or heat recovery equipment;
•	Equipment that generates heat for an industrial process or a greenhouse using an eligible waste fuel; and
•	Heat recovery equipment that recovers waste heat from the generation of electricity or an industrial process.

Accelerated CCA for Clean Energy Generation (cont’d)
Fuels from Waste
•	Equipment that recovers landfill gas or digester gas;
•	Equipment used to convert biomass into bio-oil; and
•	Equipment used to produce biogas through anaerobic digestion.
If the majority of tangible property in a project is eligible for inclusion in Class 43.2, then certain intangible project start-up expenses (for example, engineering and design work and feasibility studies) are treated as Canadian Renewable and Conservation Expenses. These expenses may be deducted in full in the year incurred, carried forward indefinitely for use in future years, or transferred to investors using flow-through shares.
In Budget 2010, the Government expanded Class 43.2 to include equipment that recovers waste heat in a broader range of applications than was previously eligible. This Budget goes further. One potential use for waste heat is the generation of electricity. In order to encourage productive use of such otherwise wasted energy, Budget 2011 proposes to expand Class 43.2 to include equipment that generates electricity using waste heat.
In traditional thermal electricity generating plants, the power-generating turbines are driven by high-temperature, high-pressure steam created with energy from burning fossil fuel (such as coal or natural gas) or from a nuclear reaction. Waste heat often does not have the same energy characteristics as heat from these sources. There are a variety of processes, however, that can produce electricity from lower temperature sources of heat. The most common process of this kind is the organic Rankine cycle, which uses an organic fluid as the working fluid, instead of water or steam, in order to drive the turbine. The special properties of the fluids used allow electricity to be produced from relatively low-grade heat sources such as waste heat from an industrial process (for example, exhaust gases from a diesel engine or an industrial chimney).

Budget 2011 proposes to amend Class 43.2 to include equipment that is used by the taxpayer, or by a lessee of the taxpayer, to generate electrical energy in a process in which all or substantially all of the energy input is from waste heat. Certain equipment that generates electricity, as the second stage in a combined cycle process, using waste heat from a gas turbine (for example, that either generates electricity or compresses natural gas) can already qualify for inclusion in Class 43.2 (or Class 43.1) without this amendment, subject to energy efficiency thresholds (measured by a “heat rate”). Such equipment will not be included in the new provision, but will rather continue to be subject to the existing energy efficiency thresholds.
Eligible equipment will include electrical generating equipment, control, feedwater and condensate systems, and other ancillary equipment, but not buildings or other structures, heat rejection equipment (such as condensers and cooling water systems), transmission equipment or distribution equipment.
Systems will not be eligible if they use chlorofluorocarbons (CFCs) or hydrochlorofluorocarbons (HCFCs), due to their negative environmental impacts.
This measure will encourage investment in equipment that uses thermal energy, that would otherwise be wasted, in order to generate electricity. This would include, for example, equipment that generates electricity from waste heat produced by diesel engines used to compress natural gas on pipelines or to generate electricity. Investment in such equipment can increase energy efficiency by displacing the consumption of energy from other sources for power generation. To the extent that it displaces use of fossil fuel such as coal or natural gas, the measure could contribute to a reduction in greenhouse gas emissions, in support of Canada’s target, set out in the Federal Sustainable Development Strategy, of reducing greenhouse gas emission levels by 17 per cent by 2020. Displacing fossil fuel consumption could also support the Strategy’s target of reducing emissions of air pollutants.
This measure will apply to eligible assets acquired on or after Budget Day that have not been used or acquired for use before that date.

Qualifying Environmental Trusts
The Income Tax Act contains special rules for qualifying environmental trusts (QETs). These rules were introduced in recognition of regulatory regimes under which the operator of a mine, quarry or waste disposal site may be required to pre-fund, by means of a trust, the costs of reclaiming or restoring the site.
Under the income tax rules:
•	An operator may deduct in computing income amounts contributed to a QET.
•	The QET’s income is taxed at the trust level. In addition, the operator is required to report income earned in the trust as if it had been earned by the operator. However, the operator is entitled to a refundable credit for tax already paid by the trust. This has the overall effect of taxing trust income as if it had been earned by the operator.
•	Withdrawals from the QET are taxable. However, in general, reclamation expenses incurred by the operator are considered to be deductible in computing income for tax purposes. Therefore, to the extent that the funds are used to pay eligible reclamation expenses, there will be no net increase in tax arising from withdrawals from the QET.
Budget 2011 proposes modifications to the existing QET rules.
Pipeline Trusts
In May 2009, the National Energy Board (NEB) announced that companies operating pipelines under its jurisdiction will be required to begin setting aside funds during a pipeline’s operating life to fund future reclamation costs associated with the pipeline’s abandonment. This is intended to support the public interest in ensuring that pipeline operators make adequate financial provision for pipelines to be abandoned safely and effectively. In light of these developments, Budget 2011 proposes to expand the range of trusts eligible for QET treatment to include trusts that are required to be established in the context of pipeline abandonment.
One of the existing conditions for a trust to qualify for tax treatment as a QET is that the trust be mandated under the terms of a contract entered into with the Crown in right of Canada or a province or under a law of Canada or a province. Budget 2011 proposes to modify this condition for all QETs to include trusts that are created after 2011 and mandated by order of a tribunal (such as the NEB) constituted by a law of Canada or a province.

These changes could have a modest positive environmental impact by facilitating the efforts of regulators to ensure that funding is set aside for the future reclamation of land used for the operation of pipelines. This could indirectly support the goal in the Federal Sustainable Development Strategy relating to protecting water quality.
These changes will apply to the 2012 and subsequent taxation years for trusts created after 2011.
Eligible Investments
To qualify for tax treatment as a QET, a trust’s holdings must be limited to eligible investments (such as cash, government bonds, bank deposits and guaranteed investment certificates). Budget 2011 proposes to expand the range of eligible investments for QETs to include debt obligations described in paragraphs (c) and (c.1), and securities described in paragraph (d), of the definition “qualified investment” in section 204 of the Income Tax Act. This will generally include debt of public corporations, investment-grade debt and securities that are listed on a designated stock exchange.
A QET will not be permitted to invest in “prohibited investments”. For this purpose, prohibited investments will generally include an interest in a security (including debt) issued by:
•	a person or partnership that has contributed property to, or that is a beneficiary under, the trust, or a person that is related to (or a partnership that is affiliated with) such a person or partnership; or
•	a person or partnership in which a contributor to, or a beneficiary under, the trust has a “significant interest” (which will generally be defined as an interest of 10 per cent or more, in accordance with the meaning in subsection 207.01(4) of the Income Tax Act, with such modifications as the circumstances require).
The proposed expansion of eligible investments for a QET is not intended to imply that these investments are suitable investments for any particular QET. The relevant government regulatory authority that mandates the trust is responsible for determining which investments are appropriate given the pre-funding objectives sought by the regulator in the context of the particular industry and site.

These changes will apply to the 2012 and subsequent taxation years for trusts created after 2011. In the case of a trust created before 2012, these changes will apply to the trust for a particular taxation year, and each subsequent taxation year, of the trust that ends after 2011 if the trust and the relevant government regulatory authority jointly so elect.
Tax Rate
Budget 2011 proposes to set the rate of tax payable by a QET under Part XII.4 of the Income Tax Act to the corporate income tax rate generally applicable for the 2012 and later taxation years.
As noted above, the attribution of QET income to the operator, and the operator’s related tax credit for tax paid by the QET, together result in income earned in the QET being taxed at the operator’s effective tax rate. Therefore, this change will not generally affect the net tax paid on income earned in a QET, but will better align the initial QET tax liability with the net tax liability in respect of QET income.
This change will apply to the 2012 and subsequent taxation years.
Intangible Capital Expenses in Oil Sands Projects
Budget 2011 proposes changes that will better align the deduction rates for intangible costs in the oil sands sector with rates in the conventional oil and gas sector.
Costs are considered to be of a capital nature if they contribute to the earning of income over a number of years. Costs of a capital nature include both the cost of tangible assets such as equipment and the cost of intangible assets or outlays such as the cost of acquiring resource rights or the cost of clearing land or removing overburden prior to excavating a mine.
Budget 2007 announced the phase-out of the accelerated capital cost allowance for tangible assets in oil sands projects, leaving in place the regular 25-per-cent capital cost allowance rate. Budget 2011 builds on these changes by addressing intangible costs.

Oil Sands Properties
In the conventional oil and gas sector, the cost of acquiring rights to explore for, drill or extract oil or natural gas, or to acquire an oil or natural gas well or other resource property, is treated for tax purposes as Canadian oil and gas property expense (COGPE). COGPE is deductible at the rate of 10 per cent per year on a declining balance basis. By contrast, the cost of acquiring oil sands leases and other oil sands resource property generally can be treated as Canadian development expense (CDE), which is deductible at the rate of 30 per cent per year on a declining balance basis.
Budget 2011 proposes that the cost of oil sands leases and other oil sands resource property be treated as COGPE and thus be eligible for deduction at 10 per cent per year.
This change will be effective for acquisitions made on or after Budget Day. Proceeds from the disposition on or after Budget Day of a taxpayer’s oil sands resource property will be applied to reduce the taxpayer’s cumulative CDE, or cumulative COGPE, consistent with the manner in which the cost of the property was treated by the taxpayer when acquired. These changes will also apply to oil shale property, which is treated in a manner similar to oil sands resource property.
Pre-Production Development Expenses of Oil Sands Mines
In the conventional oil and gas sector and in situ oil sands projects (which use wells rather than mining techniques), development costs such as the cost of drilling production wells are treated as CDE, which as noted is eligible to be deducted at a rate of 30 per cent per year. By contrast, development expenses incurred for the purpose of bringing a new oil sands mine into production in reasonable commercial quantities are treated as Canadian exploration expense (CEE), which can be deducted in full in the year incurred. This includes such expenses as the cost of clearing land or removing overburden in order to expose the oil sands prior to the start of mining operations. To align the deduction rates for pre-production development costs in oil sands mines with the rates applicable to in situ oil sands projects and the conventional oil and gas sector, Budget 2011 proposes that these expenses be treated as CDE.

In recognition of the long time frames involved in developing oil sands mining projects, the following transitional relief for pre-production development expenses will be provided:
•	The current CEE treatment will be maintained for expenses incurred before Budget Day, and for expenses incurred before 2015 for new mines on which major construction began before Budget Day. For these purposes, the threshold for major construction for new oil sands mines will be based on subsection 1104(2) of the Income Tax Regulations, which applies to the phase-out of accelerated capital cost allowance for oil sands projects, announced in Budget 2007.
•	For other expenses, the transition from CEE treatment to CDE treatment will be phased in on a gradual basis. Taxpayers will allocate pre-production development costs proportionally to the two resource expense categories according to the following schedule based on the year in which the expense is incurred:

Year	2011	2012	2013	2014	2015	2016

CEE proportion	100%	100%	80%	60%	30%	—
CDE proportion	—	—	20%	40%	70%	100%

This change will also apply to pre-production development expenses in respect of oil shale mines.
Together, the two measures for oil sands properties and for pre-production development expenses of oil sands mines will improve fairness and neutrality in the taxation of oil sands relative to conventional oil and gas and other sectors of the economy.
The tax treatment of intangible costs is only one of many factors that influence decisions to invest in oil sands projects. These changes will help ensure that investment decisions are based on market factors rather than income tax treatment, subject to applicable regulations. To the extent that these changes remove incentives that may contribute to a higher level of investment than would otherwise have occurred, they could contribute indirectly to goals in the Federal Sustainable Development Strategy relating to reducing emissions of greenhouse gases and minimizing threats to air quality, protecting water quality, and conserving ecosystems and habitat.

Stop-Loss Rules on the Redemption of a Share
The Income Tax Act contains a number of rules generally intended to avoid the potential for dividends to be subject to multiple levels of taxation as they are paid between corporations. Pursuant to these rules, a corporation is generally entitled to a deduction, in computing taxable income for income tax purposes, that offsets the corporation’s income inclusion in respect of dividends received by it from taxable Canadian corporations.
These rules are complemented by certain rules, generally referred to as “stop-loss rules”, which reduce, in certain cases, the amount of a loss otherwise realized by a corporation on a disposition of shares by the amount of tax-free dividends received, or deemed to have been received, on those shares on or before the disposition.
These stop-loss rules are subject to certain exceptions that apply depending on whether the corporate shareholder holds the share as a capital property, an income property or a mark-to-market property. There are slight differences in the mechanics of these exceptions but, in general, they apply if
•	the share is held by the shareholder for 365 days or more; and
•	the shareholder (together with all persons who do not deal at arm’s length with the shareholder) owns 5% or less of the class of shares upon which the dividend is received.
Some corporations have been entering into tax avoidance arrangements that rely on the existing exceptions to the stop-loss rules to, in effect, claim a double deduction on the redemption of shares. In these cases, a deemed dividend arises on the redemption of shares held by the corporation equal to the difference between the redemption price and the paid-up capital of the shares, for which the corporation claims the dividend deduction. Where the paid-up capital is below the redemption price, the deemed dividend will also result in a loss for tax purposes which may be deducted in computing income by the corporation even though it has not realized a true economic loss.

In order to maintain the integrity of the tax system, Budget 2011 proposes to extend the application of these stop-loss rules to any dividend deemed to be received on the redemption of shares held by a corporation (whether the shares are held directly or indirectly through a partnership or trust), other than dividends deemed to be received on the redemption of shares of the capital stock of a private corporation that are held by a private corporation (other than a financial institution) whether directly or indirectly through a partnership or trust (other than a partnership or trust that is a financial institution).
This measure will apply to redemptions that occur on or after Budget Day.
Partnerships — Deferral of Corporate Tax
Overview
In order to ensure that corporate income is subject to tax on a timely basis, Budget 2011 proposes rules to limit deferral opportunities for corporations with significant interests in partnerships.
Unlike an individual, a corporation or a trust, a partnership is not a taxpayer. The income or loss of a partnership is allocated to its partners, who include the amount in calculating their own taxable income.
Under current tax rules, income earned by a corporation as a member of a partnership is included in the corporation’s income for the corporate taxation year in which the fiscal period of the partnership ends. If a corporation carries on a business through a partnership that has a fiscal period that ends after the end of the corporation’s taxation year, taxation of the partnership earnings can be deferred by up to one year. Although this misalignment may arise simply because two or more corporations with different taxation years carry on business together through a partnership, increasingly corporations are setting up partnerships with misaligned fiscal periods for the primary purpose of deferring taxes.
The deferral of tax, whether intentional or not, when income is earned through a partnership, is inequitable. It also creates an incentive to use business structures that have little purpose other than tax deferral, which is not economically productive.

In 1995, changes were enacted to limit similar tax deferral opportunities that existed for individuals who carry on business through a partnership or sole proprietorship. Precedents for limiting deferral by corporations through the use of partnerships exist in a number of jurisdictions, including the United States, the United Kingdom and Australia.
Budget 2011 proposes to limit the deferral of tax by a corporation that has a significant interest in a partnership having a fiscal period different from the corporation’s taxation year. In computing the corporation’s income for a taxation year, in respect of a fiscal period of the partnership that begins in the taxation year and ends in a subsequent year, the corporation will be required to accrue income from the partnership for the portion of the partnership’s fiscal period that falls within the corporation’s taxation year (the “Stub Period”).
The proposed measures will apply to taxation years of a corporation that end after Budget Day. In many cases, these measures could result in the inclusion of significant incremental partnership income for a corporation’s first taxation year that ends after Budget Day. To mitigate the potential cash-flow impact, transitional relief will be available that will generally result in no additional taxes being payable for that first corporate taxation year. Instead, the additional income will generally be brought into the corporation’s income over the five taxation years that follow that first taxation year.
Scope of the Measure
This measure will apply to a corporate partner (other than a professional corporation) for a taxation year if:
•	the corporate partner is a member of a partnership at the end of the taxation year;
•	the partnership’s last fiscal period that began in the taxation year ends in a subsequent taxation year of the corporate partner; and
•	the corporate partner, together with affiliated and related parties, was entitled to more than 10 per cent of the partnership’s income (or assets in the case of wind-up) at the end of the last fiscal period of the partnership that ended in the taxation year.
For greater certainty, this measure will apply to any corporate partner (as described above) of a partnership, even if the partnership has as a member an individual, or a professional corporation, who is subject to the 1995 rules limiting deferral in respect of unincorporated businesses.

Mechanism for Limiting Deferral
A partnership will continue to be allowed to have a fiscal period that differs from that of any of its corporate partners. The potential for deferral will be addressed by requiring the corporate partner to accrue income from the partnership for the Stub Period. Unless the corporate partner designates otherwise, this accrued income will generally be a pro-rated amount of the partner’s income from the partnership for the fiscal period of the partnership ending in the taxation year of the partner. This calculation will be similar to the alternative method of income calculation introduced as part of the 1995 changes that currently apply to an individual who is a member of a partnership that has a fiscal period that does not end on December 31.
Specifically, a corporate partner that is a member of a partnership at the end of the corporate partner’s taxation year will include in computing its income for the year:
the corporate partner’s share of the income or loss of the partnership from the fiscal period that ends in the year;
plus
accrued income, if any, for the Stub Period subject to certain adjustments (“Adjusted Stub Period Accrual”);
less
the Adjusted Stub Period Accrual, if any, for the corporate partner’s previous taxation year.
Formulaic Approach
In general, the “Stub Period Accrual” in a taxation year of a corporation in respect of a partnership will be determined as follows:
A × B/C
where
A is the corporate partner’s share of income, if any, from the partnership (other than dividends) for the fiscal periods that end in the taxation year;
B is the number of days in the Stub Period; and
C is the number of days in the partnership’s fiscal periods that end in the taxation year.

Designation Approach
Corporations may choose to designate a Stub Period Accrual that is lower than the amount determined under the formulaic approach above. If the designated amount is less than the lesser of the actual pro-rated income of the corporate partner from the partnership for the Stub Period and the amount determined under the formulaic approach, the corporate partner will be subject to the provisions relating to Under-Reported Stub Period Accrual (discussed below).
Designated Resource Expenses
A corporate partner will be entitled, if it chooses, to reduce the amount of its Stub Period Accrual to a lower amount by the amount of its share of “Designated Resource Expenses” incurred by the partnership in the Stub Period at the maximum rate at which such expenses would otherwise be deductible under the Income Tax Act if the partnership’s fiscal period had ended on the same day as the partner’s taxation year. Designated Resource Expenses will be:
•	Canadian exploration expense;

•	Canadian development expense;

•	Canadian oil and gas property expense; and

•	foreign resource expense.
The corporate partner’s share of Designated Resource Expenses will be determined based on the corporate partner’s interest in the partnership for the last fiscal period of the partnership that ends in the corporate partner’s taxation year. If a corporate partner wishes to use these Designated Resource Expenses in computing its accrued income, the corporate partner will be required to obtain from the partnership, before filing the corporate tax return for the year, information in writing evidencing the nature and amount of each such expense and the corporate partner’s share of that expense.
For purposes other than computing accrued Stub Period income from a partnership, the actual allocation of these resource expenses and other amounts affecting resource expense pools will continue to be made at the end of the partnership’s fiscal period.

Adjusted Stub Period Accrual
The net amount of the accrual for the Stub Period, after adjustments, if any, for Designated Resource Expenses, is referred to as the “Adjusted Stub Period Accrual”. In no case can a corporate partner’s Adjusted Stub Period Accrual in respect of a partnership be less than zero. A corporate partner will be required to include Adjusted Stub Period Accrual in its income for the taxation year that includes the Stub Period and will be entitled to deduct the same amount in computing its income for the following taxation year.
A corporate partner that, in a Stub Period, becomes a member of a new or an existing partnership will not have any accrued income, determined under the formulaic approach, from that partnership. In such a case, however, the corporate partner will generally be allowed to designate accrued income from the partnership in the Stub Period.
Under-Reported Stub Period Accrual
As outlined above, a corporate partner will be permitted to use either the formulaic approach or the designation approach in computing Stub Period Accrual in respect of each partnership. The designated amount is subject to verification, however, once the partnership’s fiscal period has ended. If the designated amount is less than the lesser of the actual pro-rated income of the corporate partner from the partnership for the Stub Period and the amount determined under the formulaic approach, the corporate partner will be subject to an additional income inclusion in the following taxation year.
For this purpose, the actual pro-rated income of a corporate partner from a partnership for a Stub Period is the partner’s share of the income of the partnership for the fiscal period of the partnership that includes the Stub Period and that ended in the taxation year pro-rated based on the ratio of the number of days in the Stub Period to the number of days in that fiscal period.

In general, the additional income inclusion adjustment will be equal to the amount of the shortfall multiplied by the average prescribed interest rate applicable for underpayments of tax for the period between the end of the corporate partner’s taxation year in which the Adjusted Stub Period Accrual was included and the end of the corporate partner’s taxation year in which the fiscal period of the partnership ended. If the shortfall is larger than 25 per cent of the lesser of the pro-rated actual amount and the amount determined under the formulaic approach, there will be an additional income inclusion adjustment equal to 50 per cent of the additional income inclusion in respect of the amount of the shortfall in excess of the 25-per-cent threshold.
No additional income inclusion will be required in respect of a corporate partner’s income from a partnership in the first taxation year of the corporate partner for which a Stub Period Accrual is calculated if that accrual is eligible for transitional relief. In addition, if the corporate partner is a member of more than one partnership, in calculating the additional income inclusion, a shortfall in Stub Period Accrual in respect of one partnership can be netted against an overstatement in respect of another partnership.
Election to Change a Partnership’s Fiscal Period
As a result of these measures some partnerships may wish to change their fiscal periods – for example, to align with the taxation year of one or more corporate partners. A one-time election (a “Single-tier Alignment Election”) will be provided that will enable a partnership to change its fiscal period on the following conditions:
•	the last day of the new fiscal period must be after Budget Day and no later than the latest day that is the last day of the first taxation year that ends after Budget Day of a corporate partner that has been a member of the partnership continuously since before Budget Day;

•	the election must be in writing and filed with the Minister of National Revenue on behalf of the partnership on or before the earliest of all filing-due dates for the return of income of any corporate partner for the taxation year in which the new fiscal period ends;

•	at least one of the corporate partners would, in the absence of the election, have an Adjusted Stub Period Accrual greater than nil in its first taxation year ending after Budget Day; and

•	all members of the partnership are corporations other than professional corporations.

If this election results in the end of a fiscal period of a partnership which is the second fiscal period of the partnership that ends in a corporate partner’s first taxation year ending after Budget Day, the corporate partner’s share of partnership income or loss for this second fiscal period will be referred to as “Alignment Income”. As discussed below, a corporate partner’s Alignment Income will be eligible for transitional relief.
Transitional Relief
These measures could result in the inclusion of significant incremental partnership income for a corporation’s first taxation year that ends after Budget Day. To mitigate the potential cash-flow impact, transitional relief will be available to recognize the incremental amount gradually over the five taxation years that follow that first taxation year. Income eligible for transitional relief will be subject to certain restrictions.
Qualifying Transitional Income
The amount upon which a transitional reserve may be claimed is referred to as “Qualifying Transitional Income” (QTI). This reserve will be computed on a partnership-by-partnership basis if a corporate partner is a member of two or more partnerships. A corporate partner will generally be eligible for transitional relief in respect of its QTI from a partnership in accordance with the following schedule.
Corporate partner’s first taxation year1 that ends after Budget Day and in the calendar year

	2011[2]	2012	2013	2014	2015	2016

Allowed reserve deduction for QTI	100%	85%	65%	45%	25%	0%
Inclusion rate for QTI	0	15%	20%	20%	20%	25%

[1]	If a corporate partner has more than one taxation year ending in a calendar year, the same reserve percentage will apply to each of those years.

[2]	If the first taxation year of a corporate partner that ends after Budget Day ends in 2012, the schedule is modified such that the 100% reserve applies in 2012, and subsequent years are adjusted accordingly.
Like other reserves, the amount of a QTI reserve deducted in a taxation year will be included in income in the following taxation year.
The QTI of a corporate partner in respect of a partnership will be the sum of its Adjusted Stub Period Accrual and its Alignment Income in respect of that partnership. If the sum is negative, the QTI is zero.

QTI Computational Rules
In determining QTI, the Adjusted Stub Period Accrual and Alignment Income in respect of any fiscal period will be computed as if the partnership, in computing its income for those fiscal periods:
•	deducted the maximum amount permissible in respect of any reserve, allowance or other discretionary deduction;

•	made a work in progress election, if available; and

•	did not have a flexible inventory adjustment.
Subject to the adjustment described below, a corporate partner’s QTI will remain constant throughout its reserve period and will form the base on which the corporate partner’s reserve is computed throughout that period. A corporate partner’s Stub Period Accrual for the partner’s first taxation year ending after Budget Day (the “First Reserve Year”) may be adjusted, and consequently its QTI may be adjusted, in the corporate partner’s taxation year in which ended the fiscal period that includes the Stub Period (the “Second Reserve Year”). Specifically, the Stub Period Accrual may be adjusted in the Second Reserve Year up or down to reflect the pro rata portion of the corporate partner’s actual income from the partnership for the fiscal period that included the Stub Period. This will result in an equal change to the Adjusted Stub Period Accrual that was included in QTI (because Designated Resource Expenses will remain unchanged). This adjustment will change the corporate partner’s QTI for the purpose of claiming a reserve in its reserve years after the First Reserve Year. However, this adjustment will not retroactively affect the corporate partner’s QTI or reserve in the First Reserve Year.
Generally Applicable Partner Eligibility Rules
As was the case with respect to the 1995 transitional rules, a corporate partner may claim a reserve in a taxation year only to the extent that:
•	the corporate partner has income for the year (computed from all sources before claiming the reserve); and

•	if the taxation year is not the first taxation year in which a reserve for QTI is being claimed, the reserve does not exceed the amount of any reserve claimed by the corporate partner in the immediately preceding taxation year and included in the corporate partner’s income for the taxation year in which it is claiming a new reserve.

Similarly, no reserve will be available for a corporate partner in a taxation year in respect of QTI that relates to a partnership if:
•	at the end of the taxation year or at any time in the following taxation year
–	the corporate partner’s income is exempt from tax under Part I of the Income Tax Act; or

–	the corporate partner ceases to be resident in Canada in the immediately following taxation year and does not carry on, through a permanent establishment in Canada, the partnership business to which the QTI relates; or
•	the year ends immediately before another taxation year
–	in which the corporate partner becomes a bankrupt;

–	in which the corporate partner is dissolved or wound up (except in circumstances in which subsection 88(1) applies); or

–	at the beginning of which the particular business to which the QTI relates is not carried on principally by members of the partnership of which the corporation is a partner. As in 1995, an anti-avoidance rule will provide that a corporate partner will be considered not to be a partner if it is reasonable to conclude that one of the main reasons for being a partner is to avoid this rule.
Single-tier Partner Eligibility Criteria
A corporate partner of a partnership will be eligible for transitional relief only if it has income from the partnership, allocated to it under existing rules, in its first taxation year that ends after Budget Day as well as QTI (consisting of income that is Adjusted Stub Period Accrual or Alignment Income) from the partnership. Specifically, a corporate partner will be eligible for a reserve in a taxation year in respect of QTI relating to a partnership if it was a member of the partnership:
•	at the end of the partnership’s fiscal period (the “First Fiscal Period”) that begins before Budget Day and ends in the taxation year of the corporate partner that includes Budget Day;

•	at the end of the partnership’s fiscal period commencing immediately after the First Fiscal Period and until after the end of the corporate partner’s taxation year that includes Budget Day; and

•	continuously since before Budget Day until the end of the corporate partner’s taxation year.

A corporation that results from the amalgamation of two or more predecessor corporations will be considered to be a continuation of each of those predecessor corporations that has QTI.
Tiered Partnerships
The tax deferral described in relation to a corporation that is a member of a partnership can be multiplied through the use of a tiered structure where the partnership is itself a member of another partnership with a different fiscal period. Such structures could be several layers deep.
The Stub Period Accrual approach described above for one-tier partnerships is not adaptable to address the tax deferral that arises in multiple-tier structures which may have both corporations and partnerships as members at various levels in the structure. Although the 1995 rules in respect of unincorporated businesses allow partnerships to have an off-calendar fiscal period, they require a fiscal period ending on December 31 for tiered partnerships.
For these reasons, partnerships that are part of a tiered partnership structure will be required to have the same fiscal period. However, that fiscal period need not align with the taxation year of any of its corporate partners. The Stub Period Accrual approach described above will apply to income earned by each corporate partner in a tiered partnership structure if its taxation year does not align with the fiscal period of the partnerships.
Specifically, if a partnership has one or more partnerships as members, all of those partnerships will be required to adopt a common fiscal period. In general, partnerships that are not required under existing rules to have a December 31 fiscal period will be allowed, on a one-time basis, to choose a common fiscal period by filing an election in writing with the Minister of National Revenue (the “Multi-tier Alignment Election”). The elected fiscal period must end before the first anniversary of Budget Day and must be no more than 12 months in duration. The election must be filed on behalf of the partnerships on or before the earliest of all filing-due dates for the return of income of any corporate partner of any of the partnerships for the corporate taxation year in which the new fiscal period ends.
If no such election is filed, the common fiscal period of the partnerships will end on December 31, 2011 and subsequent fiscal periods will end on December 31. The Single-tier Alignment election described previously will not be available in the case of multi-tiered structures.

Multi-tier Alignment Income
A “Multi-tier Alignment” will be considered to have taken place where the fiscal period of one or more partnerships in a tiered partnership structure has been changed, due to a Multi-tier Alignment Election, or to December 31 as the result of such an election not being filed. In this situation, the first common fiscal period established for the partnerships will be referred to as the “First Aligned Fiscal Period”. In this case, the “Multi-tier Alignment Income” (MTAI) of a corporate partner will be its share, direct or indirect, of any income or loss from each of the partnerships in the multi-tier structure that is included in computing the income of the corporate partner for the First Aligned Fiscal Period that would not have been included by the partner in its income for that taxation year if the alignment had not occurred.
In particular, MTAI will include only incremental income from partnerships, if any, in a multi-tier structure that are at or below the highest level at which the alignment causes a partnership’s fiscal period to end earlier than it otherwise would have.
If a fiscal period of the top partnership in a chain ended in a corporate partner’s taxation year before the time at which, in that taxation year, the First Aligned Fiscal Period ends, all of the partner’s share of the income from the partnerships for the aligned fiscal periods would be MTAI since it would all be incremental income for that taxation year.

For example, assume that the partnership at the top of a multi-tier structure of partnerships has a fiscal period that ends on January 31, and the partnerships do not file a Multi-tier Alignment Election, resulting in an aligned fiscal period of December 31 as of December 31, 2011. The taxation year of a corporate partner with a taxation year-end of December 31, 2011 would include two fiscal periods from the top partnership. The corporate partner’s share of income from the second fiscal period of the top partnership (January 31 to December 31) would all be MTAI.

In comparison, if the end of the First Aligned Fiscal Period is the first fiscal period that ends in the corporate partner’s taxation year, the MTAI will be the corporate partner’s share of the income from the partnerships for the First Aligned Fiscal Period less the income that would have been included by the partner in its income for the taxation year if the alignment had not occurred.

For example, if the top partnership in a two-tier structure of partnerships has a fiscal period that ends on December 31, and a corporate partner of the top partnership has a taxation year-end of December 31, a Multi-tier Alignment to December 31 would not affect the number of fiscal periods reported by the top partnership. The alignment would, however, affect a second-tier partnership that had previously had a fiscal period that ended on January 31, causing it to have two fiscal periods that end in the 2011 taxation year of the corporate partner. In this situation MTAI would be equal to the corporate partner’s share of income of the second-tier partnership for its January 31-to-December 31, 2011 fiscal period.
Stub Period Accrual
As in the case of single-tier structures, a corporate partner of a partnership that is in a multi-tier structure could also have a Stub Period Accrual in respect of the partnership, but with modifications to the basic rules described above.
Where there has been a Multi-tier Alignment in respect of a partnership structure, a corporate partner of a partnership in the structure will not have a Stub Period Accrual until the end of the partner’s taxation year in which the First Aligned Fiscal Period ends. There would, however, be no Stub Period Accrual if the First Aligned Fiscal Period ends on the same day as the corporate partner’s taxation year (i.e., because there is no Stub Period). If there is no Multi-tier Alignment because the partnerships in the structure already have a common fiscal period that differs from the taxation year of the corporate partner, the Stub Period Accrual rules will operate in the same manner as in a single-tier partnership structure.

When a Multi-tier Alignment gives rise to a Stub Period in respect of a corporate partner, the partner’s Stub Period Accrual is to be computed based on income from the first fiscal period that ends in the partner’s taxation year pro-rated by the length of the Stub Period divided by the number of days in that fiscal period (similar to the formulaic approach described above in respect of single-tier partnerships). This will be the case whether the first fiscal period is an aligned fiscal period or not. Where the first fiscal period is the First Aligned Fiscal Period, income for this purpose will be net of MTAI, if any, from that partnership.
As in a single-tier structure, a corporate partner will have the ability to designate a lower Stub Period Accrual than is calculated under the formulaic approach, subject to the provisions relating to Under-Reported Stub Period Accrual (discussed previously), and to include Designated Resource Expenses in computing its Adjusted Stub Period Accrual.
Transitional Relief
As in the case of a single-tier structure, a transitional reserve may be claimed by a corporate partner in respect of its QTI from a multi-tier partnership structure. A corporate partner will compute QTI for each partnership of which it is directly a member and which is part of a multi-tier structure.
QTI is the sum of a corporate partner’s Adjusted Stub Period Accrual, if any, and MTAI, if any, for the corporate partner’s taxation year in which the First Aligned Fiscal Period ends.
A partner will generally be eligible for transitional relief in respect of its QTI from a partnership on the same basis as in the schedule described for a single-tier structure, except in cases where the First Aligned Fiscal Period ends in a 2013 taxation year of the corporate partner (meaning that the first taxation year impacted with QTI is 2013), in which case the reserve will begin at the 85-per-cent level.
In order to qualify for this transitional relief, a corporate partner must have been a direct member of the partnership continuously since before Budget Day until the end of the taxation year in which a reserve is being claimed.
The QTI computational rules and the generally applicable partner eligibility rules for single-tier partnerships, described above, will also apply to a corporate partner in a multi-tier structure.

Example
The operation of the basic rules for single-tier structures, including the transitional reserve, is set out in the following example.
Assume:
•	Corporation C has a December 31 year-end and is a longstanding member of partnership P that has a fiscal period that ends on January 31.

•	Under current rules, the reporting of 11 months’ income is deferred each year to the following taxation year.

•	C’s share of income from P (net of dividends) is $12 million for P’s fiscal period ending January 31, 2011 and $15 million for the fiscal period ending January 31, 2012.

•	C’s share of Canadian development expenses (CDE – deductible at a maximum of 30 per cent) incurred by P in its fiscal period that ends on January 31, 2012 (during the Stub Period ending on December 31, 2011) is $10 M. No resource expenses are incurred by P in its fiscal period ending January 31, 2013.
Calculation of C’s income from P for the 2011 and 2012 taxation years

	2011	2012

Income from partnership P(A)	12	15
Accrued income adjustment:
Add: current year’s Stub Period Accrual (A x approximately 11/12)	11	13.8
Deduct: Designated Resource Expenses (CDE x 30%)	(3)	0
Deduct: previous year’s Adjusted Stub Period Accrual	n/a	(8)

Net accrual	8	5.8

Income before transitional reserve	20	20.8
Transitional reserve adjustment
Qualifying Transitional Income (QTI) = $8M (B)
Deduct: for 2011, 100% of B	(8)	n/a
for 2012, 85% of B	n/a	(6.8)
Add: previous year’s reserve	n/a	8

Income from partnership P under the proposals	12	22

Other Tax Measures
Aboriginal Tax Policy
Taxation is an integral part of good governance as it promotes greater accountability and self-sufficiency and provides revenues for important public services and investments. Therefore, the Government of Canada supports initiatives that encourage the exercise of direct taxation powers by Aboriginal governments.
To date, the Government of Canada has entered into 32 sales tax arrangements under which Indian Act bands and self-governing Aboriginal groups levy a sales tax within their reserves or their settlement lands. In addition, 12 arrangements respecting personal income taxes are in effect with self-governing Aboriginal groups under which they impose a personal income tax on all residents within their settlement lands. The Government reiterates its willingness to discuss and put into effect direct taxation arrangements with interested Aboriginal governments.
The Government of Canada also supports direct taxation arrangements between interested provinces or territories and Aboriginal governments and enacted legislation to facilitate such arrangements in 2006.

Customs Tariff Measures
Customs Tariff Simplification
Budget 2011 announces that the Government is initiating a process to simplify the Customs Tariff in order to facilitate trade and lower the administrative burden for businesses. This follows from tariff measures taken over the last two Budgets and the Government’s commitment to reduce red tape.
This process will identify changes to the Customs Tariff that will be subsequently implemented by a variety of legislative amendments and regulatory modifications. These changes can be grouped as follows:
•	Reduction of customs processing burden for businesses: Some stakeholders have already identified certain tariff-related issues as being overly burdensome, especially in light of the Government’s broad tariff elimination measures of Budgets 2009 and 2010. For example, the number of tariff items contained in the Schedule to the Customs Tariff will be reduced to facilitate the classification of imported goods and to eliminate many so-called “end-use provisions” which impose an additional administrative burden on importers.

•	Modification of the structure of the Customs Tariff: This will involve changes to the Customs Tariff to make it more user-friendly. For example, the List of Countries and Applicable Tariff Treatments in the Schedule to the Customs Tariff will be restructured to make the tariff treatments applicable to imports from each country more transparent.

•	Technical modernization: This will consist of revoking obsolete provisions that have either expired or become redundant due to recent tariff and trade initiatives. For example, a number of provisions under Part 2, Division 4 of the Customs Tariff (Special Measures, Emergency Measures and Safeguards) can no longer be used under the terms of Canada’s free trade agreements and, as such, will be revoked.
These and other changes will ensure that the Customs Tariff is modernized in a way that facilitates trade and lowers the customs burden on stakeholders. All changes will be revenue-neutral and where necessary, stakeholder views will be sought on certain proposed changes.

Facilitating Low Value Imports
Budget 2011 proposes the introduction of three new tariff items in Chapter 98 of the Schedule to the Customs Tariff to facilitate the processing of low value non-commercial imports arriving by post or by courier. These new tariff items will simplify the Canada Border Service Agency’s (CBSA) tariff classification process of postal and courier imports with values less than $500.
These new tariff items will apply generic Most-Favoured-Nation tariff rates of 0%, 8% or 20% depending on the description of the goods being imported, similar to the treatment that currently exists for goods imported by travellers under heading 98.26 of the Schedule to the Customs Tariff.
To ensure that GST/HST relieving provisions are applied to low value shipments imported by post or courier, the new tariff items will not apply where the goods are relieved from GST/HST. As such, any goods classified under the generic tariff items will be subject to GST/HST.
The introduction of these generic tariff items for non-commercial postal and courier imports is expected to have minimal impact on tariff revenues, no impact on sales tax revenues and will lead to further efficiencies in the CBSA processing of those imports.

Previously Announced Measures
Budget 2011 confirms the Government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations and deliberations since their release:
•	Legislation relating to measures announced in the March 2010 Budget (including related legislative proposals that were released on August 27, 2010);

•	Legislative proposals released on July 16, 2010 relating to income tax technical and bijuralism amendments;

•	GST/HST relief for Royal Canadian Legion purchases of Remembrance Day poppies and wreaths announced on October 28, 2010;

•	Legislative proposals released on November 5, 2010 relating to income tax technical amendments;

•	Measures announced on November 25, 2010 to ensure that individuals can appeal, in every case, a determination concerning their eligibility for the Disability Tax Credit;

•	Legislative proposals released on December 7, 2010 to accommodate changes to the Saskatchewan Pension Plan;

•	Legislative proposals released on December 16, 2010 relating to the Real Estate Investment Trust rules;

•	Proposed changes to certain GST/HST rules relating to financial institutions released on January 28, 2011;

•	Legislative proposals released in draft form on March 16, 2011 relating to the deductibility of contingent amounts, withholding tax on interest paid to certain non-residents, and the tax treatment of certain life insurance corporation reserves; and

•	Outstanding draft legislative proposals relating to foreign affiliates.
Budget 2011 also reaffirms the Government’s commitment to move forward as required with technical amendments to improve the operation of the tax system.

Tax Measures:
Notices of Ways and
Means Motions

Notice of Ways and Means Motion to Amend the Income Tax Act and the Income Tax Regulations
That it is expedient to amend the Income Tax Act and the Income Tax Regulations to provide among other things:
Children’s Arts Tax Credit
(1) That, for the 2011 and subsequent taxation years, the Act be amended by adding the following after section 118.03:
118.031
Definitions
(1) The following definitions apply in this section.
“eligible expense” in respect of a qualifying child of an individual for a taxation year means the amount of a fee paid to a qualifying entity (other than an amount paid to a person that is, at the time the amount is paid, the individual’s spouse or common-law partner or another individual who is under 18 years of age) to the extent that the fee is attributable to the cost of registration or membership of the qualifying child in a prescribed program of artistic, cultural, recreational or developmental activity and, for the purposes of this section, that cost
(a) includes the cost to the qualifying entity of the program in respect of its administration, instruction, rental of required facilities, and uniforms and equipment that are not available to be acquired by a participant in the program for an amount less than their fair market value at the time, if any, they are so acquired; and
(b) does not include
(i) the cost of accommodation, travel, food or beverages,
(ii) any amount deductible in computing any person’s income for any taxation year, or
(iii) any amount, other than a medical expense included in the description of B in the formula in subsection 118.2(1) to the extent that the total of all such medical expenses is less than or equal to the amount in C in that formula, included in computing a deduction from any person’s tax payable under any Part of this Act, for any taxation year.

“qualifying child”, of an individual, has the meaning assigned by section 118.03.
“qualifying entity” means a person or partnership that offers one or more programs of artistic, cultural, recreational or developmental activity prescribed for the purposes of the definition “eligible expense”.
Children’s arts tax credit
(2) For the purpose of computing the tax payable under this Part by an individual for a taxation year, there may be deducted the amount determined by the formula
A × B
     where
A	is the appropriate percentage for the taxation year; and

B	is the total of all amounts each of which is, in respect of a qualifying child of the individual for the taxation year, the lesser of $500 and the amount determined by the formula
C – D
     where
C	is the total of all amounts each of which is an amount paid in the taxation year by the individual, or by the individual’s spouse or common-law partner, that is an eligible expense in respect of the qualifying child of the individual, and

D	is the total of all amounts that any person is or was entitled to receive, each of which relates to an amount included in computing the value of C in respect of the qualifying child that is the amount of a reimbursement, allowance or any other form of assistance (other than an amount that is included in computing the income for any taxation year of that person and that is not deductible in computing the taxable income of that person).

Children’s arts tax credit — child with disability
(3) For the purpose of computing the tax payable under this Part by an individual for a taxation year there may be deducted in respect of a qualifying child of the individual an amount equal to $500 multiplied by the appropriate percentage for the taxation year if
(a) the amount referred to in the description of B in subsection (2) is $100 or more; and
(b) an amount is deductible in respect of the qualifying child under section 118.3 in computing any person’s tax payable under this Part for the taxation year.
Apportionment of credit
(4) If more than one individual is entitled to a deduction under this section for a taxation year in respect of a qualifying child, the total of all amounts so deductible shall not exceed the maximum amount that would be so deductible for the year by any one of those individuals in respect of that qualifying child if that individual were the only individual entitled to deduct an amount for the year under this section in respect of that qualifying child, and if the individuals cannot agree as to what portion of the amount each can so deduct, the Minister may fix the portions.
Volunteer Firefighters Tax Credit
(2) That, for the 2011 and subsequent taxation years,
(a) the Act be amended by adding the following after section 118.05:
118.06
Eligible volunteer firefighting services
(1) In this section, “eligible volunteer firefighting services” means services provided by an individual in the individual’s capacity as a volunteer firefighter to a fire department that consist primarily of responding to and being on call for firefighting and related emergency calls, attending meetings held by the fire department and participating in required training related to the prevention or suppression of fires, but does not include services provided to a particular fire department if the individual provides firefighting services to the department otherwise than as a volunteer.

Volunteer firefighter tax credit
(2) For the purpose of computing the tax payable under this Part for a taxation year by an individual, there may be deducted the amount determined by multiplying $3,000 by the appropriate percentage for the taxation year if the individual
(a) performs not less than 200 hours of eligible volunteer firefighting services in the taxation year for one or more fire departments; and
(b) provides the certificates referred to in subsection (3) as and when requested by the Minister.
Certificate
(3) If the Minister so demands, an individual making a claim under this section in respect of a taxation year shall provide to the Minister a written certificate from the fire chief or a delegated official of each fire department to which the individual provided eligible volunteer firefighting services for the year, attesting to the number of hours of eligible volunteer firefighting services performed in the year by the individual for the particular fire department.
and
(b) the portion of subsection 81(4) of the Act that is after paragraph (b) be replaced by the following:
there shall not be included in computing the individual’s income derived from the performance of those duties the lesser of $1,000 and the total of those amounts, other than, if the individual makes a claim under section 118.06 for the year, amounts received in respect of duties as a firefighter.
Family Caregiver Tax Credit
(3) That, subject to paragraphs (4) and (5), for the 2011 and subsequent taxation years,
(a) subparagraphs (a)(i) and (ii) of the description of B in subsection 118(1) of the Act be replaced with the following:
(i) $10,527, and

(ii) the amount determined by the formula
$10,527 + C – C.1
where
C is
(A)	$2,000, if the spouse or common-law partner is dependent on the individual by reason of mental or physical infirmity, and

(B)	in any other case, nil, and
C.1	is the income of the individual’s spouse or common-law partner for the year or, where the individual and the individual’s spouse or common-law partner are living separate and apart at the end of the year because of a breakdown of their marriage or common-law partnership, the spouse’s or common-law partner’s income for the year while married to, or in a common-law partnership with, the individual and not so separated,
(b) subparagraphs (b)(iii) and (iv) of the description of B in subsection 118(1) of the Act be replaced with the following:
(iii) $10,527, and
(iv) the amount determined by the formula
$10,527 + D – D.1
where
D is
(A)	$2,000, if

(I) the dependent person is, at the end of the taxation year, 18 years of age or older and was, at any time in the year, dependent on the individual by reason of mental or physical infirmity, or

(II) the dependent person is a person, other than a child of the individual in respect of whom paragraph (b.1) applies, who, at the end of the taxation year, is under the age of 18 years and who, by reason of mental or physical infirmity, is likely to be, for a long and continuous period of indefinite duration, dependent on others for significantly more assistance in attending to the dependent person’s personal needs and care, when compared to persons of the same age, and was so dependent on the individual at any time in the year, and

(B)	in any other case, nil, and
D.1 is the dependent person’s income for the year,
(c) paragraph (b.1) of the description of B in subsection 118(1) of the Act be replaced with the following:
(b.1) if
(i) a child, who is under the age of 18 years at the end of the taxation year, of the individual ordinarily resides throughout the taxation year with the individual together with another parent of the child, the total of
(A) $2,131 for each such child, and
(B) $2,000 for each such child who, by reason of mental or physical infirmity, is likely to be, for a long and continuous period of indefinite duration, dependent on others for significantly more assistance in attending to the child’s personal needs and care, when compared to children of the same age, or
(ii) except where subparagraph (i) applies, the individual may deduct an amount under paragraph (b) in respect of the individual’s child who is under the age of 18 years at the end of the taxation year, or could deduct such an amount in respect of that child if paragraph 118(4)(a) and the reference in paragraph 118(4)(b) to “or the same domestic establishment” did not apply to the individual for the taxation year and if the child had no income for the year, the total of
(A) $2,131 for each such child, and

(B) $2,000 for each such child who, by reason of mental or physical infirmity, is likely to be, for a long and continuous period of indefinite duration, dependent on others for significantly more assistance in attending to the child’s personal needs and care, when compared to children of the same age,
(d) the formula in paragraph (c.1) of the description of B in subsection 118(1) of the Act and the portion of that paragraph after that formula be replaced with the following:
$18,906 + E – E.1
where
E is
(A) $2,000, if the person is dependent on the individual by reason of mental or physical infirmity, and
(B) in any other case, nil, and
E.1 is the greater of $14,624 and the particular person’s income for the year,
(e) the formula in paragraph (d) of the description of B in subsection 118(1) of the Act and the portion of that paragraph after that formula be replaced with the following:
$10,358 + $2,000 – F
where
F is the greater of $6,076 and the dependant’s income for the year, and.
(4) That, for the 2011 taxation year, the amount of $2,000 referred to in paragraphs (a), (b), (b.1), (c.1) and (d) of the description of B in subsection 118(1) is to be read as nil.
(5) That, for the purpose of making the adjustment provided under subsection 117.1(1) of the Act
(a) subsection 117.1(1) shall not apply for the purposes of computing the amounts used for the 2011 taxation year in respect of the amounts expressed in dollars referred to in paragraphs (a), (b), (b.1), (c.1) and (d) of the description of B in subsection 118(1);
(b) for the application of subsection 117.1(1) to the 2012 taxation year in respect of paragraph (d) of the description of B in subsection 118(1), in lieu of the amounts of $10,358 and $6,076, the amounts to be considered as the amounts to be used for the preceding year shall be $10,527 and $6,245 respectively; and
(c) for the 2012 taxation year, subsection 117.1(1) shall not apply in respect of the amount of $2,000 referred to in paragraphs (a), (b), (b.1), (c.1) and (d) of the description of B in subsection 118(1).
Medical Expense Tax Credit for Other Dependants
(6) That, for the 2011 and subsequent taxation years, the portion of the description of D in subsection 118.2(1) of the Act before the formula be replaced by the following:
D	is the total of all amounts each of which is, in respect of a dependant of the individual (within the meaning assigned by subsection 118(6), other than a child of the individual who has not attained the age of 18 years before the end of the taxation year), the amount determined by the formula.
Child Tax Credit Eligibility
(7) That, for the 2011 and subsequent taxation years, paragraph 118(4)(b) of the Act be replaced by the following:
(b) not more than one individual is entitled to a deduction under subsection (1) because of paragraph (b) of the description of B in that subsection for a taxation year in respect of the same person or the same domestic establishment and where two or more individuals otherwise entitled to such a deduction fail to agree as to the individual by whom the deduction may be made, no such deduction for the year shall be allowed to either or any of them;
(b.1) not more than one individual is entitled to a deduction under subsection (1) because of paragraph (b.1) of the description of B in that subsection for a taxation year in respect of the same person and where two or more individuals otherwise entitled to such a deduction fail to agree as to the individual by whom the deduction may be made, no such deduction for the year shall be allowed to either or any of them.

Tuition Tax Credit — Examination Fees
(8) That, for amounts paid for occupational, trade or professional examinations taken after 2010,
(a) the portion of paragraph 118.5(1)(a) of the Act following subparagraph (ii) and preceding subparagraph (ii.1) be replaced by the following:
an amount equal to the product obtained when the appropriate percentage for the year is multiplied by the amount of any fees for the individual’s tuition paid in respect of the year to the educational institution if the total of those fees and any fees described in paragraph (d), paid to the institution in respect of the year, exceeds $100, except to the extent that the fees are for the individual’s tuition
(b) subsection 118.5(1) of the Act be amended by adding the following after paragraph (c):
(d) if the individual has taken an examination (in this section referred to as an “occupational, trade or professional examination”) in the year that is required to obtain a professional status recognized under a federal or provincial statute, or to be licensed or certified as a tradesperson, where that status, license or certification allows the individual to practice the profession or trade in Canada, an amount equal to the product obtained when the appropriate percentage for the year is multiplied by the amount of any fees paid in respect of the occupational, trade or professional examination to an educational institution referred to in paragraph (a), a professional association, a provincial ministry or other similar institution, if the total of those fees and any fees described in paragraph (a), paid to the institution in respect of the year, exceeds $100, except to the extent that the occupational, trade or professional examination fees
(i) are paid on behalf of, or reimbursed to, the individual by the individual’s employer and the amount paid or reimbursed is not included in the individual’s income, or
(ii) are fees in respect of which the individual is or was entitled to receive a reimbursement or any form of assistance under a program of Her Majesty in right of Canada or a province designed to facilitate the entry or re-entry of workers into the labour force, where the amount of the reimbursement or assistance is not included in computing the individual’s income;

(c) section 118.5 of the Act be amended by adding the following after subsection (3):
(3.1) For the purpose of this section, “fees paid in respect of the occupational, trade or professional examination” of an individual includes ancillary fees and charges, other than fees and charges included in subsection (3), that are paid to an educational institution referred to in subparagraph (1)(a)(i), a professional association, a provincial ministry or other similar institution, in respect of an occupational, trade or professional examination taken by the individual, but does not include any fee or charge to the extent that it is levied in respect of
(a) property to be acquired by an individual,
(b) the provision of financial assistance to an individual, except to the extent that, if this Act were read without reference to subsection 56(3), the financial assistance would be required to be included in computing the income, and would not be deductible in computing the taxable income, of the individual,
(c) the construction, renovation or maintenance of any building or facility, or
(d) any fee or charge for a taxation year that, but for this paragraph, would be included because of this subsection in the fees for the individual’s occupational, trade or professional examination and that is not required to be paid by all of the individuals taking the occupational, trade or professional examination to the extent that the total for the year of all such fees and charges paid in respect of the individual’s fees for the occupational, trade or professional examination exceeds $250.
Education Tax Measures — Study Abroad
(9) That, for tuition fees paid for the 2011 and subsequent taxation years, subparagraph 118.5(1)(b)(i) of the Act be replaced by the following:
(i) paid in respect of a course of less than three consecutive weeks duration.
(10) That, for tuition fees paid for the 2011 and subsequent taxation years, paragraph (b) in the definition “designated educational institution” in subsection 118.6(1) of the Act be replaced by the following:

(b) a university outside Canada at which the individual referred to in subsection (2) was enrolled in a course, of not less than three consecutive weeks duration, leading to a degree, or.
(11) That, for educational assistance payments made out of a registered education savings plan after 2010, paragraph (b) in the definition “post-secondary educational institution” in subsection 146.1(1) of the Act be replaced by the following:
(b) an educational institution outside Canada that provides courses at a post-secondary school level and that is
(i) a university, college or other educational institution at which a beneficiary was enrolled in a course of not less than 13 consecutive weeks, or
(ii) a university at which a beneficiary was enrolled on a full-time basis in a course of not less than three consecutive weeks.
RESPs — Asset Sharing Among Siblings
(12) That, in respect of property transferred after 2010, subparagraph 204.9(5)(c)(ii) of the Act be replaced by the following:
(ii) a parent of a beneficiary under the transferee plan was a parent of an individual who was, immediately before the particular time, a beneficiary under the transferor plan and
(A) the transferee plan is a plan that allows more than one beneficiary under the plan at any one time, or
(B) in any other case, the beneficiary under the transferee plan had not attained 21 years of age at the time the transferee plan was entered into.
RDSPs — Shortened Life Expectancy
(13) That the definition “specified year” in subsection 146.4(1) of the Act be replaced by the following:
“specified year” of a disability savings plan of a beneficiary means the particular calendar year in which a medical doctor licensed to practice under the laws of a province (or of the place where the beneficiary resides) certifies in writing that the beneficiary’s state of health is such that, in the professional opinion of the medical doctor, the beneficiary is not likely to survive more than five years and

(a) if the plan is a specified disability savings plan, each subsequent calendar year, but does not include any calendar year prior to the calendar year in which the certification is provided to the issuer of the plan; or
(b) in any other case, each of the five calendar years following the particular calendar year, but does not include any calendar year prior to the calendar year in which the certification is provided to the issuer of the plan.
(14) That section 146.4 of the Act be amended by adding the following after subsection (1):
(1.1) If, in respect of a beneficiary under a registered disability savings plan, a medical doctor licensed to practice under the laws of a province (or of the place where the beneficiary resides) certifies in writing that the beneficiary’s state of health is such that, in the professional opinion of the medical doctor, the beneficiary is not likely to survive more than five years, the holder of the plan elects in prescribed form and provides the election and the medical certification in respect of the beneficiary to the issuer of the plan, and the issuer notifies the specified Minister of the election in a manner and format acceptable to the specified Minister, then the plan becomes a specified disability savings plan at the time the notification is received by the specified Minister.
(1.2) A registered disability savings plan ceases to be a specified disability savings plan at the earliest of the following times:
(a) the time that the specified Minister receives a notification, in a manner and format acceptable to the specified Minister, from the issuer of the plan that the holder elects that the plan is to cease to be a specified disability savings plan;
(b) the time that is immediately before the earliest time in a calendar year when the total disability assistance payments, other than non-taxable portions, made from the plan in the year and while it was a specified disability savings plan exceeds $10,000 (or, in the case of a plan to which paragraph (f) applies, such greater amount as is required to satisfy the condition in that paragraph);
(c) the time that is immediately before the time that
(i) a contribution is made to the plan, or

(ii) an amount described in paragraph (a) or (b) of the definition “contribution” is paid into the plan;
(d) the time that is immediately before the time that
(i) the plan is terminated, or
(ii) the plan ceases to be a registered disability savings plan as a result of the application of paragraph (10)(a);
(e) where lifetime disability assistance payments have not begun to be paid before the end of the particular calendar year following the year in which the plan last became a specified disability savings plan, the time immediately following the end of that particular calendar year; and
(f) where in a calendar year the plan is a plan to which paragraph (4)(n) applies and the total amount of disability assistance payments made from the plan to the beneficiary in the calendar year is less than the amount determined by the formula set out in paragraph (4)(l) in respect of the plan for the calendar year (or such lesser amount as is supported by the property of the plan trust), the time immediately following the end of that calendar year.
(1.3) If at any time, a registered disability savings plan has ceased to be a specified disability savings plan because of subsection (1.2), then the holder of the plan may not make an election under subsection (1.1) until 24 months after that time.
(1.4) The Minister may waive the application of subsections (1.2) or (1.3), if it is just and equitable to do so.
(15) That paragraphs (13) and (14) apply on Royal Assent to the enacting legislation to the 2011 and subsequent taxation years, except that for a specified disability savings plan in respect of which the required medical certification was obtained before 2012, for 2012, paragraph 146.4(1.2)(b) of the Act, as enacted by subsection (14), is to be read as follows:
(b) the time that is immediately before the earliest time in a calendar year when the total disability assistance payments, other than non-taxable portions, made from the plan and while it was a specified disability savings plan exceeds $20,000 (or, in the case of a plan to which paragraph (f) applies, such greater amount as is required to satisfy the condition in that paragraph).

RRSPs — Anti-Avoidance Rules
(16) That the Act be amended to add, in alphabetical order, the acronyms “RRSP” and “RRIF” as defined terms that refer to a registered retirement savings plan and registered retirement income fund respectively.
(17) That Part XI.01 of the Act be amended by replacing the heading with “Taxes in Respect of TFSAs, RRSPs and RRIFs”.
(18) That subsection 207.01(1) of the Act be amended by
(a) amending the definition “advantage” by
i. extending the application of its paragraphs (a), (b) and (d) and subparagraph (c)(ii) to RRSPs and RRIFs, with such modifications as the circumstances require, and
ii. by adding, in respect of RRSPs and RRIFs, a reduction in value of the property held by an RRSP or a RRIF that is reasonably attributable to an “RRSP strip”;
(b) extending the application of the definitions “non-qualified investment”, “prohibited investment”, “specified non-qualified investment income” and “swap transaction” to RRSPs and RRIFs; and
(c) adding, in alphabetical order, a definition “RRSP strip” that refers to a transaction or event or a series of transactions or events (other than a withdrawal under the Home Buyers’ Plan or the Lifelong Learning Plan), one of the main purposes of which is to enable the annuitant of an RRSP or a RRIF, or a person who does not deal at arm’s length with the annuitant, to use or obtain property held in connection with the RRSP or RRIF, as the case may be, without including the value of the property in a taxpayer’s income.
(19) That the Act be amended to extend the application of the taxes under sections 207.04 and 207.05, in relation to prohibited investments, non-qualified investments and advantages, to
(a) the annuitant of an RRSP or a RRIF; and
(b) in the case of an advantage extended by the issuer of an RRSP or the carrier of a RRIF, the issuer or carrier.
(20) That the existing provisions of the Act relating to RRSP advantages and non-qualified investments, and similar rules applicable to RRIFs, be amended consequential on the proposals in paragraphs (16) to (19).

(21) That paragraphs (16) to (20) apply to transactions occurring, income earned, capital gains accruing and investments acquired, after Budget Day except that,
(a) a benefit that is related to a “swap transaction” shall not be considered an “advantage” in relation to an RRSP or a RRIF
i. if the transaction is completed before 2013 and is undertaken to remove an investment from an RRSP or a RRIF that would be a prohibited investment for the RRSP or RRIF, or the holding of which by the RRSP or RRIF would result in an advantage in relation to the RRSP or RRIF, under these proposals, and
ii. in any other case, if the transaction is completed before July 2011; and
(b) the tax payable under section 207.04 of the Act will not apply to a prohibited investment that was acquired or held by an RRSP or a RRIF before Budget Day, provided that it is disposed of before 2013.
Individual Pension Plans
(22) That the provisions of the Act relating to registered pension plans be modified in accordance with the proposals related to Individual Pension Plans described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.
Tax on Split Income — Capital Gains
(23) That, for dispositions of shares occurring on or after Budget Day, the Act be amended to provide that if a specified individual would otherwise be required to include in computing income a capital gain from a disposition of shares of a corporation that is part of a transaction or event, or series of transactions or events, that includes an acquisition of those shares by a person who does not deal at arm’s length with the individual and the individual would be subject to the tax on split income in respect of dividends on those shares, then
(a) for the purposes of computing the income of the individual under the Act
i. the amount that would otherwise have been the individual’s capital gain in respect of the disposition will be deemed to be a taxable dividend received by the individual,
ii. section 120.4 of the Act will apply to the taxable dividend, and

iii. the taxable dividend will not be an eligible dividend; and
(b) the corporation will be considered not to have paid a dividend for the purposes of the Act.
Agri-Québec
(24) That, for the 2011 and subsequent taxation years,
(a) the definition “NISA Fund No. 2” in section 248(1) of the Act be amended to include a prescribed fund;
(b) the definition “net income stabilization account” in section 248(1) of the Act be amended to include a prescribed account; and
(c) the Regulations be amended to provide that
i. Fonds 2, as defined under the Agri-Québec program established by La Financière agricole du Québec, is a prescribed fund for the purposes of the definition “NISA Fund No. 2” in subsection 248(1) of the Act, and
ii. an account of a taxpayer established under the Agri-Québec program is a prescribed account for the purposes of the definition “net income stabilization account” in subsection 248(1) of the Act.
Mineral Exploration Tax Credit
(25) That, for expenses renounced under a flow-through share agreement made after March 2011,
(a) paragraph (a) of the definition “flow-through mining expenditure” in subsection 127(9) of the Act be replaced by the following:
(a) that is a Canadian exploration expense incurred by a corporation after March 2011 and before 2013 (including, for greater certainty, an expense that is deemed by subsection 66(12.66) to be incurred before 2013) in conducting mining exploration activity from or above the surface of the earth for the purpose of determining the existence, location, extent or quality of a mineral resource described in paragraph (a) or (d) of the definition “mineral resource” in subsection 248(1),
     and

(b) paragraphs (c) and (d) of the definition “flow-through mining expenditure” in subsection 127(9) of the Act be replaced by the following:
(c) an amount in respect of which is renounced in accordance with subsection 66(12.6) by the corporation to the taxpayer (or a partnership of which the taxpayer is a member) under an agreement described in that subsection and made after March 2011 and before April 2012, and
(d) that is not an expense that was renounced under subsection 66(12.6) to the corporation (or a partnership of which the corporation is a member), unless that renunciation was under an agreement described in that subsection and made after March 2011 and before April 2012.
Administrative Changes
(26) That, for marital status changes that occur after June 2011, section 122.62 of the Act be amended to provide that
(a) if, after June 2011, a person becomes or ceases to be an eligible individual’s cohabiting spouse or common-law partner after June 2011, the individual shall notify the Minister of National Revenue of that fact before the end of the month following the month in which the event occurs; and
(b) each event described in (a) be reflected in the determination of the amount of the overpayment, if any, deemed under subsection 122.61(1) of the Act in respect of the eligible individual in the month following the month in which the event occurs.
(27) That, for amounts that are deemed to be paid during months specified for the 2010 and subsequent taxation years, the references to “$25” in subsection 122.5(3.1) of the Act be replaced by references to “$50”.
(28) That, for overpayments deemed to arise during months that are after June 2011, the reference to “$10” in subsection 122.61(2) of the Act be replaced by a reference to “$20”.

Strengthening the Charitable Sector
Enhance the Regulatory Regime for Qualified Donees
(29) That, effective on and after the later of January 1, 2012 and the date of Royal Assent to the enacting legislation, the Act be amended to provide that
(a) a qualified donee, in respect of whom gifts are eligible for a charitable donations tax credit or deduction for a taxation year, be a person that is
i. a registered charity or registered Canadian amateur athletic association, unless that registration has been revoked,
ii. a municipality in Canada included on a list maintained by the Minister of National Revenue, unless its status as a qualified donee has been revoked by that Minister,
iii. a university outside of Canada that is prescribed to be a university the student body of which ordinarily includes students from Canada, and that is included on a list maintained by the Minister of National Revenue, unless its status as a qualified donee has been revoked by that Minister,
iv. a charitable organization outside Canada to which Her Majesty in right of Canada has made a gift in the year or in the 12-month period preceding the year, and that is included on a list maintained by the Minister of National Revenue, unless its status as a qualified donee has been revoked by that Minister,
v. a municipal or public body performing a function of government in Canada, or a housing corporation resident in Canada and described in paragraph 149(1)(i) of the Act, that has applied for registration as a qualified donee and is included on a list maintained by the Minister of National Revenue, unless its status as a qualified donee has been revoked by that Minister, and
vi. Her Majesty in right of Canada or a province, the United Nations or an agency of the United Nations;
(b) a registered Canadian amateur athletic association be required, as a condition for registration,
i. to have, as its exclusive purpose and its exclusive function, the promotion of amateur athletics in Canada on a nation-wide basis, and

ii. to devote all of its resources to the exclusive purpose and exclusive function of the association, except to the extent permitted by subsection 149.1(6.2) as it applies to registered charities in respect of political activities;
(c) in respect of a registered Canadian amateur athletic association, the Minister be authorized, in the manner that applies to registered charities,
i. to apply a monetary penalty and to suspend the authority of the association to issue an official receipt if the association issues a receipt that is not in accordance with the requirements of the Act,
ii. to suspend the authority of the association to issue an official receipt if the association contravenes any of sections 230 to 231.5 of the Act,
iii. to apply a monetary penalty, to suspend the authority of the association to issue an official receipt and to revoke the association’s status as a qualified donee if the association provides an undue benefit to any person or carries on a business that is not a business related to the purpose and function of the association,
iv. to apply a monetary penalty if the association fails to file a return under the Act, and
v. to make available to any person the information described in subsections 149.1(15) and 241(3.2) of the Act;
(d) a qualified donee referred to in sub-subparagraphs (a)(ii) to (v) be required to maintain records and books of account in the manner described in subsection 230(2) of the Act; and
(e) in respect of a qualified donee that is referred to in sub-subparagraphs (a)(ii) to (v), the Minister of National Revenue be authorized, in the manner that applies to registered charities, to suspend the receipting authority of the qualified donee or to revoke its status as a qualified donee, if the qualified donee issues a receipt that is not in accordance with the requirements of the Act or contravenes any of sections 230 to 231.5 of the Act.
Safeguard Charitable Assets through Good Governance
(30) That, on or after the later of January 1, 2012 and the date of Royal Assent to the enacting legislation,

(a) subsection 149.1(1) of the Act be amended by adding the following definitions in alphabetical order:
“ineligible individual”, in relation to a charity or Canadian amateur athletic association, means an individual who, at a particular time, has been
(a) found guilty of a relevant criminal offence for which a pardon has not been granted,
(b) found guilty of a relevant offence within five years preceding the particular time,
(c) a director, trustee, officer or like official of a registered charity or registered Canadian amateur athletic association during a period in which the charity or association engaged in conduct that may reasonably be considered to have constituted a serious breach of the requirements for registration under this Act and for which its registration was revoked within five years preceding the particular time,
(d) an individual who controlled or managed, directly or indirectly in any manner whatever, a registered charity or registered Canadian amateur athletic association during a period in which the charity or association engaged in conduct that may reasonably be considered to have constituted a serious breach of the requirements for registration under this Act and for which its registration was revoked within five years preceding the particular time, or
(e) a promoter in respect of a tax shelter that involved a gift to a registered charity or registered Canadian amateur athletic association the registration of which was revoked within five years preceding the particular time for reasons that included or were related to participation in the tax shelter;
“promoter” has the meaning assigned by section 237.1;
“relevant criminal offence” means a criminal offence under the laws of Canada, and an offence that would be a criminal offence if committed in Canada, that
(a) relates to financial dishonesty, including tax evasion, theft and fraud, or

(b) in respect of a particular charity or Canadian amateur athletic association, is relevant to the operation of the charity or association;
“relevant offence” means an offence, other than a relevant criminal offence, under the laws of Canada or a province, and an offence that would be such an offence if committed in Canada, that
(a) relates to financial dishonesty, including an offence under charitable fundraising legislation, consumer protection legislation and securities legislation, or
(b) in respect of a particular charity or Canadian amateur athletic association, is relevant to the operation of the charity or association;
(b) subsection 149.1(4.1) of the Act be amended to provide the Minister of National Revenue with the authority to revoke the registration of a registered charity if an ineligible individual controls or manages the charity, directly or indirectly in any manner whatever, or is a director, trustee, officer or like official of the charity;
(c) section 149.1 of the Act be amended to provide the Minister of National Revenue with the authority, in the manner described in subsection 149.1(22) of the Act, to refuse to register an entity that has applied for registration as a registered charity if
i. the application for registration is made by an ineligible individual, or
ii. an ineligible individual controls or manages the entity, directly or indirectly in any manner whatever, or is a director, trustee, officer or like official of the entity;
(d) subsection 188.2(2) of the Act be amended to provide the Minister of National Revenue with the authority to notify a charity, in the manner described in that subsection, that the charity’s authority to issue an official receipt is suspended if an ineligible individual controls or manages the charity, directly or indirectly in any manner whatever, or is a director, trustee, officer or like official of the charity; and
(e) the Act be amended to include provisions, similar to those in subparagraphs (b) to (d), that will apply, with such modifications as the circumstances require, to Canadian amateur athletic associations.

Recover Tax Assistance for Returned Gifts
(31) That, for transfers of property from a qualified donee to a person on or after Budget Day, the Act be amended to provide that,
(a) if a qualified donee has issued to a person an official donation receipt in respect of a transfer of property and the donee subsequently returns to the person the property, an identical property, or any other property that may reasonably be considered to be transferred as compensation for or in substitution for, in whole or in part, the original property, then to the extent of the property returned,
i. if the transfer of the original property was a gift, the person is deemed not to have made a gift of the original property nor to have disposed of the property at the time the gift was made,
ii. if the transfer of the original property was not a gift, for greater certainty, the person is considered not to have disposed of the original property at the time that it was provided to the qualified donee,
iii. if the returned property is identical to the original property, the returned property is deemed to be the original property, and
iv. if the returned property is not the same property or identical property, the person is deemed to have disposed of the original property at the time that the person acquires the returned property;
(b) if the value of the returned property is greater than $50, then the qualified donee must provide the person with a revised official donation receipt containing prescribed information with respect to the transfer of the original property and the related return of property and file a copy with the Minister of National Revenue; and
(c) the Minister of National Revenue have the authority to reassess a return of income of any person to the extent that the reassessment can reasonably be regarded as relating to a return of property from a qualified donee to a person.
Gifts of Non-Qualifying Securities
(32) That, for dispositions of securities by donees on or after Budget Day,
(a) paragraph 118.1(13)(c) of the Act be replaced by the following:
(c) if the security is disposed of by the donee within 60 months after the particular time and paragraph (b) does not apply to the security,

the individual is deemed to have made a gift to the donee of property at the time of the disposition and the fair market value of that gift is deemed to be the lesser of the fair market value of any consideration (other than a non-qualifying security of any person) received by the donee for the disposition and the amount of the gift made at the particular time that would, but for this subsection, have been included in the individual’s total charitable gifts or total Crown gifts for a taxation year; and
(b) section 118.1 of the Act be amended by adding the following after subsection (13):
(13.1) Subsection (13.2) applies if, as part of a series of transactions,
(a) an individual makes, at a particular time, a gift of a particular property to a donee,
(b) a particular person holds a non-qualifying security of the individual, and
(c) the donee acquires, directly or indirectly, a non-qualifying security of the individual or of the particular person.
(13.2) If this subsection applies,
(a) for the purposes of this section, the fair market value of the particular property is deemed to be reduced by an amount equal to the fair market value of the non-qualifying security acquired by the donee, and
(b) for the purposes of subsection (13),
(i) if the non-qualifying security acquired by the donee is a non-qualifying security of the particular person, it is deemed to be a non-qualifying security of the individual,
(ii) the individual is deemed to have made, at the particular time, a gift of the non-qualifying security acquired by the donee, the fair market value of which does not exceed the amount, if any, by which
(A) the fair market value of the particular property determined without reference to paragraph (a)
exceeds

(B) the fair market value of the particular property determined under paragraph (a), and
(iii) paragraph (13)(b) does not apply in respect of the gift.
(13.3) For the purposes of subsections (13.1) and (13.2), if, as part of a series of transactions, an individual makes a gift to a donee and the donee acquires a non-qualifying security of a person (other than the individual or particular person described in subsection (13.1)) and it may reasonably be considered, having regard to all the circumstances, that one of the purposes or results of the acquisition of the nonqualifying security by the donee was to facilitate, directly or indirectly, the making of the gift by the individual, then the non-qualifying security acquired by the donee is deemed to be a non-qualifying security of the individual.
(c) subsection 110.1(6) of the Act be replaced by the following:
(6) Subsections 118.1(13) to (14) and (16) to (20) apply to a corporation as if the references in those subsections to an individual were read as references to a corporation and as if a non-qualifying security of a corporation included a share (other than a share listed on a designated stock exchange) of the capital stock of the corporation.
Granting of Options to Qualified Donees
(33) That, for options granted to qualified donees on or after Budget Day,
(a) section 110.1 of the Act be amended by adding the following after subsection (9):
(10) Subject to subsections (12) and (13), if a corporation has granted an option to a qualified donee in a taxation year, no amount in respect of the option is to be included in computing an amount under any of paragraphs (1)(a) to (d) in respect of the corporation for any year.
(11) Subsection (12) applies if
(a) an option to acquire a property of a corporation is granted to a qualified donee;
(b) the option is exercised so that the property is disposed of to the qualified donee at a particular time; and

(c) either
(i) the amount that is 80 per cent of the fair market value of the property at that time is greater than the total of
(A) the consideration received by the corporation from the qualified donee to acquire the property, and
(B) the consideration received by the corporation from the qualified donee to acquire the option; or
(ii) the corporation establishes to the satisfaction of the Minister that the granting of the option or the disposition of the property was made by the corporation with the intention to make a gift to the qualified donee.
(12) If this subsection applies, for the purposes of the Act and notwithstanding subsection 49(3),
(a) the corporation is deemed to have received proceeds of disposition of the property equal to the property’s fair market value at the particular time; and
(b) there shall be added to the total referred to in paragraph (1)(a), for the corporation for the taxation year that includes the particular time, the amount by which the fair market value exceeds the total described in subparagraph (11)(c)(i).
(13) If an option to acquire a property of a corporation is granted to a qualified donee and the option is disposed of by the qualified donee at a particular time, for the purposes of the Act
(a) the corporation is deemed to have disposed of a property at the particular time
(i) the cost of which to the corporation immediately before the particular time is equal to the consideration, if any, paid by the donee to acquire the option, and
(ii) the proceeds of disposition of which are equal to the fair market value of any consideration (other than a nonqualifying security of any person) received by the donee at the particular time; and
(b) there shall be added to the total charitable gifts of the corporation for the taxation year that includes the particular time the amount, if any, by which the proceeds of disposition as determined by paragraph (a) exceed the consideration, if any, paid by the donee to acquire the option;
and
(b) section 118.1 of the Act be amended by adding the following after subsection (20):
(21) Subject to subsections (23) and (24), if an individual has granted an option to a qualified donee in a taxation year, no amount in respect of the option is to be included in total charitable gifts, total Crown gifts, total cultural gifts or total ecological gifts of the individual for any year.
(22) Subsection (23) applies if
(a) an option to acquire a property of an individual is granted to a qualified donee;
(b) the option is exercised so that the property is disposed of to the qualified donee at a particular time; and
(c) either
(i) the amount that is 80 per cent of the fair market value of the property at that time is greater than the total of
(A) the consideration received by the individual from the qualified donee to acquire the property, and
(B) the consideration received by the individual from the qualified donee to acquire the option; or
(ii) the individual establishes to the satisfaction of the Minister that the granting of the option or the disposition of the property was made by the individual with the intention to make a gift to the qualified donee.
(23) If this subsection applies, for the purposes of the Act and notwithstanding subsection 49(3),
(a) the individual is deemed to have received proceeds of disposition of the property equal to the property’s fair market value at the particular time; and

(b) there shall be added to the individual’s total charitable gifts, for the taxation year that includes the particular time, the amount by which that fair market value exceeds the total described in subparagraph (22)(c)(i).
(24) If an option to acquire a property of an individual is granted to a qualified donee and the option is disposed of by the qualified donee at a particular time, for the purposes of the Act
(a) the individual is deemed to have disposed of a property at the particular time
(i) the cost of which to the individual immediately before the particular time is equal to the consideration, if any, paid by the donee to acquire the option, and
(ii) the proceeds of disposition of which are equal to the fair market value of any consideration (other than a non-qualifying security of any person) received by the donee at the particular time; and
(b) there shall be added to the total charitable gifts of the individual for the taxation year that includes the particular time the amount, if any, by which the proceeds of disposition as determined by paragraph (a) exceed the consideration, if any, paid by the donee to acquire the option.
Donations of Publicly Listed Flow-Through Shares
(34) That, for dispositions of property by taxpayers made on or after Budget Day, the Act be amended
(a) to add the following after section 38:
38.1 If a taxpayer acquires a property (the “acquired property”) that is included in a flow-through share class of property in the course of a transaction to which any of section 51, subsections 73(1), 85(1) and (2) and 85.1(1) and sections 86 and 87 applies

(a) if the transfer of the property is part of a gifting arrangement (within the meaning assigned by section 237.1) or the transferor is a person with whom the taxpayer was, at the time of the acquisition, not dealing at arm’s length, there shall be added, at the time of the transfer, to the taxpayer’s exemption threshold in respect of the flow-through share class of property, and deducted from the transferor’s exemption threshold, the amount determined by the formula
A x B
where
A	is the amount by which the transferor’s exemption threshold in respect of the flow-through share class of property immediately before that time exceeds the capital gain, if any, realized by the transferor as a result of the transfer, and

B	is the amount that is the proportion that the fair market value of the acquired property immediately before the transfer is of the fair market value of all property of the transferor immediately before the transfer that is included in the flow-through share class of property, and
(b) if the transferor receives particular shares of the capital stock of the taxpayer that are listed on a designated stock exchange or are shares of a mutual fund corporation, as consideration for the transferred shares, for the purpose of this section and subsection 40(12) the particular shares are deemed to be flow-through shares of the transferor and there shall be added to the transferor’s exemption threshold in respect of the flow-through share class of property that includes the particular shares the amount that is determined under paragraph (a), or that would be so determined if paragraph (a) applied to the taxpayer,

(b) to add in section 40 the following after subsection (11):
Donated flow-through shares
(12) If at a particular time in a taxation year a taxpayer disposes of a capital property that is included in a flow-through share class of property, and subparagraph 38(a.1)(i) or (iii) applies to the disposition (in this subsection referred to as the “actual disposition”), then the taxpayer is deemed to have a capital gain from a disposition at that time of another capital property equal to the lesser of
(a) the amount of the taxpayer’s exemption threshold at that time in respect of the flow-through share class of property; and
(b) the total of the capital gains from each such actual disposition at that time by the taxpayer (for greater certainty, calculated without reference to this subsection),
(c) to add the following definitions in section 54 in alphabetical order:
“exemption threshold”, of a taxpayer, in respect of a flow-through share class of property at a particular time, means the amount determined by the formula
A – B
where
A	is the total of all amounts, each of which is the amount that would be the cost to the taxpayer, computed as if this Act were read without reference to subsection 66.3(3), of a flow-through share that was included at any time before the particular time in the flow-through share class of property and that was issued by a corporation to the taxpayer on or after the taxpayer’s fresh-start date in respect of the flow-through share class of property at that time, other than a share that the taxpayer was obligated before Budget Day to acquire pursuant to the terms of a flow-through share agreement entered into between the corporation and taxpayer before Budget Day, and

B	is the total, if any, of all amounts, each of which is the lesser of

(a) the total of all amounts, each of which is a capital gain on a disposition at an earlier time (and after the first time after the taxpayer’s fresh-start date, in respect of the flow-through share class of property at that time, that the taxpayer acquired a flow-through share referred to in the description of A) of a property included in the flow-through share class of property, other than a capital gain on a transfer to which paragraph 38.1(a) applies, and
(b) the exemption threshold of the taxpayer in respect of the flow-though share class of property immediately before that earlier time;
“flow-through share class of property” means a group of properties each of which is
(a) a share of a class of the capital stock of a corporation, if any share of that class or any right described in paragraph (b) is, at any time, a flow-through share to any person,
(b) a right to acquire a share of the class, if any share of that class or any right described in this paragraph is, at any time, a flow-through share to any person, or
(c) a property that is an identical property of a property described in paragraph (a) or (b);
“fresh-start date”, of a taxpayer, in respect of a flow-through share class of property, at a particular time, means the day that is the later of
(a) Budget Day, and
(b) the last day, if any, before the particular time, on which the taxpayer disposed of a property that is included in the flow-through share class of property and at the end of which the taxpayer held no such property;
(d) to replace clause (a)(i)(A) of the definition “capital dividend account” in subsection 89(1) with the following:
(A) the amount of the corporation’s capital gain from the disposition (other than a disposition under subsection 40(12) or a disposition that is the making of a gift after December 8, 1997 that is not a gift described in subsection 110.1(1)) of a property in the period beginning at the beginning of its first taxation year (that began after the corporation last became a private corporation and that ended after 1971) and ending immediately before the particular time (in this definition referred to as “the period”)
and
(e) to strike out “and” after clause (a)(i)(B) of the definition “capital dividend account” in subsection 89(1) of the Act and to add the following after that clause:
(B.1) the amount of the corporation’s taxable capital gain in respect of a capital gain in the period under subsection 40(12), and.
Qualifying Environmental Trusts
(35) That, for the 2012 and subsequent taxation years, the rules governing qualifying environmental trusts be extended to apply to a trust that otherwise meets the conditions in subsection 248(1) of the Act for being a qualifying environmental trust and that is
(a) created after 2011 in connection with the reclamation of property primarily used for the operation of a pipeline; and
(b) required to be maintained under a law of Canada or a province, an order of a tribunal constituted under a law of Canada or a province or a contract entered into with Her Majesty in right of Canada or a province.
(36) That, for the 2012 and subsequent taxation years, the rules governing qualifying environmental trusts be extended to apply to a trust that otherwise meets the conditions in subsection 248(1) of the Act for being a qualifying environmental trust and that is
(a) created after 2011; and
(b) required to be maintained under an order of a tribunal constituted under a law of Canada or a province.
(37) That, for the 2012 and subsequent taxation years, a qualifying environmental trust that is created after 2011, or that was created before 2012 and that jointly elects with the relevant regulatory authority, be permitted to invest in securities described in any of paragraphs (c), (c.1), and (d) of the definition “qualified investment” in section 204 of the Act other than a debt or security issued by
(a) a person or partnership that has contributed property to, or that is a beneficiary under, the trust;

(b) a person that is related to, or a partnership that is affiliated with, a person or partnership described in subparagraph (a); or
(c) a person or partnership in which a contributor to, or a beneficiary under, the trust has a “significant interest” within the meaning assigned by subsection 207.01(4) of the Act, with such modifications as the circumstances require.
(38) That, for the 2012 and subsequent taxation years, the rate used in the calculation of the tax payable by a qualifying environmental trust be set to the percentage applicable for corporate income tax in subsection 123(1) of the Act less the total of the general rate reduction percentage in subsection 123.4(1) and the percentage applicable for the deduction in subsection 124(1).
Intangible Capital Expenses in Oil Sands Projects
(39) That the provisions of the Act relating to Canadian resource property, Canadian exploration expense, Canadian development expense and Canadian oil and gas property expense be modified in accordance with the proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.
Stop-Loss Rules on the Redemption of a Share
(40) That, for a disposition of a share that is a redemption, acquisition or cancellation occurring on or after Budget Day, section 112 of the Act be amended to provide that in the application of the provisions restricting losses on the disposition of shares in subsections 112(3), (3.1), (3.2), (3.3), (4), (4.2) and (5.2) of the Act, a dividend deemed to have been received under subsection 84(3) of the Act by a corporation (referred to as the “shareholder”), be included in the computation of the restriction of the loss that the shareholder realizes in respect of the share, regardless of the percentage of share ownership of the shareholder and the time that the relevant share was held by the shareholder, if the dividend is received by the shareholder, whether directly or indirectly through a partnership or trust, from another corporation (referred to as the “payor”) unless, at the time that the dividend is deemed to have been paid and received,
(a) the shareholder is a private corporation that is not a financial institution, and does not hold the share through a partnership or trust that is a financial institution; and
(b) the payor is a private corporation.

Partnerships — Deferral of Corporate Tax
(41) That the Act be modified in accordance with the proposals relating to the limitation of the deferral of corporate tax through the use of partnerships described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Notice of Ways and Means Motion to Amend the Excise Act, 2001 and the Excise Tax Act
That it is expedient to amend the Excise Act, 2001 and the Excise Tax Act as follows:
Excise Act, 2001
     1. The definition “listed international agreement” in section 2 of the Excise Act, 2001 is replaced by the following:
“listed international agreement”
“listed international agreement” means
(a) the Convention on Mutual Administrative Assistance in Tax Matters, concluded at Strasbourg on January 25, 1988, as amended from time to time by a protocol, or other international instrument, as ratified by Canada; or
(b) a comprehensive tax information exchange agreement that Canada has entered into and that has effect, in respect of another country or jurisdiction.
Excise Tax Act
     2. The definition “listed international agreement” in subsection 123(1) of the Excise Tax Act is replaced by the following:
“listed international agreement”
“listed international agreement” means
(a) the Convention on Mutual Administrative Assistance in Tax Matters, concluded at Strasbourg on January 25, 1988, as amended from time to time by a protocol, or other international instrument, as ratified by Canada, or
(b) a comprehensive tax information exchange agreement that Canada has entered into and that has effect, in respect of another country or jurisdiction;

     3. (1) The Act is amended by adding the following after section 259.1:
Definitions
     259.2 (1) The following definitions apply in this section.
“claim period”
“claim period” has the same meaning as in subsection 259(1).
“Legion entity”
“Legion entity” means the Dominion Command or any provincial command or branch of the Royal Canadian Legion.
Rebate for poppies and wreaths
     (2) If a Legion entity acquires, imports or brings into a participating province property that is a poppy or wreath, the Minister shall, subject to subsection (3), pay a rebate to the Legion entity equal to the amount of tax that becomes payable, or is paid without having become payable, by the Legion entity during a claim period of the Legion entity in respect of the acquisition, importation or bringing in.
Application for rebate
     (3) A rebate shall not be paid under subsection (2) in respect of tax that becomes payable, or is paid without having become payable, by a Legion entity during a claim period of the Legion entity unless the Legion entity files an application for the rebate within four years after the last day of the claim period.
Limitation
     (4) A Legion entity must not make more than one application for rebates under this section for any claim period of the Legion entity.
     (2) Subsection (1) applies in respect of tax that becomes payable, or is paid without having become payable, after 2009.

(3) If, in the absence of this subsection, an application for a rebate under subsection 259.2(2) of the Act, as enacted by subsection (1), in respect of tax would have to be filed by a Legion entity before the day that is four years after the day on which this Act receives royal assent in order for the rebate to be paid to the Legion entity, the reference in subsection 259.2(3) of the Act, as enacted by subsection (1), to “last day of the claim period” is to be read as a reference to “day on which the Act enacting this section receives royal assent”.

Tax Measures:
Draft Amendments to the
Income Tax Regulations

Draft Amendments to the Income Tax Regulations
Regulations Amending the Income Tax Regulations
(Capital Cost Allowance – 2011 Budget Measures)
1. (1) The definition “thermal waste” in subsection 1104(13) of the Income Tax Regulations is replaced by the following:
“thermal waste” means waste heat energy extracted from a distinct point of rejection in an industrial process that would otherwise
(a) be vented to the atmosphere or transferred to a liquid, and
(b) not be used for a useful purpose. (déchets thermiques)
     (2) Subsection (1) applies in respect of property acquired on or after Budget Day.
2. (1) The portion of subparagraph (c)(iii) of Class 29 of Schedule II to the Regulations before clause (A) is replaced by the following:
(iii) after March 18, 2007 and before 2014 if the property is machinery, or equipment,
     (2) Subsection (1) applies after 2011.
3. (1) The portion of paragraph (c) of Class 43.1 of Schedule II of the French version of the Regulations before clause (i)(A) is replaced by the following:
c) qui, selon le cas :
(i) font partie d’un système, sauf un système à cycles combinés amélioré, qui, à la fois :
     (2) Clause (c)(ii)(A) of Class 43.1 of Schedule II to the Regulations is replaced by the following:
(A) is used by the taxpayer, or by a lessee of the taxpayer, to generate electrical energy using only a combination of natural gas and thermal waste from one or more natural gas compressor systems located on a natural gas pipeline,

     (3) Paragraph (c) of Class 43.1 of Schedule II to the Regulations is amended by striking out “or” at the end of subparagraph (i), by adding “or” at the end of subparagraph (ii) and by adding the following after subparagraph (ii):
(iii) equipment that is used by the taxpayer, or by a lessee of the taxpayer, to generate electrical energy in a process all or substantially all of the energy input of which is thermal waste, other than
(A) equipment that uses heat from a gas turbine in the first stage of a combined cycle system, and
(B) equipment that, on the date of its acquisition, uses chlorofluorocarbons (CFCs) or hydrochlorofluorocarbons (HCFCs), within the meaning assigned by the Ozone-Depleting Substances Regulations, 1998, made under the Canadian Environmental Protection Act, 1999.
     (4) Subsections (1) to (3) apply to property acquired on or after Budget Day.